Filed Pursuant to Rule 424(b)(4)
Registration No. 333-269308

Prospectus

Staffing 360 Solutions, Inc.

315,000 Units, Each Unit Consisting of One Share of Common Stock and One Common Warrant to Purchase One Share of Common Stock

1,569,516 Pre-Funded Units, Each Pre-Funded Unit Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock and One Common Warrant to Purchase One Share of Common Stock

1,569,516 Shares of Common Stock Underlying the Pre-Funded Warrants

1,884,516 Shares of Common Stock Underlying the Common Warrants

Placement Agent Warrants to Purchase up to 141,339 Shares of Common Stock

141,339 Shares of Common Stock Underlying the Placement Agent Warrants

We are offering 315,000 units, each unit consisting of one share of common stock and one common warrant to purchase one share of common stock, pursuant to this prospectus. The common warrants included in the units will have an exercise price of $2.47 per share, will be exercisable immediately upon issuance and will expire five (5) years from the date of issuance. We are also offering the shares of our common stock that are issuable from time to time upon the exercise of the common warrants included in the units.

We are also offering to certain purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, 1,569,516 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one common warrant to purchase one share of common stock, in lieu of units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each pre-funded unit will be equal to the price per unit being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant included in the pre-funded units will be $0.001 per share. The pre-funded warrants will be exercisable immediately upon issuance and may be exercised at any time until all of the pre-funded warrants are exercised in full. Each common warrant included in the pre-funded units has an exercise price of $2.47 per share, will be exercisable immediately upon issuance and will expire five (5) years from the date of issuance. This offering also relates to the shares of common stock issuable upon the exercise of the pre-funded warrants and the common warrants included in the pre-funded units.

The units and the pre-funded units will not be issued or certificated. The shares of common stock or pre-funded warrants, as the case may be, and the common warrants included in the units or the pre-funded units, can only be purchased together in this offering, but the securities contained in the units or pre-funded units will be issued separately and will be immediately separable upon issuance. We will have one closing for all the securities purchased in this offering.

We have engaged H.C. Wainwright & Co., LLC, or the placement agent or Wainwright, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below. We will bear all costs associated with the offering. See “Plan of Distribution” on page 30 of this prospectus for more information regarding these arrangements.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “STAF.” The last reported sale price of our common stock on Nasdaq on February 7, 2023 was $2.47 per share. The public offering price is $2.6532 per unit and $2.6522 per pre-funded unit. There is no established trading market for the pre-funded warrants or the common warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the pre-funded warrants or the common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited.

Effective as of 4:05 pm Eastern Time on June 23, 2022, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, to effect a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of 1-for-10, or the 1-for-10 Reverse Stock Split. All share and per share prices in this prospectus have been adjusted to reflect the 1-for-10 Reverse Stock Split.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$2.6532	$2.6522	$4,999,997.85	(1)
Placement agent’s fees(2)	$0.2255	$0.2255	$424,999.82
Proceeds to us, before expenses(3)	$2.4277	$2.4267	$4,574,998.03

(1) The total public offering price assumes the full exercise of the pre-funded warrants included in the pre-funded units issued in the offering.

(2) We have agreed to pay the placement agent a management fee of 1.0% of the aggregate gross proceeds raised in this offering and cash fee equal to 7.5% of the aggregate gross proceeds raised in this offering, and to reimburse the placement agent for certain of its offering-related expenses. In addition, we have agreed to issue the placement agent or its designees warrants to purchase a number of shares of common stock equal to 7.5% of the shares of common stock sold in this offering (including the shares of common stock issuable upon the exercise of the pre-funded warrants), at an exercise price of $3.3165 per share, which represents 125% of the public offering price per unit. See “Plan of Distribution” for a description of the compensation to be received by the placement agent.

(3) We estimate the total expenses of this offering payable by us, excluding the placement agent fee and management fee, will be approximately $269,200. For more information, see “Plan of Distribution”.

Delivery of the securities offered hereby is expected to be made on or about February 10, 2023, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus is February 7, 2023

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ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision. You should rely only on the information provided in this prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.

This prospectus includes important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. All of the summaries in this prospectus are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 5 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the placement agent is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and our financial statements and notes thereto that are included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Special Note Regarding Forward-Looking Statements.” As used in this prospectus, unless the context otherwise indicates, the terms “we,” “our,” “us,” or the “Company” refer to Staffing 360 Solutions, Inc., a Delaware corporation, and its subsidiaries taken as a whole.

Overview

We are a high-growth international staffing company engaged in the acquisition of United States and United Kingdom based staffing companies. Our services principally consist of providing temporary contractors, and, to a much lesser extent, the recruitment of candidates for permanent placement. As part of our consolidation model, we pursue a broad spectrum of staffing companies supporting primarily accounting and finance, IT, engineering, administration and commercial disciplines. Our typical acquisition model is based on paying consideration in the form of cash, stock, earn-outs and/or promissory notes. In furthering our business model, we are regularly in discussions and negotiations with various suitable, mature acquisition targets. To date, we have completed 11 acquisitions since November 2013.

Recent Developments

Amended Note Purchase Agreement and Warrant with Jackson

On October 27, 2022, we entered into the Third Amended Note Purchase Agreement (the “Amended Note Purchase Agreement”) with Jackson Investment Group, LLC (“Jackson”), which amended and restated the Second Amended and Restated Note Purchase Agreement, dated October 26, 2020, as amended, and issued to Jackson the Third Amended and Restated Senior Secured 12% Promissory Note (the “Jackson Note”), with a remaining outstanding principal balance of approximately $9.0 million.

Under the terms of the Amended Note Purchase Agreement and the Jackson Note, we are required to pay interest on the Jackson Note at an annual rate of 12% and in the event we have not repaid in cash at least 50% of the outstanding principal balance of the Jackson Note by October 27, 2023, then interest on the outstanding principal balance of the Jackson Note shall continue to accrue at 16% per year of the outstanding principal balance of the Jackson Note until the Jackson Note is repaid in full. The Amended Note Purchase Agreement also extended the maturity date of the Jackson Note from October 28, 2022 to October 14, 2024. On October 27, 2022, in connection with the Amended Note Purchase Agreement, we issued to Jackson 100,000 shares of common stock and a warrant to purchase up to 24,332 shares of common stock at an exercise price of $3.06 per share, which is exercisable six months from October 27, 2022, and expires on October 27, 2027.

On October 27, 2022, in connection with the Amended Note Purchase Agreement, the Jackson Note and Amendment No. 27 (as defined below), we, Jackson and MidCap (as defined below) entered into the Fifth Amendment to Intercreditor Agreement (the “Fifth Amendment”), which amended the Intercreditor Agreement, dated September 15, 2017, by and between us, Jackson and MidCap, as amended. The Fifth Amendment, among other things, permits the increase of the credit commitments under the Credit and Security Agreement as amended by Amendment No. 27 to $32.5 million. On October 27, 2022, in connection with the Amended Note Purchase Agreement, we also entered into an Omnibus Amendment and Reaffirmation Agreement with Jackson, which, among other things, amended (i) the Amended and Restated Security Agreement, dated as of September 15, 2017, as amended, and (ii) the Amended and Restated Pledge Agreement, dated as of September 15, 2017, as amended, to reflect certain of the terms as updated and amended by the Amended Note Purchase Agreement.

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Amendment to Credit and Security Agreement with MidCap

On October 27, 2022, we entered into Amendment No. 27 and Joinder Agreement to the Credit and Security Agreement (“Amendment No. 27”) with MidCap Funding IV Trust as successor by assignment to MidCap Funding X Trust, dated April 8, 2015 (“MidCap”), which amended the Credit and Security Agreement, dated April 8, 2015 (as amended, the “Credit and Security Agreement”). Amendment No. 27, among other things, (i) increased the revolving loan commitment amount from $25 million to $32.5 million (the “Loan”); (ii) extended the commitment expiry date from October 27, 2022 to September 6, 2024; and (iii) modified certain of the financial covenants. Pursuant to Amendment No. 27, as long as no default or event of default under the Credit and Security Agreement as amended by Amendment No. 27 exists, upon our written request and with the prior written consent of the agent and lenders, the Loan may be increased by up to $10 million in minimum amounts of $5 million tranches each, for an aggregate loan commitment amount of $42.5 million.

July 2022 Private Placement

On July 1, 2022, we entered into a securities purchase agreement with certain institutional and accredited investors for the issuance and sale of a private placement of 657,858 shares of common stock or pre-funded warrants to purchase shares of common stock, and warrants (the “July 2022 Warrants”) to purchase up to 657,858 shares of common stock, with an exercise price of $5.85 per share. The July 2022 Warrants are exercisable immediately upon issuance and have a term of exercise of five and one-half years from the date of issuance. The combined purchase price for one share (or pre-funded warrant) and one associated warrant to purchase one share of common stock was $6.10.

In connection with the private placement, each investor entered into a warrant amendment agreement with us (collectively, the “Warrant Amendment Agreements”) to amend the exercise prices of certain existing warrants to purchase up to an aggregate of 657,858 shares of our common stock that were previously issued to the investors, with exercise prices ranging from $18.50 to $38.00 per share and expiration dates ranging from July 22, 2026 to November 1, 2026. The Warrant Amendment Agreements became effective upon the closing of the private placement and pursuant to the Warrant Amendment Agreements, the amended warrants have a reduced exercise price of $5.85 per share and expire five and one-half years following the closing of the private placement. We intend to use the net proceeds received from the private placement for general working capital purposes.

Headway Acquisition

On April 18, 2022, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Headway Workforce Solutions (“Headway”), and Chapel Hill Partners, LP, as the representatives of all the stockholders of Headway, pursuant to which, among other things, we agreed to purchase all of the issued and outstanding securities of Headway in exchange for (i) a cash payment of $14,065 and (ii) 9,000,000 shares of our Series H Convertible Preferred Stock (the “Series H Preferred Stock”), with a value equal to the Closing Payment, as defined in the Stock Purchase Agreement (the “Headway Acquisition”). On May 18, 2022, the Headway Acquisition closed. The purchase price in connection with the Headway Acquisition was approximately $9,000,000. Pursuant to the Stock Purchase Agreement and in connection with the closing of the Headway Acquisition, on May 17, 2022, the Company filed a certificate of designation with the Secretary of State of Delaware designating the rights, preferences and limitations of the Series H Preferred Stock.

Corporate Information

We incorporated in the State of Nevada on December 22, 2009, as Golden Fork Corporation, and changed our name to Staffing 360 Solutions, Inc., and our trading symbol to “STAF”, on March 16, 2012. On June 15, 2017, we changed our state of domicile to the State of Delaware. Our principal executive office is located at 757 3rd Avenue, 27th Floor, New York, New York 10017, and our telephone number is (646) 507-5710. Our website is www.staffing360solutions.com, and the information included in, or linked to our website is not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

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THE OFFERING
Units offered by us

315,000 units, each unit consisting of one share of common stock and one common warrant to purchase one share of common stock.

Each common warrant will have an exercise price of $2.47 per share, will be immediately exercisable upon issuance and will expire on the five (5) year anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Pre-funded units offered by us

We are also offering to certain purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, 1,569,516 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one common warrant to purchase one share of common stock, in lieu of units that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each pre-funded unit will equal the price per share at which the units are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon the exercise of any pre-funded warrants sold in this offering.

Common stock outstanding before this offering	2,866,504 shares

Common stock outstanding after this offering(1)

4,751,020 shares (assuming the full exercise of the pre-funded warrants included in the pre-funded units and no exercise of the common warrants issued in this offering, including the warrants issued to the placement agent or its designees).

Offering price	The offering price is $2.6532 per unit and $2.6522 per pre-funded unit.

Use of proceeds

We currently intend to use 50% of the net proceeds from this offering to repay a portion of the outstanding obligations under the Jackson Note.

We currently intend to use the remaining 50% of the net proceeds from this offering for working capital purposes.

See “Use of Proceeds” on page 23.

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Risk factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of the risk factors you should consider carefully when making an investment decision.
Nasdaq symbol	Our common stock is listed on Nasdaq under the symbol “STAF”. There is no established trading market for the common warrants or the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the common warrants or the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the common warrants and the pre-funded warrants will be extremely limited.

(1) The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 2,866,504 shares of common stock outstanding as of February 3, 2023 and, unless otherwise indicated, excludes, as of that date:

● 51,302 shares of common stock issuable upon exercise of stock options;

● 2,361,880 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering at a weighted average exercise price of $9.61;

● 210,000 shares of common stock issuable pursuant to outstanding performance awards;

● 350,004 shares of common stock issuable upon conversion of 9,000,000 shares of Series H Preferred Stock issued and outstanding;

● the shares of common stock issuable upon the exercise of the common warrants and the pre-funded warrants to be issued to investors in this offering an at exercise price of $2.47 per share and $0.001 per share, respectively; and

● the shares of common stock issuable upon the exercise of warrants with an exercise price of $3.3165 per share to be issued to the placement agent or its designees in connection with this offering. See “Plan of Distribution” on page 30. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants issued to the placement agent or its designees.

Except as otherwise indicated, the information in this prospectus assumes: (i) no sale of the pre-funded units in this offering, which, if sold, would reduce the number of units that we are offering on an one-for-one basis; (ii) no exercise of any common warrants issued in this offering; (iii) no exercise of the warrants to be issued to the placement agent or its designees in connection with this offering; and (iv) no exercise of the options or warrants described above.

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RISK FACTORS

An investment in our securities involves certain risks. Before deciding to invest in our securities, you should consider carefully the following discussion of risks and uncertainties affecting us and our securities, together with other information in this prospectus, including the risks, uncertainties and assumptions discussed elsewhere in this prospectus. Our business, business prospects, financial condition or results of operations could be seriously harmed as a result of these risks, which could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risk Factor Summary

Below is a summary of the principal factors that make an investment in our common stock speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below under the heading “Risk Factors” and should be carefully considered, together with other information in this prospectus and our other filings with the SEC, before making an investment decision regarding our common stock.

●	We have incurred significant losses since our inception and may continue to incur losses and thus may never achieve or maintain profitability;
●	Our debt level could negatively impact our financial condition, results of operations and business prospects;
●	Our debt instruments contain covenants that could limit our financing options and liquidity position, which would limit our ability to grow our business;
●	The Jackson Note is secured by substantially all of our assets that are not secured by our revolving loan facility with Midcap, and the terms of the Jackson Note may restrict our current and future operations. Additionally, Jackson may be able to exert significant influence over us as our senior secured lender;
●	We will need to raise additional capital to meet our business requirements in the future, which is likely to be challenging, could be highly dilutive and may cause the market price of our common stock to decline;
●	We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings under our debt instruments, we may not be able to continue our operations;
●	The continuing uncertainty surrounding the implementation of Brexit and future arrangements between the U.K and the European Union may impact our U.K. operations;
●	Our revenue may be adversely affected by fluctuations in currency exchange rates;
●	Our revenue can vary because our customers can terminate their relationship with us at any time with limited or no penalty;
●	We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk that our services could become obsolete or uncompetitive;
●	We have been and may be exposed to employment-related claims and losses, including class action lawsuits, which could have a material adverse effect on our business;
●	Our growth of operations could strain our resources and cause our business to suffer;
●	Our strategy of growing through acquisitions may impact our business in unexpected ways;
●	A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly;
●	Our strategy of growing through acquisitions may impact our business in unexpected ways;
●	We depend on attracting, integrating, managing, and retaining qualified personnel;
●	If we are unable to retain existing customers or attract new customers, our business and results of operations could suffer;
●	We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, our customer relationships and our ability to attract new customers may be adversely affected; and
●	Our management has identified a material weakness in our internal control over financial reporting relating to the lack of a sufficient complement of competent finance personnel to appropriately account for, review and disclose the completeness and accuracy of transactions entered into by the Company. This material weakness, if not remediated, could result in material misstatements in our consolidated financial statements. We may be unable to develop, implement and maintain appropriate internal controls over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results and current and potential stockholders may lose confidence in our financial reporting.
●	Our management has identified a material weakness in our internal control over our goodwill assessment relating to the lack of a sufficient process for determining the valuation of goodwill assets. This material weakness, if not remediated, could result in material misstatements in our consolidated financial statements.

Risks Relating to Our Organization and Our Financial Condition

We have incurred significant losses since our inception and may continue to incur losses and thus may never achieve or maintain profitability.

We have incurred substantial losses since our inception, anticipate that we will continue to incur losses for the foreseeable future and may not achieve or sustain profitability. Because of the numerous risks and uncertainties associated with the staffing industry, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Expected future operating losses will have an adverse effect on our cash resources, stockholders’ equity and working capital. Our negative working capital and liquidity position combined with the uncertainty generated by the economic reaction to the COVID-19 pandemic raise substantial doubt about our ability to continue as a going concern.

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Our failure to become and remain profitable could depress the value of our common stock and impair our ability to raise capital, expand our business, maintain our development efforts, diversify our portfolio of staffing companies, or continue our operations. A decline in the value of our common stock could also cause you to lose all or part of your investment. For more detailed discussion of the risks related to the COVID-19 pandemic, please see “The recent COVID-19 pandemic has adversely affected our business and may continue to adversely affect our business until the pandemic is resolved” above.

Our independent registered public accounting firm has included an explanatory paragraph in its report as of and for the year ended January 1, 2022 expressing substantial doubt in our ability to continue as a going concern based on our negative working capital and liquidity position combined with the uncertainty generated by the economic reaction to the COVID-19 pandemic. Our consolidated financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty and have been prepared under the assumption that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we are unable to continue as a going concern, we may be forced to liquidate our assets which would have an adverse impact on our business and developmental activities. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The reaction of investors to the inclusion of a going concern statement by our independent registered public accounting firm and our potential inability to continue as a going concern may materially adversely affect our stock price and our ability to raise new capital or to enter into strategic alliances.

Our debt level could negatively impact our financial condition, results of operations and business prospects.

As of October 1, 2022, our total gross debt was approximately $18,361,000. Our level of debt could have significant consequences to our stockholders, including the following:

●	requiring the dedication of a substantial portion of cash flow from operations to make payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;
●	requiring a substantial portion of our corporate cash reserves to be held as a reserve for debt service, limiting our ability to invest in new growth opportunities;
●	limiting the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;
●	limiting the flexibility in planning for, or reacting to, changes in the business and industry in which we operate;
●	increasing our vulnerability to both general and industry-specific adverse economic conditions including the economic consequences of the COVID-19 pandemic and its ongoing effects;
●	putting us at a competitive disadvantage versus less leveraged competitors; and
●	increasing vulnerability to changes in the prevailing interest rates.

Our ability to make payments of principal and interest, or to refinance our indebtedness, depends on our future performance, which is subject to economic, financial, competitive and other factors. We had negative cash flows from operations for the quarter ended October 1, 2022, and we may not generate cash flow in the future sufficient to service our debt because of factors beyond our control, including but not limited to our ability to expand our operations. If we are unable to generate sufficient cash flows, we may be required to adopt one or more alternatives, such as restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. A default on our debt obligations could have a material adverse effect on our business, financial condition and results of operations and may cause you to lose all or part of your investment.

Further, the outstanding Jackson Note due October 14, 2024 contains certain customary financial covenants, and we have had instances of non-compliance. Management has historically been able to obtain from Jackson, waivers of any non-compliance and management expects to continue to be able to obtain necessary waivers in the event of future non-compliance; however, there can be no assurance that we will be able to obtain such waivers, and should Jackson refuse to provide a waiver in the future, the outstanding debt under the agreement could become due immediately. Our financing with MidCap includes customary financial covenants and we have had instances of non-compliance. We have been able to obtain forbearance of any non-compliance from MidCap, and management expects to continue to be able to obtain necessary forbearance in the event of future non-compliance; however, there can be no assurance that we will be able to obtain such forbearance, and should MidCap refuse to provide a forbearance in the future, the outstanding debt under the agreement could become due immediately, which exceeds our current cash balance.

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Our debt instruments contain covenants that could limit our financing options and liquidity position, which would limit our ability to grow our business.

Covenants in our debt instruments impose operating and financial restrictions on us. These restrictions prohibit or limit our ability to, among other things:

●	pay cash dividends to our stockholders, subject to certain limited exceptions;
●	redeem or repurchase our common stock or other equity;
●	incur additional indebtedness;
●	permit liens on assets;
●	make certain investments (including through the acquisition of stock, shares, partnership or limited liability company interests, any loan, advance or capital contribution);
●	sell, lease, license, lend or otherwise convey an interest in a material portion of our assets;
●	cease making public filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
●	sell or otherwise issue shares of our common stock or other capital stock subject to certain limited exceptions.

Our failure to comply with the restrictions in our debt instruments could result in events of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. The holders of our debt may require fees and expenses to be paid or other changes to terms in connection with waivers or amendments. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates. In addition, these restrictions may limit our ability to obtain additional financing, withstand downturns in our business or take advantage of business opportunities.

The Jackson Note is secured by substantially all of our assets that are not secured by our revolving loan facility with Midcap, and the terms of the Jackson Note may restrict our current and future operations. Additionally, Jackson may be able to exert significant influence over us as our senior secured lender.

The Jackson Note contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that we believe may be in our long-term best interests. The Jackson Note includes covenants limiting or restricting, among other things, our ability to:

●	incur or guarantee additional indebtedness;
●	pay distributions on, redeem or repurchase shares of our capital stock or redeem or repurchase any of our subordinated debt;
●	make certain investments;
●	sell assets;
●	enter into agreements that restrict distributions or other payments from our restricted subsidiaries;
●	incur or allow the existence of liens;
●	consolidate, merge or transfer all or substantially all of our assets; and
●	engage in transactions with affiliates.

In addition, the Jackson Note contains financial covenants including, among other things, a fixed charge coverage ratio, minimum liquidity requirements and total leverage ratio. A breach of any of these financial covenants could result in a default under the Jackson Note. If any such default occurs, Jackson may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. In addition, following an event of default under the Jackson Note, Jackson will have the right to proceed against the collateral granted to it to secure the debt, which includes our available cash. If the debt under the Jackson Note was to be accelerated, we cannot assure you that our assets would be sufficient to repay in full our debt.

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We review the recoverability of goodwill and other indefinite lived intangible assets annually as of the first day of our fiscal fourth quarter, and whenever events or circumstances indicate that the carrying value of a reporting unit, including goodwill, or an indefinite lived intangible asset may not be recoverable.

To evaluate goodwill and other indefinite lived intangible assets for impairment, we may use qualitative assessments to determine whether it is more likely than not that the fair value of a reporting unit, including goodwill, or an indefinite lived intangible asset is less than its carrying amount. The qualitative assessments require assumptions to be made regarding multiple factors, including the current operating environment, historical and future financial performance and industry and market conditions. If an initial qualitative assessment identifies that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is performed. Alternatively, we may elect to bypass the qualitative assessment and instead perform a quantitative impairment test to calculate the fair value of the reporting unit in comparison to its associated carrying value.

The quantitative impairment tests require us to make an estimate of the fair value of our reporting units. An impairment could be recorded as a result of changes in assumptions, estimates or circumstances, some of which are beyond our control. Because a number of factors may influence determinations of fair value of goodwill, we are unable to predict whether impairments of goodwill will occur in the future, and there can be no assurance that continued conditions will not result in future impairments of goodwill. The future occurrence of a potential indicator of impairment could include matters such as (i) a decrease in expected net earnings; (ii) adverse equity market conditions; (iii) a decline in current market multiples; (iv) a decline in our common stock price; (v) a significant adverse change in legal factors or the general business climate; and (vi) a significant downturn in employment markets in the United States. Any such impairment would result in us recognizing a non-cash charge in our consolidated statement of operations, which could adversely affect our business, results of operations and financial condition.

We will need to raise additional capital to meet our business requirements in the future, which is likely to be challenging, could be highly dilutive and may cause the market price of our common stock to decline.

As of October 1, 2022, we had a working capital deficiency of $13,761,000, an accumulated deficit of $87,577,632 and a net loss for the nine months ended October 1, 2022 of $3,556,407. We will need to raise additional capital to pursue growth opportunities, improve our infrastructure, finance our operations and otherwise make investments in assets and personnel that will allow us to remain competitive. Additional capital would be used to accomplish the following:

●	financing our current operating expenses;
●	pursuing growth opportunities;
●	making capital improvements to improve our infrastructure;
●	hiring and retaining qualified management and key employees;
●	responding to competitive pressures;
●	complying with regulatory requirements; and
●	maintaining compliance with applicable laws.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in substantial dilution for our current stockholders. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then-outstanding. We may issue additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock in connection with hiring or retaining personnel, option or warrant exercises, future acquisitions or future placements of our securities for capital-raising or other business purposes. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline further and existing stockholders may not agree with our financing plans or the terms of such financings. In connection with this offering, we have agreed to amend the terms of certain of our outstanding warrants held by certain purchasers in this offering. Any such amendments may, among other things, decrease the exercise prices or increase the term of exercise of those warrants.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and we ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

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We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings under our debt instruments, we may not be able to continue our operations.

We require significant amounts of working capital to operate our business. We often have high receivables from our customers, and as a staffing company, we are prone to cash flow imbalances because we have to fund payroll payments to temporary workers before receiving payments from clients for our services. Cash flow imbalances also occur because we must pay temporary workers even when we have not been paid by our customers. If we experience a significant and sustained drop in operating profits, or if there are unanticipated reductions in cash inflows or increases in cash outlays, we may be subject to cash shortfalls. If such a shortfall were to occur for even a brief period of time, it may have a significant adverse effect on our business. In particular, we use working capital to pay expenses relating to our temporary workers and to satisfy our workers’ compensation liabilities. As a result, we must maintain sufficient cash availability to pay temporary workers and fund related tax liabilities prior to receiving payment from customers.

In addition, our operating results tend to be unpredictable from quarter to quarter. Demand for our services is typically lower during traditional national vacation periods in the United States and United Kingdom when customers and candidates are on vacation. No single quarter is predictive of results of future periods. Any extended period of time with low operating results or cash flow imbalances could have a material adverse effect on our business, financial condition and results of operations.

We derive working capital for our operations through cash generated by our operating activities, equity raises, and borrowings under our debt instruments. If our working capital needs increase in the future, we may be forced to seek additional sources of capital, which may not be available on commercially reasonable terms. The amount we are entitled to borrow under our debt instruments is calculated monthly based on the aggregate value of certain eligible trade accounts receivable generated from our operations, which are affected by financial, business, economic and other factors, as well as by the daily timing of cash collections and cash outflows. The aggregate value of our eligible accounts receivable may not be adequate to allow for borrowings for other corporate purposes, such as capital expenditures or growth opportunities, which could reduce our ability to react to changes in the market or industry conditions.

We face risks associated with litigation and claims.

We are a party to certain legal proceedings as further described under “Legal Proceedings”. In addition, from time to time, we may become involved in various claims, disputes and legal or regulatory proceedings that arise in the ordinary course of business and relate to contractual and other obligations. Due to the uncertainties of litigation, we can give no assurance that we will prevail on any claims made against us in any such lawsuit. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on our financial condition, liquidity or operating results. Adverse outcomes in some or all of these claims may result in significant monetary damages that could adversely affect our ability to conduct our business.

The continuing uncertainty surrounding the implementation of Brexit and future arrangements between the U.K and the European Union may impact our U.K. operations.

Pursuant to a June 2016 referendum, the U.K. left the European Union on January 31, 2020. Following a transition period, the U.K. and the European Union signed a Trade and Cooperation Agreement, which came into full force on May 1, 2021 and set out the foundation of the economic and legal framework for trade between the U.K. and the European Union. While we have yet to experience any negative impacts, there may continue to be economic uncertainty surrounding the consequences of Brexit and the U.K.’s future arrangements with the European Union that could adversely impact customer confidence, resulting in customers reducing their spending budgets on our services. There has been volatility in currency exchange rate fluctuations between the U.S. dollar relative to the British pound, which could continue, as well as market volatility, which contribute to instability in global financial and foreign exchange markets, political institutions, and regulatory agencies as negotiations of trade deals between the U.K. and the European Union, and also between the U.K. and other countries. These and other adverse consequences such as reduced consumer spending, deterioration in economic conditions, loss of key international employees, volatility in exchange rates, and prohibitive laws and regulations could have a negative impact on our business, operating results and financial condition.

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Our revenue may be adversely affected by fluctuations in currency exchange rates.

A significant portion of our expenditures are derived or spent in British pounds. However, we report our financial condition and results of operations in U.S. dollars. As a result, fluctuations between the U.S. dollar and the British pound will impact the amount of our revenues and net income. For example, if the British pound appreciates relative to the U.S. dollar, the fluctuation will result in a positive impact on the revenues that we report. However, if the British pound depreciates relative to the U.S. dollar, which was the case during 2016 and in 2020, there will be a negative impact on the revenues we report due to such fluctuation. It is possible that the impact of currency fluctuations will result in a decrease in reported consolidated sales even though we may have experienced an increase in sales transacted in the British pound. Conversely, the impact of currency fluctuations may result in an increase in reported consolidated sales despite declining sales transacted in the British pound. The exchange rate from the U.S. dollar to the British pound has fluctuated substantially in the past and may continue to do so in the future. Though we may choose to hedge our exposure to foreign currency exchange rate changes in the future, there is no guarantee such hedging, if undertaken, will be successful.

Our revenue can vary because our customers can terminate their relationship with us at any time with limited or no penalty.

We focus on providing mid-level professional and light industrial personnel on a temporary assignment-by-assignment basis, which customers can generally terminate at any time or reduce their level of use when compared with prior periods. To avoid large placement agency fees, large companies may use in-house personnel staff, current employee referrals, or human resources consulting companies to find and hire new personnel. Because placement agencies typically charge a fee based on a percentage of the first year’s salary of a new worker, companies with many jobs to fill have a large financial incentive to avoid agencies.

Our business is also significantly affected by our customers’ hiring needs and their views of their future prospects. Our customers may, on very short notice, terminate, reduce or postpone their recruiting assignments with us and, therefore, affect demand for our services. As a result, a significant number of our customers can terminate their agreements with us at any time, making us particularly vulnerable to a significant decrease in revenue within a short period of time that could be difficult to quickly replace. This could have a material adverse effect on our business, financial condition and results of operations.

Most of our contracts do not obligate our customers to utilize a significant amount of our staffing services and may be cancelled on limited notice, so our revenue is not guaranteed.

Substantially all of our revenue is derived from multi-year contracts that are terminable for convenience. Under our multi-year agreements, we contract to provide customers with staffing services through work or service orders at the customers’ request. Under these agreements, our customers often have little or no obligation to request our staffing services. In addition, most of our contracts are cancellable on limited notice, even if we are not in default under the contract. We may hire employees permanently to meet anticipated demand for services under these agreements that may ultimately be delayed or cancelled. We could face a significant decline in revenues and our business, financial condition or results of operations could be materially adversely affected if:

●	we see a significant decline in the staffing services requested from us under our service agreements; or
●	our customers cancel or defer a significant number of staffing requests; or our existing customer agreements expire or lapse and we cannot replace them with similar agreements.

We could be adversely affected by risks associated with acquisitions and joint ventures.

We are engaged in the acquisition of U.S. and U.K. based staffing companies, and our typical acquisition model is based on paying consideration in the form of cash, stock, earn-outs and/or promissory notes. To date, we have completed 11 acquisitions. We intend to expand our business through acquisitions of complementary businesses, services or products, subject to our business plans and management’s ability to identify, acquire and develop suitable investments or acquisition targets in both new and existing service categories. In certain circumstances, acceptable investments or acquisition targets might not be available. Acquisitions involve a number of risks, including:

●	difficulty in integrating the operations, technologies, products and personnel of an acquired business, including consolidating redundant facilities and infrastructure;
●	potential disruption of our ongoing business and the distraction of management from our day-to-day operations;

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●	difficulty entering markets in which we have limited or no prior experience and in which competitors have a stronger market position;
●	difficulty maintaining the quality of services that such acquired companies have historically provided; potential legal and financial responsibility for liabilities of acquired businesses;
●	overpayment for the acquired company or assets or failure to achieve anticipated benefits, such as cost savings and revenue enhancements;
●	increased expenses associated with completing an acquisition and amortizing any acquired intangible assets;
●	challenges in implementing uniform standards, accounting policies, customs, controls, procedures and policies throughout an acquired business;
●	failure to retain, motivate and integrate key management and other employees of the acquired business; and
●	loss of customers and a failure to integrate customer bases.

Our business plan for continued growth through acquisitions is subject to certain inherent risks, including accessing capital resources, potential cost overruns and possible rejection of our business model and/or sales methods. Therefore, we provide no assurance that we will be successful in carrying out our business plan. We continue to pursue additional debt and equity financing to fund our business plan. We have no assurance that future financing will be available to us on acceptable terms or at all.

In addition, if we incur indebtedness to finance an acquisition, it may reduce our capacity to borrow additional amounts and require us to dedicate a greater percentage of our cash flow from operations to payments on our debt, thereby reducing the cash resources available to us to fund capital expenditures, pursue other acquisitions or investments in new business initiatives and meet general corporate and working capital needs. This increased indebtedness may also limit our flexibility in planning for, and reacting to, changes in or challenges relating to our business and industry. The use of our common stock or other securities (including those convertible into or exchangeable or exercisable for our common stock) to finance any such acquisition may also result in dilution of our existing shareholders.

The potential risks associated with future acquisitions could disrupt our ongoing business, result in the loss of key customers or personnel, increase expenses and otherwise have a material adverse effect on our business, results of operations and financial condition.

We could be harmed by improper disclosure or loss of sensitive or confidential company, employee, associate or customer data, including personal data.

In connection with the operation of our business, we store, process and transmit a large amount of data, including personnel and payment information, about our employees, customers, associates and candidates, a portion of which is confidential and/or personally sensitive. In doing so, we rely on our own technology and systems, and those of third-party vendors we use for a variety of processes. We and our third-party vendors have established policies and procedures to help protect the security and privacy of this information. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

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We have been and may be exposed to employment-related claims and losses, including class action lawsuits, which could have a material adverse effect on our business.

We employ people internally and in the workplaces of other businesses. Many of these individuals have access to customer information systems and confidential information. The risks of these activities include possible claims relating to:

●	discrimination and harassment;
●	wrongful termination or denial of employment;
●	violations of employment rights related to employment screening or privacy issues;
●	classification of temporary workers;
●	assignment of illegal aliens;
●	violations of wage and hour requirements;
●	retroactive entitlement to temporary worker benefits;
●	errors and omissions by our temporary workers;
●	misuse of customer proprietary information;
●	misappropriation of funds;
●	damage to customer facilities due to negligence of temporary workers; and
●	criminal activity.

We may incur fines and other losses or negative publicity with respect to these problems. In addition, these claims may give rise to litigation, which could be time-consuming and expensive. New employment and labor laws and regulations may be proposed or adopted that may increase the potential exposure of employers to employment-related claims and litigation. There can be no assurance that the corporate policies we have in place to help reduce our exposure to these risks will be effective or that we will not experience losses as a result of these risks. There can also be no assurance that the insurance policies we have purchased to insure against certain risks will be adequate or that insurance coverage will remain available on reasonable terms or be sufficient in amount or scope of coverage.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”) may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors (the “Board”). Because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include that:

●	our Board has the exclusive right to expand the size of our Board and to elect directors to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board;
●	a special meeting of stockholders may be called only by a majority of the Board, the executive chairman or the president, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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●	our stockholders do not have the right to cumulate votes in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	our Board may alter our Bylaws without obtaining stockholder approval;
●	stockholders must provide advance notice and additional disclosures in order to nominate individuals for election to the Board or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company; and
●	our Board is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror.

In addition, the terms of the Jackson Note limit our ability to consolidate, merge, or transfer all or substantially all of our assets or to effect a change in control of ownership of our company. A breach of such restrictions could result in a default under the Jackson Note, under which Jackson may elect to declare all outstanding borrowings under the Jackson Note, together with accrued interest and other amounts payable thereunder, to be immediately due and payable.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Furthermore, our Certificate of Incorporation specifies that, unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders, which may include federal claims and derivative actions, except that if no state court located within the State of Delaware has jurisdiction over such claims (including subject matter jurisdiction), the sole and exclusive forum for such claim shall be the federal district court for the District of Delaware. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action. Specifically, the choice of forum provision in requiring that the state courts of the State of Delaware be the exclusive forum for certain suits would (i) not be enforceable with respect to any suits brought to enforce any liability or duty created by the Exchange Act and (ii) have uncertain enforceability with respect to claims under the Securities Act of 1933, as amended (the “Securities Act”). The choice of forum provision in the Certificate of Incorporation does not have the effect of causing our stockholders to have waived our obligation to comply with the federal securities laws and the rules and regulations thereunder.

Risks Relating to Our Business and Industry

Our growth of operations could strain our resources and cause our business to suffer.

While we plan to continue growing our business organically through expansion, sales efforts, and strategic acquisitions, while maintaining tight controls on our expenses and overhead, lean overhead functions combined with focused growth may place a strain on our management systems, infrastructure and resources, resulting in internal control failures, missed opportunities, and staff attrition which could impact our business and results of operations.

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Our strategy of growing through acquisitions may impact our business in unexpected ways.

Our growth strategy involves acquisitions that help us expand our service offerings and diversify our geographic footprint. We continuously evaluate acquisition opportunities, but there are no assurances that we will be able to identify acquisition targets that complement our strategy and are available at valuation levels accretive to our business.

Even if we are successful in acquiring, our acquisitions may subject our business to risks that may impact our results of operations, including:

●	inability to integrate acquired companies effectively and realize anticipated synergies and benefits from the acquisitions;
●	diversion of management’s attention to the integration of the acquired businesses at the expense of delivering results for the legacy business;
●	inability to appropriately scale critical resources to support the business of the expanded enterprise and other unforeseen challenges of operating the acquired business as part of our operations;
●	inability to retain key employees of the acquired businesses and/or inability of such key employees to be effective as part of our operations;
●	impact of liabilities of the acquired businesses undiscovered or underestimated as part of the acquisition due diligence;
●	failure to realize anticipated growth opportunities from a combined business, because existing and potential clients may be unwilling to consolidate business with a single supplier or to stay with the acquirer post acquisition;
●	impacts of cash on hand and debt incurred to finance acquisitions, thus reducing liquidity for other significant strategic objectives; and
●	internal controls, disclosure controls, corruption prevention policies, human resources and other key policies and practices of the acquired companies may be inadequate or ineffective.

We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk that our services could become obsolete or uncompetitive.

The markets for our services are highly competitive. Our markets are characterized by pressures to provide high levels of service, incorporate new capabilities and technologies, accelerate job completion schedules and reduce prices. Furthermore, we face competition from a number of sources, including other executive search firms and professional search, staffing and consulting firms. Several of our competitors have greater financial and marketing resources than we do. New and existing competitors are aided by technology, and the market has low barriers to entry. Furthermore, Internet employment sites expand a company’s ability to find workers without the help of traditional agencies. Personnel agencies often work as intermediaries, helping employers accurately describe job openings and screen candidates. Increasing the use of sophisticated, automated job description and candidate screening tools could make many traditional functions of staffing companies obsolete. Specifically, the increased use of the internet may attract technology-oriented companies to the professional staffing industry. Free social networking sites such as LinkedIn and Facebook are also becoming a common way for recruiters and employees to connect without the assistance of a staffing company.

Our future success will depend largely upon our ability to anticipate and keep pace with those developments and advances. Current or future competitors could develop alternative capabilities and technologies that are more effective, easier to use or more economical than our services. In addition, we believe that, with continuing development and increased availability of information technology, the industries in which we compete may attract new competitors. If our capabilities and technologies become obsolete or uncompetitive, our related sales and revenue would decrease. Due to competition, we may experience reduced margins on our services, loss of market share, and loss of customers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business, financial condition and results of operations could be materially adversely affected.

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Risks Relating to our Common Stock

We may not meet the continued listing requirements of The Nasdaq Capital Market, which could result in a delisting of our common stock.

Our common stock is listed on Nasdaq. We have in the past, and may in the future, be unable to comply with certain of the listing standards that we are required to meet to maintain the listing of our common shares on Nasdaq. We have in the past received deficiency letters from the Listing Qualifications Department of Nasdaq indicating that we did not meet the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) or the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”).

For example, on June 3, 2020, we received a letter from the Staff (the “Staff”) of Nasdaq notifying us that we were no longer in compliance with the Stockholders’ Equity Requirement for continued listing on Nasdaq. A hearing before the Nasdaq Hearings Panel (the “Panel”) was held on January 21, 2021, and we were granted an extension to regain compliance until February 28, 2021, which was subsequently further extended to May 31, 2021. On June 28, 2021, we received a letter from the Staff notifying us that the Panel determined that we had regained compliance with the Stockholders’ Equity Requirement. The Panel also imposed a panel monitor (the “Panel Monitor”) under Nasdaq Listing Rule 5815(d)(4)(A) for a period of one year from the date of the June 28, 2021 letter, during which period we were expected to remain in compliance with all of Nasdaq’s continued listing requirements.

On February 23, 2022, we received a letter from the Staff notifying us that we were no longer in compliance with the Minimum Bid Price Requirement, for continued listing on Nasdaq. On April 12, 2022, we received a letter from Nasdaq notifying us that the Panel determined to grant our request for continued listing on Nasdaq, subject to, among other provisions, effecting a reverse stock split and demonstrating compliance with the Minimum Bid Price Requirement. On each of April 19, 2022 and May 20, 2022, we received letters from the Staff notifying us that as we had not yet filed our Form 10-K for the period ended January 1, 2022 and our Form 10-Q for the period ended April 2, 2022, each such matter serving as an additional basis for delisting our securities from Nasdaq under Nasdaq Listing Rule 5810(c)(2)(A). On May 4, 2022 the Panel granted us an extension request until July 11, 2022 to demonstrate compliance with the Minimum Bid Price Requirement.

On June 23, 2022, we effected the 1-for-10 Reverse Stock Split, on June 24, 2022, we filed our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, and on July 14, 2022, we filed our Quarterly Report on Form 10-Q for the period ended April 2, 2022. On July 15, 2022, we received a letter from the Staff informing us that we had regained compliance with the Minimum Bid Price Requirement and the subsequent delinquency concerns as described above. The letter additionally informed us that we are in compliance with the terms of the Panel Monitor. We are now in compliance with the listing requirements required for continued listing on Nasdaq. Accordingly, the Panel determined to continue the listing of our securities on Nasdaq and the aforementioned matters are now closed.

If Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards, an investor would likely find it significantly more difficult to dispose of or obtain our shares, and our ability to raise future capital through the sale of our shares or issue our shares as consideration in acquisitions could be severely limited. Additionally, we may not be able to list our common stock on another national securities exchange, which could result in our securities being quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.

Historically, the market price of our common stock has fluctuated over a wide range. There has been relatively limited trading volume in the market for our common stock, and a more active, liquid public trading market may not develop or may not be sustained. Limited liquidity in the trading market for our common stock may adversely affect a stockholder’s ability to sell its shares of common stock at the time it wishes to sell them or at a price that it considers acceptable. If a more active, liquid public trading market does not develop we may be limited in our ability to raise capital by selling shares of common stock and our ability to acquire other companies or assets by using shares of our common stock as consideration. In addition, if there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile and it would be harder for a stockholder to liquidate any investment in our common stock. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

●	our quarterly or annual operating results;
●	changes in our earnings estimates;

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●	investment recommendations by securities analysts following our business or our industry;
●	additions or departures of key personnel;
●	changes in the business, earnings estimates or market perceptions of our competitors;
●	our failure to achieve operating results consistent with securities analysts’ projections;
●	changes in industry, general market or economic conditions; and
●	announcements of legislative or regulatory changes.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in the staffing industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us and these fluctuations could materially reduce our stock price.

We have suspended our dividends in the past and we may not pay dividends on our common stock for the foreseeable future.

We initiated a dividend program in early 2019 under which we intended to pay a regular quarterly cash dividend of $0.10 per share to holders of our common stock. The first such dividend was paid on February 28, 2019 to shareholders of record as of February 15, 2019, but subsequent dividends were suspended by our Board. In the future, our Board may, without advance notice, determine to initiate, reduce or suspend our dividends in order to maintain our financial flexibility and best position us for long-term success. The declaration and amount of future dividends is at the discretion of our Board and will depend on our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements and other factors and restrictions our Board deems relevant. In addition, we are limited in our ability to pay dividends by certain of our existing agreements. In particular, our debt agreements only permit us to pay a quarterly cash dividend of one cent per share of common stock issued and outstanding, provided, that such cash dividend does not exceed $100 in the aggregate per fiscal quarter. We may not pay such dividends if any events of default exist under our debt agreements.

Accordingly, we cannot be certain if we will be able to pay quarterly cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must mainly rely on sales of their common stock after price appreciation, which may never occur, as the primary way to realize any future gains on their investment. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon our dissolution, you may not recoup all or any portion of your investment.

In the event of our liquidation, dissolution or winding-up, our proceeds and/or assets remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the stockholders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such our liquidation, dissolution or winding-up. In this event, you could lose some or all of your investment.

General Risk Factors

Global, market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, geopolitical issues, the U.S. financial markets, foreign exchange rates, capital and exchange controls, unstable global credit markets and financial conditions and the COVID-19 pandemic, have led to periods of significant economic instability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, and increased unemployment rates. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. In addition, there is a risk that one or more of our current or future service providers and other partners could be negatively affected by difficult economic times, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives.

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In addition, we face several risks associated with international business and are subject to global events beyond our control, including war, public health crises, such as pandemics and epidemics, trade disputes, economic sanctions, trade wars and their collateral impacts and other international events. Any of these changes could have a material adverse effect on our reputation, business, financial condition or results of operations. There may be changes to our business if there is instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease. In February 2022, armed conflict escalated between Russia and Ukraine. The sanctions announced by the United States and other countries, following Russia’s invasion of Ukraine against Russia to date include restrictions on selling or importing goods, services or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, currency exchange rates and financial markets, all of which could impact our business, financial condition and results of operations.

The COVID-19 pandemic and its ongoing effects has adversely affected our business and may continue to adversely affect our business.

In December 2019, a strain of coronavirus was reported to have surfaced in Wuhan, China, and spread globally. The COVID-19 pandemic has, from time to time, led to government-imposed quarantines, limitations on business activity and shelter-in-place mandates to mitigate or contain the virus, and has contributed to financial market volatility and uncertainty, significant disruptions in general commercial activity and the global economy, including in the United States and the United Kingdom where our operations are based. Much of the independent contractor work we provide to our clients is performed at the site of our clients. As a result, we are subject to the plans and approaches of our clients have made to address the COVID-19 pandemic, such as whether they support remote working or if they have simply closed their facilities and furloughed employees. To the extent that our clients were to decide or are required to close their facilities, or not permit remote work when they close facilities, we would no longer generate revenue and profit from that client. In addition, in the event that our clients’ businesses suffer or close as a result of the COVID-19 pandemic, we may experience decline in our revenue or write-off of receivables from such clients. Developments such as social distancing and shelter-in-place directives have impacted our ability to deploy our staffing workforce effectively during the COVID-19 pandemic, thereby impacting contracts with customers in our commercial staffing and professional staffing business streams, and may continue to impact our business and results of operations should such measures be implemented again. While some government-imposed precautionary measures have been relaxed in certain countries or states, more strict measures may be put in place again due to a resurgence in COVID-19 cases or emergence of new variants of the virus.

Our business was impacted in the years ended January 1, 2022 and December 31, 2022 by numerous government-mandated lockdown periods in the United States and United Kingdom. This had a large impact on the financial results of our numerous business streams, which differed in their financial recoveries primarily due to the geographies and industries in which they operate.

The ultimate impact of the COVID-19 pandemic and its ongoing effects continues to be highly uncertain and subject to future developments. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital and on the market price of our common stock, and affect our ability to successfully raise needed capital. If we are unsuccessful in raising capital in the future, we may need to reduce activities, curtail or cease operations. The COVID-19 pandemic and its ongoing effects may continue to disrupt the marketplaces in which we operate, which may negatively affect our business, results of operations and overall liquidity, as it has previously.

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We depend on attracting, integrating, managing, and retaining qualified personnel.

Our success is substantially dependent upon our ability to attract, integrate, manage and retain personnel who possess the skills and experience necessary to fulfill our customers’ needs. Our ability to hire and retain qualified personnel could be impaired by any diminution of our reputation, decrease in compensation levels relative to our competitors or modifications to our total compensation philosophy or competitor hiring programs. If we cannot attract, hire and retain qualified personnel, our business, financial condition and results of operations may suffer. Our future success also depends upon our ability to manage the performance of our personnel. Failure to successfully manage the performance of our personnel could affect our profitability by causing operating inefficiencies that could increase operating expenses and reduce operating income. An overall tightening and competitive labor market in the U.S. employment market generally, especially in response to the COVID-19 pandemic, has been observed in the U.S. A sustained labor shortage or increased turnover rates within our employee base, caused by the COVID-19 pandemic or as a result of general macroeconomic factors, could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees, and could negatively affect our ability to efficiently operate and our overall business. If we are unable to hire and retain employees capable of performing at a high-level, or if mitigation measures we may take to respond to a decrease in labor availability have unintended negative effects, our business could be adversely affected. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation caused by the COVID-19 pandemic or as a result of general macroeconomic factors, could have a material adverse impact on our operations, results of operations, liquidity or cash flows.

We depend on our ability to attract and retain qualified temporary workers.

In addition to the members of our own team, our success is substantially dependent on our ability to recruit and retain qualified temporary workers who possess the skills and experience necessary to meet the staffing requirements of our customers. We are required to continually evaluate our base of available qualified personnel to keep pace with changing customer needs. Competition for individuals with proven professional skills is intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available.

If we are unable to retain existing customers or attract new customers, our business and results of operations could suffer.

Increasing the growth and profitability of our business is particularly dependent upon our ability to retain existing customers and capture additional customers. Our ability to do so is dependent upon our ability to provide high quality services and offer competitive prices. If we are unable to execute these tasks effectively, we may not be able to attract a significant number of new customers and our existing customer base could decrease, either or both of which could have an adverse impact on our business and revenues.

We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, our customer relationships and our ability to attract new customers may be adversely affected.

Our business could be interrupted by damage to or disruption of our computer and telecommunications equipment and software systems, and we may lose data. Our customers’ businesses may be adversely affected by any system or equipment failure we experience. As a result of any of the foregoing, our relationships with our customers may be impaired, we may lose customers, our ability to attract new customers may be adversely affected and we could be exposed to contractual liability. Precautions in place to protect us from, or minimize the effect of, such events may not be adequate. If an interruption by damage to or disruption of our computer and telecommunications equipment and software systems occurs, we could be liable and the market perception of our services could be harmed.

Our management has identified a material weakness in our internal control over financial reporting relating to the lack of a sufficient complement of competent finance personnel to appropriately account for, review and disclose the completeness and accuracy of transactions entered into by the Company. This material weakness, if not remediated, could result in material misstatements in our consolidated financial statements. We may be unable to develop, implement and maintain appropriate internal controls over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results and current and potential stockholders may lose confidence in our financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, and the Sarbanes-Oxley Act of 2002 and the SEC rules require that our management report annually on the effectiveness of our internal control over financial reporting and our disclosure controls and procedures. Among other things, our management must conduct an assessment of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

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A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. During the preparation of our financial statements for the year ended January 1, 2022, we and our auditors identified a material weakness in our internal control over financial reporting. We lack a sufficient complement of competent finance personnel to appropriately account for, review, and disclose the completeness and accuracy of transactions entered into by us. In addition, the Company has ineffective design and operating effectiveness over forecasts used in our annual goodwill and intangibles evaluation. As part of our remediation plan, we hired additional employees and external consultants who have the technical skillset to improve our financial reporting; implement new policies, procedures and controls; properly review transactions recorded and classified in the financial statements; provide effective design and operating effectiveness over forecasts; and ensure proper accounting and related disclosures for complex accounting matters when necessary both in the United States and United Kingdom.

Although we are working to remedy the material weaknesses in our internal controls over financial reporting discussed above, and have so far implemented additional controls relating to payroll, treasury, and accounts payable, there can be no assurance as to when the remediation plan will be fully developed, when it will be fully implemented or the aggregate cost of implementation. Until our remediation plan is fully implemented, our management will continue to devote significant time and attention to these efforts. If we do not complete our remediation in a timely fashion, or at all, or if our remediation plan is inadequate, there will continue to be an increased risk that we will be unable to timely file future periodic reports with the SEC and that our future consolidated financial statements could contain errors that will be undetected. Further and continued determinations that there are material weaknesses in the effectiveness of our internal control over financial reporting relating the above items could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures of both money and our management’s time to comply with applicable requirements.

Any failure to implement or maintain required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, or could result in material misstatements in our consolidated financial statements. These misstatements could result in a restatement of our consolidated financial statements, cause us to fail to meet our reporting obligations, reduce our ability to obtain financing or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

The ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 require us to identify material weaknesses in internal control over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Our management, including our Chief Executive Officer and Principal Financial Officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our business have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving our stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of our business or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

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In addition, discovery and disclosure of a material weakness could have a material adverse impact on our financial statements. Such an occurrence could discourage certain customers or suppliers from doing business with us, cause downgrades in our future debt ratings leading to higher borrowing costs and affect how our stock trades. This could, in turn, negatively affect our ability to access public debt or equity markets for capital.

Our compliance with complicated regulations concerning corporate governance and public disclosure has resulted in additional expenses.

We are faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure. In addition, as a staffing company, we are regulated by the U.S. Department of Labor, the Equal Employment Opportunity Commission, and often by state authorities. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing compliance work.

Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

The requirements of being a public company place significant demands on our resources.

As a public company, we incur significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules subsequently implemented by the SEC and Nasdaq, have imposed various requirements on public companies. New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in required accounting practices and rules adopted by the SEC and Nasdaq, would likely result in increased costs to us as we respond to their requirements.

Shareholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain and maintain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

Risks Related to This Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds”. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

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You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering and may experience additional dilution in the future.

Because the effective price per share of common stock included in the units or issuable upon exercise of the pre-funded warrants included in the pre-funded units being offered is substantially higher than the net tangible book value per share of our common stock, you will experience substantial dilution to the extent of the difference between the effective offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Based on the public offering price of $2.6532 per unit and $2.6522 per pre-funded unit, assuming full exercise of the pre-funded warrants included in the pre-funded units and no exercise of any of the common warrants being offered in this offering, including the warrants issued to the placement agent or its designees, and after deducting the placement agent fees and estimated offering expenses payable by us, you will incur immediate dilution in as adjusted net tangible book value of approximately $6.800 per share. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of the units offered in this offering, you will incur further dilution.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims for breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings from one year following the closing date of this offering, subject to certain exceptions; (iii) agreement to not enter into any financings for sixty (60) days from closing; and (iv) indemnification for breach of contract.

There is no public market for the common warrants or pre-funded warrants being offered by us in this offering.

There is no established public trading market for the common warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the common warrants and the pre-funded warrants will be limited.

The common warrants included in the units and the pre-funded units are speculative in nature.

The common warrants represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the common warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $2.47 per share of common stock. Moreover, following this offering, the market value of the common warrants is uncertain and there can be no assurance that the market value of the common warrants will equal or exceed the public offering price. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of common warrants to exercise the common warrants.

Except as otherwise set forth in the common warrants and pre-funded warrants, holders of the common warrants and the pre-funded warrants offered hereby will have no rights as stockholders with respect to the shares our common stock underlying the common warrants and the pre-funded warrants until such holders exercise their common warrants and pre-funded warrants and acquire our common stock.

Except as otherwise set forth in the common warrants and pre-funded warrants, until holders of the common warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders of the common warrants and the pre-funded warrants will have no rights with respect to the shares of our common stock underlying such warrants, such as voting rights. Upon exercise of the common warrants or the pre-funded warrants, as the case may be, the holder will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included in this prospectus and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties. These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. Important factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our customers’ capital projects or the inability of our customers to pay our fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with our customers; competitive market pressures; the availability and cost of qualified labor; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for our business activities, including, but not limited to, the activities of our temporary employees; our performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to our businesses; potential cost overruns and possible rejection of our business model and/or sales methods; impairment of goodwill; our ability to access the capital markets by pursuing additional debt and equity financing to fund our business plan and expenses on terms acceptable to us or at all; and our ability to comply with our contractual covenants, including in respect of our debt.

While these forward-looking statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed under the caption “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, as well as any updates to such risks and uncertainties disclosed in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $4,306,000 from the sale of the securities offered by us in this offering, after deducting the placement agent fees and estimated offering expenses payable by us and assuming the full exercise of the pre-funded warrants included in the pre-funded units offered in this offering and no exercise of any of the common warrants being offered in this offering, including the warrants issued to the placement agent or its designees. In addition, we may receive proceeds from the exercise of the placement agent warrants, to the extent such warrants are exercised for cash, but we will not receive any proceeds from any sale of the shares underlying the placement agent warrants.

We currently intend to use 50% of the net proceeds from this offering to repay a portion of the outstanding obligations under the Jackson Note, due under the Amended Note Purchase Agreement. The Jackson Note accrues interest at a rate of 12% per year, provided that if we have not repaid in cash at least 50% of the outstanding principal balance of the Jackson Note on or before October 27, 2023, then the interest rate will increase to 16% per year. The Jackson Note will mature on October 14, 2024.

We intend to use the remaining 50% of the net proceeds from this offering for working capital purposes. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

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DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the units sold in this offering and the as adjusted net tangible book value per shares of common stock after this offering.

Our net tangible book value as of October 1, 2022, was approximately $(24,005,104), or $(9.866) per share of our common stock, based upon 2,433,199 shares of our common stock outstanding as of that date. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of October 1, 2022. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of units in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the issuance and sale of (i) 100,000 shares of our common stock issued to Jackson pursuant to the Amended Note Purchase Agreement; (ii) a warrant to purchase up to an aggregate of 24,332 shares of common stock at an exercise price of $3.06 issued to Jackson pursuant to the Amended Note Purchase Agreement on October 27, 2022; (iii) 35,000 shares of our common stock issued to consultants; (iv) 121,000 shares of our common stock issued to the members of our Board; and (v) 177,305 shares of our common stock issued to Brendan Flood on February 2, 2023, pursuant to the 2021 Flood Bonus (as defined herein), our pro forma net tangible book value as of October 1, 2022 would have been approximately $(24,005,104), or $(8.374) per share of common stock (collectively, the “Pro Forma Adjustments”).

After giving effect to the Pro Forma Adjustments and the sale by us in this offering of 315,000 units at a public offering price of $2.6532 and 1,569,516 pre-funded units at a public offering price of $2.6522 per pre-funded unit, assuming the full exercise of the pre-funded warrants included in the pre-funded units and no exercise of any of the common warrants being offered in this offering, including the warrants issued to the placement agent or its designees, and after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of October 1, 2022 would have been approximately $(19,699,280), or approximately $(4.146) per share of common stock. This represents an immediate increase in net tangible book value of approximately $4.228 per share of common stock to our existing security holders and an immediate dilution in as adjusted net tangible book value of approximately $6.800 per share to purchasers of our securities in this offering, as illustrated by the following table:

Public offering price per unit		$2.6532
Historical net tangible book value per share as of October 1, 2022	$(9.866)
Increase in net tangible book value per share attributable to the Pro Forma Adjustments	$1.492
Pro forma net tangible book value per share as of October 1, 2022	$(8.374)
Increase in pro forma net tangible book value per share attributable to this offering	$4.228
Pro forma as adjusted net tangible book value per share as of October 1, 2022 after giving effect to this offering		$(4.146)
Dilution in pro forma as adjusted net tangible book value per share to investors participating in this offering		$6.800

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The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of units that we offer in this offering, and other terms of this offering determined at pricing. The foregoing discussion and table assumes the full exercise of the pre-funded warrants included in the pre-funded units, and does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per unit in this offering. In connection with this offering, we have agreed to amend the terms of certain of our outstanding warrants held by certain purchasers in this offering. Any such amendments may, among other things, decrease the exercise prices or increase the term of exercise of those warrants.

The discussion and table above are based on 2,433,199 shares of common stock outstanding as of October 1, 2022, which excludes, unless otherwise indicated, as of that date:

●	51,302 shares of common stock issuable upon exercise of stock options;
●	2,361,880 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering at a weighted average exercise price of $9.61;
●	210,000 shares of common stock issuable pursuant to outstanding performance awards;
●	350,004 shares of common stock issuable upon conversion of 9,000,000 shares of Series H Preferred Stock issued and outstanding;
●	the shares of common stock issuable upon the exercise of the common warrants and the pre-funded warrants to be issued to investors in this offering an at exercise price of $2.47 per share and $0.001 per share, respectively; and
●	the shares of common stock issuable upon the exercise of warrants with an exercise price of $3.3165 per share to be issued to the placement agent or its designees in connection with this offering. See “Plan of Distribution” on page 30. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants issued to the placement agent or its designees.

To the extent that options or warrants outstanding as of October 1, 2022 have been or may be exercised or we issue other shares, investors purchasing securities in this offering may experience further dilution. In addition, we may seek to raise additional capital in the future through the sale of equity or convertible debt securities. To the extent we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) units, each unit consisting of one share of our common stock and one warrant to purchase one share of common stock and (ii) pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one common warrant to purchase one share of common stock.

Each share of common stock and common warrant included in each unit will be immediately separable upon issuance and will be issued separately, and each pre-funded warrant to purchase one share of common stock and the common warrant included in each pre-funded unit will be immediately separable upon issuance and will be issued separately. The units and pre-funded units will not be issued or certificated. We are also registering the shares of common stock included in the units, the common warrants included in the units and the pre-funded units, and the shares of common stock issuable from time to time upon the exercise of the pre-funded warrants included in pre-funded units.

Authorized Capital Stock

We have authorized 220,000,000 shares of capital stock, of which 200,000,000 are shares of common stock and 20,000,000 are shares of “blank check” preferred stock. On February 3, 2023, there were 2,866,504 shares of common stock issued and outstanding. We currently have 1,663,008 shares of preferred stock designated as Series A Preferred Stock, 200,000 shares of preferred stock designated as Series B Preferred Stock, 2,000,000 shares of preferred stock designated as Series C Preferred Stock, 13,000 shares of preferred stock designated as Series E Convertible Preferred Stock, 6,500 shares of preferred stock designated as Series E-1 Convertible Preferred Stock, 4,698 shares of preferred stock designated as Series F Convertible Preferred Stock, 13,000 shares of preferred stock designated as Series G Preferred Convertible Stock, 6,500 shares of preferred stock designated as Series G-1 Convertible Preferred Stock, 9,000,000 shares of preferred stock designated as Series H Preferred Stock, and 40,000 shares of preferred stock designated as Series J Preferred Stock. On December 28, 2022, there were no shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Convertible Preferred Stock, Series E-1 Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock, Series G-1 Convertible Preferred Stock and Series J Preferred Stock issued and outstanding and 9,000,000 shares of Series H Preferred Stock issued and outstanding.

The Series H Preferred Stock issued has a stated value equal to $1.00 per share (the “Stated Value”) and is convertible into an aggregate of 350,004 shares of common stock at a conversion price of $2.5714 per share, subject to certain ownership limitations. The Series H Preferred Stock may be redeemed by us through a cash payment at a per share price equal to the Stated Value (including, for the avoidance of doubt, all PIK Dividends accredited thereto, as defined in the Certificate of Designation), plus all accrued but unpaid dividends thereon (the “Redemption Price”), at any time on or after the date of issuance. Upon the third anniversary of the date of issuance, we shall redeem all of the shares of the Series H Preferred Stock at the Redemption Price, subject to certain provisions in the Limited Consent to the Second Amended and Restated Note Purchase Agreement, dated April 18, 2022, by and between us and Jackson. The Series H Preferred Stock carries quarterly dividend rights of cash dividends accruing (i) at an annual rate per share equal to 12% from the date of issuance and (ii) at an annual rate per share of 15%, if we have not redeemed all outstanding shares of Series H Preferred Stock after the third anniversary from the date of issuance.

Subject to certain beneficial ownership limitations, the Series H Preferred Stock shall vote on an “as converted” basis on all matters submitted to the holders of our common stock for approval. In addition, as long as any shares of the Series H Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series H Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series H Preferred Stock, or (c) increase the number of authorized shares of the Series H Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our Board does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

The following is a summary of the material terms and provisions of the shares of common stock that are being offered hereby. This summary is subject to and qualified in its entirety by our Certificate of Incorporation, any certificates of designation for our preferred stock, and our Bylaws, as may be amended from time to time, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Pursuant to our Certificate of Incorporation, the members of the Board are divided into three classes, designated Class I, Class II and Non-Classified. Class I or Class II directors shall be elected to hold office for a two-year term and until such directors’ respective successors shall be duly elected and qualified. Each member of the Board who is not assigned to either Class I or Class II, including such member’s respective successors shall be designated “Non-Classified Directors”, and shall, at each annual meeting of stockholders, be elected to serve for a term of one year and until such director’s successor shall be duly elected and qualified.

Our common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

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Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds. At our Board’s discretion, we paid a quarterly cash dividend of $0.01 per share to holders of our common stock on each of February 28, 2019 and May 30, 2019. We are limited in our ability to pay dividends by certain of our existing agreements. In particular, our debt agreements only permit us to pay a quarterly cash dividend of one cent per share of common stock issued and outstanding, provided, that such cash dividend does not exceed $100,000 in the aggregate per fiscal quarter. We may not pay such dividends if any events of default exist under our debt agreements.

In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future.

Our common stock is listed on Nasdaq under the symbol “STAF.” The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent’s address 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093.

As of January 25, 2023, we had 505 holders of record of our shares of common stock.

Common Warrants

The following summary of certain terms and provisions of the common warrants included in the units and pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Duration, Exercise Price and Form

Each common warrant included in the units and pre-funded units will have an exercise price equal to $2.47 per share. The common warrants will be immediately exercisable and may be exercised until the five-year anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock or the pre-funded warrants, as the case may be, and may be transferred separately immediately thereafter. The common warrants will be issued in certificated form only.

Exercisability

The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

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Cashless Exercise

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a common warrant will have the right to require us to repurchase its common warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the common warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the common warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the common warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited. The common stock issuable upon exercise of the common warrants is currently listed on Nasdaq.

Rights as a Stockholder

Except as otherwise provided in the common warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the common warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such common warrant holders exercise their common warrants.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants included in the pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

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Duration, Exercise Price and Form

The pre-funded warrants offered hereby will have an exercise price of $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time after their original issuance until such pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock. The pre-funded warrants will be issued separately from the common warrants included in the pre-funded units and may be transferred separately immediately thereafter. The pre-funded warrants will be issued in certificated form only.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding common stock immediately after exercise; provided, however, that upon notice to us, the holder may increase or decrease such beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

Cashless Exercise

At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited. The common stock issuable upon exercise of the pre-funded warrants is currently listed on Nasdaq.

Rights as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of the holders’ ownership of shares of common stock, the holders of pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such pre-funded warrant holders exercise their warrants.

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PLAN OF DISTRIBUTION

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the shares of our common stock, pre-funded warrants and common warrants offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the engagement letter. We have entered into a securities purchase agreement directly with an institutional investor to purchase our securities in this offering. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this offering. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for sixty (60) days from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common stock, and no subsequent equity sales for sixty (60) days.

Delivery of the shares of common shares, pre-funded warrants and common warrants offered hereby is expected to occur on or about February 10, 2023, subject to satisfaction of certain customary closing conditions.

We have agreed to pay the placement agent (i) a cash fee equal to 7.5% of the aggregate gross proceeds of this offering; (ii) a management fee of 1.0% of the aggregate gross proceeds of this offering; (iii) $25,000 for non-accountable expenses; (iv) up to $100,000 for the placement agent’s legal expenses; and (v) up to $15,950 for the clearing expenses of the placement agent in connection with this offering.

We estimate the total expenses of this offering paid or payable by us, excluding fees due to the placement agent, will be approximately $269,200. After deducting the fees due to the placement agent and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $4,306,000.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees warrants, or the placement agent warrants, to purchase up to 7.5% of the aggregate number of shares of common stock sold in this offering (including shares underlying any pre-funded warrants), at an exercise price equal to 125% of the public offering price per unit to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering.

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of warrant shares by the holders of the placement agent warrants, then the placement agent warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holders shall be entitled to receive a number of warrant shares as calculated in the placement agent warrants.

The placement agent warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110.

The placement agent warrants and the shares underlying such warrants are registered on the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(e), the placement agent warrants and any shares issuable thereunder shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3, F-3 or F-10; or (vii) back to us in a transaction exempt from registration under the Securities Act.

Tail Financing Payments

In the event that any investors (other than Jackson or its affiliates) that were contacted by the placement agent or were introduced to the Company by the placement agent during the term of our engagement agreement with the placement agent provide any capital to us in a public or private offering or capital-raising transaction within 12 months following the termination or expiration of our engagement agreement with the placement agent, we shall pay the placement agent the cash and warrant compensation provided above on the gross proceeds from such investors.

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Lock-Up Agreements

We and each of our officers and directors have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise). directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of common stock of the Company or securities convertible, exchangeable or exercisable into, shares of common stock of the Company beneficially owned, held or hereafter acquired for a period of 90 days after the date of the securities purchase agreement. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

We have also agreed for a period of one year following the closing date of this offering not to (i) issue or agree to issue equity or debt securities convertible into, or exercisable or exchangeable for, common stock at a conversion price, exercise price or exchange price which floats with the trading price of our common stock or which may be adjusted after issuance upon the occurrence of certain events or (ii) enter into any agreement, including an equity line of credit, whereby we may issue securities at a future-determined price. This agreement does not apply to the offer, issuance or sale by us of our common stock pursuant to an at-the-market offering facility we may enter with the placement agent following expiration of the 90-day lock-up period.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the placement agent may be required to make in respect of those liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Other Relationships

From time to time, the placement agent and its affiliates have in the past and may in the future provide various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. The placement agent acted as our underwriter for our December 2020 public offering, and as placement agent for our December 2020 registered direct offering, February 2021 public offering, April 2021 private placement, July 2021 registered direct offering and concurrent private placement, each of the August 2021 registered direct offerings and concurrent private placements, November 2021 private placement and July 2022 private placement. for which it received compensation.

Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation.

Nasdaq listing

Our shares of common stock are listed on Nasdaq under the symbol “STAF”.

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BUSINESS

General

Staffing 360 Solutions, Inc. (“we,” “us,” “our,” “Staffing 360,” or the “Company”) was incorporated in the State of Nevada on December 22, 2009, as Golden Fork Corporation, which changed its name to Staffing 360 Solutions, Inc., ticker symbol “STAF”, on March 16, 2012. On June 15, 2017, we changed our domicile to the State of Delaware. As a rapidly growing public company in the international staffing sector, our high-growth business model is based on finding and acquiring, suitable, mature, profitable, operating, domestic and international staffing companies. Our targeted consolidation model is focused specifically on the accounting and finance, information technology (“IT”), engineering, administration and light industrial disciplines.

Business Model and Acquisitions

We are a high-growth international staffing company engaged in the acquisition of U.S. and U.K. based staffing companies. As part of our consolidation model, we pursue a broad spectrum of staffing companies supporting primarily the Professional and Commercial Business Streams. Our typical acquisition model is based on paying consideration in the form of cash, stock, earn-outs and/or promissory notes. In furthering our business model, we are regularly in discussions and negotiations with various suitable, mature acquisition targets. Since November 2013, we have completed 11 acquisitions.

Operating History

We generated revenue of $197,770,476 and $204,526,852 for the years ended January 1, 2022 (“Fiscal 2021”) and January 2, 2021 (“Fiscal 2020”), respectively. This decrease was primarily caused by the sale of firstPRO, as well as a slower than expected recovery due to the ongoing impacts of the COVID-19 pandemic.

Headway Acquisition

On April 18, 2022, we entered into a Stock Purchase Agreement with Headway and Chapel Hill Partners, LP, as the representatives of all the stockholders of Headway, pursuant to which, among other things, we agreed to purchase all of the issued and outstanding securities of Headway in exchange for (i) a cash payment of $14,065, and (ii) 9,000,000 shares of our Series H Preferred Stock, with a value equal to the Closing Payment, as defined in the Stock Purchase Agreement. On May 18, 2022, the Headway Acquisition closed. The purchase price in connection with the Headway Acquisition was approximately $9,000,000.

Industry Background

The staffing industry is divided into three major segments: temporary staffing services, professional employer organizations (“PEOs”) and placement agencies. Temporary staffing services provide workers for limited periods, often to substitute for absent permanent workers or to help during periods of peak demand. These workers, who are often employees of the temporary staffing agency, will generally fill clerical, technical, or industrial positions. PEOs, sometimes referred to as employee leasing agencies, contract to provide workers to customers for specific functions, often related to human resource management. In many cases, a customer’s employees are hired by a PEO and then contracted back to the customer. Placement agencies, sometimes referred to as executive recruiters or headhunters, find workers to fill permanent positions at customer companies. These agencies may specialize in placing senior managers, mid-level managers, technical workers, or clerical and other support workers.

We consider ourselves a temporary staffing company within the broader staffing industry. However, we provide permanent placements at the request of existing clients and some consulting services clients.

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Staffing companies identify potential candidates through online advertising and referrals, and interview, test and counsel workers before sending them to the customer for approval. Pre-employment screening can include skills assessment, drug tests and criminal background checks. The personnel staffing industry has been radically changed by the internet. Many employers list available positions with one or several internet personnel sites like www.monster.com or www.careerbuilder.com, and on their own sites. Personnel agencies operate their own sites and often still work as intermediaries by helping employers accurately describe job openings and by screening candidates who submit applications.

Major end-use customers include businesses from a wide range of industries such as manufacturing, construction, wholesale and retail. Marketing involves direct sales presentations, referrals from existing clients and advertising. Agencies compete both for customers and workers. Depending on market supply and demand at any given time, agencies may allocate more resources either to finding potential employers or potential workers. Permanent placement agencies work either on a retained or on a contingency basis. Clients may retain an agency for a specific job search or on contract for a specific period. Temporary staffing services charge customers a fixed price per hour/day or a standard markup on prevailing hourly/daily rates.

For many staffing companies, demand is lower late in the fourth calendar quarter and early in the first calendar quarter, partly because of holidays, and higher during the rest of the year. Staffing companies may have high receivables from customers. Temporary staffing agencies and PEOs must manage a high cash flow because they funnel payroll payments from employers. Cash flow imbalances also occur because agencies must pay workers even though they haven’t been paid by clients.

The revenue of staffing companies depends on the number of jobs they fill, which in turn can depend upon the economic environment. During economic slowdowns, many client companies stop hiring altogether. Internet employment sites expand a company’s ability to find workers without the help of traditional agencies. Staffing companies often work as intermediaries, helping employers accurately describe job openings and screen candidates. Increasing the use of sophisticated, automated job description and candidate screening tools could make many traditional functions of personnel agencies obsolete. Free social networking sites such as LinkedIn and Facebook are also becoming a common way for recruiters and employees to connect without the assistance of a staffing agency.

To avoid large placement agency fees, big companies may use in-house personnel staff, current employee referrals, or human resources consulting companies to find and hire new personnel. Because placement agencies typically charge a fee based on a percentage of the first year’s salary of a new worker, companies with many jobs to fill have a financial incentive to avoid agencies.

Many staffing companies are small and may depend heavily on a few big customers for a large portion of revenue. Large customers may lead to increased revenue, but also expose agencies to higher risks. When major accounts experience financial hardships, and have less need for temporary employment services, agencies stand to lose large portions of revenue.

The loss of a staff member who handles a large volume of business may result in a large loss of revenue for a staffing company. Individual staff members, rather than the staffing company itself, often develop strong relationships with customers. Staff members who move to another staffing company are often able to move customers with them.

Some of the best opportunities for temporary employment are in industries traditionally active in seasonal cycles, such as manufacturing, construction, wholesale and retail. However, seasonal demand for workers creates cash flow fluctuations throughout the year.

Staffing companies are regulated by the U.S. Department of Labor and the Equal Employment Opportunity Commission, and often by state authorities. Many federal anti-discrimination rules regulate the type of information that employment firms can request from candidates or provide to customers about candidates. In addition, the relationship between the agency and the temporary employees, or employee candidates may not always be clear, resulting in legal and regulatory uncertainty. PEOs are often considered co-employers along with the client, but the PEO is responsible for employee wages, taxes and benefits. State regulation aims to ensure that PEOs provide the benefits they promise to workers.

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Trends in the Staffing Business

Start-up costs for a staffing company are very low. Individual offices can be profitable, but consolidation is driven mainly by the opportunity for large agencies to develop national relationships with big customers. Some agencies expand by starting new offices in promising markets, but most prefer to buy existing independent offices with proven staff and an existing customer roster.

At some companies, temporary workers have become such a large part of the workforce that staffing company employees sometimes work at the customer’s site to recruit, train, and manage temporary employees. The Company has a number of onsite relationships with its customers. Staffing companies try to match the best qualified employees for the customer’s needs, but often provide additional training specific to that company, such as instruction in the use of proprietary software.

Some personnel consulting firms and human resource departments are increasingly using psychological tests to evaluate potential job candidates. Psychological or liability testing has gained popularity, in part, due to recent fraud scandals. In addition to stiffer background checks, headhunters often check the credit history of prospective employees.

We believe the trends of outsourcing entire departments and dependence on temporary and leased workers will expand opportunities for staffing companies. Taking advantage of their expertise in assessing worker capabilities, some staffing companies manage their clients’ entire human resource functions. Human resources outsourcing (“HRO”) may include management of payroll, tax filings, and benefit administration services. HRO may also include recruitment process outsourcing (“RPO”), whereby an agency manages all recruitment activities for a client.

New online technology is improving staffing efficiency. For example, some online applications coordinate workflow for staffing agencies, their clients and temporary workers, and allow agencies and customers to share work order requests, submit and track candidates, approve timesheets and expenses, and run reports. Interaction between candidates and potential employers is increasingly being handled online.

Initially viewed as rivals, some Internet job-search companies and traditional employment agencies are now collaborating. While some Internet sites do not allow agencies to use their services to post jobs or look through resumes, others find that agencies are their biggest customers, earning the sites a large percentage of their revenue. Some staffing companies contract to help client employers find workers online.

Competition

Our staffing divisions face competition in attracting clients as well as temporary candidates. The staffing industry is highly competitive, with a number of firms offering services similar to those provided by us on a national, regional or local basis. In many areas, the local staffing companies are our strongest competitors. The most significant competitive factors in the staffing business are price and reliability of service. We believe its competitive advantage stems from its experience in niche markets, and commitment to the specialized employment market, along with its growing global presence.

The staffing industry is characterized by a large number of competing companies in a fragmented sector. Major competitors also exist across the sector, but as the industry affords low barriers to entry, new entrants are constantly introduced to the marketplace.

The top layer of competitors includes large corporate staffing and employment companies which have yearly revenue of $75 million or more. The next (middle) layer of the competition consists of medium-sized entities with yearly revenue of $10 million or more. The largest portion of the marketplace is the bottom layer of this competitive landscape consisting of small, individual-sized or family-run operations. As barriers to entry are low, sole proprietors, partnerships and small entities routinely enter the industry.

Employees

We employ approximately 265 full-time employees as part of our internal operations. Additionally, we employ approximately 6,000 individuals that are placed directly with our clients through our various operating subsidiaries.

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PROPERTIES

We lease 6,960 square feet of space at 757 Third Avenue, 27th Floor, New York, NY 10017, our headquarters and principal location. Our lease for this space will expire in 2029. We currently have a total of 16 facilities throughout the U.S. and the U.K. This includes U.K. offices in London and Redhill, England, as well as offices in the following states in the U.S.: New York, Connecticut, Massachusetts, Rhode Island, and North Carolina.

All offices are operated from leased space ranging from approximately 1,200 to 10,000 square feet, typically through operating leases with terms that range from six months to ten years, and thus with expirations from 2023 through 2032. We believe that our facilities are adequate for our current requirements and that our leasing strategies provide us with sufficient flexibility to accommodate our business needs.

LEGAL PROCEEDINGS

Whitaker v. Monroe Staffing Services, LLC & Staffing 360 Solutions, Inc.

On December 5, 2019, former owner of Key Resources, Inc. (“KRI”), Pamela D. Whitaker (“Whitaker” or “Plaintiff”), filed a complaint in Guilford County, North Carolina (the “North Carolina Action”) asserting claims for breach of contract and declaratory judgment against Monroe Staffing Services LLC (“Monroe”) and the Company (collectively, the “Defendants”) arising out of the alleged non-payment of certain earn-out payments and interest purportedly due under a share purchase agreement (the “Whitaker Share Purchase Agreement”) pursuant to which Whitaker sold all issued and outstanding shares in her staffing agency, KRI, to Monroe in August 2018. Whitaker sought $4,054,395 in alleged damages.

Defendants removed the action to the Middle District of North Carolina on January 7, 2020, and Plaintiff moved to remand on February 4, 2020. Briefing on the motion to remand concluded on February 24, 2020. Separately, Defendants moved to dismiss the action on January 14, 2020, based on Plaintiff’s failure to state a claim, improper venue, and lack of personal jurisdiction as to defendant Staffing 360 Solutions, Inc. Alternatively, Defendants sought a transfer of the action to the Southern District of New York, based on the plain language of the Whitaker Share Purchase Agreement’s forum selection clause. Briefing on Defendants’ motion to dismiss concluded on February 18, 2020. On February 28, 2020, Plaintiff moved for leave to file an amended complaint. Defendants filed their opposition to the motion for leave on March 19, 2020. Plaintiff thereafter filed a reply.

On June 29, 2020, Magistrate Judge Joe L. Webster issued a Report and Recommendation on the pending motions, recommending that Defendants’ motion to dismiss be granted with regard to Defendants’ request to transfer the matter to the Southern District of New York, and denied in all other regards without prejudice to Defendants raising those arguments again in the new forum. Magistrate Judge Webster also recommended that Plaintiff’s motion to remand be denied and motion to amend be left to the discretion of the Southern District of New York.

Plaintiff filed an objection to the Report and Recommendation on July 9, 2020. Defendants responded on July 23, 2020. On February 19, 2021, the District Court issued a decision that reversed the Magistrate Judge’s Order. The District Court granted Plaintiff’s motion to remand and denied Defendants’ motion to dismiss as moot. Defendants filed a Notice of Appeal to the Fourth Circuit on February 25, 2021, and filed their opening brief on April 21, 2021. Plaintiff filed her response brief on May 21, 2021, and Defendants replied on June 11, 2021. Oral argument was held on March 9, 2022. On July 22, 2022, the Fourth Circuit issued a decision to vacate the District Court’s decision and ordered the North Carolina District Court to transfer the North Carolina Action to the Southern District of New York for adjudication there in accordance with the Whitaker Share Purchase Agreement’s forum selection clause.

Monroe Staffing Services, LLC & Staffing 360 Solutions, Inc. v. Whitaker

Separately, on February 26, 2020, the Company and Monroe filed an action against Whitaker in the United States District Court for the Southern District of New York (Case No. 1:20-cv-01716) (the “New York Action”). The New York Action concerns claims for breach of contract and fraudulent inducement arising from various misrepresentations made by Whitaker to the Company and Monroe in advance of, and included in, the Whitaker Share Purchase Agreement. The Company and Monroe are seeking damages in an amount to be determined at trial but in no event less than $6,000. On April 28, 2020, Whitaker filed a motion to dismiss the New York Action on both procedural and substantive grounds. On June 11, 2020, Monroe and the Company filed their opposition to Whitaker’s motion to dismiss. On July 9, 2020 Whitaker filed reply papers in further support of the motion.

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On October 13, 2020, the Court denied Whitaker’s motion to dismiss, in part, and granted the motion, in part. The Court rejected Whitaker’s procedural arguments but granted the motion on substantive grounds. However, the Court ordered that Monroe and the Company may seek leave to amend the complaint by letter application by December 1, 2020. Monroe and the Company filed a letter of motion for leave to amend and a proposed Amended Complaint on December 1, 2020. On January 5, 2021, Whitaker filed an opposition to the letter motion. On January 25, 2021, Monroe and the Company filed a reply in further support of the letter motion. On March 9, 2021, the Court granted Monroe and the Company’s motion for leave to amend, in part, and denied the motion, in part. The Court rejected Monroe and the Company’s claim for fraudulent inducement but granted the motion for leave to amend their breach of contract claim. Monroe and the Company filed their amended complaint on March 12, 2021.

On April 9, 2021, Whitaker renewed her motion to dismiss on procedural grounds, requesting dismissal of the action or, in the alternative, a stay of the proceeding pending adjudication on the merits of the North Carolina Action. On May 14, 2021, Monroe and the Company filed an opposition to the motion to dismiss. On June 21, 2021, Whitaker filed a reply in further support of the motion. The Court referred the case to Magistrate Judge Barbara Moses, who held oral argument on the motion on November 9, 2021. On March 8, 2022, Magistrate Judge Moses stayed the action pending a decision by the Fourth Circuit on the appeal filed by Monroe and the Company in the North Carolina Action.

In light of the Fourth Circuit’s issuance of its July 22, 2022, decision and order transferring the North Carolina Action to the Southern District of New York, on August 1, 2022, the parties to the New York Action wrote to the Magistrate overseeing the matter to request a conference to address, inter alia, the resumption of discovery in light of the Fourth Circuit’s Order issued on July 22, 2022. On August 3, 2022, Magistrate Judge Moses lifted the stay previously imposed in the matter and ordered the parties to appear at a teleconference held on August 16, 2022. At the teleconference, the parties agreed that the North Carolina Action would be dismissed following its transfer to the Southern District of New York without prejudice to Whitaker’s right to assert the same causes of action, based on substantially similar allegations, as counterclaims in the New York Action and that Whitaker would have until September 30, 2022, to do so. The Court ordered the parties to submit a stipulation to this effect by August 23, 2022. Per the Court’s Order, on August 22, 2022, the parties filed a stipulation and proposed order whereby the parties agreed that Whitaker would voluntarily dismiss the North Carolina Action, and would reassert the causes of action set forth in the Proposed Amended Complaint filed in the North Carolina Action as counterclaims in the New York Action; and set forth deadlines for the filing of Whitaker’s answer and counterclaims Plaintiffs’ response to such counterclaims. The Court so-ordered that stipulation on August 23, 2022.

On September 30, 2022, Whitaker filed an answer and counterclaims, including (1) a cause of action for breach of contract, which was substantially similar to Whitaker’s breach of contract in the North Carolina Action (the “Breach of Contract Counterclaim”), and (2) a cause of action under New York and North Carolina consumer protection statutes, asserting that that Plaintiffs exhibited a pattern and practice in the purchase of businesses similar to KRI by which they allegedly, “endeavor[  ] to acquire the purchased company at a discount of the agreed-upon purchase price by making an initial down payment, then reneging on payment of deferred compensation or earnouts and fabricating a pretextual reason for nonpayment at the time the deferred compensation or earnouts become due” (the Consumer Protection Counterclaim”). For the Consumer Protection Counterclaim, Defendant seeks to recover the full amount of the Earnout Payments ($4,054,396)—the very same damages sought by Defendant’s Contract Counterclaim—as well as trebled damages pursuant to the North Carolina statute, and interest.

On October 12, 2022, the parties filed a joint pre-conference statement pursuant to the court’s August 24, 2022, order scheduling an initial case management conference. Pursuant to that order, on October 19, 2022, the Court held an initial case management conference. Later that day, the Court issued an initial case management order which set forth relevant deadlines, including the close of fact discovery on April 21, 2023, and the close of all discovery (including expert discovery) on July 19, 2023.

On November 11, 2022, Plaintiffs moved to dismiss the Consumer Protection Counterclaim.

As of the date of this filing, we are not aware of any other material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject, other than as disclosed above.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are incorporated in the state of Delaware. As a rapidly growing public company in the international staffing sector, our high-growth business model is based on finding and acquiring suitable, mature, profitable, operating, U.S. and U.K. based staffing companies. Our targeted consolidation model is focused specifically on the Professional Business Stream and Commercial Business Stream disciplines. All dollar amounts in this section are expressed in thousands except for share and per share values, unless otherwise indicated.

Business Model, Operating History and Acquisitions

We are a high-growth international staffing company engaged in the acquisition of U.S. and U.K. based staffing companies. As part of our consolidation model, we pursue a broad spectrum of staffing companies supporting primarily the Professional and Commercial Business Streams. Our typical acquisition model is based on paying consideration in the form of cash, stock, earn-outs and/or promissory notes. In furthering our business model, we are regularly in discussions and negotiations with various suitable, mature acquisition targets. Since November 2013, we have completed 11 acquisitions.

Recent Developments

Amended Note Purchase Agreement and Warrant with Jackson

On October 27, 2022, we entered into the Third Amended and Restated Note Purchase Agreement (the “Amended Note Purchase Agreement”) with Jackson Investment Group, LLC (“Jackson”), which amended and restated the Second Amended and Restated Note Purchase Agreement, dated October 26, 2020, as amended, and issued to Jackson the Third Amended and Restated Senior Secured 12% Promissory Note (the “Jackson Note”), with a remaining outstanding principal balance of approximately $9.0 million.

Under the terms of the Amended Note Purchase Agreement and the Jackson Note, we are required to pay interest on the Jackson Note at an annual rate of 12% and in the event we have not repaid in cash at least 50% of the outstanding principal balance of the Jackson Note by October 27, 2023, then interest on the outstanding principal balance of the Jackson Note shall continue to accrue at 16% per year of the outstanding principal balance of the Jackson Note until the Jackson Note is repaid in full. The Amended Note Purchase Agreement also extended the maturity date of the Jackson Note from October 28, 2022 to October 14, 2024. On October 27, 2022, in connection with the Amended Note Purchase Agreement, we issued to Jackson 100,000 shares of common stock and a warrant to purchase up to 24,332 shares of common stock at an exercise price of $3.06 per share, which is exercisable six months from October 27, 2022, and expires on October 27, 2027.

On October 27, 2022, in connection with the Amended Note Purchase Agreement, the Jackson Note and Amendment No. 27 (as defined below), we, Jackson and MidCap (as defined below) entered into the Fifth Amendment to Intercreditor Agreement (the “Fifth Amendment”), which amended the Intercreditor Agreement, dated September 15, 2017, by and between us, Jackson and MidCap, as amended. The Fifth Amendment, among other things, permits the increase of the credit commitments under the Credit and Security Agreement as amended by Amendment No. 27 to $32.5 million. On October 27, 2022, in connection with the Amended Note Purchase Agreement, we also entered into an Omnibus Amendment and Reaffirmation Agreement with Jackson, which, among other things, amended (i) the Amended and Restated Security Agreement, dated as of September 15, 2017, as amended, and (ii) the Amended and Restated Pledge Agreement, dated as of September 15, 2017, as amended, to reflect certain of the terms as updated and amended by the Amended Note Purchase Agreement.

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Amendment to Credit and Security Agreement with MidCap

On October 27, 2022, we entered into Amendment No. 27 with MidCap, which amended the Credit and Security Agreement (“Amendment No. 27”) with MidCap Funding IV Trust as successor by assignment to MidCap Funding X Trust, dated April 8, 2015 (“MidCap”), which amended the Credit and Security Agreement, dated April 8, 2015 (as amended, the “Credit and Security Agreement”). Amendment No. 27, among other things, (i) increased the revolving loan commitment amount from $25 million to $32.5 million; (ii) extended the commitment expiry date from October 27, 2022 to September 6, 2024; and (iii) modified certain of the financial covenants. Pursuant to Amendment No. 27, as long as no default or event of default under the Credit and Security Agreement as amended by Amendment No. 27 exists, upon our written request and with the prior written consent of the agent and lenders, the Loan may be increased by up to $10 million in minimum amounts of $5 million tranches each, for an aggregate loan commitment amount of $42.5 million.

July 2022 Private Placement

On July 1, 2022, we entered into a securities purchase agreement with certain institutional and accredited investors for the issuance and sale of a private placement of 657,858 shares of common stock or pre-funded warrants to purchase shares of common stock, and warrants (the “July 2022 Warrants”) to purchase up to 657,858 shares of common stock, with an exercise price of $5.85 per share. The July 2022 Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and one-half years from the date of issuance. The combined purchase price for one share (or pre-funded warrant) and one associated warrant to purchase one share of common stock was $6.10.

In connection with the private placement, each investor entered into a warrant amendment agreement with us (collectively, the “Warrant Amendment Agreements”) to amend the exercise prices of certain existing warrants to purchase up to an aggregate of 657,858 shares of our common stock that were previously issued to the investors, with exercise prices ranging from $18.50 to $38.00 per share and expiration dates ranging from July 22, 2026 to November 1, 2026. The Warrant Amendment Agreements became effective upon the closing of the private placement and pursuant to the Warrant Amendment Agreements, the amended warrants have a reduced exercise price of $5.85 per share and expire five and one-half years following the closing of the private placement. We intend to use the net proceeds received from the private placement for general working capital purposes.

Headway Acquisition

On April 18, 2022, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Headway Workforce Solutions (“Headway”), and Chapel Hill Partners, LP, as the representatives of all the stockholders (collectively, the “Sellers”) of Headway (the “Seller’s Representative”), pursuant to which, among other things, we agreed to purchase all of the issued and outstanding securities of Headway in exchange for (i) a cash payment of $14,065 and (ii) 9,000,000 shares of our Series H Convertible Preferred Stock (the “Series H Preferred Stock”), with a value equal to the Closing Payment, as defined in the Stock Purchase Agreement (the “Headway Acquisition”). On May 18, 2022, the Headway Acquisition closed. The purchase price in connection with the Headway Acquisition was approximately $9,000,000.

Pursuant to certain covenants in the Stock Purchase Agreement, we may be subject to a Contingent Payment of up to $5,000 based on the Adjusted EBITDA (such term as defined in the Stock Purchase Agreement) of Headway during the Contingent Period (such term as defined in the Stock Purchase Agreement).

In connection with the Headway Acquisition, the Sellers’ Representative and certain of the Sellers entered into voting agreements whereby each will agree to, at every meeting of our stockholders, and at every adjournment or postponement thereof, to appear or issue a proxy to a third party to be present for purposes of establishing a quorum, and to vote all applicable shares in favor of each matter proposed and recommended for approval by our Board either in person or by proxy, amongst other provisions.

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For the Nine Months Ended October 1, 2022 and October 2, 2021

	Nine Months Ended		Nine Months Ended
	October 1, 2022	% of Revenue	October 2, 2021	% of Revenue	Growth
Revenue	$175,066	100.0%	$146,982	100.0%	19.1%
Cost of revenue	143,709	82.1%	120,324	81.9%	19.4%
Gross profit	31,357	17.9%	26,658	18.1%	17.6%
Operating expenses	32,556	18.6%	27,933	19.0%	16.6%
Loss from operations	(1,199)	-0.7%	(1,275)	-0.9%	-6.0%
Other (expenses) income	(2,292)	-1.3%	16,250	11.1%	-114.1%
Benefit (Provision) for income taxes	(65)	0.0%	(102)	-0.1%	-36.3%
Net (loss) income	$(3,556)	-2.0%	$14,873	10.1%	-123.9%

Revenue

For the nine months ended October 1, 2022, revenue increased by 19.1% to $175,066 as compared with $146,982 for the nine months ended October 2, 2021. Of that $28,084 increase, $33,074 was attributable to the Headway acquisition, partially offset by $311 organic revenue decline and $4,679 of unfavorable foreign currency translation.

Revenue for the nine months ended October 1, 2022 was comprised of $170,699 of temporary contractor revenue and $4,367 of permanent placement revenue, compared with $143,274 of temporary contractor revenue and $3,708 of permanent placement revenue for the nine months ended October 2, 2021, respectively.

Cost of revenue, Gross profit and Gross margin

Cost of revenue, excluding depreciation and amortization, includes the variable cost of labor and various non-variable costs (e.g., workers’ compensation insurance) relating to employees (temporary and permanent) as well as sub-contractors and consultants. For the nine months ended October 1, 2022, cost of revenue was $143,709, an increase of 19.4% from $120,324 for the nine months ended October 2, 2021, compared with revenue growth of 19.1%. Of that $23,385 increase, $28,049 was attributable to the Headway acquisition offset by a $778 decline in associated costs of our operations and $3,886 of favorable foreign currency translation.

Gross profit for the nine months ended October 1, 2022 was $31,357, an increase of 17.6% from $26,658 for the nine months ended October 2, 2021, representing gross margin of 17.9% and 18.1% for each period, respectively. The $4,699 increase was driven by $5,025 from the Headway acquisition and $468 of organic growth and partially offset by $794 of unfavorable foreign currency translation.

Operating expenses

Total operating expenses for the nine months ended October 1, 2022 were $32,556, an increase of 16.6% from $27,933 for the nine months ended October 2, 2021. The increase of $4,623 was driven primarily by Headway operating expenses of $4,450 as well as higher non-recurring costs, legal costs, and other costs associated with acquisitions efforts.

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Other expenses

Total other (expenses) income for the nine months ended October 1, 2022 were $(2,292), a decrease of 114.1% from $16,250 in the nine months ended October 2, 2021. The decrease was driven by the following: PPP forgiveness gain of $19,395 for the nine months ended October 2, 2021 compared to $0 for the nine months ended October 1, 2022, $3,030 interest expense and amortization of debt discount and deferred financing costs in the nine months ended October 1, 2022, which includes interest expense and amortization of $299 from the Headway acquisition, compared with the nine months ended October 2, 2021 of $(3,432), remeasuring our intercompany note for the nine months ended October 1, 2022 of $0 compared with losses from remeasuring our intercompany note in the nine months ended October 2, 2021 of $219. In addition, for the nine months ended October 1, 2022, we had other income of $738 compared to other income of $292 for the nine months ended October 2, 2021.

For the Three Months Ended October 1, 2022 and October 2, 2021

	Three Months Ended		Three Months Ended
	October 1, 2022	% of Revenue	October 2, 2021	% of Revenue	Growth
Revenue	$66,120	100.0%	$47,501	100.0%	39.2%
Cost of revenue	53,795	81.4%	37,877	79.7%	42.0%
Gross profit	12,325	18.6%	9,624	20.3%	28.1%
Operating expenses	11,830	17.9%	9,151	19.3%	29.3%
Loss from operations	495	0.7%	473	1.0%	4.7%
Other (expenses) income	599	0.9%	8,371	17.6%	-92.8%
Benefit (expense) from income taxes	(62)	-0.1%	(131)	-0.3%	-52.7%
Net (loss) income	$1,032	1.6%	$8,713	18.3%	-88.2%

Revenue

For the three months ended October 1, 2022, revenue increased by 39.2% to $66,120 as compared with $47,501 for the three months ended October 2, 2021. Of that $18,619 increase, $21,822 was attributable to the Headway acquisition which was partially offset by a $770 decrease in the Company’s other operations and $2,433 of unfavorable foreign currency translation.

Revenue for the three months ended October 1, 2022 was comprised of $64,733 of temporary contractor revenue and $1,387 of permanent placement revenue, compared with $46,168 and $1,333 for the three months ended October 2, 2021, respectively.

Cost of revenue, Gross profit and Gross margin

Cost of revenue, excluding depreciation and amortization, includes the variable cost of labor and various non-variable costs (e.g., workers’ compensation insurance) relating to employees (temporary and permanent) as well as sub-contractors and consultants. For the three months ended October 1, 2022, cost of revenue was $53,795, an increase of 42.0% from $37,877 in the three months ended October 2, 2021, compared with revenue growth of 39.2%. Of that $15,918 increase, $18,129 was attributable to the Headway acquisition which was partially offset by a $209 decline in associated costs of the Company’s other operations and $2,002 of favorable foreign currency translation.

Gross profit for the three months ended October 1, 2022 was $12,325, an increase of 28.1% from $9,624 for the three months ended October 2, 2021, representing gross margin of 18.6% and 20.3% for each period, respectively. The increase of $2,701 was driven by $3,693 from the Headway acquisition and partially offset by $564 of loss from our other operations and $428 of unfavorable foreign currency translation.

Operating expenses

Total operating expenses for the three months ended October 1, 2022 were $11,830, an increase of 29.3% from $9,151 for the three months ended October 2, 2021. The increase of $2,679 was driven primarily by Headway operating expenses of $2,856 which was offset by a reduction in non-recurring costs, legal, and other costs associated with acquisitions efforts.

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Other expenses

Total other expenses for the three months ended October 1, 2022 was $599, a decrease of 92.8% from other income of $8,371 in the three months ended October 2, 2021. The decrease was driven by the following: PPP forgiveness gain of $9,504 for the three months ended October 2, 2021 compared to $0 for the three months ended October 1, 2022, $1,127 interest expense and amortization of debt discount and deferred financing costs in the three months ended October 1, 2022, which includes interest expense and amortization of $187 from the Headway acquisition, compared with the three months ended October 2, 2021 of $1,006, gain from remeasuring our intercompany note in the three months ended October 1, 2022 of $1,009 compared with loss from remeasuring our intercompany note in the three months ended October 2, 2021 of $315. In addition, in the three months ended October 1, 2022, we had other income of $717 compared with other loss of $188 for the three months ended October 2, 2021.

For the Years Ended January 1, 2022 and January 2, 2021

	Fiscal 2021	% of Revenue	Fiscal 2020	% of Revenue	Growth (decline)
Revenue	$197,770	100.0%	$204,527	100.0%	(3.3)%
Cost of revenue	163,903	82.9%	169,714	83.0%	(3.4)%
Gross profit	33,867	17.1%	34,813	17.0%	(2.7)%
Operating expenses	41,167	20.8%	43,593	21.3%	(5.6)%
(Loss) from operations	(7,300)	(3.7)%	(8,780)	(4.3)%	16.9%
Other income (expenses)	15,101	7.6%	(6,962)	(3.4)%	316.9%
Benefit for income taxes	357	0.2%	100	(0.0)%	257.0%
Net income (loss)	$8,158	4.1%	$(15,642)	(7.6)%	152.2%

Revenue

Fiscal 2021 revenue decreased by 3.3% to $197,770 as compared with $204,527 for Fiscal 2020. Of that decline, $10,848 was attributable to organic revenue decline, slightly offset by $4,091 of favorable foreign currency translation. Within organic revenue, temporary contractor revenue declined $9,175 and permanent placement declined $1,673. The primary driver of temporary contractor revenue decline was due to the sale of firstPRO and government-mandated lockdowns in Fiscal 2021 due to the Covid-19 outbreaks.

Revenue in Fiscal 2021 was comprised of $192,756 of temporary contractor revenue and $5,014 of permanent placement revenue, compared with $198,066 and $6,461 for Fiscal 2020, respectively.

Cost of revenue, Gross profit and gross margin

Cost of revenue includes the variable cost of labor and various non-variable costs (e.g., workers’ compensation insurance) relating to employees (temporary and permanent) as well as sub-contractors and consultants. For Fiscal 2021, cost of revenue was $163,903, a decrease of 3.4% from $169,714 in Fiscal 2020, compared with revenue decline of 3.3%.

Gross profit for Fiscal 2021 was $33,867, a decrease of 2.7% from $34,813 for Fiscal 2020, representing gross margin of 17.1% and 17.0% for each period, respectively. The increase was driven by $674 of favorable foreign currency translation and $1,620 of organic decline.

Operating expenses

Operating expenses for Fiscal 2021 were $41,167, a decrease of 5.6% from $43,593 for Fiscal 2020. The decrease in operating expenses was driven by headcount reductions, lower variable costs, and cost savings initiatives. Included in the 2021 total of $42,741 is $3,104 for impairment of goodwill.

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Other Income and Expenses

Other income (expenses) for Fiscal 2021 were $15,101, an increase of 316.9% from $(6,962) in Fiscal 2020. The increase was driven primarily by the PPP forgiveness gain of $19,609. This was partially offset by $4,215 interest expense and amortization of debt discount and deferred financing costs in Fiscal 2021 compared with $7,195 in Fiscal 2020; other loss of $33 in Fiscal 2021 versus other gain of $125 in Fiscal 2020, and $260 loss in remeasuring the intercompany note in Fiscal 2021 compared with a gain of $584 in Fiscal 2020.

KPIs and Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we also use non-GAAP financial measures and Key Performance Indicators (“KPIs”) in addition to our GAAP results. We believe non-GAAP financial measures and KPIs may provide useful information for evaluating our cash operating performance, ability to service debt, compliance with debt covenants and measurement against competitors. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be comparable to similarly entitled measures reported by other companies.

We present the following non-GAAP financial measure and KPIs in this report:

Revenue and Gross Profit by Business Streams We use this KPI to measure our mix of Revenue and respective Gross Profit between our two main lines of business due to their differing margins. For clarity, these lines of business are not our operating segments, as this information is not currently regularly reviewed by the chief operating decision maker to allocate capital and resources. Rather, we use this KPI to benchmark us against the industry.

The following table details Revenue and Gross Profit by sector:

	Three Months Ended				Nine Months Ended
	October 1, 2022	Mix	October 2, 2021	Mix	October 1, 2022	Mix	October 2, 2021	Mix

Revenue
Commercial Staffing – US	$25,940	39%	$29,601	62%	$83,350	48%	$88,240	60%
Professional Staffing – US	25,756	39%	4,536	10%	45,292	26%	12,215	8%
Professional Staffing – UK	14,424	22%	13,364	28%	46,424	27%	46,527	32%
Total Service Revenue	$66,120		$47,501		$175,066		$146,982

Gross Profit
Commercial Staffing – US	$5,034	41%	$5,195	54%	$15,197	48%	$15,422	58%
Professional Staffing – US	4,715	38%	1,200	12%	8,286	26%	3,146	12%
Professional Staffing – UK	2,576	21%	3,229	34%	7,874	25%	8,090	30%
Total Gross Profit	$12,325		$9,624		$31,357		$26,658

Gross Margin
Commercial Staffing – US	19.4%		17.6%		18.2%		17.5%
Professional Staffing – US	18.3%		26.5%		18.3%		25.8%
Professional Staffing – UK	17.9%		24.2%		17.0%		17.4%
Total Gross Margin	18.6%		20.3%		17.9%		18.1%

	Fiscal 2021	Mix	Fiscal 2020	Mix

Revenue
Commercial Staffing - US	$118,879	60%	$113,970	56%
Professional Staffing - US	16,519	8%	23,477	11%
Professional Staffing - UK	62,372	32%	67,080	33%
Total Service Revenue	$197,770		$204,527

Gross Profit
Commercial Staffing - US	$20,801	61%	$17,845	51%
Professional Staffing - US	4,476	13%	7,546	22%
Professional Staffing - UK	8,590	26%	9,422	27%
Total Gross Profit	$33,867		$34,813

Gross Margin
Commercial Staffing - US	17.5%		15.7%
Professional Staffing - US	27.1%		32.1%
Professional Staffing - UK	13.8%		14.0%
Total Gross Margin	17.1%		17.0%

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Adjusted EBITDA This measure is defined as net income (loss) attributable to common stock before: interest expense, benefit from income taxes; depreciation and amortization; acquisition, capital raising and other non-recurring expenses; other non-cash charges; impairment of goodwill; re-measurement gain on intercompany note; restructuring charges; gain from sale of business; PPP Forgiveness Gain; other income; and charges we consider to be non-recurring in nature such as legal expenses associated with litigation, professional fees associated potential and completed acquisitions. We use this measure because we believe it provides a more meaningful understanding of our profit and cash flow generation.

	Three Months Ended		Nine Months Ended		Trailing Twelve Months
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net loss	$1,032	$8,713	$(3,556)	$14,873	$(10,200)	$12,632

Interest expense	891	814	2,512	3,068	3,301	4,506
(Benefit) expense from income taxes	62	131	65	102	(392)	247
Depreciation and amortization	1,023	880	2,658	2,486	3,289	3,330
EBITDA	$3,008	$10,538	$1,679	$20,529	$(4,073)	$20,715

Acquisition, capital raising and other non-recurring expenses (1)	1,788	321	4,375	2,802	4,847	5,024
Other non-cash charges (2)	7	8	32	344	253	450
Impairment of Goodwill	-	-	-	-	3,104	-
Re-measurement gain on intercompany note	(1,009)	315	-	219	-	(712)
Deferred consideration settlement	-	-	-	-	-	41
PPP Forgiveness Gain	-	(9,504)	-	(19,609)	-	(19,609)
Gain on sale of business	-	-	-	-	-	95
Other (income) loss	(717)	(188)	(738)	(292)	(412)	(296)
Adjusted EBITDA	$3,077	$1,490	$5,348	$3,993	$3,719	$5,708

Adjusted EBITDA of Divested Business (3)					$-	$101

Pro Forma Adjusted EBITDA (4)					$3,719	$5,809

Adjusted Gross Profit (5)					$35,866	$34,945

Adjusted EBITDA as percentage of Adjusted Gross Profit					10.4%	16.6%

(1)	Acquisition, capital raising, and other non-recurring expenses primarily relate to capital raising expenses, acquisition and integration expenses, and legal expenses incurred in relation to matters outside the ordinary course of business. Due to government mandated restrictions, the Company had to temporarily close some of its offices and, due to social distancing restrictions, could not make full use of these facilities for significant periods of time during 2021.

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(2)	Other non-cash charges primarily relate to staff option and share compensation expense, expense for shares issued to directors for board services, and consideration paid for consulting services.

(3)	Adjusted EBITDA of Divested Business for the period prior to the divestment date.

(4)	Pro Forma Adjusted EBITDA excludes the Adjusted EBITDA of Divested Business for the period prior to the divestment date.

(5)	Adjusted Gross Profit excludes gross profit of business divested in September 2020, for the period prior to divestment date.

	Fiscal 2021	Fiscal 2020
Net Income (Loss)	$8,158	$(15,642)

Interest expense	3,856	7,195
Benefit from income taxes	(357)	(100)
Depreciation and amortization	3,118	3,677
EBITDA	$14,775	$(4,870)

Acquisition, capital raising and other non-recurring expenses (1)	3,510	6,714
Other non-cash charges (2)	361	662
Impairment of Goodwill	3,104	2,969
Re-measurement gain on intercompany note	260	(584)
Restructuring charges	-	21
Gain from sale of business	-	(124)
PPP Forgiveness Gain	(19,609)	-
Other loss (income)	33	(125)
Adjusted EBITDA	$2,434	$4,663

Adjusted EBITDA of Divested Business (3)	$-	$(507)

Pro Forma Adjusted EBITDA (4)	$2,434	$4,156

Adjusted Gross Profit (5)	$33,867	$31,199

Adjusted EBITDA as percentage of Adjusted Gross Profit	7.2%	14.9%

(1)	Acquisition, capital raising, and other non-recurring expenses primarily relate to capital raising expenses, acquisition and integration expenses, and legal expenses incurred in relation to matters outside the ordinary course of business. Due to government mandated restrictions, the Company had to temporarily close some of its offices and, due to social distancing restrictions, could not make full use of these facilities for significant periods of time during the year.

Operating Leverage This measure is calculated by dividing the growth in Adjusted EBITDA by the growth in Adjusted Gross Profit, on a trailing 12-month basis. We use this KPI because we believe it provides a measure of our efficiency for converting incremental gross profit into Adjusted EBITDA.

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	October 1, 2022	October 2, 2021

Gross Profit - TTM (Current Period)	$35,866	$34,945
Gross Profit - TTM (Prior Period)	34,945	32,479
Gross Profit - Growth (Decline)	$921	$2,466

Adjusted EBITDA - TTM (Current Period)	$3,719	$5,708
Adjusted EBITDA - TTM (Prior Period)	5,708	5,442
Adjusted EBITDA - Growth (Decline)	$(1,989)	$266

Operating Leverage	-216.0%	10.8%

	Fiscal 2021	Fiscal 2020

Gross Profit - TTM (Current Period)	$33,867	$34,813
Gross Profit - TTM (Prior Period)	34,813	48,309
Gross Profit - Growth (Decline)	$(946)	$(13,496)

Adjusted EBITDA - TTM (Current Period)	$2,434	$4,663
Adjusted EBITDA - TTM (Prior Period)	4,663	9,778
Adjusted EBITDA - Growth (Decline)	$(2,229)	$(5,115)

Operating Leverage	236%	38%

Leverage Ratio Calculated as Total Debt, Net, gross of any Original Issue Discount (includes Redeemable Series H Preferred Stock), divided by Pro Forma Adjusted EBITDA for the trailing 12-months. We use this KPI as an indicator of our ability to service debt prospectively.

	October 1, 2022		October 2, 2021

Total Term Debt, Net	$17,701		$14,357
Addback: Total Debt Discount and Deferred Financing Costs	660		235
Total Debt	$18,361		$14,592

TTM Adjusted EBITDA	$3,759		$5,708

Pro Forma TTM Adjusted EBITDA	$3,759		$5,809

Pro Forma Leverage Ratio	4.88	x	2.5	x

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	Fiscal 2021		Fiscal 2020

Total Term Debt, Net	$9,502		$54,810
Addback: Total Debt Discount and Deferred Financing Costs	256		559
Total Debt	$9,758		$55,369

TTM Adjusted EBITDA	$2,434		$4,663

Pro Forma TTM Adjusted EBITDA	$2,434		$4,156

Pro Forma Leverage Ratio	4.01	x	13.32	x

Operating Cash Flow Including Proceeds from Accounts Receivable Financing calculated as net cash (used in) provided by operating activities plus net proceeds from accounts receivable financing. Because much of our temporary payroll expense is paid weekly and in advance of clients remitting payment for invoices, operating cash flow is often weaker in staffing companies where revenue and accounts receivable are growing. Accounts receivable financing is essentially an advance on client remittances and is primarily used to fund temporary payroll. As such, we believe this measure is helpful to investors as an indicator of our underlying operating cash flow.

On February 8, 2018, CBS Butler Holdings Limited (“CBS Butler”), Staffing 360 Solutions Limited and The JM Group, entered into a new arrangement with HSBC Invoice Finance (UK) Ltd (“HSBC”) which provides for HSBC to purchase the subsidiaries’ accounts receivable up to an aggregate amount of £11,500 across all three subsidiaries. The terms of the arrangement provide for HSBC to fund 90% of the purchased accounts receivable upfront and a secured borrowing line of 70% of unbilled receivables capped at £1,000 (within the overall aggregate total facility of £11,500). The arrangement has an initial term of 12 months, with an automatic rolling three-month extension and carries a service charge of 1.80%. Under ASU 2016-16, “Statement of Cash Flows (Topic 230, Classification of Certain Cash Receipts and Cash Payments, a consensus of the FASB Emerging Issues Task Force), the upfront portion of the sale of accounts receivable is classified within operating activities, while the deferred purchase price portion (or beneficial interest), once collected, is classified within investing activities. On April 20, 2020, the terms of the loan with HSBC were amended whereby no capital repayments will be made between April 2020 to September 2020, and only interest payments will be made during this time. On May 15, 2020, we entered into a three-year term loan with HSBC in the UK for £1,000.

	Nine Months Ended
	October 1, 2022	October 2, 2021

Net cash flow used in operating activities	$(8,282)	$(9,774)

Collection of UK factoring facility deferred purchase price	5,282	5,349

Repayments on accounts receivable financing	(3,345)	(3,659)

Net cash used in operating activities including proceeds from accounts receivable financing	$(6,345)	$(8,084)

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	Fiscal 2021	Fiscal 2020

Net cash flow used in operating activities	$(14,634)	$(14,256)

Collection of UK factoring facility deferred purchase price	7,311	8,654

Repayments on accounts receivable financing	(1,779)	(2,426)

Net cash used in operating activities including proceeds from accounts receivable financing	$(9,102)	$(8,028)

The Leverage Ratio and Operating Cash Flow Including Proceeds from Accounts Receivable Financing should be considered together with the information in the “Liquidity and Capital Resources” section, immediately below.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Historically, we have funded our operations through term loans, promissory notes, bonds, convertible notes, private placement offerings and sales of equity.

Our primary uses of cash have been for debt repayments, repayment of deferred consideration from acquisitions, professional fees related to our operations and financial reporting requirements and for the payment of compensation, benefits and consulting fees. The following trends may occur as we continue to execute on our strategy:

●	an increase in working capital requirements to finance organic growth;
●	addition of administrative and sales personnel as the business grows;
●	increases in advertising, public relations and sales promotions for existing and new brands as we expand within existing markets or enter new markets;
●	a continuation of the costs associated with being a public company; and
●	capital expenditures to add technologies.

As of and for the nine months ended October 1, 2022, we had a working capital deficiency of $13,761, accumulated deficit of $87,577, and a net loss of $3,556.

The accompanying financial statements have been prepared in conformity with GAAP, which contemplate our continuation as a going concern. We have unsecured payments due in the next 12 months associated with a historical acquisition and secured current debt arrangements representing approximately $4,795 which are in excess of cash and cash equivalents on hand as of October 1, 2022, in addition to funding operational growth requirements. Historically, we have funded such payments either through cash flow from operations or the raising of capital through additional debt or equity. If we are unable to obtain additional capital, such payments may not be made on time. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments or classifications that may result from our possible inability to continue as a going concern.

In addition, beginning in January 2023, we will have numerous contractual lease obligations representing an aggregate of approximately $8,693 related to current lease agreements. We intend to fund the majority of this by a combination of cash flow from operations, as well as the raising of capital through additional debt or equity.

The financial statements included in this prospectus have been prepared assuming that we will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity, capital requirements and that our credit facilities with our lenders will remain available to us.

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Operating activities for the nine months ended October 1, 2022 and October 2, 2021

For the nine months ended October 1, 2022, net cash used in operating activities of $8,282 was primarily attributable to net loss of $3,556 and changes in operating assets and liabilities totaling $8,473, offset by non-cash adjustments of $3,747. Changes in operating assets and liabilities primarily relate to a decrease in accounts receivable of $6,114, decrease in prepaid expenses and other current assets of $1,854, decrease in other assets of $944, increase in other current liabilities of $357, increase in other long-term liabilities of $1,040 and a decrease in accounts payable and accrued expense of $1,083. Total non-cash adjustments of $3,747 primarily include depreciation and amortization of intangible assets of $2,140, stock-based compensation of $325, amortization of debt discounts and deferred financing of $518, right of use assets amortization of $1,066 and bad debt expense of $302.

For the nine months ended October 2, 2021, net cash used in operations of $9,774 was primarily attributable to net income of $14,873 and changes in operating assets and liabilities totaling $(9,206), offset by non-cash adjustments of $(15,441). Changes in operating assets and liabilities primarily relate to a decrease in accounts receivable of $5,343, decrease in prepaid expenses and other current assets of $289, decrease in other assets of $438, decrease in current liabilities of $105, decrease in long term liabilities of $349, decrease in accounts payable and accrued expense of $2,356 and decrease in payables to related parties of $326. Total non-cash adjustments of $(15,441) primarily include forgiveness of PPP loan and related accrued interest of $19,609, offset by foreign currency re-measurement loss on intercompany loan of $219, depreciation and amortization of intangible assets of $2,122, stock-based compensation of $350, amortization of debt discounts and deferred financing of $365, right of use assets amortization of $852 and bad debt expense of $260.

Investing activities for the nine months ended October 1, 2022 and October 2, 2021

For the nine months ended October 1, 2022, net cash flows provided by investing activities totaled $5,958 primarily due to the acquisition of Headway, net of cash acquired, totaling $1,395 and $5,282 related to collection of UK factoring facility deferred purchase price, partially offset by purchase of property and equipment of $719.

For the nine months ended October 2, 2021, net cash flows provided by investing activities was $5,249, of which $5,349 was related to collection of the beneficial interest from HSBC and partially offset by purchase of property and equipment of $100.

Financing activities for the nine months ended October 1, 2022 and October 2, 2021

For the nine months ended October 1, 2022, net cash flows used in financing activities totaled $358 primarily due to proceeds from sale of common stock of $4,013, and proceeds from term loan of $67, offset by repayments of $3,345 on accounts receivable financing, net, repayment of term loan of $379, payment of $160 towards the Headway earnout, and third party financing costs of $554.

For the nine months ended October 2, 2021, net cash flows used in financing activities totaled $3,574 primarily due to proceeds from sale of common stock of $33,769, proceeds from related party note of $130, and proceeds from sale of Series F Preferred Stock of $4,698, offset by repayments of $3,659 on accounts receivable financing, net, repayment of term loan of $29,244, dividends paid to Jackson of $591, redemption of Series E preferred stock of $4,908 and third party financing costs of $3,769.

Operating activities for the years ended January 1, 2022 and January 2, 2021

For Fiscal 2021, net cash used in operations of $14,634 was primarily attributable to changes in operating assets and liabilities totaling $11,601 and net income of $8,158, offset by non-cash adjustments of $11,191. Changes in operating assets and liabilities primarily relates to a decrease in accounts receivable of $3,765, decrease in accounts payable and accrued expenses of $2,479, decrease in interest payable - related party of $733, decrease in other current liabilities of $197, decrease in other assets of $50, and decrease in other long-term liabilities of $4,636, offset by increase in prepaid expenses of $260. Non-cash add backs of $11,191 primarily relates to PPP loan forgiveness of $19,609, offset by amortization of intangible assets and depreciation of $2,758, impairment of goodwill of $3,104, right of use assets amortization of $1,299, amortization of debt discount and deferred financing of $359, stock-based compensation of $377, bad debt expense of $260, and remeasurement gain on intercompany note of $260.

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For Fiscal 2020, net cash used in operations of $14,256 was primarily attributable to changes in operating assets and liabilities totaling $7,800 and a net loss of $15,642, offset by non-cash adjustments of $9,186. Changes in operating assets and liabilities primarily relates to a decrease in accounts receivable of $7,314, decrease in other assets of $941, increase in accounts payable and accrued expenses of $1,659, decrease in other current liabilities of $2,058, and decrease in other long-term liabilities of $1,657, offset by increase in accounts payable - related party of $1,598, increase in prepaid expenses of $427, and increase in other of $424. Non-cash add backs of $9,186 primarily relates to amortization of intangible assets and depreciation of $3,275, right of use assets amortization of $1,521, amortization of debt discount and deferred financing of $559, stock-based compensation of $637, bad debt expense of $933, and write-off of goodwill of $2,969, offset by remeasurement gain on intercompany note of $584 and gain on sale of subsidiary of $124.

Investing activities for the years ended January 1, 2022 and January 2, 2021

For Fiscal 2021, net cash flows provided by investing activities was $7,062, of which $7,311 was related to the collection of the UK factoring facility deferred purchase price, partially offset by purchase of property and equipment of $249.

For Fiscal 2020, net cash flows provided by investing activities was $11,697, of which $8,654 was from the collection of UK factoring facility deferred purchase price and $3,300 was attributable to proceeds from the sale of a subsidiary, partially offset by purchase of property and equipment of $257.

Financing activities for the years ended January 1, 2022 and January 2, 2021

For Fiscal 2021, net cash flows used in financing activities totaled $1,799, of which $43,019 related to proceeds from common stock, $4,698 related to proceeds from Series F Preferred Stock, and $130 related to proceeds from related party note, offset by $34,076 of repayments on term loan, $4,908 of redemption of Series E Preferred Stock-related party, $1,778 of repayments on accounts receivable financing, net, payment of third-party financing costs of $4,695, and dividends paid to related parties of $591.

For Fiscal 2020, net cash flows provided by financing activities totaled $11,553, of which $2,426 relates to repayments on accounts receivable financing, net, payment of third-party financing costs of $795, dividends paid to related parties of $3,333, redemption of Series E Preferred Stock of $1,920, repayment of term loans of $4,734; and financing costs - related party of $488; offset by proceeds from equity raise of $4,634, proceeds from PPP Loans of $19,395 and proceeds from term loans of $1,220.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. We base our estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from its estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected. Significant estimates for Fiscal 2021 and Fiscal 2020 include the valuation of intangible assets, including goodwill, liabilities associated with earn-out obligations, testing long-lived assets for impairment and valuation reserves against deferred tax assets.

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Legal Contingencies and Expenses

From time to time, we may become involved in various claims, disputes and legal or regulatory proceedings that arise in the ordinary course of business and relate to contractual and other obligations. We assess our potential contingent and other liabilities by analyzing its claims, disputes and legal and regulatory matters using all available information and developing its views on estimated losses in consultation with its legal and other advisors. We determine whether a loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. If the contingency is not probable or cannot be reasonably estimated, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss may be incurred. Expenses associated with legal contingencies are expensed as incurred.

Income Taxes

We utilize Accounting Standards Codification (“ASC”) Topic 740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

We apply the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to our liability for income taxes. Any such adjustment could be material to our results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of the date of this filing, we are current on all corporate, federal and state tax returns. Our policy is to record interest and penalties related to unrecognized tax benefits as income tax expense.

Business Combinations

In accordance with ASC 805, “Business Combinations,” we record acquisitions under the purchase method of accounting, under which the acquisition purchase price is allocated to the assets acquired and liabilities assumed based upon their respective fair values. We utilize management estimates and, in some instances, may retain the services of an independent third-party valuation firm to assist in determining the fair values of assets acquired, liabilities assumed and contingent consideration granted. Such estimates and valuations require us to make significant assumptions, including projections of future events and operating performance.

Goodwill

Goodwill relates to amounts that arose in connection with various acquisitions and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the purchase method of accounting. Goodwill is not amortized, but it is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, a decline in the equity value of the business, a significant adverse change in certain agreements that would materially affect reported operating results, business climate or operational performance of the business and an adverse action or assessment by a regulator.

In accordance with ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350) Testing Goodwill for Impairment, or ASU 2011-08, we are required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. During the year ended January 2, 2021, we changed our annual measurement date from the first day of the fiscal fourth quarter to the last day of the fiscal year end. A reporting unit is either the equivalent of, or one level below, an operating segment. We early adopted the provisions in ASU 2017-04, which eliminates the second step of the goodwill impairment test. As a result, our goodwill impairment tests include only one step, which is a comparison of the carrying value of each reporting unit to its fair value, and any excess carrying value, up to the amount of goodwill allocated to that reporting unit, is impaired.

The carrying value of each reporting unit is based on the assignment of the appropriate assets and liabilities to each reporting unit. Assets and liabilities were assigned to each reporting unit if the assets or liabilities are employed in the operations of the reporting unit and the asset and liability is considered in the determination of the reporting unit fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and treasury stock method will be no longer available. ASU 2020-06 is applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. We adopted this ASU in Fiscal 2022. This standard did not have an impact on our financial statements.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 26, 2022, the Audit Committee (the “Audit Committee”) of our Board dismissed BDO USA LLP (“BDO”) as our independent registered public accounting firm, as of the same date.

The reports of BDO on our consolidated financial statements for the fiscal years ended January 1, 2022 and January 2, 2021, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that BDO’s reports dated April 16, 2021 and June 24, 2022 each contained an explanatory paragraph stating there was substantial doubt about our ability to continue as a going concern.

During the fiscal years ended January 1, 2022 and January 2, 2021, and the subsequent interim period through August 26, 2022, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in connection with its reports on our consolidated financial statements for such years. Also during this time, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, except to note, for the years ended January 1, 2022 and January 2, 2021 and for each of the quarters ended April 2, 2022 and July 2, 2022, that management identified a material weakness in our internal control over financial reporting related to the number of competent finance personnel to appropriately account for, review and disclose the completeness and accuracy of transactions entered into by us, and for the year ended January 1, 2022 and for each of the quarters ended April 2, 2022 and July 2, 2022, that management identified a material weakness related to the design and operating effectiveness over forecasts used in our annual goodwill impairment evaluation.

We provided BDO with a copy of the foregoing disclosures and requested that BDO furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us set forth above. A copy of BDO’s letter, dated November 7, 2022, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On August 26, 2022, the Audit Committee engaged Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022, effective immediately. During the fiscal years ended January 1, 2022 and January 2, 2021, and the subsequent interim period through August 26, 2022, neither us nor anyone on our behalf consulted with Baker Tilly regarding (i) the application of accounting principles to any specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Baker Tilly concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

Board Composition

Our Board consists of six directors as follows:

Class I: Dimitri Villard, Nicholas Florio and Vincent Cebula;

Class II: Jeff Grout and Alicia Barker; and

Non-Classified: Brendan Flood.

Under our Amended and Restated Certificate of Incorporation and Bylaws, the Board is divided into Class I and Class II directors, and any directors not classified are non-classified directors. Each Class I director seat is up for election at the annual meeting of stockholders occurring in calendar year 2021 and every two years thereafter, each Class II director seat is up for election at the annual meeting of stockholders occurring in calendar year 2020 and every two years thereafter, and any non-classified directors are up for election at every annual meeting of stockholders and, in each case, until his or her successor shall be elected and qualified, unless sooner displaced. Our shareholders approved the appointment of our two Class II and one non-classified director at our annual shareholder meeting on December 30, 2022.

Executive Officers and Directors

The name, age and position of our executive officers and directors are set forth below.

Name and Address	Age	Positions
Brendan Flood	58	Chairman, Chief Executive Officer, President and Director
Joe Yelenic	61	Senior Vice President, Corporate Finance (Principal Financial Officer)
Nick Koutsivitis	48	Senior Vice President, Corporate Controller (Principal Accounting Officer)
Alicia Barker	52	Chief Operating Officer, Executive Vice President and Director
Dimitri Villard	79	Director
Jeff Grout	70	Director
Nicholas Florio	59	Director
Vincent Cebula	59	Director

Brendan Flood, Chairman, Chief Executive Officer, President and Director. Mr. Flood has been the Chairman or Executive Chairman and a Director of the Company since January 7, 2014. He assumed the role of Chairman and Chief Executive Officer (“CEO”) on December 19, 2017 and has been in the staffing industry for over 20 years. Mr. Flood joined the Company upon the sale to us of his business, Initio International Holdings Limited (“Initio”), on January 3, 2014, where he was the chairman and chief executive officer. He had previously acquired Initio as part of a management buy-out, which he led, in January 2010. Prior to Initio, Mr. Flood worked in several staffing companies, including Hudson Global Resources Inc. (“Hudson Global Resources”), which he brought to the Nasdaq National Market on April 1, 2003 as a spin-off from Monsterworldwide Inc. (“Monsterworldwide”). His experience while at Monsterworldwide included numerous M&A transactions, operational management in both London and New York, and various senior financial roles. Mr. Flood graduated from Dublin City University in Ireland with a Bachelor of Arts Degree in Accounting and Finance. Mr. Flood’s strong financial background and years of experience at major staffing firms like Monsterworldwide and Hudson Global Resources qualifies him to be the President and Chief Executive Officer and Chairman of the Board of Directors given our core business in the staffing industry.

Joe Yelenic, Senior Vice President, Corporate Finance. Mr. Yelenic joined us as a result of the acquisition of Headway Workforce Solutions (“Headway”) on May 18, 2022. During his 18 years with Headway, he served in senior financial roles, including Director of Internal Audit and Chief Financial Officer. Mr. Yelenic was instrumental in overseeing Headway’s growth in revenues during this time. Mr. Yelenic assumed the role of President, Chief Operating Officer for Headway in January 2019. As a licensed CPA with over thirty-eight years of financial management experience, primarily in HR outsourcing and temporary staffing industries, Mr. Yelenic provides strategic financial and operational leadership in his role involving financial planning and analysis for the Company. His experience includes several M&A transactions beginning with the buyout of SPEC Group Holdings in 1994, where he helped facilitate six years of accelerated growth before its acquisition by TMP Worldwide. Mr. Yelenic graduated from Duquesne University in Pittsburgh Pennsylvania with a Bachelor of Science degree in accounting. Mr. Yelenic has served as the Company’s Senior Vice President, Corporate Finance since May 2022.

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Nick Koutsivitis, Senior Vice President, Corporate Controller. Mr. Koutsivitis brings to us more than 20 years of experience in accounting and leadership roles. From 2014 to 2017, he was our Corporate Controller. From 2017 to 2019, he was the CFO of a privately owned staffing company before returning to us in 2020. Mr. Koutsivitis has served as our Senior Vice President, Corporate Controller since 2020.

Alicia Barker, Chief Operating Officer, Executive Vice President and Director. Alicia Barker has served as a director on the Board since April 2018 and as Executive Vice President and Chief Operating Officer since July 2018. Ms. Barker brings over two decades of extensive human resources, communication and operational expertise to her role. From July 2016 to July 2018, she served as principal and owner of Act II Consulting, providing human resources consulting and professional coaching services to individuals and corporations. From May 2014 to May 2016, Ms. Barker served as senior vice president, Human Resources at Barker, a full-service advertising agency where she led talent procurement and executive development. She also previously served on the executive team as vice president, Human Resources at Hudson North America, a global talent solutions company, as vice president, Human Resources, at Grey Group, a global advertising and marketing agency, and before that, as Human Resources Director at Icon/Nicholson, which designs, develops, and produces prepackaged computer software. Over the past several years, Ms. Barker has held positions on not-for-profit boards in her local community. Ms. Barker was also solicited to be the Campaign Manager for the Mayoral Campaign in the town of Westfield, New Jersey during the 2018 election. Ms. Barker’s educational background includes a major in Communications, a SHRM-CP Certification in HR and a Professional Coaching Certification. Ms. Barker’s extensive human resources expertise qualifies her to be a director on the Board.

Dimitri Villard, Director. Dimitri Villard has been a director on the Board since July 2012. Mr. Villard was chairman and chief executive officer of Peer Media Technologies, Inc., a public company Internet technology business, from February 2009 to December 2012. Peer Media Technologies, Inc. changed its name from ARTISTdirect, Inc. in May 2010. Prior to that, Mr. Villard served as interim chief executive officer from March 6, 2008 and as a director from January 2005 until 2012. Mr. Villard has also served as president and a director of Pivotal BioSciences, Inc., a biotechnology company, from September 1998 to August 2018. In addition, since January 1982, he has served as president and director of Byzantine Productions, Inc. Previously, Mr. Villard was a director at the investment banking firm, SG Cowen and affiliated entities, a position held from January 1997 to July 1999. From 2004 to 2008, Mr. Villard served as chairman of the board of directors of Dax Solutions, Inc., an entertainment industry digital asset management venture, and from July 2012 until September 2013, he was a member of the board of directors of The Grilled Cheese Truck Company, a public company. He is also a member of the executive committee of the Los Angeles chapter of the Tech Coast Angels, a private venture capital group. Mr. Villard received a Bachelor of Arts from Harvard University and a Master of Science degree from China International Medical University. He serves on the Nominating and Corporate Governance Committee, the Compensation and Human Resources Committee and the Audit Committee. Mr. Villard’s experience as an officer and/or director of several public companies, as well as an investment banker, qualifies him to be a director on the Board.

Jeff Grout, Director. Jeff Grout has been a director on the Board since February 2014. He is a successful business speaker, consultant and coach. From 1980 to 2001, he served as U.K. managing director of Robert Half International, a leading international recruitment consultancy, and business manager to Sir Clive Woodward, head coach of the England Rugby Team. From 2001, Mr. Grout has been an independent business consultant specializing in leadership, people management, team building, peak performance, recruitment and retention issues. He has spoken at Henley Business School, Ashridge Management College, Cardiff Business School and the Danish Centre for Leadership, and his clients include Amazon, Deloitte, LinkedIn, British Airways, Barclays, Ernst & Young and Virgin. He holds several corporate advisory and executive coaching appointments and is also a successful business author. Mr. Grout has written books on leadership, recruitment, career success, the psychology of peak performance and his police detective father’s first murder case. His eighth book entitled What You Need to Know about Leadership was published in May 2011. Mr. Grout holds a Bachelor of Science in Economics from the London School of Economics and Political Science. Mr. Grout brings valuable operational experience within the staffing industry having grown the U.K. business of Robert Half International from $1 million to $100 million in sales and from 12 to 365 employees. He also identified and integrated several acquisitions of staffing businesses in the U.K. and continental Europe. He is the Chairman of our Compensation and Human Resources Committee and serves on the Nominating and Corporate Governance Committee and the Audit Committee. Mr. Grout’s extensive staffing industry experience, including his role as former Managing Director of Robert Half International, qualifies him to be a director on the Board.

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Nicholas Florio, Director. Nicholas Florio has been a director on the Board since May 2014. Mr. Florio provides business consulting and financial advice to a variety of closely held private businesses. He is a retired audit and accounting partner for Citrin Cooperman & Company, LLP (“Citrin Cooperman”). Mr. Florio has been with Citrin Cooperman for over 25 years. He currently serves as a consultant with Citrin Cooperman. With over 30 years of experience in the staffing and employment arena, Mr. Florio served as the practice leader of Citrin Cooperman’s employment and staffing area. Mr. Florio’s experience in this area included providing advice on corporate structuring; design of stock incentive and deferred compensation plans; merger and acquisition due diligence and consulting; among general business and tax advice. He was also a member of the board of directors of both the New York Staffing Association (“NYSA”) and New Jersey Staffing Association and was the president of the Industry Partner Group of NYSA for over 20 years. Prior to his retirement Mr. Florio was also a long-standing member of the Citrin Cooperman’s executive committee. A graduate of Pace University, Mr. Florio is a member of the New York State Society of Certified Public Accountants as well as the American Institute of CPAs. He is the Chairman of our Nominating and Corporate Governance Committee as of August 2022 and serves on the Audit Committee and the Compensation and Human Resources Committee. Mr. Florio’s acute knowledge of financial and accounting matters, with an emphasis in the staffing industry through his role as audit and accounting partner for Citrin Cooperman, qualifies him to be a director on the Board.

Vincent Cebula, Director. Vincent Cebula has been a director on the Board since July 2021. Mr. Cebula has a decades-long and successful history as an independent director in a number of both public and private companies, operating advisor and investor in special situations, including 35 years of experience in private equity, investment banking and operational restructurings. From 2013 through 2021, Mr. Cebula was Chief Operating Officer, Co-Founder and Operating Advisor of Solace Capital Partners, L.P. an alternative asset manager focused on distressed debt and special situation investment opportunities in middle-market companies. Earlier in his career, he was Managing Director at Oaktree Capital Management, LLC and its predecessor, Trust Company of the West, and later at Jefferies Capital Partners where he was active in investing on behalf of funds representing more than $4 billion in combined capital commitments. He began his career as an investment banker at Drexel Burnham Lambert. Mr. Cebula graduated from Wharton School, University of Pennsylvania summa cum laude earning a B.S. Economics degree with concentrations in Finance and Decision Science. He currently serves as an Independent Director on the board of Independence Contract Drilling, Inc., a publicly traded oil field services company, and on the board of another private company. Mr. Cebula is the Chairman of the Audit Committee as of August 2022 and serves on the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee. Mr. Cebula’s extensive skills and experience in business and finance, including corporate governance, capital markets and tax planning, qualifies him to be a director on the Board.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation Overview

The compensation program for our executive officers, as presented in the summary compensation table below, is administered by our Board and our Compensation and Human Resources Committee. The intent of our compensation program is to align our executives’ interests with those of our stockholders, while providing reasonable and competitive compensation.

The purpose of this executive compensation discussion is to provide information about the material elements of compensation that we pay or award to, or that is earned by: (i) the individual who served as our principal executive officer during Fiscal 2022; (ii) our two most highly compensated executive officers, other than the individual who served as our principal executive officer, who were serving as executive officers, as determined in accordance with the rules and regulations promulgated by the SEC, as of December 31, 2022, with compensation during Fiscal 2022 of $100,000 or more; and (iii) if applicable, up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that such individuals were not serving as executive officers on December 31, 2022. We refer to these individuals as our “named executive officers.” For Fiscal 2022, our named executive officers and the positions in which they served are:

●	Brendan Flood, our Chairman and Chief Executive Officer;

●	Joe Yelenic, our Senior Vice President of Corporate Finance; and

●	Alicia Barker, our Chief Operating Officer.

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The named executive officers, including our Chief Executive Officer, do not participate in any part of the process of reviewing and setting their own compensation levels. The Chief Executive Officer acts in an advisory capacity in setting compensation for executives other than himself and defers to the decisions of the Compensation and Human Resources Committee.

For Fiscal 2022, the compensation of our named executive officers consisted of salary, an annual cash bonus and equity awards, as well as benefits such as medical coverage, life insurance and 401(k) contributions.

All amounts presented in this section are in whole dollar amounts. All compensation amounts presented in British pounds have been translated using the foreign currency average exchange rates, unless otherwise indicated.

Compensation of Executive Officers

Summary Compensation Table

						All
	Fiscal	Salary	Bonus(1)	Stock Awards (2) (3)	Option Awards (4)	Other Compensation (5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Brendan Flood	Fiscal 2022	503,000	300,000	30,192	327,669	29,345	1,190,206
Chairman and Chief Executive Officer	Fiscal 2021	646,468	500,000	421,915	—	38,930	1,607,313
Alicia Barker	Fiscal 2022	275,018	217,513	34,206	—	28,385	555,122
Chief Operating Officer	Fiscal 2021	257,821	—	17,736	—	26,000	301,557
Joe Yelenic (6)	Fiscal 2022	200,000	99,000	—	—	—	299,000
Senior Vice President of Corporate Finance	Fiscal 2021	—	—	—	—	—	—

(1)	On January 27, 2022, Board approved, following the recommendation made by the Compensation and Human Resources Committee, the payment of an exceptional bonus equal to $500,000, less all applicable withholdings and deductions, to Mr. Flood for Fiscal 2021 (the “2021 Flood Bonus”), payable at Mr. Flood’s election in (i) a lump-sum cash payment; (ii) shares of our common stock, provided the common stock’s fair market value (determined in accordance with the 2021 Plan (as defined herein)) at the time of such election was at least $1.00 per share; or (iii) in a combination of cash and common stock, subject to the restrictions described in (ii) above, with such bonus to be paid to Mr. Flood as soon as administratively practicable in the 2022 calendar year; provided, however, that if due to our cash position, we were unable to pay the 2021 Flood Bonus to Mr. Flood by December 31, 2022, then the 2021 Flood Bonus would be paid to Mr. Flood, effective as of December 31, 2022, in shares of common stock, determined based on the common stock’s fair market value on the last trading day of the 2022 calendar year and irrespective of the restrictions described in (ii) above, and provided further that, in the event the fair market value of the common stock as of the last trading day of the 2022 calendar year was less than $1.00 per share, then the number of shares of common stock issued to Mr. Flood as of December 31, 2022 would not exceed 500,000 shares of common stock. On December 30, 2022, the last trading day of the 2022 calendar year, the fair market value of our common stock was $2.82 per share and on February 2, 2023, 177,305 shares were issued to Mr. Flood pursuant to the 2021 Flood Bonus.

(2)	Represents the amount recognized for financial statement reporting purposes in accordance with ASC Topic 718. Stock awards vest in full on the third anniversary of the grant date, and the value of stock award is based upon the fair value of the award at issuance over the vesting term on a straight-line basis. The fair value of the award is calculated by multiplying the number of restricted shares by the Company’s stock price on the date of issuance.

(3)	On January 27, 2022, Mr. Flood was granted 50,000 options expiring in 5 years. On December 28, 2022, Mr. Flood was issued 10,000 shares for board services at $3.02 per share. On January 11, 2022, April 12, 2022 and December 28, 2022, Ms. Barker was issued 200 shares at $9.65, 200 shares at $7.40 and 10,200 shares at $3.02, respectively. On October 21, 2021, Mr. Flood and Ms. Barker were issued 8,334 and 667 shares, respectively at $18.10 per share. On January 8, 2021, and October 21, 2021, Ms. Barker was issued 24 shares at $51.52 per share and 247 shares at $18.10 per share, respectively.

(4)

In accordance with SEC rules, this column reflects the aggregate fair value of the five (5) year option awards totaling $327,669 granted January 22, 2022 in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for share-based compensation transactions.

(5)	Includes vacation pay, car allowance, 401(k) match, pensions and life insurance premiums.

(6)	On November 4, 2022, the Board appointed Mr. Joe Yelenic, Senior Vice President, Corporate Finance, as our principal financial officer.

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Employment Agreements

The Flood Employment Agreement

On January 3, 2014, in connection with our acquisition of Initio, we entered into a services agreement (the “Flood Employment Agreement”) with Brendan Flood. Pursuant to the Flood Employment Agreement, Mr. Flood initially served as Executive Chairman of the Board. Mr. Flood was initially paid a salary of £192,000 per year, less statutory deductions, plus other benefits including reimbursement for reasonable expenses, paid vacation and insurance coverage for his roles with both us and our U.K. subsidiary. Under the Flood Employment Agreement, Mr. Flood’s salary is required to be adjusted (but not decreased) annually in connection with the CPI Adjustment (as defined in the Flood Employment Agreement). Mr. Flood is also entitled to an annual bonus of up to 50% of his annual base salary based on reaching certain financial milestones. Additionally, Mr. Flood was entitled to a gross profit appreciation participation, which entitled the participants to 10% of Initio’s “Excess Gross Profit,” which is defined as the increase in Initio gross profits in excess of 120% of the base year’s gross profit, up to $400,000. Mr. Flood’s participating level was 62.5%. On May 29, 2015, the Gross Profit Appreciation Bonus associated with this employment agreement was converted into 1,039,380 shares of Series A Preferred Stock. On January 8, 2021, all of his Series A Preferred Stock were converted into 45,100 shares of our common stock.

The Flood Employment Agreement had an initial term of five years and automatically renews thereafter unless 12 months’ written notice is provided by either party. It also includes customary non-compete/solicitation language for a period of 12 months after termination of employment, and in the event of a change in control, we may request that Mr. Flood continue employment with the new control entity. In December 2017, upon the reorganization of the Company and departure of Mr. Briand, Mr. Flood’s title was changed to Chairman and he assumed the roles of our Chief Executive Officer and President. On January 1, 2018, the Company increased his salary by the CPI Adjustment. On January 1, 2019 and on January 1, 2020, Mr. Flood was eligible for a CPI salary adjustment and chose to waive this adjustment. Effective January 1, 2020, Mr. Flood’s salary changed to $503,000 and bonus changed to up to 75% of his annual base salary.

The Barker Employment Agreement

We entered into an employment agreement with Alicia Barker that appointed her as our Chief Operating Officer effective July 1, 2018 (the “Barker Employment Agreement”). Ms. Barker also serves as a director on the Board and receives stock compensation for her service as a director on the Board.

Under the terms of the Barker Employment Agreement, Ms. Barker currently receives an annual base salary of $250,000 and is entitled to receive an annual performance bonus of up to 75% of her base salary based on the achievement of certain performance metrics. Ms. Barker’s base salary is required to be reviewed by the Board on an annual basis and may be increased, but not decreased, in its sole discretion. Ms. Barker is also entitled to reimbursement of certain out-of-pocket expenses incurred in connection with her services to the Company and to participate in the benefit plans generally made available to other executives of the Company. Effective January 1, 2021, Ms. Barker’s salary changed to $275,000.

In the event Ms. Barker is terminated without cause or for good reason (as such terms are defined in the Barker Employment Agreement), she is entitled to receive (subject to certain requirements, including signing a general release of claims): (i) any earned but unpaid base salary and vacation time, as well as unreimbursed expenses, through her termination date; (ii) severance pay in an amount equal to 12 months’ base salary; and (iii) any earned but unpaid performance bonus. In the event Ms. Barker is terminated for cause or without good reason, she is only entitled to receive any earned but unpaid base salary and vacation time, as well as unreimbursed expenses, through her termination date.

The Barker Employment Agreement also contains customary confidentiality, non-solicitation and non-disparagement clauses.

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The Yelenic Employment Agreement

We entered into an employment agreement with Joe Yelenic that appointed him as our Senior Vice President, Corporate Finance effective April 18, 2022 (the “Yelenic Employment Agreement”).

Under the terms of the Yelenic Employment Agreement, Mr. Yelenic currently receives an annual base salary of $320,000 and is entitled to receive an annual performance bonus of up to $140,000 based on the achievement of certain performance metrics. The Yelenic Employment Agreement will continue in effect unless terminated by either party upon written notice provided of not less than six months. Mr. Yelenic is also entitled to reimbursement of certain out-of-pocket expenses incurred in connection with his services to the Company and to participate in the benefit plans generally made available to other executives of the Company.

In the event Mr. Yelenic is terminated without cause or for good reason (as such terms are defined in the Yelenic Employment Agreement), he is entitled to receive (subject to certain requirements, including signing a general release of claims) (i) any earned but unpaid base salary and vacation time, as well as unreimbursed expenses, through his termination date and (ii) any earned but unpaid performance bonus. In the event Mr. Yelenic is terminated for cause or without good reason, he is only entitled to receive any earned but unpaid base salary and vacation time, as well as unreimbursed expenses, through his termination date.

The Yelenic Employment Agreement also contains customary confidentiality, non-solicitation and non-disparagement clauses.

Outstanding Equity Awards at December 31, 2022

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to each of the named executive officers for Fiscal 2022.

	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Option awards
Brendan Flood(1)	110	(1)	—	110	$6,000	01/07/2024
	50	(2)	—	50	3,000	03/01/2025
	160	(3)	—	160	405	02/28/2027
	50,000	(4)	—	50,000	7.80	01/27/2027

(1)	These options are fully vested, were issued pursuant to the 2014 Equity Incentive Plan and are exercisable for a period of 10 years from the date of grant.

(2)	These options are fully vested, were issued pursuant to the 2015 Equity Incentive Plan and are exercisable for a period of 10 years from the date of grant.

(3)	These options are fully vested, were issued pursuant to the 2016 Equity Incentive Plan and are exercisable for a period of 10 years from the date of grant.

(4)	These options are fully vested, were issued pursuant to the 2021 Equity Incentive Plan and are exercisable for a period of 5 years from the date of grant.

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Compensation of Directors

The following table provides compensation information for Fiscal 2022 for each member of our Board during Fiscal 2022:

	Fees Earned
	or Paid in	Stock
	Cash ($)	Awards ($) (1)	Total ($)
Brendan Flood(2)	—	30,200	30,200
Dimitri Villard(3)	100,000	34,214	134,214
Jeff Grout(4)	100,000	34,214	134,214
Nicholas Florio(5)	100,000	34,214	134,214
Alicia Barker(6)	—	34,214	34,214
Vincent Cebula(7)	100,000	34,214	134,214

(1)	We account for stock-based instruments issued to employees in accordance with ASC Topic 718. Stock awards vest in full on the third anniversary of the grant date, and the value of stock award is based upon the fair value of the award at issuance over the vesting term on a straight-line basis. The fair value of the award is calculated by multiplying the number of restricted shares by our stock price on the date of issuance. We issued these shares under our 2021 Omnibus Incentive Plan, whereby these shares vest on the third anniversary of the date of grant. A nonemployee who sits on the Board and is compensated by us solely for the individual’s role as a director will be treated as an employee under ASC 718.

On January 11, 2022, April 12, 2022 and December 28, 2022, Mr. Villard, Mr. Grout, Mr. Florio, Ms. Barker and Mr. Cebula were issued 200 shares at $9.65, 2,000 shares at $7.40 and 10,200 shares at $3.02, respectively. On December 28, 2022, Mr. Flood was issued 10,000 shares at $3.02 per share.

(2)	Mr. Flood does not receive any cash compensation for his service as a director. Beginning in the fourth quarter of 2022, Mr. Flood received 10,000 shares per quarter for his service as a director. For information concerning Mr. Flood’s compensation as our President and Chief Executive Officer, please see “Compensation of Executive Officers—Summary Compensation Table”.

(3)	In August 2022, Mr. Villard was named the lead independent director. Mr. Villard formerly served as Chairman of the Nominating and Corporate Governance Committee from May 2014 to July 2022. Mr. Villard has been a member of the Audit Committee and of the Compensation and Human Resources Committee since May 2014. As a member of our Board, Mr. Villard receives an annual payment of $100,000, effective July 1, 2021, payable in monthly installments of $8,333. In addition, for his services as a Board and committee member, Mr. Villard received 200 shares of restricted common stock per quarter for the first three quarters of 2022. Effective October 1, 2022, the shares of restricted stock per quarter increased to 10,000 shares. During Fiscal 2022, Mr. Villard received 10,600 shares of restricted common stock valued at $34,214 for his services as a Board and committee member. As of December 31, 2022, Mr. Villard held 11,561 shares of common stock from stock awards and options representing the right to purchase 17 shares of common stock.

(4)	In February 2014, Mr. Grout was named the Chairman of the Compensation and Human Resources Committee and was also named as a member of the Nominating and Corporate Governance Committee. In June 2015, Mr. Grout was also named as a member of the Audit Committee. As a member of our Board, Mr. Grout receives an annual payment of $100,000, effective July 1, 2021, payable in monthly installments of $8,333. In addition, for his services as a Board and committee member, Mr. Grout received 200 shares of restricted common stock per quarter for the first three quarters of 2022. Effective October 1, 2022, the shares of restricted stock per quarter increased to 10,000 shares. During Fiscal 2022, Mr. Grout received 10,600 shares of restricted common stock valued at $34,214 for his services as a Board and committee member. As of December 31, 2022, Mr. Grout held 11,581 shares of common stock from stock awards and options representing the right to purchase 17 shares of common stock.

(5)	In August 2022, Mr. Florio was named the Chairman of the Nominating and Corporate Governance Committee Mr. Florio formerly served as Chairman of the Audit Committee from May 2014 to July 2022. Mr. Florio has been a member of each of the Audit and Corporate Governance Committee and of the Compensation and Human Resources Committee since May 2014. As a member of our Board, Mr. Florio receives an annual payment of $100,000, effective July 1, 2021, payable in monthly installments of $8,333. In addition, for his services as a Board and committee member, Mr. Florio received 200 shares of restricted common stock per quarter for the first three quarters of 2022. Effective October 1, 2022, the shares of restricted stock per quarter increased to 10,000 shares. During Fiscal 2022, Mr. Florio received 10,600 shares of restricted common stock valued at $34,214 for his services as a Board and committee member. As of December 31, 2022, Mr. Florio held 11,624 shares of common stock from stock awards and options representing the right to purchase 17 shares of common stock. At the request of Mr. Florio, all cash payments, common stock issuances and stock option issuances have been made in the name of Citrin Cooperman & Company, LLP. As of December 31, 2022, Mr. Florio, in the name of Citrin Cooperman, held 11,624 shares of common stock from stock awards and options representing the right to purchase 17 shares of common stock.

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(6)	As a non-independent director, Ms. Barker receives equity compensation but is not entitled to cash compensation for services as a director. For her services as a director, Ms. Barker received 200 shares of restricted common stock per quarter for the first three quarters of 2022. Effective October 1, 2022, the shares of restricted stock per quarter increased to 10,000 shares. During Fiscal 2022, Mr. Barker received 10,600 shares of restricted common stock valued at $34,214 for his services as a Board and committee member. As of December 31, 2022, Mr. Barker held 12,795 shares of common stock from stock awards and options representing the right to purchase 17 shares of common stock. For information concerning Ms. Barker’s compensation as our Chief Operating Officer, please see “Executive and Director Compensation—Summary Compensation Table”.

(7)	On July 29, 2021, Mr. Cebula was appointed to the Board as a Class I director, to fill a vacancy as a result of the increase in the size of the Board from five to six persons. In August 2022, Mr. Cebula was named Chairman of the Audit Committee. As a member of our Board, Mr. Cebula receives an annual payment of $100,000, effective July 1, 2021, payable in monthly installments of $8,333. In addition, for his services as a Board and committee member, Mr. Cebula received 200 shares of restricted common stock per quarter for the first three quarters of 2022. Effective October 1, 2022, the shares of restricted stock per quarter increased to 10,000 shares. During Fiscal 2022, Mr. Cebula received 10,600 shares of restricted common stock valued at $34,214 for his services as a Board and committee member. As of December 31, 2022, Mr. Cebula held 10,800 shares of common stock from stock awards.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2022 about the common stock that may be issued upon the exercise of outstanding options, warrants and rights under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercising outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	148,727	$10.38	351,273
Equity compensation plans not approved by security holders(1)	566	$3,318	-

(1) At December 31, 2022, we had two equity compensation plans, the 2014 Equity Incentive Plan and the 2015 Omnibus Incentive Plan, not approved by security holders, which are more fully described below.

2014 Equity Incentive Plan

On January 28, 2014, the Board adopted the 2014 Equity Incentive Plan (the “2014 Plan”). Under the 2014 Plan, we may grant options to employees, directors, senior management and, under certain circumstances, consultants. The purpose of the 2014 Plan is to secure and retain the services of the group of persons eligible to receive option awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. A maximum of 834 shares of common stock has been reserved for issuance under the 2014 Plan (adjusted for the Reverse Stock Splits). The 2014 Plan expires on January 28, 2024. As of December 31, 2022, we had issued 834 options and shares of common stock pursuant to the 2014 Plan and therefore there are no remaining shares eligible to be issued under the 2014 Plan.

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The authority to administer the 2014 Plan currently resides with the Compensation and Human Resources Committee.

Transferability

Option awards are not transferable other than by will or by the laws of descent and distribution unless otherwise provided in the individual option agreement.

Change of Control Event

In the event of a change in control, then, without the consent or action required of any holder of an option award (in such holder’s capacity as such):

(i) Any surviving corporation or acquiring corporation or any parent or affiliate thereof, as determined by the Board in its discretion, will assume or continue any option awards outstanding under the plan in all or in part or shall substitute to similar stock awards in all or in part; or

(ii) In the event any surviving corporation or acquiring corporation does not assume or continue any option awards or substitute to similar stock awards, for those outstanding under the plan, then: (a) all unvested option awards will expire (b) vested options will terminate if not exercised at or prior to such change in control; or

(iii) Upon change in control, the Board may, in its sole discretion, accelerate the vesting, partially or in full, in the sole discretion of the Board and on a case-by-case basis of one or more option awards as the board of directors may determine to be appropriate prior to such events.

Notwithstanding the above, in case of change in control, in the event all or substantially all of the shares of our common stock of are to be exchanged for securities of another company, then each holder of an option award shall be obliged to sell or exchange, as the case may be, any shares such holder holds or purchased under the plan, in accordance with the instructions issued by the Board, whose determination shall be final.

Termination of Employment/Relationship

In the event of termination of the option holder’s employment with us or any of our affiliates, or if applicable, the termination of services given to us or any of our affiliates by consultants of the Company or any of its affiliates for cause (as defined in the plan), all outstanding option awards granted to such option holder (whether vested or not) will immediately expire and terminate on the date of such termination and the holder of option awards will not have any right in connection to such outstanding option awards, unless otherwise determined by the Board. The shares of common stock covered by such option awards will revert to the 2014 Plan.

2015 Omnibus Incentive Plan

On September 23, 2015, the Board adopted the 2015 Omnibus Incentive Plan (the “2015 Plan”). Under the 2015 Plan, we may grant options to our employees, directors, senior management and, under certain circumstances, consultants. The purpose of the 2015 Plan is to retain the services of the group of persons eligible to receive option awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

The 2015 Plan provides for an aggregate of 1,500 shares of common stock to be available for awards (adjusted for the Reverse Stock Splits). The number of shares available for grant pursuant to awards under the 2015 Plan is referred to as the “Available Shares”. If an award is forfeited, canceled, or if any option terminates, expires or lapses without being exercised, the common stock subject to such award will again be made available for future grant. However, shares that are used to pay the exercise price of an option or that are withheld to satisfy the participant’s tax withholding obligation will not be available for re-grant under the 2015 Plan.

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The 2015 Plan has a term of ten years and no further awards may be granted under the 2015 Plan after that date. As of December 31, 2022, we had issued 1,500 in options and shares of common stock pursuant to the 2015 Plan and had 0 unissued securities remaining under the 2015 Plan.

Awards Available for Grant

The Compensation and Human Resources Committee may grant awards of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Stock Bonus Awards, Performance Compensation Awards (including cash bonus awards) or any combination of the foregoing. Notwithstanding, the Compensation and Human Resources Committee may not grant to any one person in any one calendar year awards (i) for more than 500 common shares in the aggregate or (ii) payable in cash in an amount exceeding $3,600 in the aggregate.

Transferability

Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Compensation and Human Resources Committee, however, may permit awards (other than Incentive Stock Options) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Change in Control

Except to the extent otherwise provided in an award, in the event of a change in control, all outstanding options and equity awards (other than performance compensation awards) issued under the Plan will become fully vested and performance compensation awards will vest, as determined by the Compensation and Human Resources Committee, based on the level of attainment of the specified performance goals. In general, the Compensation and Human Resources Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control. The Compensation and Human Resources Committee can also provide otherwise in an award under the 2015 Plan.

2016 Omnibus Incentive Plan

On October 25, 2016, our Board adopted the 2016 Omnibus Incentive Plan (the “2016 Plan”) to, among other things, attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants and to promote the success of our business. On January 26, 2017, our stockholders approved the 2016 Plan, pursuant to which 8,334 shares of our common stock were reserved for issuance under stock and stock option awards (adjusted for the Reverse Stock Splits). On May 30, 2018, our stockholders approved an amendment to the 2016 Plan to increase the total number of shares reserved for issuance under the 2016 Plan to 20,834 shares of our common stock. As of December 31, 2022, we had issued 20,834 shares and options to purchase shares of common stock pursuant to the 2016 Plan, leaving 0 shares remaining under the 2016 Plan. The Compensation and Human Resources Committee administers the 2016 Plan.

The Compensation and Human Resources Committee administers the 2016 Plan. The Compensation and Human Resources Committee will have the authority, without limitation to (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of common shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, common shares, other securities, other awards or other property, or canceled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, common shares, other securities, other awards or other property and other amounts payable with respect to an award; (vii) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in the 2016 Plan and any instrument or agreement relating to, or award granted under, the 2016 Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation and Human Resources Committee shall deem appropriate for the proper administration of the 2016 Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards; and (x) make any other determination and take any other action that the Compensation and Human Resources Committee deems necessary or desirable for the administration of the 2016 Plan. The Compensation and Human Resources Committee will have full discretion to administer and interpret the 2016 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

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Eligibility

Employees, directors, officers, advisors and consultants of the Company or its affiliates are eligible to participate in the 2016 Plan. The Compensation and Human Resources Committee has the sole and complete authority to determine who will be granted an award under the 2016 Plan, however, it may delegate such authority to one or more officers of the Company under the circumstances set forth in the 2016 Plan.

Number of Shares Authorized

The 2016 Plan provides for an aggregate of 20,834 shares of common stock to be available for awards. The 2016 Plan has a term of ten years and no further awards may be granted under the 2016 Plan after that date.

Awards Available for Grant

The Compensation and Human Resources Committee may grant awards of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Stock Bonus Awards, Performance Compensation Awards (including cash bonus awards) (each defined under the 2016 Plan) or any combination of the foregoing subject to the number of available shares. Notwithstanding anything to the contrary in the 2016 Plan, the Compensation and Human Resources Committee may not grant to any one participant under the plan in any one calendar year awards (i) for more than 1,334 common shares in the aggregate or (ii) payable in cash in an amount exceeding $750,000 in the aggregate.

Options

Under the terms of the 2016 Plan, unless the Compensation and Human Resources Committee determines otherwise in the case of an option substituted for another option in connection with a corporate transaction, the exercise price of the options will not be less than the fair market value (as determined under the 2016 Plan) of the shares of common stock on the date of grant. Options granted under the 2016 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation and Human Resources Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2016 Plan will be ten years from the date of grant (or five years in the case of an Incentive Stock Option granted to a 10% stockholder.)

Stock Appreciation Rights

The Compensation and Human Resources Committee is authorized to award Stock Appreciation Rights (“SARs”) under the 2016 Plan. SARs will be subject to such terms and conditions as established by the Compensation and Human Resources Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. A SAR granted under the 2016 Plan may be granted in tandem with an option and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option which corresponds to such SARs. SARs shall be subject to terms established by the Compensation and Human Resources Committee and reflected in the award agreement.

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Restricted Stock

The Compensation and Human Resources Committee is authorized to award restricted stock under the 2016 Plan. Unless otherwise provided by the Compensation and Human Resources Committee and specified in an award agreement, restrictions on restricted stock will lapse after three years of service with the Company. The Compensation and Human Resources Committee will determine the terms of such restricted stock awards. Shares of restricted stock are shares of common stock that generally are non-transferable and subject to other restrictions determined by the Compensation and Human Resources Committee for a specified period. Unless the Compensation and Human Resources Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock will be forfeited.

Restricted Stock Unit Awards

The Compensation and Human Resources Committee is authorized to award restricted stock unit awards under the 2016 Plan. Unless otherwise provided by the Compensation and Human Resources Committee and specified in an award agreement, restricted stock units vest after three years of service with the Company. The Compensation and Human Resources Committee determines the terms of such restricted stock units. Unless the Compensation and Human Resources Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Compensation and Human Resources Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation and Human Resources Committee.

Stock Bonus Awards

The Compensation and Human Resources Committee is authorized to grant awards of unrestricted shares of common stock or other awards denominated in shares of common stock, either alone or in tandem with other awards, under such terms and conditions as the Compensation and Human Resources Committee may determine.

Performance Compensation Awards

The Compensation and Human Resources Committee is authorized to grant any award under the 2016 Plan in the form of a performance compensation awards. The Compensation and Human Resources Committee will select the performance criteria based on one or more of the following factors: (i) revenue; (ii) sales; (iii) profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures); (iv) earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures); (v) net income (before or after taxes, operating income or other income measures); (vi) cash (cash flow, cash generation or other cash measures); (vii) stock price or performance; (viii) total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price); (ix) economic value added; (x) return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales); (xi) market share; (xii) improvements in capital structure; (xiii) expenses (expense management, expense ratio, expense efficiency ratios or other expense measures); (xiv) business expansion or consolidation (acquisitions and divestitures); (xv) internal rate of return or increase in net present value; (xvi) working capital targets relating to inventory and/or accounts receivable; (xvii) inventory management; (xviii) service or product delivery or quality; (xix) customer satisfaction; (xx) employee retention; (xxi) safety standards; (xxii) productivity measures; (xxiii) cost reduction measures; and/or (xxiv) strategic plan development and implementation.

Transferability

Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. The Compensation and Human Resources Committee, however, may permit awards (other than incentive stock options) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

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Amendment

The 2016 Plan has a term of ten years from the effective date of the 2016 Plan. The Board may amend, suspend or terminate the 2016 Plan at any time; however, shareholder approval to amend the 2016 Plan may be necessary if applicable law or listing rule so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control

Except to the extent otherwise provided in an award, in the event of a change in control, all outstanding options and equity awards (other than performance compensation awards) issued under the 2016 Plan will become fully vested or the period of restriction will expire and performance compensation awards vest, as determined by the Compensation and Human Resources Committee, based on the level of attainment of the specified performance goals or assuming that that the applicable “target” levels of performance have been obtained or on such other basis as determined by the Compensation and Human Resources Committee.

2020 Omnibus Incentive Plan

On June 30, 2020, the Board approved the 2020 Omnibus Incentive Plan (the “2020 Plan”) pursuant to which we may grant equity incentive awards to key employees, key contractors, and non-employee directors of the Company. The 2020 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly or in combination, and that may be paid in cash, shares of our common stock, or a combination of cash and common stock. A total of 12,500 shares of common stock are reserved for grant under the 2020 Plan, plus any awards reserved under the Company’s prior equity incentive plans, subject to adjustment in certain circumstances to prevent dilution or enlargement. On September 29, 2020, our stockholders approved the 2020 Plan. As of December 31, 2022, we had issued 12,500 shares and options to purchase shares of common stock pursuant to the 2020 Plan, therefore leaving 274 shares remaining under the 2020 Plan. The Compensation and Human Resources Committee administers the 2020 Plan. The 2020 Plan will terminate on June 30, 2030.

2021 Omnibus Incentive Plan

On August 17, 2021, the Board approved the 2021 Omnibus Incentive Plan (the “2021 Plan”) pursuant to which we may grant equity incentive awards to key employees, key contractors, and non-employee directors of the Company. The 2021 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly or in combination, and that may be paid in cash, shares of our common stock, or a combination of cash and common stock. A total of 200,000 shares of common stock are reserved for grant under the 2021 Plan, plus any awards reserved under the Company’s prior equity incentive plans, subject to adjustment in certain circumstances to prevent dilution or enlargement. On October 14, 2021, our stockholders approved the 2021 Plan. On December 27, 2021, we held a special meeting of the stockholders, at which meeting the stockholders approved an amendment to the 2021 Plan to increase the number of shares of common stock available for issuance pursuant to awards under the 2021 Plan by an additional 300,000 shares, to a total of 500,000 shares of our common stock. As of December 31, 2022, we had issued 148,727 shares and options to purchase shares of common stock pursuant to the 2021 Plan, therefore leaving 351,273 shares remaining under the 2021 Plan. The Compensation and Human Resources Committee administers the 2021 Plan. The 2021 Plan will terminate on August 17, 2031.

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Purpose. The purpose of the 2021 Plan is to enable us to remain competitive and innovative in our ability to attract and retain the services of key employees, key contractors, and non-employee directors of the Company and our subsidiaries. The 2021 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly or in combination, and that may be paid in cash, shares of our common stock, or a combination of cash and common stock. The 2021 Plan is expected to provide flexibility to our compensation methods in order to adapt the compensation of our key employees, key contractors, and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of applicable tax laws.

Effective Date and Expiration. The 2021 Plan was approved by our Board on August 17, 2021 and approved by our stockholders on October 14, 2021. The 2021 Plan will terminate on August 17, 2031, unless earlier terminated by our Board. No award may be granted under the 2021 Plan after its termination date, but awards made prior to the termination date may extend beyond that date in accordance with their terms.

Shares Available. The 2021 Plan, as amended, provides that the aggregate number of shares of our common stock that may be subject to awards under the 2021 Plan cannot exceed 500,000 shares, subject to adjustment in certain circumstances to prevent dilution or enlargement. All of the shares available for issuance as an award under the 2021 Plan may be delivered pursuant to incentive stock options.

Administration. Under the terms of the 2021 Plan, the 2021 Plan will be administered by our Board or such committee of our Board as is designated by it to administer the 2021 Plan (the “Committee”), which, to the extent necessary to satisfy the requirements of Rule 16b-3 under the Exchange Act, shall consist entirely of two or more “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. At any time there is no Committee to administer the 2021 Plan, any reference to the Committee is a reference to our Board. The Committee will determine the persons to whom awards are to be made; determine the type, size, and terms of awards; interpret the 2021 Plan; establish and revise rules and regulations relating to the 2021 Plan and any sub-plans (including sub-plans for awards made to participants who do not reside in the United States); establish performance goals applicable to awards and certify the extent of their achievement; and make any other determinations that it believes are necessary for the administration of the 2021 Plan. The Committee may delegate certain of its duties to one or more of our officers as provided in the 2021 Plan.

Shares to be issued under the 2021 Plan may be made available from authorized but unissued shares of our common stock, common stock held in our treasury, or shares purchased by us on the open market or otherwise. During the term of the 2021 Plan, we will at all times reserve and keep enough shares available to satisfy the requirements of the 2021 Plan. Shares underlying awards granted under the 2021 Plan, the 2020 Plan or the 2016 Plan that expire or are forfeited or terminated without being exercised, or awards that are settled for cash, will again be available for the grant of additional awards within the limits provided by the 2021 Plan. Shares withheld by or delivered to us to satisfy the exercise price of stock options or tax withholding obligations with respect to any award granted under the 2021 Plan will nonetheless be deemed to have been issued under the 2021 Plan and will not again be available for grant under the 2021 Plan. Awards that may be satisfied either by the issuance of common stock or by cash or other consideration shall be counted against the maximum number of shares that may be issued under the 2021 Plan only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of shares. An award will not reduce the number of shares that may be issued pursuant to the 2021 Plan if the settlement of the award will not require the issuance of shares, such as, for example, SARs that can only be satisfied by the payment of cash. Only shares forfeited back to us or shares cancelled on account of termination, expiration, or lapse of an award shall again be available for grant as incentive stock options under the 2021 Plan, but shall not increase the maximum number of shares that may be delivered pursuant to incentive stock options.

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Eligibility. The 2021 Plan provides for awards to the non-employee directors, officers, employees, and contractors of the Company and our subsidiaries and prospective non-employee directors, officers, employees, and contractors who have accepted offers of employment or service from the Company or our subsidiaries, with such awards being effective upon such individual’s commencement of employment with or service to the Company or our subsidiaries, as applicable. As of the date of this proxy statement, there were four non-employee directors, three Section 16 officers, and approximately 205 other employees eligible to participate in the 2021 Plan. The Company’s current Section 16 executive officers and each member of our Board are among the individuals eligible to receive awards under the 2021 Plan.

Stock Options. Subject to the terms and provisions of the 2021 Plan, options to purchase shares of our common stock may be granted to eligible individuals at any time and from time to time as determined by the Committee. Stock options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under federal tax law, or as nonqualified stock options, which do not qualify for such favorable tax treatment. Subject to the limits provided in the 2021 Plan, the Committee determines the number of stock options granted to each recipient. Each stock option grant will be evidenced by a stock option agreement that specifies the stock option’s exercise price, whether the stock options are intended to be incentive stock options or nonqualified stock options, the duration of the stock options, the number of shares to which the stock options pertain, and such additional limitations, terms, and conditions as the Committee may determine.

The Committee determines the exercise price for each stock option granted, except that the exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant; provided, however, that if an incentive stock option is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our common stock (or of any parent or subsidiary), the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant. As of August 20, 2021, the fair market value (as that term is defined in the 2021 Plan) of a share of our common stock was $20.35. All stock options granted under the 2021 Plan will expire no later than ten years (or, in the case of an incentive stock option granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our common stock (or of any parent or subsidiary), five years) from the date of grant. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of nonqualified stock options, as otherwise expressly permitted by the Committee. The granting of a stock option does not accord the recipient the rights of a stockholder, and such rights accrue only after the exercise of a stock option and the registration of shares of our common stock in the recipient’s name. No dividend or dividend equivalent rights may be paid or granted with respect to any stock options granted under the 2021 Plan.

Stock Appreciation Rights. The 2021 Plan authorizes the Committee to grant SARs, either as a separate award or in connection with a stock option. A SAR entitles the holder to receive from us, upon exercise, an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares of our common stock to which such SAR pertains over the aggregate exercise price for the underlying shares. The exercise price of a SAR shall not be less than 100% of the fair market value of a share of our common stock on the date of grant.

Each SAR will be evidenced by an award agreement that specifies the exercise price, the number of shares to which the SAR pertains, and such additional limitations, terms, and conditions as the Committee may determine. We may make payment of the amount to which the participant exercising SARs is entitled by delivering shares of our common stock, cash, or a combination of stock and cash as set forth in the award agreement relating to the SARs. SARs are not transferable except as expressly permitted by the Committee. No dividend or dividend equivalent rights may be paid or granted with respect to any SARs granted under the 2021 Plan.

Restricted Stock. The 2021 Plan provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability as set forth in the 2021 Plan, the applicable award agreement, and as may be otherwise determined by the Committee. Except for these restrictions and any others imposed by the Committee, upon the grant of restricted stock, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock on such terms as will be set forth in the applicable award agreement; provided, however, such dividends or distributions may be withheld by us for a participant’s account until the restrictions lapse with respect to such restricted stock. During the restriction period set by the Committee, the recipient may not sell, transfer, pledge, exchange, or otherwise encumber the restricted stock.

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Restricted Stock Units. The 2021 Plan authorizes the Committee to grant restricted stock units. Restricted stock units are not shares of our common stock and do not entitle the recipients to the rights of a stockholder, although the award agreement may provide for rights with respect to dividends or dividend equivalents. The recipient may not sell, transfer, pledge, or otherwise encumber restricted stock units granted under the 2021 Plan prior to their vesting. Restricted stock units will be settled in shares of our common stock, in an amount based on the fair market value of our common stock on the settlement date. If the right to receive dividends on restricted stock units is awarded, then such dividends may be withheld by us for a participant’s account until the restrictions lapse with respect to such restricted stock units.

Dividend Equivalent Rights. The Committee may grant a dividend equivalent right either as a component of another award or as a separate award. The terms and conditions of the dividend equivalent right will be specified by the grant and, when granted as a component of another award, may have terms and conditions different from such other award; provided, however, that (i) any dividend equivalent rights with respect to such other award may be withheld by us for a participant’s account until such other award is vested, subject to such terms as determined by the Committee; and (ii) such dividend equivalent rights so withheld and attributable to another award will be distributed to such participant in cash or, at the discretion of the Committee, in common stock having a fair market value equal to the amount of such dividend equivalent rights, if applicable, upon vesting of the other award and, if such other award is forfeited, the right to dividend equivalent rights attributable to such forfeited award also will be forfeited. No dividend equivalent rights may be paid or granted with respect to any stock option or SAR. Dividend equivalent rights granted as a separate award also may be paid currently or may be deemed to be reinvested in additional common stock. Any such reinvestment will be at the fair market value at the time thereof. Dividend equivalent rights may be settled in cash or common stock.

Performance Awards. The Committee may grant performance awards payable at the end of a specified performance period in cash, shares of common stock, or other rights based upon, payable in, or otherwise related to our common stock. Payment will be contingent upon achieving pre-established performance goals (as described below) by the end of the applicable performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2021 Plan, and to the extent an award is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or authoritative guidance issued thereunder. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the maximum amount of any potential awards. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in our business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Performance Goals. The 2021 Plan provides that performance goals may be established by the Committee in connection with the grant of any award under the 2021 Plan. Such goals shall be based on the attainment of specified levels of one or more business criteria, which may include, without limitation: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of our common stock; return on assets, equity or stockholders’ equity; market share; inventory management, inventory turn or shrinkage; employee retention; safety standards; service or product delivery or quality; or total return to stockholders, in each case with respect to the Company or any one or more of our subsidiaries, divisions, business units, or business segments, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).

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Other Awards. The Committee may grant other forms of awards, based upon, payable in, or that otherwise relate to, in whole or in part, shares of our common stock, if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2021 Plan. The terms and conditions of such other form of award shall be specified in the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified in the grant.

Vesting of Awards; Forfeiture; Assignment. Except as otherwise provided below, the Committee, in its sole discretion, may determine that an award will be immediately vested, in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2021 Plan.

The Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Awards granted under the 2021 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit transfers of nonqualified stock options or SARs to: (i) the spouse (or former spouse), children, or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (a) such Immediate Family Members and/or (b) entities that are controlled by the participant and/or his or her Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such nonqualified stock options or SARs are granted must be approved by the Committee and must expressly provide for such transferability, and (z) subsequent transfers of transferred nonqualified stock options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Change in Control. In connection with a change in control, outstanding awards may be converted into new awards, exchanged or substituted for with new awards, or canceled for no consideration, provided participants were given notice and an opportunity to purchase or exercise such awards, or cancelled and cashed out based on the positive difference between the per share amount to be received in connection with the transaction and the purchase/exercise price per share of the award, if any.

Recoupment for Restatements. To the extent set forth in the award agreement, the Company may recoup all or any portion of any shares of our common stock or cash paid to a participant in connection with an award, in the event of a restatement of our financial statements as set forth in our clawback policy as may be in effect from time to time.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities, or other similar corporate transaction or event affects the fair market value of an award, the Committee shall adjust any or all of the following so that the fair market value of the award immediately after the transaction or event is equal to the fair market value of the award immediately prior to the transaction or event: (i) the number of shares and type of common stock (or other securities or property) that thereafter may be made the subject of awards; (ii) the number of shares and type of common stock (or other securities or property) subject to outstanding awards; (iii) the exercise price of each outstanding stock option; (iv) the amount, if any, we pay for forfeited shares in accordance with the terms of the 2021 Plan; and (v) the number of or exercise price of shares then subject to outstanding SARs previously granted and unexercised under the 2021 Plan, to the extent that the same proportion of our issued and outstanding shares of common stock in each instance shall remain subject to exercise at the same aggregate exercise price; provided, however, that the number of shares of common stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the 2021 Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which we are subject.

Repricing of Stock Options or SARs. The Committee may “reprice” any stock option or SAR; provided, however, that the repricing of any Stock Option or SAR shall not be permitted without stockholder approval to the extent stockholder approval is required either by (i) any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) applicable law. For purposes of the 2021 Plan, “reprice” means any of the following or any other action that has the same effect: (a) amending a stock option or SAR to reduce its exercise price; (b) canceling a stock option or SAR at a time when its exercise price exceeds the fair market value of a share of our common stock in exchange for cash or a stock option, SAR, award of restricted stock, or other equity award; or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing will prevent the Committee from (x) making adjustments to awards upon changes in capitalization, (y) exchanging or cancelling awards upon a merger, consolidation, or recapitalization, or (z) substituting awards for awards granted by other entities, to the extent permitted by the 2021 Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the Record Date for: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group; and (iv) all persons, to our knowledge, that are the beneficial owners of more than 5% of the outstanding shares of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

Except as indicated in footnotes to this table, we believe each person named in this table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. Percentage ownership is based on 2,866,504 shares of common stock outstanding on February 3, 2023.

Name of Beneficial Owner	Address	Common Stock Beneficially Owned (1)	Percent of Common Stock
Brendan Flood (2)	3 London Wall Buildings London Wall, London, EC2M 5SY	267,770	9.34%
Dimitri Villard (3)	8721 Santa Monica Blvd, Suite 100 Los Angeles, CA 90069	21,561	*
Jeff Grout (4)	3 London Wall Buildings London Wall, London EC2M 5SY	21,581	*
Nicholas Florio (5)	Citrin Cooperman & Company LLP 529 Fifth Avenue, NY, NY 10017	21,641	*
Alicia Barker (6)	757 Third Avenue, 27th Floor, New York, NY 10017	22,795	*
Vincent Cebula (7)	757 Third Avenue, 27th Floor, New York, NY 10017	20,800	*
Joe Yelenic (8)	757 Third Avenue, 27th Floor, New York, NY 10017	1,208	*
Directors and officers as a group of eight persons		378,157	13.19%

Greater than 5% Holders:
Jackson Investment Group, LLC (9)	2655 Northwinds Parkway, Alpharetta, GA 30009	173,904	6.07%

* Less than 1%.

(1) Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of January 10, 2023, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

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(2) Includes (i) 40,145 shares of common stock owned (of which 1,847 shares of common stock were purchased on the open market); (ii) 50,320 options to purchase shares of common stock that are currently exercisable or may be exercised by Mr. Flood within 60 days of January 10, 2023; and (iii) 177,305 shares of common stock issued to Mr. Flood on February 2, 2023, pursuant to the 2021 Flood Bonus.

(3) Includes 93 shares of common stock held personally by Mr. Villard and 21,468 shares of common stock held through Byzantine Productions, Inc., for which Mr. Villard is deemed the beneficial owner with sole voting and dispositive power over the securities held by the entity, and Mr. Villard holds options to purchase 17 shares of common stock.

(4) Mr. Grout owns 21,581 shares of common stock and holds options to purchase 17 shares of common stock.

(5) Includes 70 shares of common stock held personally by Mr. Florio and 21,554 shares of common stock and options to purchase 17 shares of common stock held in the name of Citrin Cooperman for which Mr. Florio is deemed the beneficial owner with sole voting and dispositive power over the securities held by the firm.

(6) Ms. Barker owns 22,795 shares of common stock.

(7) Mr. Cebula owns 20,800 shares of common stock.

(8) Mr. Yelenic owns 31,050 shares of Series H Preferred Stock, which are convertible into 1,208 shares of common stock.

(9) Includes 134,479 shares of common stock and warrants to purchase 39,425 shares of common stock.

Related Party Transactions

Review, Approval or Ratification of Transactions with Related Persons. Pursuant to our Audit Committee charter, our Audit Committee is responsible for reviewing and approving all related party transactions, including those required to be disclosed as a “related party transaction” under applicable federal securities laws. The Audit Committee has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Audit Committee, we expect that the Audit Committee would become fully informed regarding the potential transaction and the interests of the related party and would have the opportunity to deliberate outside of the presence of the related party. We expect that the Audit Committee would only approve a related party transaction that was in the best interests of, and fair to, us, and further would seek to ensure that any completed related party transaction was on terms no less favorable to us than could be obtained in a transaction with an unaffiliated third party.

Summary of Related Party Transactions. Described below are transactions occurring since January 3, 2021 and any currently proposed transactions to which we were a party and in which the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at January 1, 2022 and January 2, 2021, and in which any related person had or will have a direct or indirect material interest, excluding executive compensation arrangements described elsewhere herein.

The Jackson Transactions

On February 5, 2021, we entered into a Limited Consent and Waiver with Jackson, a beneficial owner of more than 5% of our common stock, whereby, among other things, Jackson agreed that we may use 75% of the proceeds from the public offering that closed on February 12, 2021 to redeem a portion of the 2020 Jackson Note and 25% of the net proceeds from this offering to redeem a portion of our Series E Convertible Preferred Stock (the “Base Series E Preferred Stock”), notwithstanding certain provisions of the certificate of designation for the Base Series E Preferred Stock that would have required us to use all the proceeds from this offering to redeem the Base Series E Preferred Stock. In addition, we also agreed in the Limited Consent and Waiver to additional limits on our ability to incur other indebtedness, including limits on advances under our revolving loan facility with MidCap. We also agreed that to the extent that any of our Paycheck Protection Program Loans were forgiven after this offering, Jackson may convert the Base Series E Preferred Stock and Series E-1 Convertible Preferred Stock (the “Series E-1 Preferred Stock”) that remained outstanding into a secured note that is substantially similar to the Second Amended and Restated 12% Senior Secured Note originally due September 30, 2022 (as amended, the “2020 Jackson Note”). On April 8, 2021, the Limited Consent and Waiver was extended to June 17, 2021.

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Jackson also entered into a Limited Waiver and Agreement with us on February 5, 2021, whereby Jackson agreed that it would not convert any shares of the Base Series E Preferred Stock or Series E-1 Preferred Stock into shares of our common stock or exercise any warrants to purchase shares to the extent that doing so would cause the number of our authorized shares of common stock to be less than the number of shares being offered in the public offering of 3,642,547 shares of common stock, which closed on February 12, 2021. Jackson also waived any event of default under the Series E Certificate of Designation and the 2020 Jackson Note that would result from us having an insufficient number of authorized shares of common stock to honor conversions of the Base Series E Preferred Stock and exercise of Jackson’s warrants. On April 8, 2021, the Limited Waiver and Agreement was extended to June 17, 2021, and on May 6, 2021, in connection with the Exchange (as defined below), the Limited Waiver and Agreement was extended to June 30, 2021.

On May 6, 2021, we entered into an Exchange Agreement with Jackson, pursuant to which, among other things, Jackson agreed to exchange 6,172 shares of our Series E Preferred Stock and 1,493 shares of our Series E-1 Convertible Preferred Stock for an equivalent number of shares of our Series G Convertible Preferred Stock, par value $0.00001 per share and Series G-1 Convertible Preferred Stock, par value $0.00001 per share (collectively, the “Series G Preferred Stock”, and such transaction, the “Exchange”). The Exchange was consummated on May 6, 2021.

On July 21, 2021, we exchanged our outstanding shares of Series G Convertible Preferred Stock and Series G-1 Preferred Stock for senior indebtedness by issuing to Jackson a new 12% Senior Secured Note, in aggregate principal amount of $7,733,000 (the “New Note”), which amount represented all of our outstanding Series G Preferred Stock and Series G-1 Convertible Preferred Stock held by Jackson as of July 21, 2022. The New Note was deemed issued pursuant to the Second Amended and Restated Note Purchase Agreement.

Under the terms of the New Note, we were required to pay interest on the New Note at an annual rate of 12%, in cash only, accruing from and after the date of the Note and until the entire principal balance of the Note shall have been repaid in full, and on and at all times during which the “Default Rate” (as defined in the Second Amended and Restated Note Purchase Agreement) applies, to the extent permitted by law, at an annual rate of 17%. The entire outstanding principal balance of the New Note was due and payable in full on September 30, 2022. Upon an Event of Default (as defined in the Amended Note Purchase Agreement), the principal of the New Note and all accrued and unpaid interest thereon may be accelerated and declared or otherwise become due and payable in accordance with the terms of the Second Amended and Restated Note Purchase Agreement.

On July 22, 2021 we entered into a Limited Consent with Jackson whereby, among other things, Jackson agreed that we could effect a registered direct offering and concurrent private placement (the “July 2021 Offerings”) and use $5 million of the net proceeds thereof to pay accrued and unpaid interest and prepay a portion of the outstanding principal balance of the 2020 Jackson Note, notwithstanding certain provisions of the certificate of designation for the Series G Convertible Preferred Stock that would have required us to use all the proceeds from the July 2021 Offerings to redeem the Series G Preferred Stock.

On April 18, 2022, we and Jackson entered into a limited consent and wavier (the “Headway Limited Consent”) related to the Second Amended and Restated Note Purchase Agreement. The Headway Limited Consent permitted, among other things, the Headway Acquisition and issuance of Series H Preferred Stock, and additionally granted one-time waivers under the Second Amended and Restated Note Purchase Agreement of (i) the occurrence of a breach of a financial covenant as of the first fiscal quarter ended March 31, 2022, and (ii) the delivery of certain audited financial statements until May 2, 2022.

On each of September 28, 2022, October 13, 2022 and October 21, 2022, we and Jackson entered into a limited consents (the “2022 Limited Consents”) related to the Second Amended and Restated Note Purchase Agreement. The 2022 Limited Consents each extended the maturity date of the 2020 Jackson Note to October 14, 2022, October 21, 2022 and October 28, 2022, respectively.

On October 27, 2022, we entered into the Amended Note Purchase Agreement with Jackson, and issued to Jackson the Jackson Note, with a remaining outstanding principal balance of approximately $9.0 million.

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Under the terms of the Amended Note Purchase Agreement and the Jackson Note, we are required to pay interest on the Jackson Note at an annual rate of 12% and in the event we have not repaid in cash at least 50% of the outstanding principal balance of the Jackson Note by October 27, 2023, then interest on the outstanding principal balance of the Jackson Note shall continue to accrue at 16% per year of the outstanding principal balance of the Jackson Note until the Jackson Note is repaid in full. The Amended Note Purchase Agreement also extends the maturity date of the Jackson Note from October 28, 2022 to October 14, 2024. On October 27, 2022, in connection with the Amended Note Purchase Agreement, we issued to Jackson 100,000 shares of common stock (the “Jackson Shares”) and a warrant to purchase up to 24,332 shares of common stock at an exercise price of $3.06 per share (the “Jackson Warrant”). The Jackson Warrant is exercisable six months from October 27, 2022, and expires on October 27, 2027.

Pursuant to the Amended Note Purchase Agreement, we were required to file a resale registration statement with the SEC covering the resale of the Jackson Shares and the shares of common stock issuable upon the exercise of the Jackson Warrant no later than 60 days after October 27, 2022, and to use reasonable best efforts to have such registration statement declared effective thereafter. Additionally, pursuant to the Amended Note Purchase Agreement, we agreed that upon the registration statement being declared effective under the Securities Act, we shall also (i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period of the distribution and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with Jackson’s intended method of disposition, (ii) use commercially reasonable efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the sellers of securities or, in the case of an underwritten public offering, the managing underwriter, may reasonably request, and (iii) notify Jackson when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, of any request by the Securities and Exchange Commission for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose.

On October 27, 2022, in connection with the Amended Note Purchase Agreement, we entered into an Omnibus Amendment and Reaffirmation Agreement with Jackson, which, among other things, amended (i) the Amended and Restated Security Agreement, dated as of September 15, 2017, as amended, and (ii) the Amended and Restated Pledge Agreement, dated as of September 15, 2017, as amended, to reflect certain of the terms as updated and amended by the Amended Note Purchase Agreement. On October 27, 2022, in connection with the entry into the Amended Note Purchase Agreement, we entered into Amendment No. 4 (“Amendment No. 4”) to the Amended and Restated Warrant Agreement (as amended, the “Existing Warrant”) with Jackson. Pursuant to Amendment No. 4, the exercise price of the Existing Warrant was reduced from $60.00, such exercise price adjusted to give effect to the 1-for-6 reverse stock split effectuated on June 30, 2021, and the 1-for-10 Reverse Stock Split, effectuated on June 23, 2022, to $3.06 per share. The term of the Existing Warrant was also extended to January 26, 2028. Pursuant to the Existing Warrant, as amended from time to time, Jackson may purchase up to 15,093 shares of common stock.

On October 27, 2022, in connection with the Amended Note Purchase Agreement, the Jackson Note and Amendment No. 27, by and between us and MidCap, we, Jackson and MidCap entered into the Fifth Amendment, which amended the Intercreditor Agreement, dated September 15, 2017, by and between is, Jackson and MidCap, as amended. The Fifth Amendment, among other things, permits the increase of the credit commitments under the Credit and Security Agreement, as amended by Amendment No. 27, to $32.5 million.

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LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Haynes and Boone, LLP, New York, New York. Certain matters will be passed upon for the placement agent by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The financial statements as of January 1, 2022 and January 2, 2021 and for each of the two years in the period ended January 1, 2022 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains periodic reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Our website address is www.staffing360solutions.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

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FINANCIAL STATEMENTS

F-1

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Staffing 360 Solutions, Inc.

New York, NY

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Staffing 360 Solutions, Inc. (the “Company”) as of January 1, 2022 and January 2, 2021, the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for each of the two years in the period ended January 1, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 1, 2022 and January 2, 2021, and the results of its operations and its cash flows for each of the two years in the period ended January 1, 2022, in conformity with accounting principles generally accepted in the United States of America.

Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses, has a net capital deficiency, and faces uncertainty as to the operational impact of the COVID-19 outbreak, that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Quantitative Assessment

At January 1, 2022, goodwill was $23.8 million, which is allocated to a number of reporting units. As discussed in Note 7 to the consolidated financial statements, the Company tests goodwill for impairment at least annually at the reporting unit level, or more frequently if triggering events occur. The Company determines the fair value of the reporting unit using a combination of an income approach and a market approach. The determination of the fair value of the reporting units requires management to make significant estimates and assumptions related to forecasts of future cash flows based on revenue growth rates, discount rates and market multiples of comparable peer companies. For the year ended January 1, 2022, the Company recorded an impairment charge of $3.1 million.

We identified the goodwill impairment quantitative assessment for certain reporting units as a critical audit matter because of the significant assumptions management makes as part of the assessment to estimate the fair value of these reporting units. The income approach requires significant management assumptions in projecting future discounted cash flows, specifically over revenue growth rates and discount rates. The market approach requires significant judgment in selecting the appropriate peer companies and the valuation multiples. Auditing these elements involved especially challenging auditor judgment due to the nature and extent of audit effort required to address these matters, including the involvement of professionals with specialized skill or knowledge.

The primary procedures we performed to address this critical matter included:

●	Evaluating the reasonableness of management’s assumptions in the calculation of the fair value of certain reporting units, including the revenue growth rate used in the projected future cash flows by comparing to prior period forecasts, historical operating performance, internal and external communications by the Company and publicly available industry data of peer companies.

●	Utilizing personnel with specialized knowledge and skill in valuation to assist in: i) evaluating the reasonableness of the identified peer companies used in the market approach, ii) developing an independent range of fair values based on market multiples of peer companies and comparing this to the company’s estimated fair values., iii) testing the source information underlying the determination of the discount rate and the mathematical accuracy of the calculation, and iv) developing a range of independent estimates of discount rates and comparing those to the discount rates selected by management.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2017.

New York, NY

June 24, 2022

F-2

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except share and par values)

	As of	As of
	January 1,	January 2,
	2022	2021
ASSETS
Current Assets:
Cash	$4,558	$8,256
Cash in escrow	—	2,080
Accounts receivable, net	20,718	24,568
Prepaid expenses and other current assets	988	1,251
Total Current Assets	26,264	36,155

Property and equipment, net	865	1,066
Goodwill	23,828	27,045
Intangible assets, net	13,649	16,017
Other assets	3,506	3,168
Right of use asset	5,578	3,433
Total Assets	$73,690	$86,884
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Accounts payable and accrued expenses	12,532	15,030
Accrued expenses - related party	216	2,306
Current debt, related party	—	1,139
Current portion of debt	9,223	1,260
PPP Loans	—	12,468
Accounts receivable financing	15,199	16,986
Leases - current liabilities	1,006	1,211
Other current liabilities	6,557	6,548
Total Current Liabilities	44,733	56,948

Long-term debt, related party	—	32,182
Long-term debt	279	834
PPP Loans, non-current	—	6,927
Leases - non current	4,568	2,226
Other long-term liabilities	785	3,787
Total Liabilities	50,365	102,904

Commitments and contingencies
Series E Preferred Stock, 13,000 designated, $0.00001 par value, 0 and 2,080 shares issued and outstanding as of January 1, 2022 and January 2, 2021, respectively	—	2,080
Series E-1 Preferred Stock, 6,500 designated, $0.00001 par value, 0 and 1,363 shares issued and outstanding as of January 1, 2022 and January 2, 2021, respectively	—	—
Contingently redeemable Series E Preferred Stock	—	2,080

Stockholders’ Equity (Deficit):
Staffing 360 Solutions, Inc. Equity (Deficit):
Preferred stock, $0.00001 par value, 20,000,000 shares authorized;
Series E Preferred Stock, 13,000 designated, $0.00001 par value, 0 and 11,080 shares issued and outstanding as of January 1, 2022 and January 2, 2021, respectively	—	11
Common stock, $0.00001 par value, 200,000,000 shares authorized; 1,758,835 and 281,724 shares issued and outstanding, as of January 1, 2022 and January 2, 2021, respectively	1	1
Additional paid in capital	107,183	73,844
Accumulated other comprehensive income	162	223
Accumulated deficit	(84,021)	(92,179)
Total Stockholders’ Equity (Deficit)	23,325	(18,100)
Total Liabilities and Stockholders’ Equity (Deficit)	$73,690	$86,884

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except share and per share values)

	Fiscal 2021	Fiscal 2020
Revenue	$197,770	$204,527

Cost of Revenue, excluding depreciation and amortization stated below	$163,903	$169,714

Gross Profit	33,867	34,813

Operating Expenses:
Selling, general and administrative expenses	35,305	37,506
Impairment of goodwill	3,104	2,969
Depreciation and amortization	2,758	3,118
Total Operating Expenses	41,167	43,593

Loss From Operations	(7,300)	(8,780)

Other Income (Expenses):
Interest expense	(3,856)	(7,195)
Amortization of debt discount and deferred financing costs	(359)	(559)
Re-measurement (loss) gain on intercompany note	(260)	584
Gain on business sale	—	124
Interest expense – restructuring	—	(41)
PPP forgiveness gain	19,609	—
Other (loss) income, net	(33)	125
Total Other Income (Expenses), net	15,101	(6,962)

Income (Loss) Before Benefit for Income Tax	7,801	(15,742)

Benefit for income taxes	357	100

Net Income (Loss)	8,158	(15,642)

Dividends - Series A Preferred Stock - related party	—	125
Dividends - Series E Preferred Stock - related party	319	2,472
Dividends - Series E-1 Preferred Stock - related party	192	756
Dividends - Series G Preferred Stock - related party	166	—
Dividends - Series G-1 Preferred Stock - related party	118	—
Deemed Dividend	1,798	4,690
Earnings allocated to participating securities	2,395	—

Earnings (Loss) per Share attributable to Common Stockholders – Basic	$3,170	$(23,685)

Net Income (Loss) Attributable to Common Stockholders - Basic	$3.30	$(158.40)

Weighted Average Shares Outstanding – Basic	952,207	149,515

Earnings allocated to participating securities – Diluted (Footnote 3)	$3,965	$—

Earnings (Loss) per Share Attributed to Common Stockholders – Diluted	$3.70	$(158.40)

Weighted Average Shares Outstanding – Diluted	1,062,541	149,515

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(All amounts in thousands)

	Fiscal 2021	Fiscal 2020
Net Income (Loss)	$8,158	$(15,642)

Other Comprehensive (Loss) Income
Foreign exchange translation adjustment	(61)	281
Comprehensive Income (Loss) Attributable to the Company	$8,097	$(15,361)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(All amounts in thousands, except share and par values)

	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional paid in	Accumulated other comprehensive	Accumulated	Total
	Series E-1		Series A		Series E		Common Stock		capital	(loss) income	Deficit	Deficit
Balance December 28, 2019	729	$—	1,663,008	$—	13,000	$13	147,840	$1	$76,214	$(58)	$(76,537)	$(367)
Shares issued to/for:
Employees, directors and consultants	—	—	—	—	—	—	624	—	581	—	—	581
Related party from Debt Arrangement	—	—	—	—	—	—	8,334	—	324	—	—	324
Series A Preferred Conversion	—	—	(623,628)	—	—	—	271	—	—	—	—	—
Sales of common stock, net	—	—	—	—	—	—	124,655	—	3,894	—	—	3,894
Warrants issued for services	—	—	—	—	—	—	—	—	56	—	—	56
Warrants modification - Related Party	—	—	—	—	—	—	—	—	126	—	—	126
Dividends - Series A Preferred Stock - Related Party	—	—	—	—	—	—		—	(125)	—	—	(125)
Redemption of Series E Preferred Stock	—	—	—	—	(1,920)	(2)	—	—	(1,918)	—	—	(1,920)
Dividends - Series E Preferred Stock - Related Party	—	—	—	—	—	—	—	—	(2,472)	—	—	(2,472)
Dividends - Series E-1 Preferred Stock - Related Party	634	—	—	—	—	—	—	—	(756)	—	—	(756)
Redeemable portion of Series E Preferred Stock - Related Party	—	—	—	—	—	—	—	—	(2,080)	—	—	(2,080)
Beneficial conversion feature for fair value modification - Series E Preferred Stock - Related Party	—	—	—	—	—	—	—	—	4,690	—	—	4,690
Deemed dividend	—	—	—	—	—	—	—	—	(4,690)	—	—	(4,690)
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	281	—	281
Net loss	—	—	—	—	—	—	—	—	—	—	(15,642)	(15,642)
Balance January 2, 2021	1,363	$—	1,039,380	$—	11,080	$11	281,724	$1	$73,844	$223	$(92,179)	$(18,100)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(All amounts in thousands, except share and par values)

	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional paid in	Accumulated other comprehensive	Accumulated	Total (Deficit)
	Series E-1		Series G-1		Series A		Series E		Series F		Common Stock		capital	income	Deficit	Equity
Balance January 2, 2021	1,363	$—	—	$—	1,039,380	$—	11,080	$11	—	$—	281,724	$1	$73,844	$223	$(92,179)	$(18,100)
Shares issued to/for:
Employees, directors and consultants	—	—	—	—	—	—	—	—	—	—	19,282	—	377	—	—	377
Series A Preferred Conversion	—	—	—	—	(1,039,380)	—	—	—	—	—	451	—	—	—	—	—
Sales of common stock, net	—	—	—	—	—	—	—	—	—	—	1,326,887	—	38,639	—	—	38,639
Sales of Series F Preferred Stock, net	—	—	—	—	—	—	—	—	4,698	—	—	—	4,107	—	—	4,107
Conversion of Series F Preferred Stock	—	—	—	—	—	—	—	—	(4,698)	—	130,491	—	—	—	—	—
Redemption of Series E Preferred Stock - Related Party	—	—	—	—	—	—	(4,908)	(5)	—	—	—	—	(4,903)	—	—	(4,908)
Dividends - Series E Preferred Stock - Related Party	—	—	—	—	—	—	—	—	—	—	—	—	(319)	—	—	(319)
Dividends - Series E-1 Preferred Stock - Related Party	130	—	—	—	—	—	—	—	—	—	—	—	(192)	—	—	(192)
Dividends - Series G Preferred Stock - Related Party	—	—	—	—	—	—	—	—	—	—	—	—	(166)	—	—	(166)
Dividends - Series G-1 Preferred Stock - Related Party	—	—	68	—	—	—	—	—	—	—	—	—	(118)	—	—	(118)
Conversion of Series E Preferred Stock - Related Party to Series G preferred Stock - Related Party	(1,493)	—	1,493	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series G preferred Stock - Related Party to Long-term debt - Related Party	—	—	(1,561)	—	—	—	—	—	—	—	—	—	—	—	—	—
Redeemable portion of Series E Preferred Stock - Related Party	—	—	—	—	—	—	(6,172)	(6)	—	—	—	—	(4,086)	—	—	(4,092)
Series F Preferred Stock – Beneficial Conversion Feature	—	—	—	—	—	—	—	—	—	—	—	—	1,409	—	—	1,409
Fair Value Modification - Series E Preferred Stock - Related Party	—	—	—	—	—	—	—	—	—	—	—	—	389	—	—	389
Deemed Dividend	—	—	—	—	—	—	—	—	—	—	—	—	(1,798)	—	—	(1,798)
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(61)	—	(61)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8,158	8,158
Balance, January 1, 2022	—	$—	—	$—	—	$—	—	$—	$—	$—	1,758,835	$1	$107,183	$162	$(84,021)	$23,325

The accompanying notes are an integral part of these consolidated financial statements.

F-7

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Fiscal 2021	Fiscal 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$8,158	$(15,642)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of intangible assets	2,758	3,275
Amortization of debt discount and deferred financing costs	359	559
Bad debt expense	260	933
Impairment of goodwill	3,104	2,969
Right of use assets depreciation	1,299	1,521
Stock based compensation	377	637
Forgiveness of PPP loan and related interest	(19,609)	—
Gain from sale of business	—	(124)
Re-measurement (loss) gain on intercompany note	260	(584)
Changes in operating assets and liabilities:
Accounts receivable	(3,765)	(7,314)
Prepaid expenses and other current assets	260	(427)
Other assets	(50)	(941)
Accounts payable and accrued expenses	(2,479)	(1,659)
Interest payable - related party	(733)	(1,598)
Other current liabilities	(197)	2,058
Other long-term liabilities and other	(4,636)	2,081
NET CASH USED IN OPERATING ACTIVITIES	(14,634)	(14,256)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(249)	(257)
Proceeds from disposal of business	—	3,300
Collection of UK factoring facility deferred purchase price	7,311	8,654
NET CASH PROVIDED BY INVESTING ACTIVITIES	7,062	11,697

CASH FLOWS FROM FINANCING ACTIVITIES:
Third party financing costs	(4,695)	(795)
Related-party financing costs	—	(488)
Proceeds from term loan	—	1,220
Repayment of term loan	(34,076)	(4,734)
Repayments on accounts receivable financing, net	(1,778)	(2,426)
Dividends paid to related parties	(591)	(3,333)
Redemption of Series E preferred stock, related party	(4,908)	(1,920)
Proceeds from sale of common stock	43,019	4,634
Proceeds from PPP loans	—	19,395
Proceeds from related party note	130	—
Proceeds from sale of Series F preferred stock	4,698	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,799	11,553

NET (DECREASE) INCREASE IN CASH	(5,773)	8,994

Effect of exchange rates on cash	(5)	146

Cash - Beginning of period	10,336	1,196

Cash - End of period	$4,558	$10,336

The accompanying notes are an integral part of these consolidated financial statements.

F-8

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Staffing 360 Solutions, Inc. (“we,” “us,” “our,” “Staffing 360,” or the “Company”) was incorporated in the State of Nevada on December 22, 2009, as Golden Fork Corporation, which changed its name to Staffing 360 Solutions, Inc., ticker symbol “STAF,” on March 16, 2012. On June 15, 2017, the Company reincorporated in the State of Delaware. We are a rapidly growing public company in the international staffing sector. Our high-growth business model is based on finding and acquiring, suitable, mature, profitable, operating, domestic and international staffing companies. Our targeted consolidation model is focused specifically on the accounting and finance, information technology (“IT”), engineering, administration (“Professional”) and light industrial (“Commercial”) disciplines.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. All amounts are in thousands, except share and par values, unless otherwise indicated.

The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the periods presented in accordance with the GAAP. All significant intercompany balances and transactions have been eliminated in consolidation.

Year End

The Company’s fiscal year end follows a 52-53-week year ending on the Saturday closest to the 31st of December. This report is for the period from January 3, 2021 to January 1, 2022, “Fiscal 2021.” The prior year’s report was for the period from December 29, 2019 to January 2, 2021, “Fiscal 2020”.

Liquidity

The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements as of the year ended January 1, 2022, the Company has an accumulated deficit of $84,021 and a working capital deficit of $18,469. At January 1, 2022, we had total gross debt of $9,758 and $4,558 of cash on hand. We have historically met our cash needs through a combination of cash flows from operating activities, term loans, promissory notes, convertible notes, private placement offerings and sales of equity. Our cash requirements are generally for operating activities and debt repayments. Subsequent to the year ended January 1, 2022, we have continued to fund our operations and make required capital payments utilizing our available cash and, as of the date of this filing, we have approximately $373 in available cash.

The financial statements included in this annual report have been prepared assuming that we will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity, capital requirements and that our credit facilities with our lenders will remain available to us.

Further, our note issued to Jackson Investment Group LLC includes certain financial customary covenants and the Company has had instances of non-compliance. Management has historically been able to obtain from Jackson waivers of any non-compliance and management expects to continue to be able to obtain necessary waivers in the event of future non-compliance; however, there can be no assurance that the Company will be able to obtain such waivers, and should Jackson refuse to provide a waiver in the future, the outstanding debt under the agreement could become due immediately, which exceeds our current cash balance.

The entire outstanding principal balance of the 2020 Jackson Note shall be due and payable on September 30, 2022. The debt represented by the 2020 Jackson Note continues to be secured by substantially all of the Company’s domestic subsidiaries’ assets pursuant to the Amended and Restated Security Agreement with Jackson, dated September 15, 2017. The Company also has a $25,000 revolving loan facility with MidCap. The MidCap Facility has a maturity date of September 1, 2022 and although we believe we will be able to either renew this agreement or find an alternative lender, this has yet to be completed.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern. Historically, the Company has funded such payments either through cash flow from operations or the raising of capital through additional debt or equity. If the Company is unable to obtain additional capital, such payments may not be made on time.

F-9

The Company’s negative working capital and liquidity position combined with the uncertainty generated by the economic reaction to the COVID-19 pandemic raise substantial doubt about the Company’s ability to continue as a going concern.

COVID-19

The novel Coronavirus Disease 2019 (“COVID-19”), is impacting worldwide economic activity, and activity in the United States and the United Kingdom where our operations are based. The nature of work of the contractors we support mostly are on the site of our clients. As a result, we are subject to the plans and approaches of our clients to work during this period. This includes whether they support remote working when they have decided to close their facilities. To the extent that our clients have decided to or are required to close their facilities or not permit remote work when they decide to close facilities, we would no longer generate revenue and profit from that client. Developments such as social distancing and shelter-in-place directives have impacted the Company’s ability to deploy its staffing workforce effectively thereby impacting contracts with customers in the Company’s Commercial Staffing and Professional Staffing business streams where we have seen declines in revenues during Fiscal 2021 and 2020. While expected to be temporary, prolonged workforce disruptions can negatively impact sales in fiscal year 2022 and the Company’s overall liquidity.

The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2022.

The Company’s negative working capital and liquidity position combined with the uncertainty generated by the economic reaction to the COVID-19 pandemic contribute to the substantial doubt about the Company’s ability to continue as a going concern.

PPP Loan

On March 27, 2020, the U.S. President signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

On May 12, 2020, Monroe Staffing Services, LLC (“Monroe”), an indirect subsidiary of the Company, entered into a note (the “May 12 Note”) with Newton Federal Bank (the “Bank”), pursuant to the PPP of the CARES Act administered by the SBA. The principal amount of the May 12 Note is $10,000.

In accordance with the requirements of the CARES Act, the Company and Monroe (collectively, the “May 12 Note Borrowers”) used the proceeds from the May 12 Note in accordance with the requirements of the PPP to cover certain qualified expenses, including payroll costs, rent and utility costs. Interest accrues on the May 12 Note at the rate of 1.00% per annum. The May 12 Note Borrowers applied for forgiveness of the amount due under the May 12 Note, in an amount equal to the sum of qualified expenses under the PPP. The May 12 Note Borrowers used the entire proceeds under the May 12 Note for such qualifying expenses.

F-10

Prior to forgiveness under the PPP, the May 12 Note was to mature two years following the date of issuance of the May 12 Note and included a period for the first ten months during which time required payments of interest and principal are deferred. Beginning on the eleventh month following the date of the May 12 Note, the May 12 Note Borrowers would be required to make 14 monthly payments of principal and interest. The May 12 Note may be prepaid at any time prior to maturity. The May 12 Note provides for customary events of default, including, among others, those relating to breaches of obligations under the May 12 Note, including a failure to make payments, any bankruptcy or similar proceedings involving the May 12 Note Borrowers, and certain material effects on the May 12 Note Borrowers’ ability to repay the May 12 Note. The May 12 Note Borrowers did not provide any collateral or guarantees for the May 12 Note.

On May 25, 2021, the Company was notified by its lender, Affinity Bank, that the May 12 Note, in the amount of $10,000 of principal and $105 in interest, was forgiven in its entirety by the SBA, which was recorded as Other Income as a PPP forgiveness gain.

On May 20, 2020, Key Resources Inc. (“KRI”), Lighthouse Placement Services, LLC (“LH”) and Staffing 360 Georgia, LLC (“SG”), each a wholly owned direct or indirect subsidiary of the Company, entered into the following notes, each dated May 20, 2020, with the Bank, pursuant to the PPP of the CARES Act administered by the SBA. KRI entered into a note (the “KRI Note”) for the principal amount of approximately $5,443, LH entered into a note (the “LH Note”) for the principal amount of approximately $1,890, and SG entered into a note (the “SG Note,” and, together with the KRI Note and LH Note, the “May 20 Notes”) for the principal amount of approximately $2,063. The combined total of the May 20 Notes is approximately $9,395.

In accordance with the requirements of the CARES Act, the Company, KRI, LH and SG (collectively, the “May 20 Note Borrowers”) used the proceeds from the May 20 Notes in accordance with the requirements of the PPP to cover certain qualified expenses, including payroll costs, rent and utility costs. Interest accrues on each of the May 20 Notes at the rate of 1.00% per annum. The May 20 Note Borrowers may apply for forgiveness of the amount due under the May 20 Notes, in an amount equal to the sum of qualified expenses under the PPP. The May 20 Note Borrowers used the entire proceeds under the May 20 Notes for such qualifying expenses.

Prior to any forgiveness under the PPP, each of the May 20 Notes was to mature two years following the date of issuance of the May 20 Notes and included a period for the first ten months during which time required payments of interest and principal are deferred. Beginning on the eleventh month following the date of each of the May 20 Notes, the May 20 Note Borrowers are required to make 14 monthly payments of principal and interest. The May 20 Notes may be prepaid at any time prior to maturity. The May 20 Notes provide for customary events of default, including, among others, those relating to breaches of obligations under the May 20 Notes, including a failure to make payments, any bankruptcy or similar proceedings involving the Borrowers, and certain material effects on the Borrowers’ ability to repay the May 20 Notes. The May 20 Note Borrowers did not provide any collateral or guarantees for the May 20 Notes.

The application for these funds required the Company to certify in good faith that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The Company made this good faith assertion based upon the adverse impact the COVID-19 pandemic had on our business and the degree of uncertainty introduced to the capital markets. While the Company has made this assertion in good faith based upon all available guidance, management will continue to assess their continued qualification if and when updated guidance is released by the Treasury Department.

On July 14, 2021, the Company was notified by its lender, Affinity Bank, that the May 20 Notes for the Company’s subsidiaries KRI, LH and SG, in the amounts of $5,443, $1,890 and $2,063, respectively, in principal and $63, $22 and $24, respectively, in interest, were forgiven in their entirety by the SBA, which was recorded as Other Income as a PPP forgiveness gain.

Effective March 27, 2020, the Company deferred Federal Insurance Contributions Act taxes under the CARES Act section 2302. Payment of these tax deferrals of $2,473 and $2,473 were delayed to December 31, 2021 and December 31, 2022, respectively. The Company completed the first payment of the tax deferral in full on December 31, 2021.

F-11

Divesture of Business

On September 24, 2020, the Company and Staffing 360 Georgia, LLC d/b/a firstPRO, a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with firstPRO Recruitment, LLC (the “Buyer”), pursuant to which the Company sold to the Buyer substantially all of the Company’s assets used in or related to the operation or conduct of its professional staffing and recruiting business in Georgia (the “Assets,” and such sale, the “firstPRO Transaction”.) The majority owner of the Buyer was a former employee of Staffing 360 Georgia, LLC d/b/a firstPRO.

In addition, the Buyer agreed to assume certain liabilities related to the Assets. The purchase price in connection with the firstPRO Transaction was $3,300, of which (a) $1,220 was paid at closing (the “Initial Payment”) and (b) $2,080 was held in a separate escrow account (the “Escrow Funds”), which was to be released upon receipt of the forgiveness of the Company’s PPP Loans by the U.S. Small Business Administration (the “SBA”). In the event that all or any portion of the PPP Loans were not forgiven by the SBA, all or a portion of the Escrow Funds would have been used to repay any unforgiven portion of the PPP Loans in full. The firstPRO Transaction closed on September 24, 2020. The consideration of $2,080 was presented as cash in escrow in the Company’s consolidated balance sheet due to the escrow arrangement and restrictions set forth by Jackson. In September 2020, the Company submitted the PPP Loan forgiveness applications to the SBA. All of the PPP Loans were approved for forgiveness and on July 22, 2021 the Escrow Funds were used to redeem a portion of the 2020 Jackson Note.

The Asset Purchase Agreement contains non-competition and non-solicitation provisions customary for agreements of this type. In addition, under the terms of the Asset Purchase Agreement, the Company has agreed to indemnify the Buyer against certain liabilities, subject to certain conditions and limitations as set forth in the Asset Purchase Agreement.

In connection with execution of the Asset Purchase Agreement, the Company and certain of its subsidiaries entered into a Consent Agreement (the “Consent”) with Jackson, a noteholder under the Existing Note Purchase Agreement. Under the terms of the Consent and the Certificate of Designation of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”), in consideration for Jackson’s consent to the firstPRO Transaction, the Initial Payment was used to redeem a portion of the Series E Preferred Stock subsequent to September 26, 2020, and the Escrow Funds, were agreed to be used to redeem a portion of the Series E Preferred Stock. On September 28, 2020, the Company redeemed 1,300 shares of Series E Convertible Preferred Stock for $1,300 and on July 22, 2021, after conversion of the Series G Preferred Stock to the New Note, the Company redeemed $2,080 of the 2020 Jackson Note with the Escrow Funds.

To induce the Buyer to enter into the Asset Purchase Agreement, the Company also entered into a Transition Services Agreement with the Buyer, pursuant to which each party will provide certain transition services such as payrolling through to year end 2020 to minimize any disruption to the businesses of the Company and the Buyer arising from the firstPRO Transaction. All transition services were provided in the prior year and as of January 1, 2022, the Transition Services Agreement is no longer in effect.

F-12

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from its estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected. Significant estimates for Fiscal 2021 and Fiscal 2020 include the valuation of intangible assets, including goodwill, liabilities associated with earn-out obligations, testing long-lived assets for impairment and valuation reserves against deferred tax assets.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

The Company accounts for revenues when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Payment terms vary by client and the services offered.

The Company has primarily two main forms of revenue – temporary contractor revenue and permanent placement revenue. Temporary contractor revenue is accounted for as a single performance obligation satisfied over time because the customer simultaneously receives and consumes the benefits of the Company’s performance on an hourly or daily basis. The contracts stipulate weekly or monthly billing, and the Company has elected the “as invoiced” practical expedient to recognize revenue based on the hours incurred at the contractual rate as we have the right to payment in an amount that corresponds directly with the value of performance completed to date. Permanent placement revenue is recognized on the date the candidate’s full-time employment with the customer has commenced. The customer is invoiced on the start date, and the contract stipulates payment due under varying terms, typically 30 days. The contract with the customer stipulates a guarantee period whereby the customer may be refunded if the employee is terminated within a short period of time, however this has historically been infrequent, and immaterial upon occurrence. As such, the Company’s performance obligations are satisfied upon commencement of the employment, at which point control has transferred to the customer. Revenue in Fiscal 2021 was comprised of $192,756 of temporary contractor revenue and $5,014 of permanent placement revenue, compared with $198,066 and $6,461 for Fiscal 2020, respectively. Refer to Note 14 for further details on breakdown by segments.

Taxes Collected from Customers and Remitted to Governmental Agencies

The Company records taxes on customer transactions due to governmental agencies as a receivable and a liability on the consolidated balance sheets. Sales taxes are recorded net on the consolidated statement of operations.

Advertising Costs

Costs for advertising are expensed when incurred. Advertising expenses for the Company were $803 and $1,302 for Fiscal 2021 and 2020, respectively.

Legal Contingencies and Expenses

From time to time, the Company may become involved in various claims, disputes and legal or regulatory proceedings that arise in the ordinary course of business and relate to contractual and other obligations. The Company assesses its potential contingent and other liabilities by analyzing its claims, disputes and legal and regulatory matters using all available information and developing its views on estimated losses in consultation with its legal and other advisors. The Company determines whether a loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. If the contingency is not probable or cannot be reasonably estimated, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss may be incurred. Expenses associated with legal contingencies are expensed as incurred.

Restructuring Charges

The Company records a liability for significant costs associated with exit or disposal activities, including lease termination costs, certain employee severance costs associated with formal restructuring plans, facility closings or other similar activities and related asset impairments, when the liability is incurred.

F-13

The determination of when the Company accrues for severance and related costs depends on whether the termination benefits are provided under a one-time benefit arrangement or under an ongoing benefit arrangement. Where the Company has either a formal severance plan or a history of consistently providing severance benefits representing a substantive plan, it recognizes severance costs when they are both probable and estimable. Costs associated with restructuring actions that include one-time severance benefits are only recorded once a liability has been incurred, including when management with the proper level of authority has committed to a restructuring plan and the plan has been communicated to employees. These charges are included in operational restructuring and other charges on the consolidated statements of operations. Other charges include knowledge transfer costs directly related to the restructuring initiatives and are expensed as incurred.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less when acquired, to be cash equivalents. Cash and cash equivalents held at financial institutions may at times exceed federally insured amounts. We believe we mitigate such risk by investing in or through major financial institutions. The Company had no cash equivalents at the end of Fiscal 2021 or Fiscal 2020.

Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current creditworthiness and current economic trends. Accounts are written off after all efforts to collect have been exhausted. As of the end of Fiscal 2021 and the end of Fiscal 2020, the Company had an allowance for doubtful accounts of $60 and $62, respectively.

Income Taxes

The Company utilizes Accounting Standards Codification (“ASC”) Topic 740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-14

The Company applies the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of the date of this filing, the Company is current on all corporate, federal and state tax returns. The Company’s policy is to record interest and penalties related to unrecognized tax benefits as income tax expense.

Foreign Currency Translation

Assets and liabilities of subsidiaries operating in foreign countries are translated into U.S. dollars using the exchange rate in effect at the balance sheet date and equity is translated at historical rate. Results of operations are translated using average exchange rates. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included in a separate component of stockholders’ equity (accumulated other comprehensive income), while gains and losses resulting from foreign currency transactions are included in operations.

Deferred Financing Costs

Costs incurred in connection with obtaining certain financing are deferred and amortized on an effective interest method basis over the term of the related obligation. In accordance with Accounting Standards Update (“ASU”) 2015-03, “Imputation of Interest – Simplifying the Presentation of Debt Issuance Costs,” debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the debt liability, consistent with the presentation of a debt discount.

Business Combinations

In accordance with ASC 805, “Business Combinations,” the Company records acquisitions under the purchase method of accounting, under which the acquisition purchase price is allocated to the assets acquired and liabilities assumed based upon their respective fair values. The Company utilizes management estimates and, in some instances, may retain the services of an independent third-party valuation firm to assist in determining the fair values of assets acquired, liabilities assumed and contingent consideration granted. Such estimates and valuations require us to make significant assumptions, including projections of future events and operating performance.

Fair Value of Financial Instruments

In accordance with ASC 820, “Fair Value Measurements and Disclosures,” the Company measures and accounts for certain assets and liabilities at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, and establishes a framework for measuring fair value and standards for disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

There were no Level 1or 2 assets or liabilities or Level 3 assets in any period. The Company’s Level 3 liabilities were its warrants issued to Jackson and contingent consideration in connection with acquisitions. The Company had accounted for the warrants issued to Jackson as a liability under ASC 815-40 due to certain anti-dilution protection provisions. On April 25, 2018, the Company and Jackson amended the Warrant to remove the anti-dilution clauses. No economic terms were adjusted. These clauses were the basis for recording the warrants as a liability. Therefore, upon execution of this amendment, the Company recorded a mark-to-market gain and reclassed the remaining liability to Additional paid-in capital.

F-15

The table below represents a rollforward of the Level 3 contingent consideration:

Contingent Consideration
Balance at December 28, 2019	$3,939
KRI deferred consideration	115
Balance at January 2, 2021	$4,054
KRI deferred consideration	-
Balance at January 1, 2022	$4,054

Cash is considered to be highly liquid and easily tradable and therefore classified as Level 1 within our fair value hierarchy.

ASC 825-10-25, “Fair Value Option” expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any of its qualifying financial instruments.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed on the straight-line method over the estimated useful lives for each category as follows:

Computers	3-5 years
Computer equipment	3-5 years
Network equipment	3-5 years
Software	3-5 years
Office equipment	3-7 years
Furniture and fixtures	3-7 years
Leasehold improvements	3-5 years

Amortization of leasehold improvements is computed using the straight-line method over the shorter of the life of the lease or the estimated useful life of the assets. Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

At the time of retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in Other income/(expenses.)

Long-Lived Assets

In accordance with ASC 360 “Property, Plant, and Equipment,” the Company periodically reviews its long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount. The amount of impairment is measured as the difference between the estimated fair value and the book value of the underlying asset.

Goodwill

Goodwill relates to amounts that arose in connection with various acquisitions and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the purchase method of accounting. Goodwill is not amortized, but it is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, a decline in the equity value of the business, a significant adverse change in certain agreements that would materially affect reported operating results, business climate or operational performance of the business and an adverse action or assessment by a regulator.

In accordance with ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350) Testing Goodwill for Impairment, or ASU 2011-08, the Company is required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. During the year ended January 2, 2021 the Company changed its annual measurement date from the first day of the fiscal fourth quarter to the last day of the fiscal year end. A reporting unit is either the equivalent of, or one level below, an operating segment. The Company early adopted the provisions in ASU 2017-04, which eliminates the second step of the goodwill impairment test. As a result, the Company’s goodwill impairment tests include only one step, which is a comparison of the carrying value of each reporting unit to its fair value, and any excess carrying value, up to the amount of goodwill allocated to that reporting unit, is impaired.

F-16

The carrying value of each reporting unit is based on the assignment of the appropriate assets and liabilities to each reporting unit. Assets and liabilities were assigned to each reporting unit if the assets or liabilities are employed in the operations of the reporting unit and the asset and liability is considered in the determination of the reporting unit fair value.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815, “Derivative and Hedging.”

Accounting standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts (“OID”) under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control and could require net cash settlement, then the contract shall be classified as an asset or a liability.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718, “Compensation – Stock Compensation,” which requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50, “Equity-Based Payments to Non-Employees.”

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants the Company has privately placed were estimated using a Black Scholes model. Refer to Note 12 for further details.

Treasury Stock Method

The Company is using the treasury stock method in our calculation of diluted earnings per share. Due to this application, the warrants and options outstanding are anti-dilutive due to their strike price in relation to the Company’s stock price.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and treasury stock method will be no longer available. ASU 2020-06 is applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company plans on adopting this ASU in the next fiscal year.

On December 31, 2019, the FASB issued ASC 2019-12 “Income Taxes: Simplifying the Accounting for Income Taxes” (Topic 740.) The amendments in this update simplify the accounting for income taxes by removing the certain exceptions. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company will adopt the guidance when it becomes effective.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”.) This standard requires an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, each reporting entity should estimate an allowance for expected credit losses, which is intended to result in more timely recognition of losses. This model replaces multiple existing impairment models in current U.S. GAAP, which generally requires a loss to be incurred before it is recognized. The new standard applies to trade receivables arising from revenue transactions such as contract assets and accounts receivable. Under ASC 606, revenue is recognized when, among other criteria, it is probable that an entity will collect the consideration it is entitled to when goods or services are transferred to a customer. When trade receivables are recorded, they become subject to the CECL model and estimates of expected credit losses on trade receivables over their contractual life will be required to be recorded at inception based on historical information, current conditions, and reasonable and supportable forecasts. This guidance is effective for smaller reporting companies for annual periods beginning after December 15, 2022, including the interim periods in the year. Early adoption is permitted. The Company will adopt the guidance when it becomes effective.

F-17

NOTE 3 – EARNINGS (LOSS) PER COMMON SHARE

The Company computes earnings per share in accordance with ASC Topic 260, Earnings per Share (“ASC 260”), which requires earnings per share for each class of stock (common stock and participating preferred stock) to be calculated using the two-class method. The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Under the two-class method, earnings for the reporting period are allocated between common shareholders and other security holders based on their respective participation rights in undistributed earnings.

Basic earnings per common share are computed by dividing income or loss available to common stockholders by the weighted average number of shares of basic common stock outstanding. The Company’s Series F Convertible Preferred Stock, which is convertible into shares of the Company’s common stock at any time and from time to time from and after the issue date, and the Company’s Series F warrants, are classified as participating securities in accordance with ASC 260. Net income allocated to the holders of Series F convertible preferred stock and Series F warrants is calculated based on the shareholders’ proportionate share of weighted average shares of common stock outstanding on an if-converted basis.

For purposes of determining diluted earnings per common share, basic earnings per common share is further adjusted to include the effect of potential dilutive common shares outstanding, including warrants and unvested restricted stock using the more dilutive of either the two-class method or the treasury stock method, and Series G and G-1 Preferred Stock using the if-converted method. Stock options and warrants that are out-of-the-money are not included in the denominator for the calculation diluted EPS. Under the two-class method of calculating diluted earnings per share, net income is reallocated to common stock, the Series F Preferred stock, the Series F warrants, and all dilutive securities based on the contractual participating rights of the security to share in the current earnings as if all of the earnings for the period had been distributed. In the computation of diluted earnings per share, the if-converted method for the Series F Preferred Stock resulted in a more dilutive earnings per share than the two-class method. As such, the if-converted method was utilized for the calculation of diluted EPS. Due to the use of the treasury stock method, the warrants and options outstanding are anti-dilutive in our calculation of diluted EPS.

On June 30, 2021 and June 24, 2022, the Company effected a one-for-six reverse stock split and one-for-ten reverse stock split, respectively. As required in accordance with GAAP, all share and earnings per share information noted below have been retroactively adjusted to reflect the reverse stock split.

The following table sets forth the components used in the computation of basic and diluted income per share:

	Fiscal 2021	Fiscal 2020
Numerator:
Net Income (Loss)	$8,158	$(15,642)

Dividends - Series A Preferred Stock - related party	-	125
Dividends - Series E Preferred Stock - related party	319	2,472
Dividends - Series E-1 Preferred Stock - related party	192	756
Dividends - Series G Preferred Stock - related party	166	-
Dividends - Series G-1 Preferred Stock - related party	118	-
Deemed Dividend	1,798	4,690

Net Income (Loss) Attributable to Common Equity	$5,565	$(23,685)

Less: Net income allocated to participating equity	(2,395)	-
Net income (loss) available to common shareholders for basic earnings per share	3,170	(23,685)
Effect of dilutive securities:
Add: Dividends paid to Series E, E-1, G, G-1 preferred shareholders	795
Net income (loss) available to commons and preferred shareholders for diluted earnings per share	$3,965

Denominator:
Weighted average basic common shares outstanding	952,207	149,515
Weighted average additional common shares outstanding if preferred shares converted to common shares (if dilutive)	104,387	—
Total weighted average common shares outstanding if preferred shares converted to common shares	1,056,594	149,515
Effect of dilutive securities:	—
Restricted shares	5,947
Weighted average diluted shares outstanding	1,062,541

Income per common share:
Basic	$3.30	$(158.40)
Diluted	$3.70	(158.40)

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	January 1, 2022	January 2, 2021
Computer software	$432	$471
Office equipment	587	1,115
Computer equipment	702	1,160
Furniture and fixtures	1,181	1,123
Leasehold improvements	650	713
Total property and equipment, gross	3,552	4,582
Accumulated depreciation	(2,687)	(3,516)
Total property and equipment, net	$865	$1,066

Depreciation expense for Fiscal 2021 and Fiscal 2020 was $447 and $595, respectively.

NOTE 5 – OTHER NON-CURRENT ASSETS

The following provides a breakdown of other non-current assets:

	January 1, 2022	January 2, 2021
Collateral associated with workers’ compensation insurance	$3,072	$3,134
Other non-current assets	434	34
Total	$3,506	$3,168

F-18

NOTE 6 – INTANGIBLE ASSETS

The following provides a breakdown of intangible assets as of:

	January 1, 2022
	Tradenames	Non-Compete	Customer Relationships	Total
Intangible assets, gross	$9,553	2,497	21,725	33,775
Accumulated amortization	(4,969)	(2,497)	(12,660)	(20,126)
Intangible assets, net	$4,584	0	9,065	13,649

	January 2, 2021
	Tradenames	Non-Compete	Customer Relationships	Total
Intangible assets, gross	$9,582	2,500	21,810	33,892
Accumulated amortization	(4,283)	(2,440)	(11,152)	(17,875)
Intangible assets, net	$5,299	60	10,658	16,017

On September 24, 2020, the Company entered into an Asset Purchase Agreement with firstPRO Recruitment, LLC, pursuant to which the Company sold to firstPRO Recruitment, LLC. substantially all of the Staffing 360 Georgia, LLC assets used in or related to the operation or conduct of its professional staffing and recruiting business. As a result of the sale, the Company wrote off gross intangibles of $2,660 and accumulated amortization of $1,352.

As of January 1, 2022, estimated annual amortization expense for each of the next five fiscal years is as follows:

Fiscal year ended December	Amount
2022	2,243
2023	2,243
2024	2,243
2025	2,173
2026	2,018
Thereafter	2,729
Total	$13,649

Amortization of intangible assets for the period ended Fiscal 2021 and Fiscal 2020 was $2,312 and $2,523, respectively. The weighted average useful life remaining of intangible assets remaining is 6 years.

NOTE 7 – GOODWILL

The following table provides a roll forward of goodwill:

	January 1, 2022	January 2, 2021
Beginning balance, gross	$31,591	$31,049
Accumulated disposition	(1,577)	-
Accumulated impairment losses	(2,969)	-
Beginning balance, net	27,045	31,049
Impairment of goodwill	(3,104)	(2,969)
Disposition of business	-	(1,577)
Currency translation adjustment	(113)	542
Ending balance, net	$23,828	$27,045

Goodwill by reportable segment is as follows:

	January 1, 2022	January 2, 2021
Professional Staffing - US	$6,222	$6,222
Commercial Staffing - US	5,860	5,860
Professional Staffing - UK	11,746	14,963
Ending balance, net	$23,828	$27,045

F-19

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. ASC 350, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. During the first quarter of 2020 the Company identified a triggering event in response the COVID-19 pandemic. In accordance with ASC 350 the Company tested its goodwill for impairment and the Company recognized an impairment with respect to its firstPRO reporting unit of $2,969. The impairment resulted from a continued decline in that reporting unit’s revenue which experienced significant and prolonged declines as a result of the COVID-19 pandemic. To determine the impairment, the Company employed a combination of market approach (valuations using comparable company multiples), income approach (discounted cash flow analysis) and prevailing market conditions to derive the fair value of the reporting unit. Under ASU 2017-04, which the Company early adopted, the impairment amount represents the excess of the carrying value over the fair value of the reporting unit.

In accordance with ASC 350, during the performance of the Company’s annual impairment test during the fourth quarter of 2021 the Company identified and recognized an impairment of $3,104 to the goodwill recorded by the Professional Staffing – UK reporting unit. The impairment resulted from a continued decline in that reporting unit’s revenue which experienced significant and prolonged declines as a result of the ongoing COVID-19 pandemic. Further, the negative impact suffered from the COVID-19 pandemic, predominantly in fiscal 2020, did not recover as quickly as management anticipated by the end of fiscal 2021 and, as a result, the forward-looking forecast was revised based upon current facts and circumstances. To determine the impairment, the Company employed a combination of market approach (valuations using comparable company multiples), income approach (discounted cash flow analysis) and prevailing market conditions to derive the fair value of the reporting unit. While the impairment recognized by management of $3,104 represents the adjustment required based upon current assumptions, such assumptions are subject to significant estimation by management, including revenue growth rates, cost levels, and discount rates. If actual results in future periods vary from these assumptions additional impairment costs to goodwill could occur.

During the year ended January 2, 2021 the Company changed its measurement date from the first day of the fiscal fourth quarter to the last day of the fiscal year end. The Company performed its annual goodwill impairment test and no impairment was recognized other than the charge recognized by the Professional Staffing UK reporting unit. To estimate the fair value of the reporting units the Company employed a combination of market approach (valuations using comparable company multiples) and income approach (discounted cash flow analysis) to derive the fair value of the reporting unit when performing its annual impairment testing. Volatility in the Company’s stock price can result in the net book value of our reporting unit approximating, or even temporarily exceeding market capitalization, however, the fair value of our reporting unit is not driven solely by the market price of our stock. As described above, fair value of our reporting unit is derived using a combination of an asset approach, an income approach and a market approach. These valuation techniques consider several other factors beyond our market capitalization, such as the estimated future cash flows of our reporting units, the discount rate used to present value such cash flows and the market multiples of comparable companies. Changes to input assumptions used in the analysis could result in materially different evaluations of goodwill impairment.

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following provides a breakdown of accounts payable and accrued expenses:

	January 1, 2022	January 2, 2021
Accounts payable	$2,749	$28
Accrued payroll, taxes and bonuses	8,594	12,913
Other accrued expenses	1,189	2,089
Total	$12,532	$15,030

NOTE 9 – ACCOUNTS RECEIVABLE FINANCING

Midcap Funding X Trust

Prior to September 15, 2017, certain U.S. subsidiaries of the Company were parties to a $25,000 revolving loan facility with MidCap, with the option to increase the amount by an additional $25,000, with a maturity of April 8, 2019.

F-20

On October 26, 2020, the Company entered into Amendment No. 17 to Credit and Security Agreement with MidCap, whereby, among other things, MidCap agreed to extend the maturity date of our outstanding asset based revolving loan until September 1, 2022. In addition, the Company also agreed to certain amendments to the financial covenants.

The facility provides events of default including: (i) failure to make payment of principal or interest on any MidCap loans when required, (ii) failure to perform obligations under the facility and related documents, (iii) not paying its debts as such debts become due and similar insolvency matters, and (iv) material adverse changes to the Company (subject to a 10-day notice and cure period.) Upon an event of default, the Company’s obligations under the credit facility may, or in the event of insolvency or bankruptcy will automatically, be accelerated. Upon the occurrence of any event of default, the facility will bear interest at a rate equal to the lesser of: (i) 3.0% above the rate of interest applicable to such obligations immediately prior to the occurrence of the event of default; and (ii) the maximum rate allowable under law.

Under the terms of this agreement, the Company is subject to affirmative covenants which are customary for financings of this type, including covenants to: (i) maintain good standing and governmental authorizations, (ii) provide certain information and notices to MidCap, (iii) deliver monthly reports and quarterly financial statements to MidCap, (iv) maintain insurance, (v) discharge all taxes, (vi) protect its intellectual property, and (vii) generally protect the collateral granted to MidCap. The Company is also subject to negative covenants customary for financings of this type, including that it may not: (i) enter into a merger or consolidation or certain change of control events, (ii) incur liens on the collateral, (iii) except for certain permitted acquisitions, acquire any significant assets other than in the ordinary course of business, (iv) assume certain additional senior debt, or (v) amend any of its organizational documents. The Company is not in compliance with its January 1, 2022 covenants and received a waiver from Midcap that extends to March 31, 2022. The Company received a waiver dated June 23, 2022, providing a waiver to extend the delivery of the audited financial statements through June 30, 2022. Subsequent to March 2022, the Company is currently not in compliance with its financial covenants with Midcap.

The balance of the Midcap Facility as of January 1, 2022 and January 2, 2021 was $13,405 and $14,842, respectively, and is included in Accounts receivable financing on the Consolidated Balance Sheet.

HSBC Invoice Finance (UK) Ltd – New Facility

On February 8, 2018, CBSbutler, Staffing 360 Solutions Limited and The JM Group, entered into a new arrangement with HSBC Invoice Finance (UK) Ltd (“HSBC”) which provides for HSBC to purchase the subsidiaries’ accounts receivable up to an aggregate amount of £11,500 across all three subsidiaries. The terms of the arrangement provide for HSBC to fund 90% of the purchased accounts receivable upfront and, a secured borrowing line of 70% of unbilled receivables capped at £1,000 (within the overall aggregate total facility of £11,500.) The arrangement has an initial term of 12 months, with an automatic rolling three-month extension and carries a service charge of 1.80%.

On June 28, 2018, CML, the Company’s new subsidiary entered into a new agreement with a minimum term of 12 months for purchase of debt (“APD”) with HSBC, joining CBSbutler, Staffing 360 Solutions Limited and The JM Group (collectively, with CML, the “Borrowers”) as “Connected Clients” as defined in the APD. The new Connected Client APDs carry an aggregate Facility Limit of £20,000 across all Borrowers. The obligations of the Borrowers are secured by a fixed charge and a floating charge on the Borrowers’ respective accounts receivable and are subject to cross-company guarantees among the Borrowers. In addition, the secured borrowing line against unbilled receivables was increased to £1,500 for a period of 90 days. In July 2019, the aggregate Facility Limit was extended to £22,500 across all Borrowers.

Under ASU 2016-16, “Statement of Cash Flows (Topic 230, Classification of Certain Cash Receipts and Cash Payments, a consensus of the FASB Emerging Issues Task Force), the upfront portion of the sale of accounts receivable is classified within operating activities, while the deferred purchase price portion (or beneficial interest), once collected, is classified within investing activities.

NOTE 10 – DEBT

	January 1, 2022	January 2, 2021
Jackson Investment Group - related party	$8,949	$33,880
PPP Loans	—	19,395
HSBC Term Loan	809	2,094
Total Debt, Gross	9,758	55,369
Less: Debt Discount and Deferred Financing Costs, Net	(256)	(559)
Total Debt, Net	9,502	54,810
Less: Non-Current Portion	(279)	(39,943)
Total Current Debt, Net	$9,223	$14,867

F-21

Jackson Note

On September 15, 2017, the Company entered into a $40,000 note agreement with Jackson (the “2017 Jackson Note”.) The proceeds of the sale of the 2017 Jackson Note were used to repay the existing subordinated notes previously issued to Jackson pursuant to the existing note purchase agreement in the aggregate principal amount of $11,165 and to fund a portion of the purchase price consideration of the firstPRO Acquisition and the CBSbutler Acquisition and repay certain other outstanding indebtedness of the Company. The maturity date for the amounts due under the 2017 Jackson Note was September 15, 2020. The 2017 Jackson Note will accrue interest at 12% per annum, due quarterly on January 1, April 1, July 1 and October 1 in each year, with the first such payment due on January 1, 2018. Interest on any overdue payment of principal or interest due under the 2017 Jackson Note will accrue at a rate per annum that is 5% in excess of the rate of interest otherwise payable thereunder.

On August 27, 2018, the Company entered into an amended agreement with Jackson, pursuant to which the note purchase agreement dated as of September 15, 2017 was amended and made a new senior debt investment of approximately $8,428. Terms of the additional investment were the same as the 2017 Jackson Note. From the proceeds of the additional investment, the Company paid a closing fee of $280 and legal fees of $39 and issued 19,200 shares of the Company’s common stock as a closing commitment fee.

On August 29, 2019, the Company entered into a Fourth Omnibus Amendment and Reaffirmation Agreement with Jackson, as lender, which, among other things, amends that certain Amended and Restated Note Purchase Agreement, dated as of September 15, 2017, as amended (the “Existing Note Purchase Agreement”.) Pursuant to the Existing Note Purchase Agreement, the Company agreed to issue and sell to Jackson that certain 18% Senior Secured Note due December 31, 2019 in the aggregate principal amount of $2,538 (the “2019 Jackson Note”.) All accrued and unpaid interest on the outstanding principal balance of the 2019 Jackson Note was due and payable monthly on the first day of each month, beginning on October 1, 2019. Pursuant to the terms of the 2019 Jackson Note, if the 2019 Jackson Note was not repaid by December 31, 2019, the Company was required to issue 10,000 shares of its common stock to Jackson on a monthly basis until the 2019 Jackson Note is fully repaid, subject to certain exceptions to comply with Nasdaq listing standards. The Company booked additional expense of $324 related to the issuances of 50,000 shares of common stock to Jackson in 2020. The Company paid the 2019 Jackson Note in full on May 28, 2020.

On October 26, 2020, the Company, certain of its subsidiaries and Jackson entered into the Amended Note Purchase Agreement and the 2020 Jackson Note, which amended and restated the Existing Note Purchase Agreement. The Amended Note Purchase Agreement refinanced an aggregate of approximately $35,700 of debt provided by Jackson, extending the maturity to September 30, 2022. In connection with the amendment and restatement, the Company paid Jackson an amendment fee of $488. The Company accounted for the Amended Note Purchase Agreement as a modification of the debt. Accordingly, fees totaling $488 paid to Jackson as well as the modification of 15,092 warrants from a strike price of $99.60 to $60.00 and the extension of the warrant expiration date of January 26, 2024 to January 26, 2026, resulting in a fair value adjustment of $126, were recorded as additional debt discount which will be amortized over the term of the 2020 Jackson Note using the effective interest method.

Under the terms of the Amended Note Purchase Agreement and the 2020 Jackson Note, the Company is required to pay interest on the debt at a per annum rate of 12%. The interest is payable monthly in cash; provided that, the Company may elect to pay up to 50% of monthly interest in-kind (“PIK Interest”) by adding such PIK Interest to the outstanding principal balance of the 2020 Jackson Note. For any month that the Company elects to pay interest in-kind, the Company is required to pay Jackson a fee in shares of our common stock (“PIK Fee Shares”) in an amount equal to $25 divided by the average closing price, as reported by The Nasdaq Capital Market (“Nasdaq”), of such shares of common stock over the 5 trading days prior to the applicable monthly interest payment date. If such average market price is less than $30.00, or is otherwise undeterminable because such shares of common stock are no longer publicly traded or the closing price is no longer reported by Nasdaq, then the average closing price for these purposes shall be deemed to be $30.00, and if such average closing price is greater than $210.00, then the average closing price for these purposes shall be deemed to be $210.00. For the period of November 2020 through and including March 2021, each monthly interest amount due and payable was reduced by $166, and for the period commencing April 2021 through and including September 2021, each monthly interest amount due and payable was increased by $166.

F-22

Under the terms of the Amended Note Purchase Agreement, the Company was required to make a mandatory prepayment of the principal amount of the 2020 Jackson Note of not less than $3,000 no later than January 31, 2021. Payments were made in December 2020 and January 2021 totaling $3,029 in full satisfaction of the mandatory prepayment.

On January 4, 2021, the Company used $1,558 in net proceeds from a securities purchase agreement dated December 30, 2020 and redeemed $1,168 of the 2020 Jackson Note with an outstanding principal amount of $33,878 and redeemed 390 shares of the Series E Convertible Preferred Stock with an aggregate value of $390. Following the redemption of the portion of the 2020 Jackson Note and Series E Convertible Preferred Stock, the 2020 Jackson Note balance was $32,710 and the Company had 10,690 shares of Series E Convertible Preferred Stock outstanding with an aggregate stated value of $10,690.

On February 5, 2021, the Company received the Limited Consent from Jackson, the sole holder of the Company’s outstanding shares of Series E Convertible Preferred Stock, to use approximately (i) 75% of the net proceeds from the February 2021 Offering to redeem a portion of the 2020 Jackson Note, which had an outstanding principal amount of $32,710 as of February 9, 2021, and (ii) 25% of the net proceeds from the February 2021 Offering to redeem a portion of the Company’s Series E Convertible Preferred Stock. Pursuant to the Limited Consent, upon closing of the February 2021 Offering, the Company paid $13,556 of the 2020 Jackson Note and redeemed 4,518 shares of the Series E Convertible Preferred Stock.

On April 21, 2021, the Company entered into the April 2021 Purchase Agreement. The net proceeds to the Company were approximately $4,200, after deducting placement agent fees and estimate offering expenses payable by the Company. The Company used $3,200 of the net proceeds to redeem a portion of the 2020 Jackson Note, which had an outstanding principal amount of $19,154 immediately prior to such redemption.

On July 20, 2021, the Company entered into the July 2021 Purchase Agreement. As the Company’s Series G Preferred Stock (as defined below) was outstanding, it was required to use the proceeds of any sales of equity securities, including the common stock offered in the July 2021 Offerings, exclusively to redeem any outstanding shares of Series G Preferred Stock, subject to certain limitations. The Company received a waiver from Jackson, the sole holder of the outstanding shares of its Series G Preferred Stock, to pay accrued and unpaid interest and prepay a portion of the outstanding principal balance of the 2020 Jackson Note and paid accrued and unpaid dividends on the Series G-1 Convertible Preferred Stock upon conversion of such preferred stock into the New Note (as defined below). The net proceeds to the Company from the July 2021 Offerings were approximately $6,760, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company used $5,000 of the net proceeds to redeem a portion of the 2020 Jackson Note, which had an outstanding principal amount of approximately $21,700 immediately prior to such redemption.

On July 21, 2021, the Company entered into a non-cash financing transaction whereby it exchanged its outstanding 6,172 shares of Series G Convertible Preferred Stock (“Series G Preferred Stock”) and 1,561 shares of Series G-1 Convertible Preferred Stock for senior indebtedness by entering into a new 12% Senior Secured Note, in aggregate principal amount of $7,733 (the “New Note”), which amount represented all of the outstanding Series G Preferred Stock, totaling $6,172, and Series G-1 Convertible Preferred Stock, totaling $1,561, held by Jackson as of July 21, 2021, under the Amended Note Purchase Agreement. The New Note was deemed issued pursuant to the Amended Note Purchase Agreement.

Under the terms of the New Note, the Company is required to pay interest on the New Note at a per annum rate of 12%, in cash only, accruing from and after the date of the New Note and until the entire principal balance of the New Note shall have been repaid in full, and on and at all times during which the “Default Rate” (as defined in the Amended Note Purchase Agreement) applies, to the extent permitted by law, at a per annum rate of 17%. The entire outstanding principal balance of the New Note is due and payable in full on September 30, 2022. Upon an Event of Default (as defined in the Amended Note Purchase Agreement), the principal of the New Note and all accrued and unpaid interest thereon may be accelerated and declared or otherwise become due and payable in accordance with the terms of the Amended Note Purchase Agreement.

On August 5, 2021, the Company entered into the First August 2021 Purchase Agreement. The net proceeds to the Company from the First August 2021 Offerings were approximately $3,217, after deducting placement agent fees and offering expenses payable by the Company. The Company used a portion of the net proceeds from the First August 2021 Offerings together with other cash on hand to redeem $3,281 of the 2020 Jackson Note, which had an outstanding principal amount of approximately $16,730 immediately prior to such redemption.

On October 28, 2021, the Company entered into a securities purchase agreement (the “November 2021 Private Placement”). This placement closed on November 2, 2021 and was announced on November 3, 2021. The net proceeds of the November 2021 Private Placement were approximately $9.25 million. The Company used a portion of the net proceeds from the November 2021 Private Placement to redeem $4,500 of the 2020 Jackson Note, which had an outstanding principal amount of approximately $13,449 immediately prior to such redemption.

The entire outstanding principal balance of the 2020 Jackson Note shall be due and payable on September 30, 2022. The debt represented by the 2020 Jackson Note continues to be secured by substantially all of the Company’s domestic subsidiaries’ assets pursuant to the Amended and Restated Security Agreement with Jackson, dated September 15, 2017.

The Amended Note Purchase Agreement includes certain customary financial covenants, including a leverage ratio covenant and a minimum adjusted EBITDA covenant. Delivery of financial covenants commenced with the fiscal month ending March 2021. The Company is not in compliance with its January 1, 2022 covenants and received a waiver from Jackson on June 23, 2022.

F-23

PPP Loans

On May 12, 2020, Monroe, an indirect subsidiary of the Company, entered into the May 12 Note with the Bank, pursuant to the PPP of the CARES Act administered by the SBA. The principal amount of the May 12 Note was $10,000.

In accordance with the requirements of the CARES Act, the May 12 Note Borrowers used the proceeds from the May 12 Note in accordance with the requirements of the PPP to cover certain qualified expenses, including payroll costs, rent and utility costs. Interest accrued on the May 12 Note at the rate of 1.00% per annum. The May 12 Note Borrowers applied for forgiveness of the amount due under the May 12 Note, in an amount equal to the sum of qualified expenses under the PPP. The May 12 Note Borrowers used the entire proceeds under the May 12 Note for such qualifying expenses.

The May 12 Note matured two years following the date of issuance of the May 12 Note and included a period for the first ten months during which time required payments of interest and principal were deferred. Beginning on the eleventh month following the date of the May 12 Note, the May 12 Note Borrowers were required to make 14 monthly payments of principal and interest. The May 12 Note provided for customary events of default, including, among others, those relating to breaches of obligations under the May 12 Note, including a failure to make payments, any bankruptcy or similar proceedings involving the May 12 Note Borrowers, and certain material effects on the May 12 Note Borrowers’ ability to repay the May 12 Note. The May 12 Note Borrowers did not provide any collateral or guarantees for the May 12 Note.

On May 25, 2021, the Company was notified by its lender, Affinity Bank, that the May 12 Note, in the amount of $10,000 of principal and $105 in interest, was forgiven in its entirety by the SBA. The Company recorded the forgiveness of $10,000 of principal and $105 in interest in the Statements of Operations as other income.

On May 20, 2020, each of KRI, LH and SG, each a wholly owned direct or indirect subsidiary of the Company, entered into the borrowing agreements with the Bank pursuant to the PPP, each evidenced by a note dated May 20, 2020 (as previously defined, the KRI Note, the LH Note and the SG Note, respectively. The combined aggregate principal amount of the indebtedness represented by the May 20 Notes was $9,395.

In accordance with the requirements of the CARES Act, the May 20 Note Borrowers used the proceeds from the May 20 Notes in accordance with the requirements of the PPP to cover certain qualified expenses, including payroll costs, rent and utility costs. Interest accrued on each of the May 20 Notes at the rate of 1.00% per annum. The May 20 Note Borrowers may apply for forgiveness of the amount due under the May 20 Notes, in an amount equal to the sum of qualified expenses under the PPP. The May 20 Note Borrowers used the entire proceeds under the May 20 Notes for such qualifying expenses.

Each of the May 20 Notes matured two years following the date of issuance of the May 20 Notes and included a period for the first ten months during which time required payments of interest and principal were deferred. Beginning in the eleventh month following the date of each of the May 20 Notes, the May 20 Note Borrowers were required to make 14 monthly payments of principal and interest. The May 20 Notes provide for customary events of default, including, among others, those relating to breaches of obligations under the May 20 Notes, including a failure to make payments, any bankruptcy or similar proceedings involving the May 20 Note Borrowers, and certain material effects on the May 20 Note Borrowers’ ability to repay the May 20 Notes. The May 20 Note Borrowers did not provide any collateral or guarantees for the May 20 Notes.

On July 14, 2021, the Company was notified by its lender, Affinity Bank, that the May 20 Notes for the Company’s subsidiaries KRI, LH and SG, in the amounts of $5,443, $1,890 and $2,063, respectively, in principal and $63, $22 and $24, respectively, in interest, were forgiven in their entirety by the SBA.

The application for these funds required the Company to certify in good faith that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The Company made this good faith assertion based upon the adverse impact the COVID-19 pandemic had on our business and the degree of uncertainty introduced to the capital markets. While the Company has made this assertion in good faith based upon all available guidance, management will continue to assess their continued qualification if and when updated guidance is released by the Treasury Department.

F-24

Debt Exchange Agreement

On November 15, 2018 the Company, entered into a Debt Exchange Agreement with Jackson, pursuant to which, among other things, Jackson agreed to exchange $13,000 (the “Exchange Amount”) of indebtedness of the Company held by Jackson in exchange for 13,000 shares of Series E Preferred Stock, par value $0.00001 per share.

The Series E Preferred Stock ranked senior to the Company’s common stock and any other series or classes of preferred stock issued or outstanding with respect to dividend rights and rights on liquidation, winding up and dissolution. Each share of Series E Preferred Stock was initially convertible into 561 shares of common stock of the Company at any time after October 31, 2020 or the occurrence of a Preferred Default (as defined in the Certificate of Designation for the Series E Preferred Stock (the “Series E Certificate of Designation”)). A holder of Series E Preferred Stock was not required to pay any additional consideration in exchange for conversion of such Series E Preferred Stock into the Company’s common stock. Series E Preferred Stock was redeemable by the Company at any time at a price per share equal to the stated value ($10,000 per share) plus all accrued and unpaid dividends thereon.

F-25

The Series E Preferred Stock carried quarterly dividend rights of (a) cash dividends accruing (i) at an annual rate per share equal to 12% from the date of issuance and (ii) 17% after the occurrence of a Preferred Default, and (b) a dividend payable in shares of Series E-1 Convertible Preferred Stock (the “Series E-1 Convertible Preferred Stock” and, collectively with the Series E Convertible Preferred Stock, the “Series E Preferred Stock”). The shares of Series E-1 Convertible Preferred Stock had all the same terms, preferences and characteristics as the Series E Preferred Stock (including, without limitation, the right to receive cash dividends), except (i) Series E-1 Convertible Preferred Stock were mandatorily redeemable by the Company within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or November 15, 2020, for a cash payment equal to the Liquidation Value (as defined in the Series E Certificate of Designation) plus any accrued and unpaid dividends thereon, (ii) each share of Series E-1 Convertible Preferred Stock was initially convertible into 101 shares of the Company’s common stock, and (iii) Series E-1 Convertible Preferred Stock could be cancelled and extinguished by the Company if all shares of Series E Convertible Preferred Stock are redeemed by the Company on or prior to October 31, 2020.

On October 26, 2020, in connection with the entry into the Amended Note Purchase Agreement, the Company filed with the Secretary of State of the State of Delaware the second Certificate of Amendment (the “Amendment”) to the Series E Certificate of Designation. Under the amended terms, holders of Series E Preferred Stock were entitled to monthly cash dividends on Series E Preferred Stock at a per annum rate of 12%. At the Company’s option, up to 50% of the cash dividend on the Series E Convertible Preferred Stock could be paid in kind by adding such 50% portion to the outstanding liquidation value of the Series E Convertible Preferred Stock (the “PIK Dividend Payment”), commencing on October 26, 2020 and ending on October 25, 2020. If the PIK Dividend Payment was elected, a holder of Series E Preferred Stock was entitled to additional fee to be paid in shares of our common stock an amount equal to $10,000 divided by the average closing price, as reported by Nasdaq of such shares of common stock over the 5 trading days prior to the applicable monthly interest payment date. If such average market price was less than $35.00 or was otherwise undeterminable because such shares were no longer publicly traded or the closing price was no longer reported by Nasdaq, then the average closing price for these purposes was to be deemed to be $35.00, and if such average closing price were greater than $210.00 then the average closing price for these purposes would be deemed to be $210.00. Dividends on the Series E-1 Convertible Preferred Stock could only be paid in cash. If the Company failed to make dividend payments on the Series E Convertible Preferred Stock, it would be an event of default under the Amended Note Purchase Agreement.

Under the terms of the Amendment, shares of Series E-1 Convertible Preferred Stock were convertible into common stock at a conversion rate equal to the liquidation value of each share of Series E-1 Convertible Preferred Stock divided by $60.00 per share commencing October 31, 2020. Each share of Series E-1 Convertible Preferred Stock had a liquidation value of $10,000 per share. The shares of Series E Convertible Preferred Stock were also convertible into shares of common stock after October 31, 2022. The conversion rate for the Series E Convertible Preferred Stock was equal to the liquidation value of each share of Series E Convertible Preferred Stock divided by $60.00 per share. Each share of Series E Convertible Preferred Stock had a liquidation value of $10,000 per share. The Amendment resulted in the original conversion price of $106.80 and $99.60 of the Series E Convertible Preferred Stock and E-1 Convertible Preferred Stock, respectively, being reduced to $60.00 for both instruments.

The Company accounted for the Amendment as a modification to the Series E and E-1 Preferred Stock. The change in fair value as a result of the modification amounted to $410 and was recognized as a deemed dividend as of the fiscal year ended January 2, 2021. Further, the Company recognized a beneficial conversion feature (BCF) of $4,280 as a result of the decrease in the conversion price to $60.00 in comparison to the Company’s stock price on the date of the Amendment. The BCF was recognized as a deemed dividend. As the Company lacked retained earnings at the time of determination, the deemed dividend was recorded as a reduction in additional paid-in capital resulting in a net impact to additional paid-in capital of $0.

Under the terms of the Consent and the Series E Certificate of Designation, in consideration for Jackson’s consent to the firstPRO Transaction, the Initial Payment was used to redeem a portion of the Series E Preferred Stock, and the Escrow Funds, subject to the forgiveness of PPP Loan, were agreed to be used to redeem a portion of the Series E Preferred Stock. As this provision results in a contingent redemption feature, approximately $2,100 of the Series E Preferred Stock was reclassified to mezzanine equity during the year ended January 1, 2022. On July 22, 2021, after conversion of the Series G Preferred Stock to the New Note, the Company redeemed $2,080 of the 2020 Jackson Note using the Escrow Funds.

Lastly, under the terms of the Limited Consent and Waiver with Jackson dated February 5, 2021, it was agreed that to the extent that any of the PPP Loans are forgiven after the February 2021 Offering, Jackson may convert the Series E Convertible Preferred Stock and Series E-1 Convertible Preferred Stock that remains outstanding into a secured note that is substantially similar to the 2020 Jackson Note. As this provision results in a contingent redemption feature, approximately $4,100 of the Series E Preferred Stock was reclassified to mezzanine equity. The Company assessed the fair value of the instrument just before and after this modification and recorded a deemed dividend totaling $389 upon remeasurement of the Series E Preferred Stock.

F-26

Jackson Waivers

On February 5, 2021, the Company entered into a Limited Consent and Waiver with Jackson whereby, among other things, Jackson agreed that we may use 75% of the proceeds from the offering to redeem a portion of the 2020 Jackson Note, and 25% of the net proceeds from the offering to redeem a portion of the Base Series E Preferred Stock notwithstanding certain provisions of the certificate of designation for the Base Series E Preferred Stock that would have required the Company to use all the proceeds from the offering to redeem the Base Series E Preferred Stock. In addition, the Company also agreed in the Limited Consent and Waiver to additional limits on its ability to incur other indebtedness, including limits on advances under our revolving loan facility with MidCap Funding X Trust. The Company also agreed that to the extent that any of our PPP Loans are forgiven after the offering, Jackson may convert the Base Series E Preferred Stock and Series E-1 Preferred Stock that remains outstanding into a secured note that is substantially similar to the 2020 Jackson Note. On April 8, 2021, the limited waiver was extended to June 17, 2021. On April 18, 2022, the limited waiver was extended to May 2, 2022.

In connection with the Headway Acquisition, on April 18, 2022, the Company entered into the Second Limited Consent with Jackson. For more information on the Headway Acquisition, please refer to Note 18 – Subsequent Events.

Series G Preferred Stock – Related Party

On May 6, 2021, the Company, entered into an Exchange Agreement with Jackson (the “Exchange Agreement”), pursuant to which, among other things, Jackson agreed to exchange 6,172 shares of the Company’s Series E Convertible Preferred Stock and 1,493 shares of the Series E-1 Preferred Stock for an equivalent number of shares of the Company’s newly issued Series G Convertible Preferred Stock and Series G-1 Convertible Preferred Stock, respectively (collectively, the “Series G Preferred Stock” and the transaction, the “Exchange”). The Series G Preferred Stock was subject to the same terms stated in the Limited Waiver, as defined herein and described in Note 12.

The Series G Preferred Stock ranked senior to each of the Company’s common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, and any other classes and series of stock of the Company now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series G Preferred Stock or which do not specify their rank (which includes the Series F Convertible Preferred Stock). Each share of Series G Preferred Stock was initially convertible into 100 shares of common stock at any time from and after, (i) with respect to the Series G Preferred Stock, the earlier of October 31, 2022 or the occurrence of a default and, (ii) with respect to the Series G-l Convertible Preferred Stock, October 31, 2020. A holder of Series G Preferred Stock was not required to pay any additional consideration in exchange for conversion of the Series G Preferred Stock into the Company’s common stock.

The Series G Preferred Stock carried monthly dividend rights of (a) cash dividends accruing (i) at an annual rate per share equal to 12% from the date of issuance (plus any accrued dividends with respect to the Series E Preferred Stock unpaid as of the date of the Exchange) and (ii) 17% after the occurrence of a default, and (b) a dividend payable in shares of Series G-1 Convertible Preferred Stock. The shares of Series G-1 Convertible Preferred Stock had all the same terms, preferences and characteristics as the Series G Preferred Stock (including, without limitation, the right to receive cash dividends), except Series G-1 Convertible Preferred Stock were mandatorily redeemable by the Company within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or September 30, 2022, for a cash payment equal to the liquidation value plus any accrued and unpaid dividends thereon.

On July 20, 2021, the Company entered into the July 2021 Purchase Agreement. As the Company’s Series G Preferred Stock was outstanding, it was required to use the proceeds of any sales of equity securities, including the common stock offered in the July 2021 Registered Direct Offering, exclusively to redeem any outstanding shares of Series G Preferred Stock, subject to certain limitations. The Company received a waiver from Jackson, the sole holder of the outstanding shares of its Series G Preferred Stock, to pay accrued and unpaid interest and prepay a portion of the outstanding principal balance of the 2020 Jackson Note, and paid accrued and unpaid dividends on the Series G-1 Convertible Preferred Stock upon conversion of such preferred stock into the New Note. While under the terms of the Certificate of Designation governing the Series G Preferred Stock and Series G-1 Preferred Stock, 617,200 shares and 156,100 shares of common stock were issuable upon the conversion of Series G Preferred Stock and Series G-1 Preferred Stock, respectively, the shares of Series G Preferred Stock and Series G-1 Convertible Preferred Stock were not converted to common stock and instead were converted on July 21, 2021 to debt. The terms of this note match the terms of the Amended Note Purchase Agreement from October 26, 2020.

As of January 1, 2022, there were no shares of Series G or Series G-1 Convertible Preferred Stock outstanding.

HSBC Loan

On April 20, 2020, the terms of the loan with HSBC were amended such that no capital repayments would be required between April 2020 to September 2020, and only interest payments would be made during such time. Since such time, capital repayments have resumed. On May 15, 2020, the Company entered into a three-year term loan with HSBC in the UK for £1,000.

NOTE 11 – LEASES

As of January 1, 2022 and January 2, 2021, as a result of the adoption of ASC 842, we recorded a right of use (“ROU”) lease asset of approximately $5,578 with a corresponding lease liability of approximately $5,574 and ROU of approximately $3,432 with a corresponding lease liability of approximately $3,437, respectively, based on the present value of the minimum rental payments of such leases. The Company’s finance leases are immaterial both individually and in the aggregate.

In September 2021, the Company entered into a new lease agreement for an office lease in New York for a term of 8 years. This resulted in increases to right of use assets and lease liabilities of $2,735.

F-27

Quantitative information regarding the Company’s leases for Fiscal 2021 is as follows:

Lease Cost	Classification	Fiscal 2021
Operating lease cost	SG&A Expenses	989
Other information
Weighted average remaining lease term (years)		3.93
Weighted average discount rate		6.68%

Future Lease Payments
2022	$1,102
2023	1,134
2024	947
2025	839
2026	839
Thereafter	2,105
$6,966
Less: Imputed Interest	1,392
$5,574

Leases – Current	$1,006
Leases - Non current	$4,568

As most of the Company’s leases do not provide an implicit rate, we use the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. This methodology was deemed to yield a measurement of the Right of Use Asset and associated lease liability that was appropriately stated in all material respects.

NOTE 12 – STOCKHOLDERS’ EQUITY

The Company issued the following shares of common stock during Fiscal 2021:

	Number of Common	Fair Value	Fair Value at Issuance
	Shares	of Shares	(minimum and maximum
Shares issued to/for:	Issued	Issued	per share)
Equity raise	1,326,887	$43,019	$19.75	$54.00
Board and committee members	1,281	24	8.59	18.10
Long Term Incentive Plan	2,584	316	82.20	143.40
Consultants	167	3	18.40	18.40
Employees	15,251	320	9.04	18.10
Conversion of Series F	130,491	-	-	-
Conversion of Series A	451	-	-	-
	1,477,112	$43,682

The Company issued the following shares of common stock during Fiscal 2020:

	Number of Common	Fair Value	Fair Value at Issuance
	Shares	of Shares	(minimum and maximum
Shares issued to/for:	Issued	Issued	per share)
Equity raise	124,655	$4,634	$36.00	$39.30
Consultants	250	18	73.20	73.20
Conversion of Series A	271	-	-	-
Board and committee members	374	15	33.60	51.00
Jackson Investment Group	8,334	324	21.60	55.20
	133,884	$4,991

The Company’s authorized common stock consists of 200,000,000 shares having a par value of $0.00001. As of the end of Fiscal 2021 and Fiscal 2020, the Company has issued and outstanding 1,758,835 and 281,724 common shares, respectively.

F-28

Increase of Authorized Common Stock

On December 27, 2021, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation of the Company to effect an increase to its number of shares of authorized common stock, par value $0.00001 from 40,000,000 to 200,000,000.

February 2021 Public Offering

On February 9, 2021, the Company announced the pricing of a public offering of an aggregate of 364,255 shares of its common stock at a public offering price of $54.00 per share. The February 2021 Offering was made pursuant to the Company’s registration statement on Form S-1 initially filed on January 13, 2021, as subsequently amended and declared effective on February 9, 2021. The February 2021 Offering was made only by means of a prospectus forming a part of the effective registration statement.

The February 2021 Offering closed on February 12, 2021. In the February 2021 Offering, the Company issued 347,520 shares of common stock and pre-funded warrants to purchase up to 16,735 shares of common stock, at an exercise price of $0.0001 per share. The Pre-funded Warrants were sold at $54.00 per Pre-funded Warrant. The Pre-funded Warrants were immediately exercisable and could be exercised at any time after their original issuance until such Pre-funded Warrants were exercised in full. The Pre-funded Warrants were exercised immediately upon issuance, and 16,735 shares of common stock were issued on February 12, 2021.

The net proceeds to the Company from the February 2021 Offering were approximately $18,100, after deducting placement agent fees and estimated offering expenses payable by the Company. Prior to the exchange of the Company’s Series E Preferred Stock for Series G Preferred Stock, consummated on May 6, 2021, the Company was required to use the proceeds of any sales of equity securities, including the securities offered in the February 2021 Offering, exclusively to redeem any outstanding shares of the Company’s Series E Preferred Stock, subject to certain limitations. Pursuant to the Limited Consent, the Company was permitted to use approximately (i) 75% of the net proceeds from the February 2021 Offering to redeem a portion of the outstanding Jackson Note and to use (ii) 25% of the net proceeds from the February 2021 Offering to redeem a portion of the Company’s Series E Preferred Stock, and upon closing of the February 2021 Offering, the Company redeemed a portion of the 2020 Jackson Note and redeemed 4,518 shares of the Series E Convertible Preferred Stock. Following the redemption of the Series E Convertible Preferred Stock, the Company had 6,172 shares of Series E Convertible Preferred Stock outstanding with an aggregate stated value of $6,172.

Prior to the February 2021 Offering, the Company entered the Limited Consent with Jackson, whereby, among other things, Jackson agreed that we may use 75% of the proceeds from the February 2021 Offering to redeem a portion of the 2020 Jackson Note, which at the time had an outstanding principal amount of $32,710, and 25% of the net proceeds from the Offering to redeem a portion of our Series E Convertible Preferred Stock, notwithstanding certain provisions of the Series E Certificate of Designation that would have required us to use all the proceeds from the Offering to redeem the Series E Convertible Preferred Stock. In addition, the Company also agreed in the Limited Consent to additional limits on the Company’s ability to incur other indebtedness, including limits on advances under the revolving loan facility with MidCap. The Company also agreed that to the extent that any of our PPP Loans are forgiven after the Offering, Jackson may convert the Series E Convertible Preferred Stock and Series E-1 Convertible Preferred Stock that remains outstanding into a secured note that is substantially similar to the 2020 Jackson Note. On April 8, 2021, the Limited Consent was extended to June 17, 2021.

On February 5, 2021, the Company also entered into a Limited Waiver and Agreement with Jackson (the “Limited Waiver”), whereby Jackson agreed that it would not convert any shares of the Series E Convertible Preferred Stock or Series E-1 Convertible Preferred Stock into shares of our common stock or exercise any warrants to purchase shares to the extent that doing so would cause the number of our authorized shares of common stock to be less than the number of shares being offered in the Offering. Jackson also waived any event of default under the Series E Certificate of Designation and the 2020 Jackson Note that would have resulted from the Company having an insufficient number of authorized shares of common stock to honor conversions of the Series E Convertible Preferred Stock and the exercise of Jackson’s warrants. On April 8, 2021, the Limited Waiver was extended to June 17, 2021, and on May 6, 2021 the Limited Waiver was extended to June 30, 2021. The limited waiver was not extended further because the Company effected a Reverse Stock Split on June 30, 2021 and such waiver was no longer required.

F-29

April 2021 Private Placement

On April 21, 2021, the Company entered into the April 2021 Purchase Agreement with certain institutional and accredited investors for the issuance and sale of an aggregate of 4,698 shares of Series F Preferred Stock at a price of $1,000 per share and warrants to purchase up to an aggregate of 130,491 shares of common stock, at an exercise price of $36.00 per share. The April 2021 Warrants are exercisable six months following the closing of the April 2021 Private Placement and will expire five years following the date the April 2021 Warrants first became exercisable.

The Series F Preferred Stock is convertible into an aggregate of approximately 130,491 shares of Common Stock at a conversion price of $36.00 per share, subject to certain ownership limitations, upon the Company amending its certificate of incorporation to effect a reverse split within a range of 1-into-2 to up to 1-into-20 to be determined by the Company’s Board. On June 30, 2021, the Company effectuated the 1-into-6 Reverse Stock Split.

The net proceeds to the Company from the April 2021 Private Placement were approximately $4,200, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company used $3,200 of the net proceeds to redeem a portion of the 2020 Jackson Note, which had an outstanding principal amount of $19,154 as of April 21, 2021. In addition, the Company used $1,000 of the net proceeds for working capital purposes.

As the Series F Preferred Stock was issued concurrently with the April 2021 Warrants, the Company evaluated the existence of a beneficial conversion feature (“BCF”) using the effective conversion price for the Preferred Stock based on the proceeds allocated to that instrument. Accordingly, the Company recognized a BCF of $1,409 as of the issuance date as a deemed dividend.

Subject to certain beneficial ownership limitations, the Series F Preferred Stock shall vote on an “as converted” basis on all matters submitted to the holders of Common Stock for approval; provided, however, that solely for purposes of determining the number of votes that the Series F Preferred Stock is entitled to, the “Conversion Price” of the Series F Preferred Stock shall be deemed $43.50. In addition, as long as any shares of the Series F Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series F Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series F Preferred Stock, or (c) increase the number of authorized shares of the Series F Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing. As of January 1, 2022 all Series F Preferred Stock was converted to common stock and there are 0 Series F Preferred shares outstanding.

Series G Preferred Stock – Related Party

On May 6, 2021, the Company, entered into the Exchange Agreement with Jackson, pursuant to which, among other things, Jackson agreed to exchange 6,172 shares of the Company’s Series E Convertible Preferred Stock, and 1,493 shares of the Series E-1 Preferred Stock for an equivalent number of shares of the Company’s newly issued Series G Convertible Preferred Stock and Series G-1 Convertible Preferred Stock. The Series G Convertible Preferred Stock is subject to the same terms stated in the Limited Waiver, as described above in “February 2021 Offering” in this Note 12.

The Series G Preferred Stock ranks senior to each of the Company’s common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, and any other classes and series of stock of the Company now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series G Preferred Stock or which do not specify their rank (which includes the Series F Convertible Preferred Stock). Each share of Series G Preferred Stock is initially convertible into 100 shares of common stock at any time from and after, (i) with respect to the Series G Preferred Stock, the earlier of October 31, 2022 or the occurrence of a default and, (ii) with respect to the Series G-l Convertible Preferred Stock, October 31, 2020. A holder of Series G Preferred Stock is not required to pay any additional consideration in exchange for conversion of the Series G Preferred Stock into the Company’s common stock.

The Series G Preferred Stock carries monthly dividend rights of (a) cash dividends accruing (i) at an annual rate per share equal to 12% from the date of issuance (plus any accrued dividends with respect to the Series E Preferred Stock unpaid as of the date of the Exchange) and (ii) 17% after the occurrence of a default, and (b) a dividend payable in shares of Series G-1 Convertible Preferred Stock. The shares of Series G-1 Convertible Preferred Stock have all the same terms, preferences and characteristics as the Series G Preferred Stock (including, without limitation, the right to receive cash dividends), except Series G-1 Convertible Preferred Stock are mandatorily redeemable by the Company within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or September 30, 2022, for a cash payment equal to the liquidation value plus any accrued and unpaid dividends thereon.

F-30

The Series G Preferred Stock shall vote on an “as converted” basis on all matters submitted to the holders of common stock for approval.

While under the terms of the Certificate of Designation governing the Series G Preferred Stock and Series G-1 Preferred Stock, as of July 20, 2021 617,200 shares and 156,100 shares of common stock were issuable upon the conversion of Series G Preferred Stock and Series G-1 Preferred Stock, respectively, the shares of Series G Preferred Stock and Series G-1 Convertible Preferred Stock were not converted to common stock and instead were converted on July 21, 2021 to current debt.

July 2021 Registered Direct Offering and Concurrent Private Placement July 2021 Offerings

On July 20, 2021, the company entered into the July 2021 Purchase Agreement with certain institutional investors. Pursuant to the July 2021 Purchase Agreement, the Company sold in the July 2021 Registered Direct Offering, 219,914 shares of the Company’s common stock to the investors at an offering price of $34.50 per share and associated warrant. In the concurrent July 2021 Private Placement, the Company sold to the same investors unregistered warrants (the “July 2021 Warrants”) to purchase up to an aggregate of 109,957 shares of common stock, representing 50% of the shares of common stock sold in the July 2021 Registered Direct Offering. The July 2021 Warrants are exercisable at an exercise price of $38.00 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

The net proceeds from the July 2021 Offerings were approximately $6,760, after deducting placement agent fees and other estimated offering expenses payable by the Company. While the Company’s Series G Preferred Stock was outstanding, it was required to use the proceeds of any sales of equity securities, including the common stock offered in the July 2021 Registered Direct Offering, exclusively to redeem any outstanding shares of Series G Preferred Stock, subject to certain limitations. The Company received a waiver from Jackson, the sole holder of the outstanding shares of its Series G Preferred Stock, to pay accrued and unpaid interest and prepay a portion of the outstanding principal balance of the 2020 Jackson Note, which at the time had an outstanding principal amount of $16,077, and to pay accrued and unpaid dividends on the Series G-1 Convertible Preferred Stock upon conversion of such preferred stock into the New Note.

Pursuant to the engagement letter entered into on December 21, 2020 (as amended, the “Engagement Letter”) with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as the exclusive placement agent for the Company, on a reasonable best-efforts basis, in connection with the July 2021 Offerings, the Company paid Wainwright an aggregate cash fee equal to 7.5% of the gross proceeds of the July 2021 Offerings and a management fee equal to 1.0% of the gross proceeds of the July 2021 Offerings, and additionally reimbursed Wainwright for a non-accountable expense allowance of $85 and $13 for clearing expenses. Additionally, the Company issued to Wainwright or its designees as compensation warrants to purchase up to 16,494 shares of common stock, equal to 7.5% of the aggregate number of shares of common stock placed in the July 2021 Registered Direct Offering (the “July 2021 Wainwright Warrants”). The July 2021 Wainwright Warrants have a term of five (5) years from the commencement of sales under the July 2021 Registered Direct Offering and an exercise price of $43.125 per share of common stock (equal to 125% of the offering price per share of common stock issued and sold in the July 2021 Registered Direct Offering). The July 2021 Offerings closed on July 23, 2021.

Jackson Consent

In connection with the July 2021 Offerings, on July 22, 2021 the Company entered into a limited consent with Jackson whereby, among other things, Jackson agreed that the Company could effect the July 2021 Offerings and use $5,000 of the net proceeds thereof to pay accrued and unpaid interest and prepay a portion of the outstanding principal balance of the 2020 Jackson Note, notwithstanding certain provisions of the certificate of designation for the Series G Preferred Stock (the “Series G Certificate of Designation”) that would have required the Company to use all the proceeds from the July 2021 Offerings to redeem the Series G Preferred Stock.

F-31

Conversion of Series G Convertible Preferred Stock into Senior Debt

On July 21, 2021, the Company exchanged its 6,172 shares of Series G Convertible Preferred Stock and 1,561 shares of Series G-1 Convertible Preferred Stock for senior indebtedness by entering into the New Note, in aggregate principal amount of $7,733 (the “New Note”), which amount represented all of the outstanding Series G Preferred Stock totaling $6,172 and Series G-1 Convertible Preferred Stock totaling $1,561 held by Jackson as of July 21, 2021, under the Note Purchase Agreement. The New Note was deemed issued pursuant to the Amended Note Purchase Agreement.

Under the terms of the New Note, the Company is required to pay interest on the New Note at a per annum rate of 12%, in cash only, accruing from and after the date of the New Note and until the entire principal balance of the New Note shall have been repaid in full, and on and at all times during which the “Default Rate” (as defined in the Amended Note Purchase Agreement) applies, to the extent permitted by law, at a per annum rate of 17%. The entire outstanding principal balance of the New Note is due and payable in full on September 30, 2022. Upon an Event of Default (as defined in the Amended Note Purchase Agreement), the principal of the New Note and all accrued and unpaid interest thereon may be accelerated and declared or otherwise become due and payable in accordance with the terms of the Amended Note Purchase Agreement.

First August 2021 Registered Direct Offering and Concurrent Private Placement

On August 5, 2021, the Company entered into the First August 2021 Purchase Agreement with certain institutional investors. Pursuant to the First August 2021 Purchase Agreement, the Company agreed to sell, in a registered direct offering, 138,317 shares of the Company’s common stock to the purchasers at an offering price of $26.425 per share and associated warrant. Pursuant to the First August 2021 Purchase Agreement, in a concurrent private placement, the Company also sold to the purchasers unregistered warrants to purchase up to an aggregate of 69,159 shares of common stock, representing 50% of the shares of common stock that were issued and sold in the First August 2021 Registered Direct Offering. The First August 2021 Warrants are exercisable at an exercise price of $25.80 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

Pursuant to the Engagement Letter, Wainwright agreed to serve as the exclusive placement agent for the Company, on a reasonable best-efforts basis, in connection with the First August 2021 Offerings. The Company paid Wainwright an aggregate cash fee equal to 7.5% of the gross proceeds of the First August 2021 Offerings and a management fee equal to 1.0% of the gross proceeds of the First August 2021 Offerings, and additionally reimbursed Wainwright for a non-accountable expense allowance of $50 and $13 for clearing expenses. Additionally, the Company issued to Wainwright or its designees as compensation warrants to purchase up to 10,374 shares of common stock, equal to 7.5% of the aggregate number of shares of common stock placed in the First August 2021 Registered Direct Offering (the “First August 2021 Wainwright Warrants”). The First August 2021 Wainwright Warrants have a term of five (5) years from the commencement of sales under the First August 2021 Registered Direct Offering and an exercise price of $33.031 per share of common stock (equal to 125% of the offering price per share of common stock issued and sold in the First August 2021 Registered Direct Offering). The First August 2021 Offerings closed on August 9, 2021.

The net proceeds to the Company from the First August 2021 Offerings were approximately $3,217, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company used a portion of the net proceeds from the First August 2021 Offerings together with other cash on hand to redeem $3,281 of the 2020 Jackson Note, which had an outstanding principal amount of approximately $16,730 immediately prior to such redemption.

Second August 2021 Registered Direct Offering and Concurrent Private Placement

On August 22, 2021, the Company entered into the Second August 2021 Purchase Agreement with certain institutional investors. Pursuant to the Second August 2021 Purchase Agreement, the Company agreed to sell, in a registered direct offering, 136,048 shares of the Company’s common stock to the purchasers at an offering price of $21.00 per share and associated warrant. Pursuant to the Second August 2021 Purchase Agreement, in a concurrent private placement, the Company also sold to the purchasers unregistered warrants to purchase up to an aggregate of 68,024 shares of common stock, representing 50% of the shares of common stock that were issued and sold in the Second August 2021 Registered Direct Offering. The Second August 2021 Warrants are exercisable at an exercise price of $20.40 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

F-32

Pursuant to the Engagement Letter, Wainwright agreed to serve as the exclusive placement agent for the Company, on a reasonable best-efforts basis, in connection with the Second August 2021 Offerings. The Company paid Wainwright an aggregate cash fee equal to 7.5% of the gross proceeds of the Second August 2021 Offerings and a management fee equal to 1.0% of the gross proceeds of the Second August 2021 Offerings, and additionally reimbursed Wainwright for a non-accountable expense allowance of $50 and $13 for clearing expenses. Additionally, the Company issued to Wainwright or its designees as compensation warrants to purchase up to 10,204 shares of common stock, equal to 7.5% of the aggregate number of shares of common stock placed in the Second August 2021 Registered Direct Offering (the “Second August 2021 Wainwright Warrants”). The Second August 2021 Wainwright Warrants have a term of five (5) years from the commencement of sales under the August 2021 Registered Direct Offering and an exercise price of $26.25 per share of common stock (equal to 125% of the offering price per share of common stock issued and sold in the Second August 2021 Registered Direct Offering). The Second August 2021 Offerings closed on August 22, 2021.

The net proceeds to the Company from the Second August 2021 Offerings were approximately $2,466, after deducting placement agent fees and estimate offering expenses payable by the Company. The Company used all proceeds for working capital purposes.

November 2021 Concurrent Private Placement

On October 28, 2021, the Company entered into a securities purchase agreement with certain institutional and accredited investors for the issuance and sale of 468,355 shares of common stock, par value $0.00001 per share or pre-funded warrants to purchase shares of common stock, and warrants to purchase up to 468,355 shares of common stock, with an exercise price of $18.50 per share (the “November 2021 Private Placement”). The warrants were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The combined purchase price for one share of common stock (or pre-funded warrant) and one associated warrant was $19.75.

Pursuant to the Engagement Letter, Wainwright agreed to serve as the exclusive placement agent for the Company, on a reasonable best-efforts basis, in connection with the November 2021 Private Placement. The Company paid Wainwright a total cash fee equal to 7.5% of the aggregate gross proceeds of the November 2021 Private Placement and a management fee equal to 1.0% of the gross proceeds of the November 2021 Private Placement, and additionally reimbursed Wainwright for a non-accountable expense allowance of $35. In addition, the Company issued to Wainwright or its designees warrants (the “November 2021 Wainwright Warrants”) to purchase up to 35,127 shares of common stock at an exercise price equal to $24.688. The November 2021 Wainwright Warrants were exercisable immediately upon issuance and have a term of exercise equal to five years from the commencement of sales under the November 2021 Private Placement.

F-33

Restricted Shares

The Company has issued shares of restricted stock to employees and members of the Board under its 2015 Omnibus Incentive Plan, 2016 Omnibus Incentive Plan, 2020 Omnibus Plan and 2021 Omnibus Inventive Plan. Under these plans, the shares are restricted for a period of three years from issuance. As of Fiscal 2021, the Company has issued a total of 19,115 restricted shares of common stock to employees and Board members that remain restricted. In accordance with ASC 718, Compensation – Stock Compensation, the Company recognizes stock-based compensation from restricted stock based upon the fair value of the award at issuance over the vesting term on a straight-line basis. The fair value of the award is calculated by multiplying the number of restricted shares by the Company’s stock price on the date of issuance. The impact of forfeitures has historically been immaterial to the financial statements. In Fiscal 2021 and 2020, the Company recorded compensation expense associated with these restricted shares of $374 and $539, respectively. The table below is a rollforward of unvested restricted shares issued to employees and board of directors.

		Weighted
	Restricted	Average
	Shares	Price Per Share
Balance at December 28, 2019	9,844	$187.20
Granted	644	45.60
Vested/adjustments	(9,458)	189.60
Balance at January 2, 2021	1,030	$75.00
Granted	19,115	29.20
Vested/adjustments	(14,198)	29.00
Balance at January 1, 2022	5,947	$50.00

Series A Preferred Stock – Related Party

On May 29, 2015, the Company filed a Certificate of Designations, Preferences and Rights of Series A Preferred Stock with the Nevada Secretary of State, whereby the Company designated 1,663,008 shares of preferred stock as Series A Preferred Stock, par value $0.00001 per share. On June 15, 2017, the Company reincorporated in the State of Delaware. The Series A Preferred Stock has a stated value of $10.00 per share and is entitled to a 12% dividend.

Shares of the Series A Preferred Stock were convertible into shares of common stock at the holder’s election at any time prior to December 31, 2020 (the “Redemption Date”), at a conversion rate of one and three tenths (1.3) shares of common stock for every 50 shares of Series A Preferred Stock that the Holder elects to convert. Originally the redemption date was December 31, 2018 and this was extended to December 31, 2020 in January 2019. Except as otherwise required by law, the Series A Preferred Stock had no voting rights.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock were entitled to receive out of the assets of the Company legally available for distribution, prior to and in preference to distributions to the holders of the Company’s common stock, par value $0.00001 per share or classes and series of securities of the Company which by their terms do not rank senior to the Series A Preferred Stock, and either in preference to or pari passu with the holders of any other series of Preferred Stock that may be issued in the future that is expressly made senior or pari passu, as the case may be, an amount equal to the Stated Value of the Series A Preferred Stock less any dividends previously paid out on the Series A Preferred Stock.

The holders were entitled to receive cash dividends at the rate of 12% of the Stated Value per annum, payable monthly in cash, prior to and in preference to any declaration or payment of any dividend on the common stock. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any shares of common stock, unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

The Certificate of Designation filed on May 29, 2015, designating the Series A Preferred Stock, was filed in connection with the Company’s issuance of an aggregate of 1,663,008 shares of Series A Preferred Stock to Brendan Flood and Matthew Briand for the conversion of the Gross Profit Appreciation Bonus (as defined in each employment agreement) associated with their employment agreements. The Certificate of Designation was approved and related issuances were ratified by the Company’s Board and compensation committee on May 29, 2015.

Up until the Redemption Date, holders may convert their shares into common stock at their election. On the Redemption Date, the Company shall redeem all of the shares of Series A Preferred Stock of each Holder, for cash or for shares of common stock in the Company’s sole discretion. If the Redemption Purchase Price is paid in shares of common stock, the holders shall initially receive 0.13 shares of common stock for each $500.00 of the Redemption Purchase Price. If the Redemption Purchase Price is paid in cash, the redemption price paid to each Holder shall be equal to the Stated Value for each share of Series A Preferred Stock, multiplied by the number of shares of Series A Preferred Stock held by such Holder, less the aggregate amount of dividends paid to such Holder through the Redemption Date.

F-34

On January 21, 2020, the Company converted the shares of Series A Preferred Stock awarded to Mr. Briand into 271 shares of common stock. On January 8, 2021, the Company converted the shares awarded to Mr. Flood into 451 shares of common stock. The Company has $125 and $125 of dividends payable to Series A Preferred Stockholders at the end of Fiscal 2021 and Fiscal 2020, respectively.

Series E Preferred Stock

The Series E Preferred Stock ranks senior to common stock and any other series or classes of preferred stock now or after issued or outstanding with respect to dividend rights and rights on liquidation, winding up and dissolution. Each share of Series E Preferred Stock was initially convertible into 56.18 shares of our common stock at any time after October 31, 2020 or the occurrence of a Preferred Default. A holder of Series E Preferred Stock is not required to pay any additional consideration in exchange for conversion of such Series E Preferred Stock into our common stock. Series E Preferred Stock is redeemable by the Company at any time at a price per share equal to the stated value ($10,000 per share) plus all accrued and unpaid dividends thereon. While the Series E Preferred Stock is outstanding, the Company is required to use the proceeds of any sales of equity securities, exclusively to redeem any outstanding shares of Series E Preferred Stock, except that the Company is permitted to use up to an aggregate of $3,000 of the gross proceeds from any equity offering completed on or before November 15, 2019 for working capital purposes. On January 22, 2019, the Company completed a registered direct offering of our common stock that generated $775 in gross proceeds that are to be used for working capital purposes. On February 12, 2019, the Company closed its previously announced firm commitment underwritten public offering in which, pursuant to an underwriting agreement between the Company and the underwriter, dated as of February 8, 2019, the Company issued and sold 242,500 shares of its common stock, at a public offering price of $16.50 per share. Notwithstanding the terms of the certificate of designations for Series E Preferred Stock, Jackson, the holder our outstanding shares of Series E Preferred Stock, did not require us to use the proceeds from our recent offerings in excess of $3,000 to redeem outstanding shares of the Series E Preferred Stock. Instead, the Company used such excess proceeds to make a terminal payment to the sellers of firstPRO in final settlement of all deferred consideration due under our asset purchase agreement with such sellers.

In the event of liquidation, dissolution or winding up, the holders of the Series E Preferred Stock were entitled to receive out of the Company assets legally available for distribution, prior to and in preference to distributions to the holders of common stock or classes and series of securities which by their terms do not rank senior to the Series E Preferred Stock, and either in preference to or pari passu with the holders of any other series of preferred stock that may be issued in the future that is expressly made senior or pari passu, as the case may be, an amount equal to the stated value of the Series E Preferred Stock plus any accrued but unpaid dividends.

On October 23, 2020, the Company filed the second amendment to the Certificate of Designation of the Series E Preferred Stock and Series E-1 Preferred Stock. Under the amended terms, holders of Series E Preferred Stock are entitled to monthly cash dividends on the Company’s Series E Preferred Stock at a per annum rate of 12%. At the Company’s option, up to 50% of the cash dividend on the Base Series E Preferred Stock may be paid in kind by adding such 50% portion to the outstanding liquidation value of the Base Series E Preferred Stock, commencing on October 26, 2020 and ending on October 25, 2021. If the PIK Dividend Payment is elected, a holder of Series E Preferred Stock is entitled to additional fee to be paid in shares of the Company’s common stock an amount equal to $100 divided by the average closing price, as reported by Nasdaq of such shares of common stock over the 5 trading days prior to the applicable monthly interest payment date. If such average market price is less than $5.00, or is otherwise undeterminable because such shares are no longer publicly traded or the closing price is no longer reported by Nasdaq, then the average closing price for these purposes shall be deemed to be $5.00, and if such average closing price is greater than $35.00 then the average closing price for these purposes shall be deemed to be $35.00. Dividends on the Series E-1 Preferred Stock may only be paid in cash. If the Company fails to make dividend payments on the Series E Preferred Stock, it will be an event of default under the Amended Note Purchase Agreement.

Under the terms of the Amendment, shares of Series E-1 Preferred Stock were convertible into the Company common stock at a conversion rate equal to the liquidation value of each share of Series E-1 Preferred Stock divided by $60.00 per share commencing October 31, 2020. Each share of Series E-1 Preferred Stock had a liquidation value of $60,000 per share. The Company’s shares of Base Series E Preferred Stock were also convertible into shares of our common stock after October 31, 2022. The conversion rate for our Base Series E Preferred Stock is equal to the liquidation value of each share of Base Series E Preferred Stock divided by $60.00 per share. Each share of Base Series E Preferred Stock has a liquidation value of $60,000 per share. On September 28, 2020, the Company redeemed 1,300 shares of Base Series E Preferred Stock for $1,300, as such there were 11,700 shares of Base Series E Preferred Stock outstanding.

On May 6, 2021, the Company, entered into the Exchange Agreement with Jackson, pursuant to which, among other things, Jackson agreed to exchange 6,172 shares of the Company’s Series E Convertible Preferred Stock, and 1,493 shares of the Series E-1 Convertible Preferred Stock for an equivalent number of shares of the Company’s newly issued Series G Preferred Stock and Series G-1 Convertible Preferred Stock. As of the end of Fiscal 2021, 0 shares and 0 shares of Series E Preferred Stock and Series E-1 Preferred Stock were outstanding, respectively. On July 21, 2021, the Company exchanged its 6,172 shares of Series G Convertible Preferred Stock and 1,561 shares of Series G-1 Convertible Preferred Stock for senior indebtedness by entering into the New Note, in aggregate principal amount of $7,733, which amount represented all of the outstanding Series G Preferred Stock totaling $6,172 and Series G-1 Convertible Preferred Stock totaling $1,561 held by Jackson as of July 21, 2021, under the Note Purchase Agreement. As of the end of Fiscal 2021, 0 shares and 0 shares of Series G Preferred Stock and Series G-1 Preferred Stock were outstanding, respectively.

F-35

Warrants

On December 29, 2020, as partial compensation for Wainwright’s services as underwriter in the December 23, 2020 underwriting agreement, the Company issued to Wainwright’s designees warrants to purchase 36,125 shares of common stock. The warrants have a term of five (5) years from the commencement of sales under the offering, an exercise price of $7.50 per share.

On December 31, 2020, as partial compensation for Wainwright’s services as placement agent in the December 30, 2020 securities purchase agreement, the Company issued to Wainwright’s designees warrants to purchase up to 19,970 shares of common stock. The warrants have a term of five (5) years from the commencement of sales under the offering, an exercise price of $8.20 per share.

On February 9, 2021, as partial compensation for Wainwright’s services as underwriter in the February 9, 2021 underwriting agreement, the Company issued to Wainwright’s designees warrants to purchase 18,213 shares of common stock. The warrants have a term of five (5) years from the commencement of sales under the offering, an exercise price of $67.50 per share.

On April 21, 2021, the Company entered into the April 2021 Purchase Agreement with certain institutional and accredited investors for the issuance and sale of an aggregate of 4,698 shares of Series F Preferred Stock at a price of $1,000 per share and warrants to purchase up to an aggregate of 130,491 shares of common stock, at an exercise price of $36.00 per share. The April 2021 Warrants are exercisable six months following the closing of the April 2021 Private Placement and will expire five years following the date the April 2021 Warrants first became exercisable.

As partial compensation for Wainwright’s services as underwriter in the April 21, 2021 underwriting agreement, the Company issued to Wainwright’s designees warrants to purchase 9,787 shares of common stock. The warrants have a term of five (5) years from the commencement of sales under the offering, an exercise price of $45.00 per share.

On July 20, 2021, the Company entered into the July 2021 Purchase Agreement with certain institutional investors. Pursuant to the July 2021 Purchase Agreement, the Company sold in the July 2021 Registered Direct Offering, 219,914 shares of the Company’s common stock to the investors at an offering price of $34.50 per share and associated warrant. In the concurrent July 2021 Private Placement, the Company sold to the same investors unregistered warrants (the “July 2021 Warrants”) to purchase up to an aggregate of 109,957 shares of common stock, representing 50% of the shares of common stock sold in the July 2021 Registered Direct Offering. The July 2021 Warrants are exercisable at an exercise price of $38.00 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

F-36

As partial compensation for Wainwright’s services as underwriter in the July 20, 2021 underwriting agreement, the Company issued to Wainwright’s designees warrants to purchase 16,494 shares of common stock. The warrants have a term of five (5) years from the commencement of sales under the offering, an exercise price of $43.125 per share.

On August 5, 2021, the Company entered into the First August 2021 Purchase Agreement with certain institutional investors. Pursuant to the First August 2021 Purchase Agreement, the Company agreed to sell, in a registered direct offering, 138,317 shares of the Company’s common stock to the purchasers at an offering price of $26.425 per share and associated warrant. Pursuant to the First August 2021 Purchase Agreement, in a concurrent private placement, the Company also sold to the purchasers unregistered warrants to purchase up to an aggregate of 69,159 shares of common stock, representing 50% of the shares of common stock that were issued and sold in the First August 2021 Registered Direct Offering. The First August 2021 Warrants are exercisable at an exercise price of $25.80 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

As partial compensation for Wainwright’s services as underwriter in the First August 2021 Purchase Agreement, the Company issued to Wainwright’s designees warrants to purchase 10,374 shares of common stock. The warrants have a term of five (5) years from the commencement of sales under the offering, an exercise price of $33.031 per share.

On August 22, 2021, the Company entered into the Second August 2021 Purchase Agreement with certain institutional investors. Pursuant to the Second August 2021 Purchase Agreement, the Company agreed to sell, in a registered direct offering, 136,048 shares of the Company’s common stock to the purchasers at an offering price of $21.00 per share and associated warrant. Pursuant to the Second August 2021 Purchase Agreement, in a concurrent private placement, the Company also sold to the purchasers unregistered warrants to purchase up to an aggregate of 68,024 shares of common stock, representing 50% of the shares of common stock that were issued and sold in the Second August 2021 Registered Direct Offering. The Second August 2021 Warrants are exercisable at an exercise price of $20.40 per share, were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

As partial compensation for Wainwright’s services as underwriter in the Second August 2021 Purchase Agreement, the Company issued to Wainwright’s designees warrants to purchase 10,204 shares of common stock. The warrants have a term of five (5) years from the commencement of sales under the offering, an exercise price of $26.25 per share.

On October 28, 2021, the Company entered into a securities purchase agreement with certain institutional and accredited investors for the issuance and sale of 468,355 shares of common stock, par value $0.00001 per share or pre-funded warrants to purchase shares of common stock and warrants to purchase up to 468,355 shares of common stock, with an exercise price of $18.50 per share (the “November 2021 Private Placement”). The warrants were exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The combined purchase price for one share of common stock (or pre-funded warrant) and one associated warrant was $19.75.

As partial compensation for Wainwright’s services as underwriter in the Second August 2021 Purchase Agreement, the Company issued to Wainwright’s designees warrants to purchase 35,127 shares of common stock. The warrants have a term of five (5) years from the commencement of sales under the offering, an exercise price of $24.70 per share.

Transactions involving the Company’s warrant issuances are summarized as follows:

		Weighted
	Number of	Average
	Shares	Exercise Price
Outstanding at December 29, 2019	15,433	$105.60
Issued	10,850	48.60
Exercised	—	—
Expired or cancelled	—	—
Outstanding at January 2, 2021	26,283	$59.40
Issued	995,447	25.90
Exercised	(49,267)	0.0001
Expired or cancelled	—	—
Outstanding at January 1, 2022	972,463	$26.80

The following table summarizes warrants outstanding as of January 1, 2022:

Weighted Average
	Number	Remaining	Weighted
	Outstanding	Contractual	Average
Exercise Price	and Exercisable	Life (years)	Exercise price
$18.50 – $3,750	972,463	4.72	$26.80

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Incentive Plans

2014 Equity Incentive Plan

On January 28, 2014, our Board adopted the 2014 Equity Incentive Plan (the “2014 Plan”.) Under the 2014 Plan, we may grant options to employees, directors, senior management of the Company and, under certain circumstances, consultants. The purpose of the 2014 Plan is to retain the services of the group of persons eligible to receive option awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. A maximum of 5,000 shares of common stock has been reserved for issuance under this plan. The 2014 Plan expires on January 28, 2024. As of January 2, 2021, the Company had issued 5,000 options and shares of common stock pursuant to the 2015 Plan and therefore there are no remaining shares eligible to be issued under the 2014 Plan.

2015 Omnibus Incentive Plan

On September 23, 2015, our Board adopted the 2015 Omnibus Incentive Plan (the “2015 Plan”.) This plan has not been approved by our stockholders. Under the 2015 Plan, we may grant a variety of equity instruments to employees, directors, senior management of the Company and, under certain circumstances, consultants. The purpose of the 2015 Plan is to retain the services of the group of persons eligible to receive option awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

The 2015 Plan provides for an aggregate of 9,0000 shares of common stock to be available for awards under the 2015 Plan (“Awards”.) The number of shares available for grant pursuant to Awards under the 2015 Plan is referred to as the “Available Shares.” If an Award is forfeited, canceled, or if any Option terminates, expires or lapses without being exercised, the common stock subject to such Award will again be made available for future grant. However, shares that are used to pay the exercise price of an Option or that are withheld to satisfy the Participant’s tax withholding obligation will not be available for re-grant under the 2015 Plan.

The Plan will have a term of ten years and no further Awards may be granted under the 2015 Plan after that date. As of January 2, 2021, the Company had issued 9,000 in options and shares of common stock and had 0 unissued securities remaining under this plan.

2016 Omnibus Incentive Plan

On October 25, 2016, our Board adopted the 2016 Omnibus Incentive Plan (the “2016 Plan”) to, among other things, attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants and to promote the success of the Company’s business. The 2016 Plan’s terms and conditions are similar to that of the 2015 Plan. On January 26, 2017, our stockholders approved the 2016 Plan, pursuant to which 50,000 shares of the Company’s common stock will be reserved for issuance under stock, restricted stock and stock option awards. On May 30, 2018, our stockholders approved an amendment to the 2016 Plan to increase the total number of shares reserved for issuance under the 2016 Plan to 125,000 shares of the Company’s common stock. As of January 1, 2022, we had issued 123,428 shares and options to purchase shares of common stock pursuant to the 2016 Plan, leaving 1,573 shares remaining under the 2016 Plan.

A summary of option activity during Fiscal 2021 and Fiscal 2020 of the Company’s 2014 Equity Incentive Plan, 2015 Omnibus Incentive Plan and the 2016 Omnibus Incentive Plan is presented below:

Weighted
Average
	Options	Exercise Price
Outstanding at December 28, 2019	1,274	$1,665.60
Granted	—	—
Exercised	—	—
Expired or cancelled	—	—
Outstanding at January 2, 2021	1,274	$1,665.60
Granted	—	—
Exercised	—	—
Expired or cancelled	—	—
Outstanding at January 1, 2022	1,274	$1,665.60

During Fiscal 2021 and Fiscal 2020, the Company recorded total share-based payment expense of $27 and $27, respectively, in connection with all options outstanding.

The total compensation cost related to options not yet amortized is $6 at Fiscal 2021. The Company will recognize this charge over approximately 0.5 years.

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2019 Long-Term Incentive Plan

In January 2019, the Company’s Board approved the 2019 Long-Term Incentive Plan (the “2019 LTIP”).

The Board granted 6,084 units to adequately motivate the participants and drive performance for the period.

Units vest upon the following:

●	50% upon the employee being in good standing on December 31, 2020; and,

●	50% upon the average share price of the Company’s common stock during the 90-day period leading up to December 31, 2020, based upon the following Vesting Rate table:

Average 2019 Price	Vesting Rate
<$480 per share	0
>$480 per share	Pro-rated
>=$720 per share	Full Vesting

On January 8, 2021, the Company issued 2,584 shares to the remaining 50% of eligible employees in good standing on December 31, 2020. The remaining shares available in this plan expired. The Company has recognized expense of $4 and $284 related to the 2019 LTIP in Fiscal 2021 and Fiscal 2020, respectively.

2020 Omnibus Incentive Plan

On June 30, 2020, the Board approved the 2020 Omnibus Incentive Plan (the “2020 Plan”) pursuant to which we may grant equity incentive awards to key employees, key contractors, and non-employee directors of the Company. The 2020 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly or in combination, and that may be paid in cash, shares of our common stock, or a combination of cash and common stock. A total of 12,500 shares of common stock were reserved for grant under the 2020 Plan, plus any awards reserved under the Company’s prior equity incentive plans, subject to adjustment in certain circumstances to prevent dilution or enlargement. On September 29, 2020, our stockholders approved the 2020 Plan. As of January 1, 2022, we had issued 12,227 shares and options to purchase shares of common stock pursuant to the 2020 Plan, therefore leaving 274 shares remaining under the 2020 Plan. The 2020 Plan will terminate on June 30, 2030.

2021 Omnibus Incentive Plan

On October 14, 2021, the Company held its 2021 virtual annual meeting of stockholders. At the annual meeting, the Company’s stockholders approved the 2021 Omnibus Incentive Plan, pursuant to which the Company may grant equity incentive awards to key employees, key contractors, and non-employee directors of the Company. The Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly or in combination, and that may be paid in cash, shares of the Company’s common stock, or a combination of cash and common stock. A total of 200,000 shares of common stock are reserved for grant under the Plan subject to adjustment in certain circumstances to prevent dilution or enlargement. The Plan had been previously approved by the Company’s board of directors on August 17, 2021, subject to stockholder approval, and will terminate on August 17, 2031.

On December 27, 2021, the Company held a special meeting of stockholders. At the special meeting, the Company’s stockholders approved an amendment to the Company’s 2021 Omnibus Incentive Plan to increase the number of shares of common stock available for issuance pursuant to awards under the 2021 Plan by an additional 300,000 shares, to a total of 500,000 shares of our common stock.

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NOTE 13 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Flood Employment Agreement

On January 3, 2014, in connection with our acquisition of Initio, we entered into a services agreement (the “Flood Employment Agreement”) with Brendan Flood. Pursuant to the Flood Employment Agreement, Mr. Flood initially served as Executive Chairman of the Board. Mr. Flood was initially paid a salary of £192 per annum, less statutory deductions, plus other benefits including reimbursement for reasonable expenses, paid vacation and insurance coverage for his roles with both the Company and our U.K. subsidiary. Under the Flood Employment Agreement, Mr. Flood’s salary is required to be adjusted (but not decreased) annually in connection with the CPI Adjustment (as defined in the Flood Employment Agreement.) Mr. Flood is also entitled to an annual bonus of up to 50% of his annual base salary based reaching certain financial milestones. Additionally, Mr. Flood was entitled to a gross profit appreciation participation, which entitled the participants to 10% of Initio’s “Excess Gross Profit,” which is defined as the increase in Initio gross profits in excess of 120% of the base year’s gross profit, up to $400. Mr. Flood’s participating level was 62.5%. On May 29, 2015, the Gross Profit Appreciation Bonus associated with this employment agreement was converted into 1,039,380 shares of Series A Preferred Stock. On January 8, 2021, all of Mr. Flood’s shares of Series A Preferred Stock were converted into 2,703 shares of our common stock.

The Flood Employment Agreement had an initial term of five years and automatically renews thereafter unless 12 months’ written notice is provided by either party. It also includes customary non-compete/solicitation language for a period of 12 months after termination of employment, and in the event of a change in control, we may request that Mr. Flood continue employment with the new control entity. In December 2017, upon the reorganization of the Company and departure of Mr. Briand, Mr. Flood’s title was changed to Chairman and he assumed the roles of Chief Executive Officer and President of the Company. On January 1, 2018 the Company increased his salary by the CPI Adjustment. On January 1, 2019 and on January 1, 2020, Mr. Flood was eligible for a CPI salary adjustment and chose to waive this adjustment. Effective January 1, 2020, Mr. Flood’s salary changed to $503 and bonus changed to up to 75% of his annual base salary. All other terms of the Flood Employment Agreement remained unchanged.

The Barker Employment Agreement

The Company entered into an employment agreement with Alicia Barker that appointed her as our Chief Operating Officer effective July 1, 2018 (the “Barker Employment Agreement”). Ms. Barker also serves as a member of our Board and receives stock compensation for her service as a member of the Board.

Under the terms of the Barker Employment Agreement, Ms. Barker currently receives an annual base salary of $250 and is entitled to receive an annual performance bonus of up to 75% of her base salary based on the achievement of certain performance metrics. Ms. Barker’s base salary is required to be reviewed by the Board on an annual basis and may be increased, but not decreased, in its sole discretion. Ms. Barker is also entitled to reimbursement of certain out-of-pocket expenses incurred in connection with her services to the Company and to participate in the benefit plans generally made available to other executives of the Company. Effective January 1, 2021, Ms. Barker’s salary changed to $275.

In the event Ms. Barker is terminated without cause or for good reason (as such terms are defined in the Barker Employment Agreement), Ms. Barker is entitled to receive (subject to certain requirements, including signing a general release of claims): (i) any earned but unpaid base salary and vacation time, as well as unreimbursed expenses, through her termination date; (ii) severance pay in an amount equal to 12 months’ base salary; and (iii) any earned but unpaid performance bonus. In the event Ms. Barker is terminated for cause or without good reason, she is only entitled to receive any earned but unpaid base salary and vacation time, as well as unreimbursed expenses, through her termination date.

The Barker Employment Agreement also contains customary confidentiality, non-solicitation and non-disparagement clauses.

The Anwar Employment Agreement

The Company entered into an employment agreement with Khalid Anwar that appointed him as our Senior Vice President, Corporate Finance effective June 29, 2020 (the “Anwar Employment Agreement”).

Under the terms of the Anwar Employment Agreement, Mr. Anwar currently receives an annual base salary of $200 and is entitled to receive an annual performance bonus of up to 50% of his base salary based on the achievement of certain performance metrics. The Anwar Employment Agreement will automatically renew for successive one-year terms after the initial employment term unless terminated by either party upon written notice provided not less than three months before the end of the initial term or renewal term. Mr. Anwar is also entitled to reimbursement of certain out-of-pocket expenses incurred in connection with his services to the Company and to participate in the benefit plans generally made available to other executives of the Company.

In the event Mr. Anwar is terminated without cause or for good reason (as such terms are defined in the Anwar Employment Agreement), he is entitled to receive (subject to certain requirements, including signing a general release of claims) (i) any earned but unpaid base salary and vacation time, as well as unreimbursed expenses, through his termination date and (ii) any earned but unpaid performance bonus. In the event Mr. Anwar is terminated for cause or without good reason, Mr. Anwar is only entitled to receive any earned but unpaid base salary and vacation time, as well as unreimbursed expenses, through his termination date.

Effective December 15, 2020, Mr. Anwar was appointed the Company’s principal financial officer and principal accounting officer.

The Anwar Employment Agreement also contains customary confidentiality, non-solicitation and non-disparagement clauses.

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Earn-out Liabilities

Pursuant to the acquisition of KRI on August 27, 2018, the purchase price includes earnout consideration payable to the seller of $2,027 each on August 27, 2019 and August 27, 2020. The payment of the earnout consideration was contingent on KRI’s achievement of certain trailing gross profit amounts. On September 11, 2019, the Company entered into an amended agreement with the seller to delay the payment of the first year earnout of $2,027 until no later than February 27, 2020. For each full calendar month beyond August 27, 2019, that such payment is delayed, the Company is required pay the seller interest in the amount of $10 with the first such payment of interest due on September 30, 2019. In addition, the amended agreement was further amended to change the due date for the second year earnout payment of $2,027 from August 27, 2020 to February 27, 2020. The seller of KRI, Pamela D. Whitaker (“Whitaker”) has filed a lawsuit against the Company asserting claims for breach of contract and declaratory judgment against the Company due under a share purchase agreement and is seeking $4,054 in alleged damages. While the Company had recognized the liability for the earnout consideration of $4,054 due to Whitaker, within current liabilities as of January 1, 2022 and January 2, 2021, in February 2020, the Company filed an action against Whitaker for breach of contract which more than offsets the earnout consideration recognized. The Company paid interest of $40 during the period ended September 26, 2020. Refer to legal proceedings below for action filed against Whitaker, the former owner of KRI.

Lease Obligations

The Company is party to multiple lease agreements for office space. The agreements require monthly rental payments through September 2029. Total minimum obligations are approximately $1,102, $1,134, $947, $839, $839 and $2,105 for the twelve months ended fiscal 2022, 2023, 2024, 2025, 2026 and beyond, respectively. For Fiscal 2021 and Fiscal 2020, rent expense amounted to $989 and $1,659, respectively.

Legal Proceedings

Whitaker v. Monroe Staffing Services, LLC & Staffing 360 Solutions, Inc.

On December 5, 2019, former owner of Key Resources, Inc. (“KRI”), Pamela D. Whitaker (“Whitaker” or “Plaintiff”), filed a complaint in Guilford County, North Carolina (the “North Carolina Action”) asserting claims for breach of contract and declaratory judgment against Monroe Staffing Services LLC (“Monroe”) and the Company (collectively, the “Defendants”) arising out of the alleged non-payment of certain earn-out payments and interest purportedly due under a Share Purchase Agreement pursuant to which Whitaker sold all issued and outstanding shares in her staffing agency, KRI, to Monroe in August 2018. Whitaker sought $4,054 in alleged damages.

Defendants removed the action to the Middle District of North Carolina on January 7, 2020, and Plaintiff moved to remand on February 4, 2020. Briefing on the motion to remand concluded on February 24, 2020. Separately, Defendants moved to dismiss the action on January 14, 2020 based on Plaintiff’s failure to state a claim, improper venue, and lack of personal jurisdiction as to defendant Staffing 360 Solutions, Inc. Alternatively, Defendants sought a transfer of the action to the Southern District of New York, based on the plain language of the Share Purchase Agreement’s forum selection clause. Briefing on Defendants’ motion to dismiss concluded on February 18, 2020. On February 28, 2020, Plaintiff moved for leave to file an amended complaint. Defendants filed their opposition to the motion for leave on March 19, 2020. Plaintiff has filed a reply.

On June 29, 2020, Magistrate Judge Webster issued a Report and Recommendation on the pending motions, recommending that Defendants’ motion to dismiss be granted with regard to Defendants’ request to transfer the matter to the Southern District of New York, and denied in all other regards without prejudice to Defendants raising those arguments again in the new forum. Magistrate Judge Webster also recommended that Plaintiff’s motion to remand be denied and motion to amend be left to the discretion of the Southern District of New York.

Plaintiff filed an objection to the Report and Recommendation on July 9, 2020. Defendants responded on July 23, 2020. On February 19, 2021, the District Court issued a decision that reversed the Magistrate Judge’s Order. The District Court granted Plaintiff’s motion to remand and denied Defendants’ motion to dismiss as moot. Defendants filed a Notice of Appeal to the Fourth Circuit on February 25, 2021 and filed their opening brief on April 21, 2021. Plaintiff filed her response brief on May 21, 2021, and Defendants replied on June 11, 2021. Oral argument was held on March 9, 2022. As of the date of this filing, a decision is pending.

Separately, on February 26, 2020, the Company and Monroe filed an action against Whitaker in the United States District Court for the Southern District of New York (Case No. 1:20-cv-01716) (the “New York Action”.) The New York Action concerns claims for breach of contract and fraudulent inducement arising from various misrepresentations made by Whitaker to the Company and Monroe in advance of, and included in, the share purchase agreement. The Company and Monroe are seeking damages in an amount to be determined at trial but in no event less than $6,000. On April 28, 2020, Whitaker filed a motion to dismiss the New York Action on both procedural and substantive grounds. On June 11, 2020, Monroe and the Company filed their opposition to Whitaker’s motion to dismiss. On July 9, 2020 Whitaker filed reply papers in further support of the motion.

On October 13, 2020, the Court denied Whitaker’s motion to dismiss, in part, and granted the motion, in part. The Court rejected Whitaker’s procedural arguments but granted the motion on substantive grounds. However, the Court ordered that Monroe and the Company may seek leave to amend the complaint by letter application by December 1, 2020. Monroe and the Company filed a letter of motion for leave to amend and a proposed Amended Complaint on December 1, 2020. On January 5, 2021, Whitaker filed an opposition to the letter motion. On January 25, 2021, Monroe and the Company filed a reply in further support of the letter motion. On March 9, 2021, the Court granted Monroe and the Company’s motion for leave to amend, in part, and denied the motion, in part. The Court rejected Monroe and the Company’s claim for fraudulent inducement but granted the motion for leave to amend their breach of contract claim. Monroe and the Company filed their amended complaint on March 12, 2021. On April 9, 2021, Whitaker renewed her motion to dismiss on procedural grounds, requesting dismissal of the action or, in the alternative, a stay of the proceeding pending adjudication on the merits of the North Carolina Action. On May 14, 2021, Monroe and the Company filed an opposition to the motion to dismiss. On June 21, 2021, Whitaker filed a reply in further support of the motion. The Court referred the case to Magistrate Judge Moses, who held oral argument on the motion on November 9, 2021. Whitaker’s renewed motion to dismiss remains pending.

Monroe and the Company intend to pursue their claims vigorously.

As of the date of this filing, we are not aware of any other material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject, other than as disclosed above.

F-41

NOTE 14 – SEGMENT INFORMATION

In December 2017, the Company reorganized its operations into three reportable segments: Commercial – US; Professional – US and Professional - UK.

	Fiscal 2021	Fiscal 2020
Commercial Staffing - US	$118,879	$113,970
Professional Staffing - US	16,519	23,477
Professional Staffing - UK	62,372	67,080
Total Revenue	$197,770	$204,527

Commercial Staffing - US	$20,801	$17,845
Professional Staffing - US	4,476	7,546
Professional Staffing - UK	8,590	9,422
Total Gross Profit	$33,867	$34,813

Selling, general and administrative expenses	$(35,305)	$(37,506)
Impairment of goodwill	(3,104)	(2,969)
Depreciation and amortization	(2,758)	(3,118)
Interest expense	(3,856)	(7,195)
Amortization of debt discount and deferred financing costs	(359)	(559)
Re-measurement gain (loss) on intercompany note	(260)	584
Gain from sale of business	-	124
PPP forgiveness gain	19,609	-
Other income	(33)	84
Loss Before Provision for Income Tax	$7,801	$(15,742)

For Fiscal 2021 and Fiscal 2020, the Company generated revenue in the U.S. and the U.K. as follows:

	January 1, 2022	January 2, 2021
United States	$135,398	$137,447
United Kingdom	62,372	67,080
Total Revenue	$197,770	$204,527

For the period ended Fiscal 2021 and Fiscal 2020, the Company has assets in the U.S. and the U.K. as follows:

	January 1, 2022	January 2, 2021
United States	$49,652	$53,593
United Kingdom	24,038	33,291
Total Assets	$73,690	$86,884

Total assets by segment is not presented as it is not reviewed by the Chief Operating Decision Maker in his evaluation of how to allocate capital and resources.

For the period ended Fiscal 2021 and Fiscal 2020, the Company has goodwill in the U.S. and the U.K. as follows:

	January 1, 2022	January 2, 2021
United States	$12,082	$12,082
United Kingdom	11,746	14,963
Total Goodwill	$23,828	$27,045

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NOTE 15 – RELATED PARTY TRANSACTIONS

In addition to the Series A Preferred Shares and notes and warrants issued to Jackson, the following are other related party transactions:

Board and Committee Members

	Fiscal 2021
	Cash Compensation	Shares Issued	Value of Shares Issued	Compensation Expense Recognized
Dimitri Villard	$88	271	$6	$6
Jeff Grout	88	271	6	6
Nick Florio	88	271	6	6
Vincent Cebula	50	200	4	-
Alicia Barker	-	271	6	6
	$314	1,284	$28	$24

	Fiscal 2020
	Cash Compensation	Shares Issued	Value of Shares Issued	Compensation Expense Recognized
Dimitri Villard	$75	34	$4	$12
Jeff Grout	75	34	4	12
Nick Florio	75	34	4	12
Alicia Barker	-	34	4	6
	$225	136	$16	$42

Appointment of Directors and Officers

On March 28, 2018, the Company appointed Alicia Barker to fill the Class II director vacancy created by the departure of Mr. Briand earlier in the year, such appointment was effective April 1, 2018. Ms. Barker joined the Company’s board of directors as an independent director and serves on the Board’s Compensation and Human Resources Committee and on the Nominating and Corporate Governance Committee.

Effective July 1, 2018, the Company entered into the Barker Employment Agreement with Ms. Barker that appointed her as the Company’s Chief Operating Officer. Ms. Barker will continue as a member of the Company’s board of directors, but effective with her appointment will no longer be a member of any Board committee, nor an independent member of the Board, bringing the number of independent directors to four of six Board members.

The Company appointed Khalid Anwar as the Company’s principal financial officer and principal accounting officer, effective as of December 15, 2020.

On July 29, 2021, the Board of the Company appointed Vincent Cebula to the Board as a Class I director, to fill a vacancy as a result of the increase in the size of the Board from five to six persons.

NOTE 16 – SUPPLEMENTAL CASH FLOW INFORMATION

	Fiscal 2021	Fiscal 2020
Cash paid for:
Interest	$4,206	$8,596
Income taxes	415	278

Non-Cash Investing and Financing Activities:
Deferred purchase price of UK factoring facility	$7,194	$8,036
Shares issued in connection with Jackson term loan	—	324
Increase in lease liabilities from obtaining right-of-use assets – ASC 842 adoption	3,527	450
Warrants adjustments in connection with Jackson term loan	—	126
Deemed dividend	1,798	4,690
Conversion of Series E Preferred Stock – Related Party	6,172	—
Conversion of Series E-1 Preferred Stock – Related Party	1,493	—
Conversion of Series G Preferred Stock – Related Party to debt	6,172	—
Conversion of Series G-1 Preferred Stock – Related Party to debt	1,561	—

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NOTE 17 – INCOME TAXES

The components of loss before provision for income taxes for Fiscal 2021 and Fiscal 2020, are as follows:

	Fiscal 2021	Fiscal 2020
Domestic	$14,413	$(13,491)
Foreign	(6,612)	(2,251)
Income (Loss) before provision for income taxes	$7,801	$(15,742)

The provision for income taxes consisted of the following:

	Fiscal 2021	Fiscal 2020
Current:
Federal	$—	$—
State	84	190
Foreign	—	—
Total current tax expense	84	190
Deferred:
Federal	14	(76)
State	66	27
Foreign	(521)	(241)
Total deferred tax expense	(441)	(290)
Total tax benefit	$(357)	$(100)

The difference between the income tax provision on income (loss) and the amount computed at the U.S. federal statutory rate is due to:

	Fiscal 2021		Fiscal 2020
Expense at Federal Statutory Rate	$1,638	21%	$(3,306)	21%
State taxes, net	(642)	-8.23%	(1,666)	10.59%
Foreign operations	132	1.70%	45	-0.29%
Permanent differences	598	7.67%	87	0.55%
PPP Loan	(4,118)	-52.79%	—	—
True-up adjustments	1,332	17.07%	(589)	3.74%
Change in valuation allowance	559	7.17%	5,139	-32.64%
Other	144	1.83%	190	-1.21%
Total Tax Benefit for Income Taxes	$(357)	-4.58%	$(100)	0.64%

The Company’s effective tax rate differed from the U.S. federal statutory rate primarily due to mix of pre-tax income (loss) results by jurisdictions taxed at different rates than 21%, state taxes net of federal benefit, permanent differences, deferred tax balance adjustments that includes but is not limited to UK tax rate changes, and changes in valuation allowance in the U.S.

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Deferred income taxes are provided for the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Significant components of the Company’s deferred tax assets and (liabilities) are as follows:

	Fiscal 2021	Fiscal 2020
Deferred tax assets
Net operating loss carryforward	$8,220	$7,276
Tax credit, deduction and capital loss carryforward	2,417	2,880
Share-based compensation	478	749
Debt issuance costs	18	1
Accrued expenses and other liabilities	1,256	1,741
Interest limitation and carryforward	7,534	6,194
Operating lease liabilities	1,478	628
Total deferred tax assets	21,401	19,469
Less: valuation allowance	(17,646)	(17,087)
Deferred tax assets, net of valuation allowance	3,755	2,382

Deferred tax liabilities:
Deprecation	1,472	1,521
Basis differences in acquired intangibles	1,618	1,430
Operating lease - Right-of-use assets	1,415	621
Total deferred tax liabilities	4,505	3,572
Deferred tax liability	$(750)	$(1,190)

During Fiscal 2021 and Fiscal 2020, the Company has federal net operating losses (“NOLs”) of $18,720 and $16,915. Of the $18,720 in federal NOL carryforwards, $380 will begin to expire in 2029 and $4,275 can be carried forward indefinitely, subject to an 80% taxable income limitation in the year of utilization. As of November 15, 2018, the Company had a change in ownership under Section 382. As such, the Company reduced the Federal NOLs available by $7,220. In 2021, the Company had two additional changes in ownership on February 12, 2021 and November 1, 2021, the Company had a change in ownership under Section 382 which limits the amount of useable NOLs going forward. As per the Section 382 analysis, the Company’s Federal NOL available as of January 1, 2022, will not be subject to limitation. The Company has not identified subsequent 382 Limitations as of January 1, 2022. As of January 1, 2022 and January 2, 2021, the Company has state operating losses of $60,793 and $62,174 that begin to expire in 2022, and foreign NOLs totaling $5,035 and $2,990 with an indefinite life. As of January 1, 2022 and January 2, 2021, the Company also has capital loss carryforward of $7,531 and $9,467, which, if unused, will begin to expire in 2023 and a general business credit carryforward of $76 and $76.

Effective for the year ended December 28, 2018, the Tax Act resulted in a new limitation on interest expense under IRC Section 163(j). New IRC Section 163(j) limits the Company’s annual deduction of interest expense to the sum of business interest income and 30 percent of the adjusted taxable income of the Company. As a result of the CARES Act the limitation has been increased to 50% for tax years 2019 and 2020. The limitation for the year ended January 1, 2022 resulted in disallowed interest of $24,232, which can be carried forward indefinitely.

The Company has not recorded deferred taxes or withholding taxes for any undistributed foreign earnings, nor have any taxes been provided for the outside basis difference inherent in these entities as the Company’s assertion is to indefinitely reinvest in foreign operations. It is not practicable to estimate any taxes to be provided on outside basis differences at this time. Based on the amount of foreign undistributed earnings through January 1, 2022, we believe any such tax liability would be insignificant to the financial statements.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible and/or net operating loss carryforwards can be utilized. We consider the level of historical taxable income, scheduled reversal of temporary differences, tax planning strategies, and projected future taxable income in determining whether a valuation allowance is warranted.

During Fiscal 2021, the Company maintained a valuation allowance against its U.S. deferred tax assets. The Company’s valuation allowance increased by $559 during Fiscal 2021 primarily attributable to the Section 163(j) interest limitation and federal net operating losses.

During 2021, we maintained our federal and state tax attributes for unrecognized tax benefits related primarily to the treatment of stock compensation and stock options. If recognized, $697 of the unrecognized tax benefits are likely to offset to a corresponding full valuation allowance provided for the reduction of federal NOLs, thereby there is no impact to the effective rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Fiscal 2021	Fiscal 2020
Beginning balance	$656	$674
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	41	(18)
Loss before provision for income taxes	$697	$656

It is reasonably possible that the amount of the unrecognized tax benefits with respect to our unrecognized tax positions will increase or decrease in the next 12 months. These changes may be the result of, among other things, method changes. However, quantification of an estimated range cannot be made at this time. The Company has accrued zero interest and penalties as of January 1, 2022 and January 2, 2021.

The Company files its tax returns in the U.S., United Kingdom, Canada and certain state and local tax jurisdictions with various statutes of limitations. The Company has no tax years subject to audit by certain jurisdictions at this time. To the extent utilized in future years’ tax returns, NOLs carryforwards at January 1, 2022 and January 2, 2021 will remain subject to examination until the respective tax year is closed.

NOTE 18 – SUBSEQUENT EVENTS

On June 23, 2022, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware to effect a 1-for-10 reverse stock split of the shares of the Company’s common stock, par value $0.00001 per share, either issued and outstanding or held by the Company as treasury stock, effective as of 4:05 p.m. (Delaware time) on June 23, 2022 (the “Reverse Stock Split”). The Company held a special meeting of stockholders on June 23, 2022 (the “Special Meeting”), at which meeting the Company’s stockholders, approved the amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock at a ratio in the range of 1-for-2 to 1-for-20, with such ratio to be determined by the Company’s board of directors (the “Board”) and included in a public announcement. Following the Special Meeting, the Board determined to effect the Reverse Stock Split at a ratio of 1-for-10 and approved the corresponding final form of the Certificate of Amendment.

On April 18, 2022, the Company entered into a Stock Purchase Agreement with Headway Workforce Solutions (“Headway”), and Chapel Hill Partners, LP, as the representatives of all the stockholders (collectively, the “Sellers”) of Headway (the “Sellers’ Representative”), pursuant to which, among other things, the Company agreed to purchase all of the issued and outstanding securities of Headway in exchange for (i) a cash payment of $14, and (ii) 9,000,000 shares of our Series H Convertible Preferred Stock, with a value equal to the Closing Payment, as defined in the Stock Purchase Agreement (the “Headway Acquisition”). On May 18, 2022, the Headway Acquisition closed. The purchase price in connection with the Headway Acquisition was approximately $9,000. Pursuant to the Stock Purchase Agreement and in connection with the closing of the Headway Acquisition, on May 17, 2022, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Delaware designating the rights, preferences and limitations of the Series H Convertible Preferred Stock, par value $0.00001 per share (the “Series H Preferred Stock”).

The purchase price in connection with the Headway Acquisition was $9,000, subject to adjustment as provided in the Stock Purchase Agreement. Pursuant to certain covenants in the Stock Purchase Agreement, the Company may be subject to a Contingent Payment of up to $5,000 based on the Adjusted EBITDA (such term as defined in the Stock Purchase Agreement) of Headway during the Contingent Period (such term as defined in the Stock Purchase Agreement).

The Stock Purchase Agreement also contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Stock Purchase Agreement. Such representations and warranties are made solely for purposes of the Stock Purchase Agreement and, in some cases, may be subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Stock Purchase Agreement and may have been qualified by disclosures that were made in connection with the parties’ entry into the Stock Purchase Agreement.

In connection with the Headway Acquisition, the Sellers’ Representative and certain of the Sellers entered into voting agreements whereby each will agree to, at every meeting of our stockholders, and at every adjournment or postponement thereof, to appear or issue a proxy to a third party to be present for purposes of establishing a quorum, and to vote all applicable shares in favor of each matter proposed and recommended for approval by the Company’s board of directors either in person or by proxy, amongst other provisions.

On May 3, 2022, the Board declared a dividend of one one-thousandth (1/1,000th) of a share of Series J Preferred Stock for each outstanding share of Common Stock to stockholders of record of Common Stock as of 5:00 p.m. Eastern Time on May 13, 2022. The holders of Series J Preferred Stock have 1,000,000 votes per whole share of Series J Preferred Stock (i.e., 1,000 votes per one one-thousandth of a share of Series J Preferred Stock) and are entitled to vote with the Common Stock, together as a single class, on the Reverse Stock Split Proposal and Adjournment Proposal, but are not otherwise entitled to vote on the other proposals, if any, to be presented at the Special Meeting. All shares of Series J Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will automatically be redeemed in whole, but not in part, by the Company at the Initial Redemption Time without further action on the part of the Company or the holder of shares of Series J Preferred Stock (the “Initial Redemption”). Notwithstanding the foregoing, each share of Series J Preferred Stock redeemed pursuant to the Initial Redemption will have no voting power with respect to the Reverse Stock Split, the Adjournment Proposal or any other matter. When a holder of Common Stock submits a vote on the Reverse Stock Split Proposal and the Adjournment Proposal, the corresponding number of shares of Series J Preferred Stock (or fraction thereof) held by such holder will be automatically cast in the same manner as the vote of the share of Common Stock (or fraction thereof) in respect of which such share of Series J Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series J Preferred Stock (or fraction thereof) held by such holder. Holders of Series J Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series J Preferred Stock on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before the Special Meeting. For example, if a stockholder holds 10 shares of Common Stock (entitled to one vote per share) and votes in favor of the Reverse Stock Split Proposal, then 10,010 votes will be recorded in favor of the Reverse Stock Split Proposal, because the stockholder’s shares of Series J Preferred Stock will automatically be voted in favor of the Reverse Stock Split Proposal alongside such stockholder’s shares of Common Stock.

On April 19, 2022, the Company received a letter from the Listing Qualifications Department of Nasdaq (the “Staff”) notifying the Company that as the Company has not yet filed its Form 10-K for the period ended January 1, 2022, such matter serves as an additional basis for delisting the Company’s securities from Nasdaq under Nasdaq Listing Rule 5810(c)(2)(A). On May 20, 2022, the Company received a notice from the Staff notifying the Company that as the Company had not yet filed its Form 10-Q for the period ended April 2, 2022, such matter serves as a basis for delisting the Company’s securities from Nasdaq in addition to the matters previously reported.

F-45

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except share and par values)

	As of	As of
	October 1, 2022	January 1, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,753	$4,558
Accounts receivable, net	29,864	20,718
Prepaid expenses and other current assets	3,227	988
Total Current Assets	34,844	26,264

Property and equipment, net	1,262	865
Goodwill	27,696	23,828
Intangible assets, net	16,614	13,649
Other assets	6,465	3,506
Right of use asset	8,693	5,578
Total Assets	$95,574	$73,690
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$16,005	$12,532
Accrued expenses - related party	215	216
Current portion of debt	345	9,223
Accounts receivable financing	19,113	15,199
Leases - current liabilities	1,010	1,006
Earnout liabilities	8,344	4,054
Other current liabilities	3,573	2,503
Total Current Liabilities	48,605	44,733

Long-term debt	9,016	279
Redeemable Series H preferred stock, net	8,340	—
Leases - noncurrent	8,477	4,568
Other long-term liabilities	829	785
Total Liabilities	75,267	50,365

Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $0.00001 par value, 20,000,000 shares authorized;
Series J Preferred Stock, 40,000 designated, $0.00001 par value, 0 and 0 shares issued and outstanding as of October 1, 2022 and January 1, 2022, respectively	—	—
Common stock, $0.00001 par value, 200,000,000 shares authorized; 2,433,199 and 1,758,835 shares issued and outstanding, as of October 1, 2022 and January 1, 2022, respectively	1	1
Additional paid in capital	110,968	107,183
Accumulated other comprehensive (loss) income	(3,085)	162
Accumulated deficit	(87,577)	(84,021)
Total Stockholders’ Equity	20,307	23,324
Total Liabilities and Stockholders’ Equity	$95,574	$73,690

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-46

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except share and per share values)

(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenue	$66,120	$47,501	$175,066	$146,982

Cost of Revenue, excluding depreciation and amortization stated below	53,795	37,877	143,709	120,324

Gross Profit	12,325	9,624	31,357	26,658

Operating Expenses:
Selling, general and administrative expenses	11,043	8,463	30,416	25,811
Depreciation and amortization	787	688	2,140	2,122
Total Operating Expenses	11,830	9,151	32,556	27,933

Income (Loss) From Operations	495	473	(1,199)	(1,275)

Other (Expenses) Income:
Interest expense and amortization of debt discount and deferred financing costs	(1,127)	(1,006)	(3,030)	(3,432)
Re-measurement loss on intercompany note	1,009	(315)	—	(219)
Gain on extinguishment of debt - PPP Loan	—	9,504	—	19,609
Other income (loss), net	717	188	738	292
Total Other (Expenses) Income, net	599	8,371	(2,292)	16,250

Income (Loss) Before Benefit from Income Tax	1,094	8,844	(3,491)	14,975

Benefit (Provision) from Income taxes	(62)	(131)	(65)	(102)

Net Income (Loss)	1,032	8,713	(3,556)	14,873

Dividends - Series E Preferred Stock - related party	—	—	—	319
Dividends - Series E-1 Preferred Stock - related party	—	—	—	192
Dividends - Series G Preferred Stock - related party	—	43	—	166
Dividends - Series G-1 Preferred Stock - related party	—	40	—	118
Deemed Dividend	—	—	—	1,798
Earnings allocated to participating securities	—	(1,077)	—	(1,763)

Net Income (Loss) Attributable to Common Stockholders	$1,032	$7,553	$(3,556)	$10,517

Net Income (Loss) Attributable to Common Stockholders - Basic	$0.43	$7.00	$(1.80)	$14.26

Weighted Average Shares Outstanding – Basic	$2,401,961	1,079,050	1,980,398	737,729

Earnings (Loss) allocated to participating securities– Diluted (Footnote 3)	$1,032	$7,636	$(3,556)	$11,312

Earnings (Loss) per Share Attributed to Common Stockholders - Diluted	$0.43	$6.89	$(1.80)	$13.40

Weighted Average Shares Outstanding – Diluted	2,401,961	1,107,910	1,980,398	844,929

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-47

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(All amounts in thousands)

(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net Income (Loss)	$1,032	$8,713	$(3,556)	$14,873

Other Comprehensive (Loss) Income
Foreign exchange translation adjustment	(2,729)	67	(3,247)	117
Comprehensive (Loss) Income Attributable to the Company	$(1,697)	$8,780	$(6,803)	$14,990

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-48

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(All amounts in thousands, except share and par values)

(UNAUDITED)

	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional paid in	Accumulated other comprehensive	Accumulated	Total
	Series E-1		Series G-1		Series A		Series E		Series F		Common Stock		capital	income (loss)	Deficit	(Deficit) Equity
Balance January 2, 2021	1,363	$—	—	$—	1,039,380	$—	11,080	$11	—	$—	280,338	$1	$73,844	$223	$(92,179)	$(18,100)
Shares issued to/for:
Employees, directors and consultants	—	—	—	—	—	—	—	—	—	—	7,927	—	350	—	—	350
Series A Preferred Conversion	—	—	—	—	(1,039,380)	—	—	—	—	—	451	—	—	—	—	—
Sales of common stock and warrants, net	—	—	—	—	—	—	—	—	—	—	858,532	—	30,315	—	—	30,315
Sale of Series F Preferred Stock, net	—	—	—	—	—	—	—	—	4,698	—	—	—	4,107	—	—	4,107
Conversion of Series F Preferred Stock	—	—	—	—	—	—	—	—	(4,698)	—	130,490	—	—	—	—	—
Redemption of Series E Preferred Stock - Related Party	—	—	—	—	—	—	(4,908)	(5)	—	—	—	—	(4,903)	—	—	(4,908)
Dividends - Series E Preferred Stock - Related Party	—	—	—	—	—	—	—	—	—	—	—	—	(319)	—	—	(319)
Dividends - Series E-1 Preferred Stock - Related Party	130	—	—	—	—	—	—	—	—	—	—	—	(192)	—	—	(192)
Dividends - Series G Preferred Stock - Related Party	—	—	—	—	—	—	—	—	—	—	—	—	(166)	—	—	(166)
Dividends - Series G-1 Preferred Stock - Related Party	—	—	68	—	—	—	—	—	—	—	—	—	(118)	—	—	(118)
Conversion of Series E Preferred Stock - Related Party to Series G preferred Stock - Related Party	(1,493)	—	1,493	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series G Preferred Stock - Related Party to Long Term Debt - Related Party	—	—	(1,561)	—	—	—	—	—	—	—	—	—	—	—	—	—
Redeemable portion of Series E Preferred Stock - Related Party	—	—	—	—	—	—	(6,172)	(6)	—	—	—	—	(4,086)	—	—	(4,092)
Series F Preferred Stock - Beneficial Conversion Feature	—	—	—	—	—	—	—	—	—	—	—	—	1,409	—	—	1,409
Fair Value Modification - Series E Preferred Stock - Related Party	—	—	—	—	—	—	—	—	—	—	—	—	389	—	—	389
Deemed Dividend	—	—	—	—	—	—	—	—	—	—	—	—	(1,798)	—	—	(1,798)
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	—	—	—	117	—	117
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	14,873	14,873
Balance, October 2, 2021	—	$—	—	$—	—	$—	—	$—	-	$—	1,277,738	$1	$98,832	$340	$(77,306)	$21,867

	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional paid in	Accumulated other comprehensive	Accumulated	Total
	Series G-1		Series F		Common Stock		capital	income (loss)	Deficit	Equity
Balance July 3, 2021	1,543	$—	4,698	$—	652,804	$1	$86,465	$273	$(86,019)	$720
Shares issued to/for:
Employees, directors and consultants	—	—	—	—	167	—	15	—	—	15
Conversion of Series F Preferred Stock	—	—	(4,698)	—	130,490	—	(33)	—	—	(33)
Sales of common stock and warrants, net	—	—	—	—	494,277	—	12,468	—	—	12,468
Dividends - Series G Preferred Stock - Related Party	—	—	—	—	—		(43)			(43)
Dividends - Series G-1 Preferred Stock - Related Party	18	—	—	—	—		(40)			(40)
Conversion of Series G Preferred Stock - Related Party to Long Term Debt - Related Party	(1,561)	—	—	—	—	—	—	—	—	-
Foreign currency translation gain	—	—	—	—	—	—	—	67	—	67
Net loss	—	—	—	—	—	—	—	—	8,713	8,713
Balance October 2, 2021	—	$—	—	$—	1,277,738	$1	$98,832	$340	$(77,306)	$21,867

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-49

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(All amounts in thousands, except share and par values)

(UNAUDITED)

	Shares	Par Value	Shares	Par Value	Additional paid in	Accumulated other comprehensive	Accumulated	Total
	Series J		Common Stock		capital	income	Deficit	Equity
Balance, July 2, 2022	—	$—	1,775,341	$1	$107,266	(356)	$(88,609)	18,302
Shares issued to/for:
Employees, directors and consultants	—	—	—	—	242	—	—	242
Sale of common stock and warrants	—	—	657,858	—	3,460	—	—	3,460
Foreign currency translation loss	—	—	—	—	—	(2,729)	—	(2,729)
Net income	—	—	—	—	—	—	1,032	1,032
Balance, October 1, 2022	—	$—	2,433,199	$1	$110,968	$(3,085)	$(87,577)	20,307

	Shares	Par Value	Shares	Par Value	Additional paid in	Accumulated other comprehensive	Accumulated	Total
	Series J		Common Stock		capital	income	Deficit	Equity
Balance, January 1, 2022	—	$—	1,772,341	$1	$107,183	162	(84,021)	23,324
Shares issued to/for:
Employees, directors and consultants	—	—	3,000	—	325	-	-	325
Sale of common stock and warrants	—	—	657,858	—	3,460	-	-	3,460
Foreign currency translation loss	—	—	—	—	—	(3,247)	-	(3,247)
Net income	—	—	—	—	—	-	(3,556)	(3,556)
Balance, October 1, 2022	—	$—	2,433,199	$1	$110,968	(3,085)	$(87,577)	20,307

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-50

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

(UNAUDITED)

	NINE MONTHS ENDED
	October 1, 2022	October 2, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(3,556)	$14,873
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	2,140	2,122
Amortization of debt discount and deferred financing costs	518	365
Bad debt (recovery) expense	(302)	260
Right of use assets depreciation	1,066	852
Stock based compensation	325	350
Forgiveness of PPP loan and related interest	—	(19,609)
Re-measurement (loss) gain on intercompany note	—	219
Changes in operating assets and liabilities:
Accounts receivable	(6,114)	(5,343)
Prepaid expenses and other current assets	(1,854)	(289)
Other assets	(944)	(438)
Accounts payable and accrued expenses	(1,083)	(2,356)
Accounts payable, related party	125	(326)
Other current liabilities	357	(105)
Other long-term liabilities and other	1,040	(349)
NET CASH USED IN OPERATING ACTIVITIES	(8,282)	(9,774)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(719)	(100)
Acquisition of business, net of cash acquired	1,395	—
Collection of UK factoring facility deferred purchase price	5,282	5,349
NET CASH PROVIDED BY INVESTING ACTIVITIES	5,958	5,249

CASH FLOWS FROM FINANCING ACTIVITIES:
Third party financing costs	(554)	(3,769)
Proceeds from term loan - Related party	—	130
Repayment of term loan	(379)	(29,244)
Proceeds from term loan	67	—
Repayments on accounts receivable financing, net	(3,345)	(3,659)
Dividends paid to related parties	—	(591)
Redemption of Series E preferred stock, related party	—	(4,908)
Proceeds from sale of common stock	4,013	33,769
Payments made on earnouts	(160)	—
Proceeds from sale of Series F preferred stock	—	4,698
NET CASH USED IN FINANCING ACTIVITIES	(358)	(3,574)

NET DECREASE IN CASH	(2,682)	(8,099)

Effect of exchange rates on cash	(123)	(6)

Cash - Beginning of period	4,558	10,336

Cash - End of period	$1,753	$2,231

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-51

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Staffing 360 Solutions, Inc. (“we,” “us,” “our,” “Staffing 360,” or the “Company”) was incorporated in the state of Nevada on December 22, 2009, as Golden Fork Corporation, which changed its name to Staffing 360 Solutions, Inc., ticker symbol “STAF,” on March 16, 2012. On June 15, 2017, the Company reincorporated in the state of Delaware. We are a rapidly growing public company in the international staffing sector. Our high-growth business model is based on finding and acquiring, suitable, mature, profitable, operating, domestic and international staffing companies. Our targeted consolidation model is focused specifically on the accounting and finance, information technology (“IT”), engineering, administration (“Professional”) and light industrial (“Commercial”) disciplines.

Headway Acquisition

On April 18, 2022, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Headway Workforce Solutions (“Headway”), and Chapel Hill Partners, LP, as the representatives of all the stockholders (collectively, the “Sellers”) of Headway (the “Sellers’ Representative”), pursuant to which, among other things, we agreed to purchase all of the issued and outstanding securities of Headway in exchange for (i) a cash payment of $14, and (ii) 9,000,000 shares of our Series H Convertible Preferred Stock, with a value equal to the Closing Payment, as defined in the Stock Purchase Agreement (the “Headway Acquisition”). On May 18, 2022, the Headway Acquisition closed. The purchase price in connection with the Headway Acquisition was approximately $9,000. Pursuant to the Stock Purchase Agreement and in connection with the closing of the Headway Acquisition, on May 17, 2022, we filed a certificate of designation with the Secretary of State of Delaware designating the rights, preferences and limitations of the Series H Convertible Preferred Stock (the “Series H Preferred Stock”), par value $0.00001 per share.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. All amounts are in thousands, except share and par values, unless otherwise indicated.

The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the periods presented in accordance with GAAP. All significant intercompany balances and transactions have been eliminated in consolidation.

Reverse Stock Split

The Company effected a one-for-ten reverse stock split on June 24, 2022 (the “Reverse Stock Split”). All share and per share information in this quarterly report have been retroactively adjusted to reflect the Reverse Stock Split.

Liquidity

The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements as of October 1, 2022, the Company has an accumulated deficit of $87,577 and a working capital deficit of $13,761. At October 1, 2022, we had total gross debt of $18,361 (which includes redeemable Series H Preferred Stock) and $1,753 of cash on hand. We have historically met our cash needs through a combination of cash flows from operating activities, term loans, promissory notes, convertible notes, private placement offerings and sales of equity. Our cash requirements are generally for operating activities and debt repayments. Subsequent to the nine months ended October 1, 2022, we have continued to fund our operations and make required capital payments utilizing our available cash and, as of the date of this filing, we have approximately $2,817 in available cash.

The financial statements included in this quarterly report have been prepared assuming that we will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity, capital requirements and that our credit facilities with our lenders will remain available to us.

Further, our note issued to Jackson Investment Group, LLC (“Jackson”) includes certain financial customary covenants and the Company has had instances of non-compliance. Management has historically been able to obtain from Jackson waivers of any non-compliance and management expects to continue to be able to obtain necessary waivers in the event of future non-compliance; however, there can be no assurance that the Company will be able to obtain such waivers, and should Jackson refuse to provide a waiver in the future, the outstanding debt under the agreement could become due immediately, which exceeds our current cash balance.

On October 27, 2022, we entered into a Third Amended and Restated Note Purchase Agreement (the “Third Amended and Restated Note Purchase Agreement”) with Jackson, which amended and restated the Amended Note Purchase Agreement (as defined herein), and issued to Jackson the Third Amended and Restated Senior Secured 12% Promissory Note (the “Jackson Note”), with a remaining outstanding principal balance of approximately $9.0 million. See Note 6. The debt represented by the Jackson Note continues to be subject to a second lien secured by substantially all of the Company’s domestic subsidiaries’ assets as well as a first lien secured by the UK subsidiaries shares owned by the Company pursuant to the Amended and Restated Security Agreement with Jackson, dated September 15, 2017, as amended by the Omnibus Amendment and Reaffirmation Agreement, dated as of October 27, 2022, to reflect certain of the terms as updated and amended by the Amended Note Purchase Agreement. We also have a $25,000 revolving loan facility with MidCap Funding X Trust (“MidCap”). On October 27, 2022, we entered into Amendment No. 27 to the Credit and Security Agreement with MidCap, which among others, extended the commitment expiry date from October 27, 2027 to September 6, 2024. See Note 14.

Going Concern

The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern. Historically, the Company has funded such payments either through cash flow from operations or the raising of capital through additional debt or equity. If the Company is unable to obtain additional capital, such payments may not be made on time.

The Company’s negative working capital and liquidity position combined with the uncertainty generated by the economic reaction to the COVID-19 pandemic raise substantial doubt about the Company’s ability to continue as a going concern.

COVID-19

The novel Coronavirus disease 2019 (“COVID-19”) and its ongoing effects are continuing to impact worldwide economic activity, and activity in the United States and the United Kingdom where our operations are based. The nature of work of the contractors we support mostly are on the site of our clients. Given that the magnitude and duration of COVID-19’s impact on our business and operations remain uncertain, the continued spread of COVID-19 (including the emergence and persistence of variants relating thereto) and the imposition of related public health containment measures and travel and business restrictions could have a material adverse impact on our business, financial condition, operating results, and cash flows. While expected to be temporary, prolonged workforce disruptions can negatively impact sales in fiscal year 2022 and the Company’s overall liquidity.

F-52

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The full impact of the COVID-19 pandemic and its ongoing effects continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, industry, and workforce. Given the daily evolution of the COVID-19 pandemic, its ongoing effects and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2022.

The Company’s negative working capital and liquidity position combined with the uncertainty generated by the economic reaction to the COVID-19 pandemic and its ongoing effects contribute to the substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from its estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected. Significant estimates for the nine months ended October 1, 2022 and October 2, 2021 include the valuation of intangible assets, including goodwill, liabilities associated with testing long-lived assets for impairment, contingent considerations, fair value of financial instruments and valuation reserves against deferred tax assets.

Goodwill

Goodwill relates to amounts that arose in connection with various acquisitions and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the purchase method of accounting. Goodwill is not amortized, but it is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, a decline in the equity value of the business, a significant adverse change in certain agreements that would materially affect reported operating results, business climate or operational performance of the business and an adverse action or assessment by a regulator.

In accordance with ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350) Testing Goodwill for Impairment, the Company is required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. During the year ended January 1, 2022 the Company changed its annual measurement date from the last day of the fiscal year end to the first day of the fiscal fourth quarter. A reporting unit is either the equivalent of, or one level below, an operating segment. The Company early adopted the provisions in ASU 2017-04, which eliminates the second step of the goodwill impairment test. As a result, the Company’s goodwill impairment tests include only one step, which is a comparison of the carrying value of each reporting unit to its fair value, and any excess carrying value, up to the amount of goodwill allocated to that reporting unit, is impaired.

The carrying value of each reporting unit is based on the assignment of the appropriate assets and liabilities to each reporting unit. Assets and liabilities were assigned to each reporting unit if the assets or liabilities are employed in the operations of the reporting unit and the asset and liability is considered in the determination of the reporting unit fair value.

The Company recognized an impairment with respect to its Staffing UK reporting unit of $3,104 during the quarter ended January 1, 2022. The impairment resulted from a continued decline in that reporting unit’s revenue which experienced significant and prolonged declines as a result of the COVID-19 pandemic. To determine the impairment, the Company employed a combination of market approach (valuations using comparable company multiples), income approach (discounted cash flow analysis) and prevailing market conditions to derive the fair value of the reporting unit. Under ASU 2017-04, which the Company early adopted, the impairment amount represents the excess of the carrying value over the fair value of the reporting unit.

F-53

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

The Company accounts for revenues when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Payment terms vary by client and the services offered.

The Company has primarily two main forms of revenue – temporary contractor revenue and permanent placement revenue. Temporary contractor revenue is accounted for as a single performance obligation satisfied over time because the customer simultaneously receives and consumes the benefits of the Company’s performance on an hourly or daily basis. The contracts stipulate weekly or monthly billing, and the Company has elected the “as invoiced” practical expedient to recognize revenue based on the hours incurred at the contractual rate as we have the right to payment in an amount that corresponds directly with the value of performance completed to date. Permanent placement revenue is recognized on the date the candidate’s full-time employment with the customer has commenced. The customer is invoiced on the start date, and the contract stipulates payment due under varying terms, typically 30 days. The contract with the customer stipulates a guarantee period whereby the customer may be refunded if the employee is terminated within a short period of time, however this has historically been infrequent, and immaterial upon occurrence. As such, the Company’s performance obligations are satisfied upon commencement of the employment, at which point control has transferred to the customer. Revenues for the three months ended October 1, 2022 was comprised of $64,733 of temporary contractor revenue and $1,387 of permanent placement revenues compared with $46,168 of temporary contractor revenue and $1,333 of permanent placement revenues for the three months ended October 2, 2021, respectively. Revenue for the nine months ended October 1, 2022 was comprised of $170,698 of temporary contractor revenue and $4,368 permanent placement revenue, compared with $143,274 of temporary contractor revenue and $3,708 permanent placement revenue for the nine months ended October 2, 2021. Refer to Note 11 for further details on breakdown by segments.

Income Taxes

The Company’s provision for income taxes is based on the discrete method for the quarter applied to federal, state and foreign income. On a quarterly basis, the annual effective tax rate is adjusted, as appropriate, based upon changed facts and circumstances, if any, as compared with those forecasted at the beginning of the fiscal year and each interim period thereafter.

The effective income tax rate was 5.43%, 1.48%, (1.87)% and 0.67% for the three and nine months ending October 1, 2022 and October 2, 2021, respectively. The Company’s effective tax rate differs from the U.S. federal statutory rate of 21%, primarily due to changes in valuation allowances in the U.S., which eliminates the effective tax rate on current year losses, offset by current state taxes and changes to goodwill naked credit. The Company may have experienced an IRC Section 382 limitation during 2021, for which it is in process of conducting an analysis to determine the tax consequences of such a limitation.

Foreign Currency

The Company recorded a non-cash foreign currency remeasurement loss of $315 and $219 for the three and nine months ended October 2, 2021, respectively, associated with its U.S dollar denominated intercompany note. In 2022, the Company applied ASC 830-20-35-3 which states gains and losses on certain foreign currency transactions should not be included in net income but should be reported in the same manner as translation adjustments.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants the Company has privately placed were estimated using a Black Scholes model. Refer to Note 8 for further details.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and treasury stock method will be no longer available. ASU 2020-06 is applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company adopted this ASU in this fiscal year. This standard did not have an impact on our financial statements.

On June 16, 2016, the FASB issued Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced an expected credit loss model for the impairment of financial assets measured at amortized cost basis. This ASU replaces the probable, incurred loss model for those assets. On November 15, 2019, the FASB delayed the effective date of FASB ASC Topic 326 for certain small public companies and other private companies. As amended, the effective date of ASC Topic 326 was delayed until fiscal years beginning after December 15, 2022, for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition, as well as private companies and not-for-profit entities. The Company is currently evaluating the impacts of this pronouncement and does not expect it to have a material impact on the financial statements.

F-54

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

NOTE 3 – EARNINGS (LOSS) PER COMMON SHARE

The Company computes earnings per share in accordance with ASC Topic 260, Earnings per Share (“ASC 260”), which requires earnings per share for each class of stock (common stock and participating preferred stock) to be calculated using the two-class method. The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Under the two-class method, earnings for the reporting period are allocated between common shareholders and other security holders based on their respective participation rights in undistributed earnings.

Basic earnings per common share is computed by dividing income or loss available to common stockholders by the weighted average number of shares of basic common stock outstanding. The Company’s Series F convertible preferred stock, which was convertible into shares of the Company’s common stock at any time and from time to time from and after the issue date, and the Company’s Series F warrants, were classified as participating securities in accordance with ASC 260. Net income allocated to the holders of Series F convertible preferred stock and Series F warrants was calculated based on the shareholders’ proportionate share of weighted average shares of common stock outstanding on an if-converted basis.

For purposes of determining diluted earnings per common share, basic earnings per common share was further adjusted to include the effect of potential dilutive common shares outstanding, including unvested restricted stock using the more dilutive of either the two-class method or the treasury stock method, and Series G and G-1 Preferred Stock using the if-converted method. Stock options and warrants that were out-of-the-money were not included in the denominator for the calculation diluted EPS. Under the two-class method of calculating diluted earnings per share, net income is reallocated to common stock, the Series F Preferred stock, the Series F warrants, and all dilutive securities based on the contractual participating rights of the security to share in the current earnings as if all of the earnings for the period had been distributed. In the computation of diluted earnings per share, the if-converted method for the Series F Preferred Stock resulted in a more dilutive earnings per share than the two-class method. As such, the if-converted method was utilized for the calculation of diluted EPS.

On June 24, 2022, the Company effected the Reverse Stock Split. As required in accordance with GAAP, all share and earnings per share information in this Quarterly Report on Form 10-Q, including those noted below have been retroactively adjusted to reflect the Reverse Stock Split.

The following table sets forth the components used in the computation of basic and diluted income per share:

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Numerator:
Net Income (Loss)	$1,032	$8,713	$(3,556)	$14,873
Less: Dividends paid to Series A preferred shareholders	-	-	-	-
Less: Dividends paid to Series E, E-1, G, G-1 preferred shareholders	-	(83)	-	(795)
Less: Deemed dividend	-	-	-	(1,798)
Less: Net income allocated to participating equity	-	(1,077)	-	(1,763)
Net Income (Loss) Attributable to Common Equity	$1,032	$7,553	$(3,556)	$10,517
Effect of dilutive securities:
Add: Dividends paid to Series E, E-1, G, G-1 preferred shareholders		83		795
Net income available to common and preferred shareholders for diluted earnings per share		$7,636		$11,312

Denominator:
Weighted average basic common shares outstanding	2,401,961	1,079,050	1,980,398	737,729
Weighted average additional common shares outstanding if preferred shares converted to common shares (if dilutive)	—	25,433	—	103,775
Total weighted average common shares outstanding if preferred shares converted to common shares	2,401,961	1,104,483	1,980,398	841,064
Effect of dilutive securities:		—		—
Restricted shares		3,426		3,426
Weighted average diluted shares outstanding		1,107,910		8,44,929

Earnings (loss) per common share:
Basic	$0.43	$7.00	$(1.80)	$14.26
Diluted	$0.43	$6.89	$(1.80)	$13.40

NOTE 4 – ACCOUNTS RECEIVABLE FINANCING

Midcap Funding X Trust

Prior to September 15, 2017, certain U.S. subsidiaries of the Company were parties to a $25,000 revolving loan facility with MidCap, with the option to increase the amount by an additional $25,000, with a maturity of April 8, 2019.

On October 26, 2020, the Company entered into Amendment No. 17 to Credit and Security Agreement with MidCap, whereby, among other things, MidCap agreed to extend the maturity date of our outstanding asset based revolving loan until September 1, 2022. In addition, the Company also agreed to certain amendments to the financial covenants. On October 27, 2022, the Company entered into Amendment No. 27 with MidCap (see Note 14).

The facility provides events of default including: (i) failure to make payment of principal or interest on any MidCap loans when required, (ii) failure to perform obligations under the facility and related documents, (iii) not paying its debts as such debts become due and similar insolvency matters, and (iv) material adverse changes to the Company (subject to a 10-day notice and cure period.) Upon an event of default, the Company’s obligations under the credit facility may, or in the event of insolvency or bankruptcy will automatically, be accelerated. Upon the occurrence of any event of default, the facility will bear interest at a rate equal to the lesser of: (i) 3.0% above the rate of interest applicable to such obligations immediately prior to the occurrence of the event of default; and (ii) the maximum rate allowable under law.

Under the terms of this agreement, the Company is subject to affirmative covenants which are customary for financings of this type, including covenants to: (i) maintain good standing and governmental authorizations, (ii) provide certain information and notices to MidCap, (iii) deliver monthly reports and quarterly financial statements to MidCap, (iv) maintain insurance, (v) discharge all taxes, (vi) protect its intellectual property, and (vii) generally protect the collateral granted to MidCap. The Company is also subject to negative covenants customary for financings of this type, including that it may not: (i) enter into a merger or consolidation or certain change of control events, (ii) incur liens on the collateral, (iii) except for certain permitted acquisitions, acquire any significant assets other than in the ordinary course of business, (iv) assume certain additional senior debt, or (v) amend any of its organizational documents.

F-55

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The balance of the MidCap facility as of October 1, 2022 and January 1, 2022 was $11,612 and $13,405, respectively, and is included in Accounts receivable financing on the Consolidated Balance Sheet.

White Oak Commercial Finance, LLC

As a result of the Headway Acquisition, the Company’s wholly owned Headway subsidiary, has a line of credit with White Oak Commercial Finance, LLC (“White Oak”), that provided working capital and supports general corporate needs of Headway (the “White Oak Agreement”). Under the terms of the White Oak Agreement, the line of credit matures in June 2024. White Oak may terminate the Agreement at any time upon providing 30-days written notice. The White Oak Agreement is secured by all the assets of Headway and is personally guaranteed up to $1,000 by a former member of management of Headway.

Under the terms of the White Oak Agreement, the maximum borrowing capacity is $10,000,000. The borrowing base is defined as the sum of the following: (a) 95% of the eligible ordinary receivables, as defined, and (b) the lessor of (i) $3,000,000 or (ii) 95% of the Company’s outstanding eligible unbilled receivables, as defined, less the sum of the following: (c) 100% of the undrawn amount of all letters of credit outstanding, (d) the special availability reserve, (e) the quarterly tax reserve and (f) the amount all other availability reserves in effect as such time. The line of credit bears interest at LIBOR plus 5.00% with a floor of 7.00% (7.00% at December 31, 2021) on all outstanding balances and 0.25% for any unused portion of the line of credit. At October 1, 2022, borrowings of $7,417, were outstanding under the credit facility.

From time to time, White Oak may cause letters of credit to be opened to be issued for Headway’s benefit. The aggregate face amount of all letters of credit outstanding will become the letter of credit reserve, which reduces the borrowing base under the Agreement. Under the terms of the agreement the letter of credit sub-line may not exceed $2,000,000. The Company is required to pay interest monthly on the face amount of all letters of credit at a rate of LIBOR plus 6.25%. At October 1, 2022, there were $0 of standby letters of credit that had been issued.

The White Oak Agreement operates similarly to a factoring arrangement whereby Headway’s receivables are bought by White Oak. However, receivables purchased by White Oak are required to be repurchased by Headway in the event the Company’s customer disputes the invoice amount or if the receivable remains unpaid past a certain number of days from the invoice date. Due to the recourse provisions in the arrangement, Headway accounts for transactions under the credit facility as secured borrowings.

As of October 27, 2022, the White Oak Agreement was paid in full and terminated. See Note 14.

HSBC Invoice Finance (UK) Ltd – New Facility

On February 8, 2018, CBSbutler, Staffing 360 Solutions Limited and The JM Group, entered into a new arrangement with HSBC Invoice Finance (UK) Ltd (“HSBC”) which provides for HSBC to purchase the subsidiaries’ accounts receivable up to an aggregate amount of £11,500 across all three subsidiaries. The terms of the arrangement provide for HSBC to fund 90% of the purchased accounts receivable upfront and a secured borrowing line of 70% of unbilled receivables capped at £1,000 (within the overall aggregate total facility of £11,500.) The arrangement has an initial term of 12 months, with an automatic rolling three-month extension and carries a service charge of 1.80%.

On June 28, 2018, CML, the Company’s new subsidiary entered into a new agreement with a minimum term of 12 months for purchase of debt (“APD”) with HSBC, joining CBSbutler, Staffing 360 Solutions Limited and The JM Group (collectively, with CML, the “Borrowers”) as “Connected Clients” as defined in the APD. In 2021, the subsidiaries were reorganized and are now Staffing 360 Solutions Limited and Clement May. The new Connected Client APDs carry an aggregate Facility Limit of £20,000 across all Borrowers. The obligations of the Borrowers are secured by a fixed charge and a floating charge on the Borrowers’ respective accounts receivable and are subject to cross-company guarantees among the Borrowers. In addition, the secured borrowing line against unbilled receivables was increased to £1,500 for a period of 90 days. In July 2019, the aggregate Facility Limit was extended to £22,500 across all Borrowers. In January 2022, the secured borrowing line against unbilled receivables was terminated.

Under ASU 2016-16, “Statement of Cash Flows (Topic 230, Classification of Certain Cash Receipts and Cash Payments, a consensus of the FASB Emerging Issues Task Force), the upfront portion of the sale of accounts receivable is classified within operating activities, while the deferred purchase price portion (or beneficial interest), once collected, is classified within investing activities. For the nine months ended October 1, 2022 and October 2, 2021, the collection of UK factoring facility deferred purchase price totaled $4,683 and $5,234, respectively.

NOTE 5 – GOODWILL

The following table provides a roll forward of goodwill:

	October 1, 2022	January 1, 2022
Beginning balance, gross	$23,828	$31,591
Acquisition	5,974	-
Accumulated disposition	-	(1,577)
Accumulated impairment losses	-	(6,073)
Currency translation adjustment	(2,106)	(113)
Ending balance, net	$27,696	$23,828

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. ASC 350, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. During the fourth quarter of 2021 the Company identified a triggering event in response the COVID-19 pandemic. In accordance with ASC 350 the Company tested its goodwill for impairment and the Company recognized an impairment with respect to its Staffing UK reporting unit of $3,104. The impairment resulted from a continued decline in that reporting unit’s revenue which experienced significant and prolonged declines as a result of the COVID-19 pandemic. To determine the impairment, the Company employed a combination of market approach (valuations using comparable company multiples), income approach (discounted cash flow analysis) and prevailing market conditions to derive the fair value of the reporting unit. Under ASU 2017-04, which the Company early adopted, the impairment amount represents the excess of the carrying value over the fair value of the reporting unit. On May 18, 2022, the Company closed on the acquisition of Headway (see Note 10). The Company’s estimated value of the Goodwill is $5,974. The estimated value is preliminary and subject to change.

F-56

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

NOTE 6 – DEBT

	October 1, 2022	January 1, 2022
Jackson Investment Group - related party	$9,016	$8,949
Redeemable Series H Preferred Stock	9,000	-
HSBC Term Loan	345	809
Total Debt, Gross	18,361	9,758
Less: Debt Discount and Deferred Financing Costs, Net	(660)	(256)
Total Debt, Net	17,701	9,502
Less: Non-Current Portion	(17,356)	(279)
Total Current Debt, Net	$345	$9,223

Jackson Debt

On September 15, 2017, the Company entered into a $40,000 note agreement with Jackson (the “2017 Jackson Note”). The proceeds of the sale of the 2017 Jackson Note were used to repay the existing subordinated notes previously issued to Jackson pursuant to the existing note purchase agreement in the aggregate principal amount of $11,165 and to fund a portion of the purchase price consideration of the firstPRO Acquisition and the CBSbutler Acquisition and repay certain other outstanding indebtedness of the Company. The maturity date for the amounts due under the 2017 Jackson Note was September 15, 2020. The 2017 Jackson Note will accrue interest at 12% per annum, due quarterly on January 1, April 1, July 1 and October 1 in each year, with the first such payment due on January 1, 2018. Interest on any overdue payment of principal or interest due under the 2017 Jackson Note will accrue at a rate per annum that is 5% in excess of the rate of interest otherwise payable thereunder.

On August 27, 2018, the Company entered into an amended agreement with Jackson, pursuant to which the note purchase agreement dated as of September 15, 2017 was amended and made a new senior debt investment of approximately $8,428. Terms of the additional investment were the same as the 2017 Jackson Note. From the proceeds of the additional investment, the Company paid a closing fee of $280 and legal fees of $39 and issued 19,200 shares of the Company’s common stock as a closing commitment fee.

On August 29, 2019, the Company entered into a Fourth Omnibus Amendment and Reaffirmation Agreement with Jackson, as lender, which, among other things, amends that certain amended and restated note purchase agreement, dated as of September 15, 2017, as amended (the “Existing Note Purchase Agreement”). Pursuant to the Existing Note Purchase Agreement, the Company agreed to issue and sell to Jackson that certain 18% Senior Secured Note due December 31, 2019 in the aggregate principal amount of $2,538 (the “2019 Jackson Note”). All accrued and unpaid interest on the outstanding principal balance of the 2019 Jackson Note was due and payable monthly on the first day of each month, beginning on October 1, 2019. Pursuant to the terms of the 2019 Jackson Note, if the 2019 Jackson Note was not repaid by December 31, 2019, the Company was required to issue 1,667 shares of its common stock to Jackson on a monthly basis until the 2019 Jackson Note is fully repaid, subject to certain exceptions to comply with Nasdaq listing standards. The Company booked additional expense of $324 related to the issuances of 8,334 shares of common stock to Jackson in 2020. The Company paid the 2019 Jackson Note in full on May 28, 2020.

F-57

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

On October 26, 2020, the Company, certain of its subsidiaries and Jackson entered into the Amended Note Purchase Agreement and the 2020 Jackson Note, which amended and restated the Existing Note Purchase Agreement. The Amended Note Purchase Agreement refinanced an aggregate of approximately $35,700 of debt provided by Jackson, extending the maturity to September 30, 2022. In connection with the amendment and restatement, the Company paid Jackson an amendment fee of $488. The Company accounted for the Amended Note Purchase Agreement as a modification of the debt. Accordingly, fees totaling $488 paid to Jackson as well as the modification of 15,092 warrants from a strike price of $99.60 to $60.00 and the extension of the warrant expiration date of January 26, 2024 to January 26, 2026, resulting in a fair value adjustment of $126, were recorded as additional debt discount which will be amortized over the term of the 2020 Jackson Note using the effective interest method. On October 27, 2022, the Company amended the existing 2020 Jackson Note. See Note 14.

Under the terms of the Amended Note Purchase Agreement and the 2020 Jackson Note, the Company is required to pay interest on the debt at a per annum rate of 12%. The interest is payable monthly in cash; provided that, the Company may elect to pay up to 50% of monthly interest in-kind (“PIK Interest”) by adding such PIK Interest to the outstanding principal balance of the 2020 Jackson Note. For any month that the Company elects to pay interest in-kind, the Company is required to pay Jackson a fee in shares of our common stock (“PIK Fee Shares”) in an amount equal to $25 divided by the average closing price, as reported by The Nasdaq Capital Market (“Nasdaq”), of such shares of common stock over the 5 trading days prior to the applicable monthly interest payment date. If such average market price is less than $30.00 or is otherwise undeterminable because such shares of common stock are no longer publicly traded or the closing price is no longer reported by Nasdaq, then the average closing price for these purposes shall be deemed to be $30.000, and if such average closing price is greater than $210.00, then the average closing price for these purposes shall be deemed to be $210.00. For the period of November 2020 through and including March 2021, each monthly interest amount due and payable was reduced by $166, and for the period commencing April 2021 through and including September 2021, each monthly interest amount due and payable was increased by $166.

Under the terms of the Amended Note Purchase Agreement, the Company was required to make a mandatory prepayment of the principal amount of the 2020 Jackson Note of not less than $3,000 no later than January 31, 2021. Payments were made in December 2020 and January 2021 totaling $3,029 in full satisfaction of the mandatory prepayment.

On January 4, 2021, the Company used $1,558 in net proceeds from a securities purchase agreement dated December 30, 2020 and redeemed $1,168 of the 2020 Jackson Note with an outstanding principal amount of $33,878 and redeemed 390 shares of the Series E Convertible Preferred Stock with an aggregate value of $390. Following the redemption of the portion of the 2020 Jackson Note and Series E Convertible Preferred Stock, the 2020 Jackson Note balance was $32,710 and the Company had 10,690 shares of Series E Convertible Preferred Stock outstanding with an aggregate stated value of $10,690.

On February 5, 2021, the Company received the Limited Consent from Jackson, the sole holder of the Company’s outstanding shares of Series E Convertible Preferred Stock, to use approximately (i) 75% of the net proceeds from the February 2021 Offering to redeem a portion of the 2020 Jackson Note, which had an outstanding principal amount of $32,710 as of February 9, 2021, and (ii) 25% of the net proceeds from the February 2021 Offering to redeem a portion of the Company’s Series E Convertible Preferred Stock. Pursuant to the Limited Consent, upon closing of the February 2021 Offering, the Company paid $13,556 of the 2020 Jackson Note and redeemed 4,518 shares of the Series E Convertible Preferred Stock.

On April 21, 2021, the Company entered into the April 2021 Purchase Agreement. The net proceeds to the Company were approximately $4,200, after deducting placement agent fees and estimate offering expenses payable by the Company. The Company used $3,200 of the net proceeds to redeem a portion of the 2020 Jackson Note, which had an outstanding principal amount of $19,154 immediately prior to such redemption.

F-58

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

On July 20, 2021, the Company entered into the July 2021 Purchase Agreement. As the Company’s Series G Preferred Stock (as defined below) was outstanding, it was required to use the proceeds of any sales of equity securities, including the common stock offered in the July 2021 Offerings, exclusively to redeem any outstanding shares of Series G Preferred Stock, subject to certain limitations. The Company received a waiver from Jackson, the sole holder of the outstanding shares of its Series G Preferred Stock, to pay accrued and unpaid interest and prepay a portion of the outstanding principal balance of the 2020 Jackson Note and paid accrued and unpaid dividends on the Series G-1 Convertible Preferred Stock upon conversion of such preferred stock into the New Note (as defined below). The net proceeds to the Company from the July 2021 Offerings were approximately $6,760, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company used $5,000 of the net proceeds to redeem a portion of the 2020 Jackson Note, which had an outstanding principal amount of approximately $21,700 immediately prior to such redemption.

On July 21, 2021, the Company entered into a non-cash financing transaction whereby it exchanged its outstanding 6,172 shares of Series G Convertible Preferred Stock (“Series G Preferred Stock”) and 1,561 shares of Series G-1 Convertible Preferred Stock for senior indebtedness by entering into a new 12% Senior Secured Note, in aggregate principal amount of $7,733 (the “New Note”), which amount represented all of the outstanding Series G Preferred Stock, totaling $6,172, and Series G-1 Convertible Preferred Stock, totaling $1,561, held by Jackson as of July 21, 2021, under the Amended Note Purchase Agreement. The New Note was deemed issued pursuant to the Amended Note Purchase Agreement.

Under the terms of the New Note, the Company is required to pay interest on the New Note at a per annum rate of 12%, in cash only, accruing from and after the date of the New Note and until the entire principal balance of the New Note shall have been repaid in full, and on and at all times during which the “Default Rate” (as defined in the Amended Note Purchase Agreement) applies, to the extent permitted by law, at a per annum rate of 17%. The entire outstanding principal balance of the New Note is due and payable in full on September 30, 2022. Upon an Event of Default (as defined in the Amended Note Purchase Agreement), the principal of the New Note and all accrued and unpaid interest thereon may be accelerated and declared or otherwise become due and payable in accordance with the terms of the Amended Note Purchase Agreement.

On August 5, 2021, the Company entered into the First August 2021 Purchase Agreement. The net proceeds to the Company from the First August 2021 Offerings were approximately $3,217, after deducting placement agent fees and offering expenses payable by the Company. The Company used a portion of the net proceeds from the First August 2021 Offerings together with other cash on hand to redeem $3,281 of the 2020 Jackson Note, which had an outstanding principal amount of approximately $16,730 immediately prior to such redemption.

On October 28, 2021, the Company entered into a securities purchase agreement (the “November 2021 Private Placement”). This placement closed on November 2, 2021 and was announced on November 3, 2021. The net proceeds of the November 2021 Private Placement were approximately $9.25 million. The Company used a portion of the net proceeds from the November 2021 Private Placement to redeem $4,500 of the 2020 Jackson Note, which had an outstanding principal amount of approximately $13,449 immediately prior to such redemption.

The entire outstanding principal balance of the 2020 Jackson Note was due and payable on September 30, 2022. On October 27, 2022, the Company entered into the Third Amended and Restated Note Purchase Agreement with Jackson, which amended and restated the Amended Note Purchase Agreement, dated October 26, 2020, as amended, and issued to Jackson the Jackson Note, with a remaining outstanding principal balance of approximately $9.0 million (See Note 14).

Debt Exchange Agreement

On November 15, 2018, the Company, entered into a Debt Exchange Agreement with Jackson, pursuant to which, among other things, Jackson agreed to exchange $13,000 (the “Exchange Amount”) of indebtedness of the Company held by Jackson in exchange for 13,000 shares of Series E Preferred Stock, par value $0.00001 per share.

F-59

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The Series E Preferred Stock ranked senior to the Company’s common stock and any other series or classes of preferred stock issued or outstanding with respect to dividend rights and rights on liquidation, winding up and dissolution. Each share of Series E Preferred Stock was initially convertible into 561 shares of common stock of the Company at any time after October 31, 2020 or the occurrence of a Preferred Default (as defined in the Certificate of Designation for the Series E Preferred Stock (the “Series E Certificate of Designation”)). A holder of Series E Preferred Stock was not required to pay any additional consideration in exchange for conversion of such Series E Preferred Stock into the Company’s common stock. Series E Preferred Stock was redeemable by the Company at any time at a price per share equal to the stated value ($10,000 per share) plus all accrued and unpaid dividends thereon.

The Series E Preferred Stock carried quarterly dividend rights of (a) cash dividends accruing (i) at an annual rate per share equal to 12% from the date of issuance and (ii) 17% after the occurrence of a Preferred Default, and (b) a dividend payable in shares of Series E-1 Convertible Preferred Stock (the “Series E-1 Convertible Preferred Stock” and, collectively with the Series E Convertible Preferred Stock, the “Series E Preferred Stock”). The shares of Series E-1 Convertible Preferred Stock had all the same terms, preferences and characteristics as the Series E Preferred Stock (including, without limitation, the right to receive cash dividends), except (i) Series E-1 Convertible Preferred Stock were mandatorily redeemable by the Company within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or November 15, 2020, for a cash payment equal to the Liquidation Value (as defined in the Series E Certificate of Designation) plus any accrued and unpaid dividends thereon, (ii) each share of Series E-1 Convertible Preferred Stock was initially convertible into 11 shares of the Company’s common stock, and (iii) Series E-1 Convertible Preferred Stock could be cancelled and extinguished by the Company if all shares of Series E Convertible Preferred Stock are redeemed by the Company on or prior to October 31, 2020.

On October 26, 2020, in connection with the entry into the Amended Note Purchase Agreement, the Company filed with the Secretary of State of the State of Delaware the second Certificate of Amendment (the “Amendment”) to the Series E Certificate of Designation. Under the amended terms, holders of Series E Preferred Stock were entitled to monthly cash dividends on Series E Preferred Stock at a per annum rate of 12%. At the Company’s option, up to 50% of the cash dividend on the Series E Convertible Preferred Stock could be paid in kind by adding such 50% portion to the outstanding liquidation value of the Series E Convertible Preferred Stock (the “PIK Dividend Payment”), commencing on October 26, 2020 and ending on October 25, 2020. If the PIK Dividend Payment was elected, a holder of Series E Preferred Stock was entitled to additional fee to be paid in shares of our common stock an amount equal to $10,000 divided by the average closing price, as reported by Nasdaq of such shares of common stock over the 5 trading days prior to the applicable monthly interest payment date. If such average market price was less than $35.00 or was otherwise undeterminable because such shares were no longer publicly traded or the closing price was no longer reported by Nasdaq, then the average closing price for these purposes was to be deemed to be $35.00, and if such average closing price were greater than $210.00 then the average closing price for these purposes would be deemed to be $210.00. Dividends on the Series E-1 Convertible Preferred Stock could only be paid in cash. If the Company failed to make dividend payments on the Series E Convertible Preferred Stock, it would be an event of default under the Amended Note Purchase Agreement.

Under the terms of the Amendment, shares of Series E-1 Convertible Preferred Stock were convertible into common stock at a conversion rate equal to the liquidation value of each share of Series E-1 Convertible Preferred Stock divided by $60.00 per share commencing October 31, 2020. Each share of Series E-1 Convertible Preferred Stock had a liquidation value of $10,000 per share. The shares of Series E Convertible Preferred Stock were also convertible into shares of common stock after October 31, 2022. The conversion rate for the Series E Convertible Preferred Stock was equal to the liquidation value of each share of Series E Convertible Preferred Stock divided by $60.00 per share. Each share of Series E Convertible Preferred Stock had a liquidation value of $10,000 per share. The Amendment resulted in the original conversion price of $106.80 and $99.60 of the Series E Convertible Preferred Stock and E-1 Convertible Preferred Stock, respectively, being reduced to $60.00 for both instruments.

The Company accounted for the Amendment as a modification to the Series E Convertible Preferred Stock and Series E-1 Convertible Preferred Stock. The change in fair value as a result of the modification amounted to $410 and was recognized as a deemed dividend as of the fiscal year ended January 2, 2021. Further, the Company recognized a beneficial conversion feature (BCF) of $4,280 as a result of the decrease in the conversion price to $60.00 in comparison to the Company’s stock price on the date of the Amendment. The BCF was recognized as a deemed dividend. As the Company lacked retained earnings at the time of determination, the deemed dividend was recorded as a reduction in additional paid-in capital resulting in a net impact to additional paid-in capital of $0.

F-60

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Under the terms of the Consent and the Series E Certificate of Designation, in consideration for Jackson’s consent to the firstPRO Transaction, the Initial Payment was used to redeem a portion of the Series E Preferred Stock, and the Escrow Funds, subject to the forgiveness of PPP Loan, were agreed to be used to redeem a portion of the Series E Preferred Stock. As this provision results in a contingent redemption feature, approximately $2,100 of the Series E Preferred Stock was reclassified to mezzanine equity during the year ended January 1, 2022. On July 22, 2021, after conversion of the Series G Preferred Stock to the New Note, the Company redeemed $2,080 of the 2020 Jackson Note using the Escrow Funds.

Lastly, under the terms of the Limited Consent and Waiver with Jackson dated February 5, 2021, it was agreed that to the extent that any of the PPP Loans are forgiven after the February 2021 Offering, Jackson may convert the Series E Convertible Preferred Stock and Series E-1 Convertible Preferred Stock that remains outstanding into a secured note that is substantially similar to the 2020 Jackson Note. As this provision results in a contingent redemption feature, approximately $4,100 of the Series E Preferred Stock was reclassified to mezzanine equity. The Company assessed the fair value of the instrument just before and after this modification and recorded a deemed dividend totaling $389 upon remeasurement of the Series E Preferred Stock.

Jackson Waivers

On February 5, 2021, the Company entered into a Limited Consent and Waiver with Jackson whereby, among other things, Jackson agreed that we may use 75% of the proceeds from the offering to redeem a portion of the 2020 Jackson Note, and 25% of the net proceeds from the offering to redeem a portion of the Base Series E Preferred Stock notwithstanding certain provisions of the certificate of designation for the Base Series E Preferred Stock that would have required the Company to use all the proceeds from the offering to redeem the Base Series E Preferred Stock. In addition, the Company also agreed in the Limited Consent and Waiver to additional limits on its ability to incur other indebtedness, including limits on advances under our revolving loan facility with MidCap. The Company also agreed that to the extent that any of our PPP Loans are forgiven after the offering, Jackson may convert the Base Series E Preferred Stock and Series E-1 Preferred Stock that remains outstanding into a secured note that is substantially similar to the 2020 Jackson Note.

Series G Preferred Stock – Related Party

On May 6, 2021, the Company, entered into an Exchange Agreement with Jackson (the “Exchange Agreement”), pursuant to which, among other things, Jackson agreed to exchange 6,172 shares of the Company’s Series E Convertible Preferred Stock and 1,493 shares of the Series E-1 Preferred Stock for an equivalent number of shares of the Company’s newly issued Series G Convertible Preferred Stock and Series G-1 Convertible Preferred Stock, respectively (collectively, the “Series G Preferred Stock” and the transaction, the “Exchange”). The Series G Preferred Stock was subject to the same terms stated in the Limited Waiver, as defined herein and described in Note 12.

The Series G Preferred Stock ranked senior to each of the Company’s common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, and any other classes and series of stock of the Company now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series G Preferred Stock or which do not specify their rank (which includes the Series F Convertible Preferred Stock). Each share of Series G Preferred Stock was initially convertible into 1,000 shares of common stock at any time from and after, (i) with respect to the Series G Preferred Stock, the earlier of October 31, 2022 or the occurrence of a default and, (ii) with respect to the Series G-l Convertible Preferred Stock, October 31, 2020. A holder of Series G Preferred Stock was not required to pay any additional consideration in exchange for conversion of the Series G Preferred Stock into the Company’s common stock.

F-61

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The Series G Preferred Stock carried monthly dividend rights of (a) cash dividends accruing (i) at an annual rate per share equal to 12% from the date of issuance (plus any accrued dividends with respect to the Series E Preferred Stock unpaid as of the date of the Exchange) and (ii) 17% after the occurrence of a default, and (b) a dividend payable in shares of Series G-1 Convertible Preferred Stock. The shares of Series G-1 Convertible Preferred Stock had all the same terms, preferences and characteristics as the Series G Preferred Stock (including, without limitation, the right to receive cash dividends), except Series G-1 Convertible Preferred Stock were mandatorily redeemable by the Company within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or September 30, 2022, for a cash payment equal to the liquidation value plus any accrued and unpaid dividends thereon.

On July 20, 2021, the Company entered into the July 2021 Purchase Agreement. As the Company’s Series G Preferred Stock was outstanding, it was required to use the proceeds of any sales of equity securities, including the common stock offered in the July 2021 Registered Direct Offering, exclusively to redeem any outstanding shares of Series G Preferred Stock, subject to certain limitations. The Company received a waiver from Jackson, the sole holder of the outstanding shares of its Series G Preferred Stock, to pay accrued and unpaid interest and prepay a portion of the outstanding principal balance of the 2020 Jackson Note, and paid accrued and unpaid dividends on the Series G-1 Convertible Preferred Stock upon conversion of such preferred stock into the New Note. While under the terms of the Certificate of Designation governing the Series G Preferred Stock and Series G-1 Preferred Stock, 6,172 shares and 1,561 shares of common stock were issuable upon the conversion of Series G Preferred Stock and Series G-1 Preferred Stock, respectively, the shares of Series G Preferred Stock and Series G-1 Convertible Preferred Stock were not converted to common stock and instead were converted on July 21, 2021 to debt. The terms of this note match the terms of the Amended Note Purchase Agreement from October 26, 2020.

As of October 1, 2022, there were no shares of Series G or Series G-1 Convertible Preferred Stock outstanding.

HSBC Loan

On February 8, 2018, CBS Butler Holdings Limited (“CBS Butler”), Staffing 360 Solutions Limited and The JM Group, entered into a new arrangement with HSBC Invoice Finance (UK) Ltd (“HSBC”) which provides for HSBC to purchase the subsidiaries’ accounts receivable up to an aggregate amount of £11,500 across all three subsidiaries. The terms of the arrangement provide for HSBC to fund 90% of the purchased accounts receivable upfront and, a secured borrowing line of 70% of unbilled receivables capped at £1,000 (within the overall aggregate total facility of £11,500). The arrangement has an initial term of 12 months, with an automatic rolling three-month extension and carries a service charge of 1.80%. Under ASU 2016-16, “Statement of Cash Flows (Topic 230, Classification of Certain Cash Receipts and Cash Payments, a consensus of the FASB Emerging Issues Task Force), the upfront portion of the sale of accounts receivable is classified within operating activities, while the deferred purchase price portion (or beneficial interest), once collected, is classified within investing activities. On April 20, 2020, the terms of the loan with HSBC were amended such that no capital repayments would be required between April 2020 to September 2020, and only interest payments would be made during such time. Since such time, capital repayments have resumed. On May 15, 2020, the Company entered into a three-year term loan with HSBC in the UK for £1,000. As of October 1, 2022, the balance for the HSBC loan is $345.

Redeemable Series H Preferred Stock

On May 18, 2022, the Company entered into a stock purchase agreement with Headway. Consideration for the Purchase of 100% of Headway was the issuance of an aggregate of 9,000,000 shares of Series H Preferred Stock. Each share of Series H Preferred Stock shall have a par value of $0.00001 per share and a stated value equal to $1.00 and is convertible at any time into an aggregate of 350,000 shares of common stock. This is determined by dividing the stated value of such share of Preferred Stock by the conversion Price. The conversion price equals $25.714. Holders of Series H Preferred Stock are entitled to quarterly cash dividends at a per annum rate of 12%. The shares of the Series H Preferred Stock may be redeemed by the Company through a cash payment at a per share equal to the stated value, plus all accrued but unpaid dividends, at any time. On May 18, 2025, the Company shall redeem all of the shares of the Series H Preferred Stock. The redemption price represents the number of shares of the Preferred Stock (9,000,000), plus all accrued but unpaid dividends, multiplied by the Stated Value ($1). On May 18, 2022, the Company paid $14 towards the Series H Preferred Stock balance. As of October 1, 2022 the redemption price was $9,000.

In accordance with ASC 480-10-15-3, the agreement includes certain rights and options including: redemption, dividend, voting, and conversion which have characteristics akin to liability and equity. The Series H Preferred Stock is redeemable and has a defined maturity date upon the third anniversary of the original issue date. As such and based on the authoritative guidance, the Series H Preferred Stock meets the definition of a debt instrument. The Company obtained a third-party valuation report to calculate the fair value of Series H Preferred Stock. As of May 18, 2022, the fair value of the Redemption Price was calculated as $8,265 utilizing the CRR Binomial Lattice model. The difference in fair value was $735 is accounted as a deferred financing charge and will be amortized over the life of the term. The quarterly dividends will be reflected as interest expense.

NOTE 7 – LEASES

As of October 1, 2022 and January 1, 2022, as a result of the adoption of ASC 842, we recorded a right of use (“ROU”) lease asset of approximately $8,693 with a corresponding lease liability of approximately $9,487 and ROU of approximately $5,578 with a corresponding lease liability of approximately $5,574, respectively, based on the present value of the minimum rental payments of such leases. The Company’s finance leases are immaterial both individually and in the aggregate.

In September 2021, the Company entered into a new lease agreement for an office lease in New York for a term of 8 years. This resulted in increases to right of use assets and lease liabilities of $2,761. On May 18, 2022, the Company acquired Headway and assumed an office lease in North Carolina for a remaining term of six years and eight months. This resulted in increases to right of use assets of $1,635 and lease liabilities of $1,829. In April 2022, the Company entered into a new lease agreement for an office lease in London, England for a term of 10 years. This resulted in increases to right of use assets and lease liabilities of $2,048. In May 2022, the Company entered into a new lease agreement for an office lease in Redhill, England for a term of 10 years. This resulted in increases to right of use assets and lease liabilities of $1,555.

F-62

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Quantitative information regarding the Company’s leases for the three months ended October 1, 2022 is as follows:

Lease Cost	Classification	Fiscal 2022
Operating lease cost	SG&A Expenses	1,285

Other information
Weighted average remaining lease term (years)		6.27
Weighted average discount rate		6.30%

Future Lease Payments
2022	$365
2023	1,688
2024	1,618
2025	1,531
2026	1,545
Thereafter	5,546
$12,293
Less: Imputed Interest	2,806
$9,487
Leases – Current	$1,010
Leases - Non current	$8,477

As most of the Company’s leases do not provide an implicit rate, we use the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. This methodology was deemed to yield a measurement of the Right of Use Asset and associated lease liability that was appropriately stated in all material respects.

NOTE 8 – STOCKHOLDERS’ EQUITY

The Company issued the following shares of common stock during the nine months ended October 1, 2022:

	Number of Common Shares	Fair Value of Shares	Fair Value at Issuance (minimum and maximum
Shares issued to/for:	Issued	Issued	per share)
Equity raise	657,858	$4,013	$6.10	$6.10
Board and committee members	2,000	17	7.40	9.65
Consultants	1,000	7	7.40	7.40
	660,858	$4,037

The Company issued the following shares of common stock during the nine months ended October 2, 2021:

	Number of Common Shares	Fair Value of Shares	Fair Value at Issuance (minimum and maximum
Shares issued to/for:	Issued	Issued	per share)
Equity raise	858,532	$30,315	$21.00	$54.00
Conversion of Series F Preferred Stock	130,490	4107	31.50	31.50
Consultants	167	3	18.40	18.40
Conversion of Series A Preferred Stock	451	-	-	-
Employees	5,082	275	54.00	54.00
Board and Board committee members	94	5	51.60	51.60
Long Term Incentive Plan	2,584	133	51.60	51.60
	997,400	$34,838

Reverse Stock Split

The Company effected the Reverse Stock Split on June 24, 2022.

Increase of Authorized Common Stock

On December 27, 2021, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation of the Company to effect an increase to its number of shares of authorized common stock, par value $0.00001 from 40,000,000 to 200,000,000.

F-63

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Series A Preferred Stock – Related Party

As of both October 1, 2022 and October 2, 2021, the Company had $125 of dividends payable to the Series A Preferred Stockholder.

Series J Preferred Stock

On May 3, 2022, the Company’s Board of Directors (the “Board”) declared a dividend of one one-thousandth of a share of Series J Preferred Stock, par value $0.00001 per share (“Series J Preferred Stock”) for each outstanding share of common stock to stockholders of record as of 5:00 p.m. Eastern Time on May 13, 2022. The outstanding shares of Series J Preferred Stock were entitled to vote together with the outstanding shares of the Company’s common stock, as a single class, exclusively with respect to a proposal giving the Board the authority, as it determines appropriate, to implement a reverse stock split within twelve months following the approval of such proposal by the Company’s stockholders (the “Reverse Stock Split Proposal”), as well as any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split Proposal (the “Adjournment Proposal”).

The Company held a special meeting of stockholders on June 23, 2022 (the “Special Meeting”) for the purpose of voting on a Reverse Stock Split Proposal and an Adjournment Proposal. Each share of Series J Preferred Stock entitled the holder thereof to 1,000,000 votes per share and each fraction of a share of Series J Preferred Stock had a ratable number of votes. Thus, each one-thousandth of a share of Series J Preferred Stock entitled the holder thereof to 1,000 votes. All shares of Series J Preferred Stock that were not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) were automatically redeemed by the Company at the Initial Redemption Time before the vote without further action on the part of the Company or the holder of shares of Series J Preferred Stock (the “Initial Redemption”). All shares that were not redeemed pursuant to the Initial Redemption were redeemed automatically upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal at the Special Meeting (the “Subsequent Redemption”). As a result, no shares of Series J Preferred Stock remain outstanding.

Under the Certificate of Designations, each holder of Series J Preferred Stock was entitled to consideration in connection with the applicable redemption of $0.0001 in cash for each ten whole shares of Series J Preferred Stock beneficially owned at the applicable redemption time. The Company issued 17,618.3 shares of Series J Preferred Stock. Accordingly, the aggregate consideration due to the holders of Series J Preferred Stock in connection with the redemptions is $0.1761 (minus amounts disregarded due to rounding each beneficial owner’s holdings of Series J Preferred Stock down to the nearest integer multiple of ten for purposes of calculating the applicable redemption price).

Restricted Shares

The Company has issued shares of restricted stock to employees and members of the Board under its 2015 Omnibus Incentive Plan, 2016 Omnibus Incentive Plan, 2020 Omnibus Plan and 2021 Omnibus Inventive Plan. Under these plans, the shares are restricted for a period of three years from issuance. As of Fiscal 2021, the Company has issued a total of 1,000 restricted shares of common stock to employees and Board members that remain restricted. In accordance with ASC 718, Compensation – Stock Compensation, the Company recognizes stock-based compensation from restricted stock based upon the fair value of the award at issuance over the vesting term on a straight-line basis. The fair value of the award is calculated by multiplying the number of restricted shares by the Company’s stock price on the date of issuance. The impact of forfeitures has historically been immaterial to the financial statements. The Company recorded compensation expense associated with these restricted shares of $21, $5, $64 and $323, for the three and nine months ended October 1, 2022 and October 2, 2021, respectively. The table below is a roll forward of unvested restricted shares issued to employees and board of directors.

		Weighted
	Restricted	Average
	Shares	Price Per Share
Balance at January 2, 2021	1,030	$75.00
Granted	19,115	29.20
Vested/adjustments	(14,198)	29.00
Balance at January 1, 2022	5,947	50.00
Granted	2,000	8.55
Vested/adjustments	(259)	101.60
Balance at October 1, 2022	7,688	36.64

Warrants

In connection with the private placement consummated in July 2022 (the “July 2022 Private Placement”), on July 7, 2022, the Company entered into warrant amendment agreements (the “Warrant Amendment Agreements”) with each of the nine existing participating investors, which amended warrants to purchase up to 657,858 shares of common stock (prior to amendment, the “Original Warrants”). The Original Warrants had exercise price that ranged from $18.50 to $38.00 per share and expiration dates that ranged from July 22, 2026 to November 1, 2026. The Warrant Amendment Agreements reduced the exercise price of the Original Warrants to $5.85 per share and extended the expiration date to January 7, 2028, the date that is five and one-half years following the closing of the July 2022 Private Placement. The Company calculated an incremental fair value of $837 by calculating the excess, of the fair value of the modified over the fair value of that instrument immediately before it is modified. This increase in fair value was recorded in additional paid in capital.

Transactions involving the Company’s warrant issuances are summarized as follows:

		Weighted
	Number of	Average
	Shares	Exercise Price
Outstanding at January 2, 2021	26,285	59.40
Issued	995,452	25.97
Exercised	(49,242)	0.0001
Expired or cancelled	—	—
Outstanding at January 1, 2022	972,495	26.88
Issued	1,365,053	5.91
Exercised	—	—
Expired or cancelled	(658,192)	26.08
Outstanding at October 1, 2022	1,679,356	10.21

The following table summarizes warrants outstanding as of October 1, 2022:

Weighted Average
	Number	Remaining	Weighted
	Outstanding	Contractual	Average
Exercise Price	and Exercisable	Life (years)	Exercise price
$5.80 - $3,750	1,679,690	5.26	10.21

F-64

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Stock Options

A summary of option activity during the nine months ended October 1, 2022 is presented below:

		Weighted
		Average
	Options	Exercise Price
Outstanding at January 2, 2021	1,302	1,665.60
Granted	—	—
Exercised	—	—
Expired or cancelled	—	—
Outstanding at January 1, 2022	1,302	1,665.60
Granted	50,000	7.80
Exercised	—	—
Expired or cancelled	—	—
Outstanding at October 1, 2022	51,302	50.06

The Company recorded share-based payment expense of $17, $6, $54 and $19 for the three and nine months ended October 1, 2022 and October 2, 2021, respectively.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Headway Earn-out Liability

Pursuant to the Headway acquisition that closed on May 18, 2022, the purchase price includes an earnout payment totaling up to $4,450 of earn out provision. Upon the attainment of certain trailing twelve month (“TTM”) EBITDA achievements the Company will pay to the Headway seller a contingent payment in accordance with the following:

Adjusted EBITDA of $0 or less than $0= no Contingent Payment

Adjusted EBITDA of $500 x 2.5 multiple= $1,250 Contingent Payment

Adjusted EBITDA of $1,000 x 2.5 multiple= $2,500 Contingent Payment

Adjusted EBITDA of $1,800 x 2.5 multiple= $4,500 Contingent Payment

Adjusted EBITDA of $2,000 or more x 2.5 multiple= $5,000 Contingent Payment

The Company performed an analysis over the contingent payment and prepared a forecast to determine the likelihood of the Adjusted EBITDA payout. The adjusted EBITDA TTM forecast, as of April 2023, is above the $2,000 threshold amount, such that the $5,000 was recorded as consideration. The estimated value calculated in the forecast is preliminary and subject to change. A payment of $160 was made on May 18, 2022, the date of the Headway closing. In addition, $550 related to a retention bonus of certain Headway employees was recorded as other current liabilities. The balance at October 1, 2022 is $4,290.

F-65

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

Legal Proceedings

Whitaker v. Monroe Staffing Services, LLC & Staffing 360 Solutions, Inc.

On December 5, 2019, former owner of Key Resources, Inc. (“KRI”), Pamela D. Whitaker (“Whitaker” or “Plaintiff”), filed a complaint in Guilford County, North Carolina (the “North Carolina Action”) asserting claims for breach of contract and declaratory judgment against Monroe Staffing Services LLC (“Monroe”) and the Company (collectively, the “Defendants”) arising out of the alleged non-payment of certain earn-out payments and interest purportedly due under a Share Purchase Agreement pursuant to which Whitaker sold all issued and outstanding shares in her staffing agency, KRI, to Monroe in August 2018. Whitaker sought $4,054 in alleged damages. As of October 1, 2022, the $4,054 is included with the Headway earnout as part of Earnout liabilities.

Defendants removed the action to the Middle District of North Carolina on January 7, 2020, and Plaintiff moved to remand on February 4, 2020. Briefing on the motion to remand concluded on February 24, 2020. Separately, Defendants moved to dismiss the action on January 14, 2020, based on Plaintiff’s failure to state a claim, improper venue, and lack of personal jurisdiction as to defendant Staffing 360 Solutions, Inc. Alternatively, Defendants sought a transfer of the action to the Southern District of New York, based on the plain language of the Share Purchase Agreement’s forum selection clause. Briefing on Defendants’ motion to dismiss concluded on February 18, 2020. On February 28, 2020, Plaintiff moved for leave to file an amended complaint. Defendants filed their opposition to the motion for leave on March 19, 2020. Plaintiff thereafter filed a reply.

On June 29, 2020, Magistrate Judge Joe L. Webster issued a Report and Recommendation on the pending motions, recommending that Defendants’ motion to dismiss be granted with regard to Defendants’ request to transfer the matter to the Southern District of New York, and denied in all other regards without prejudice to Defendants raising those arguments again in the new forum. Magistrate Judge Webster also recommended that Plaintiff’s motion to remand be denied and motion to amend be left to the discretion of the Southern District of New York.

Plaintiff filed an objection to the Report and Recommendation on July 9, 2020. Defendants responded on July 23, 2020. On February 19, 2021, the District Court issued a decision that reversed the Magistrate Judge’s Order. The District Court granted Plaintiff’s motion to remand and denied Defendants’ motion to dismiss as moot. Defendants filed a Notice of Appeal to the Fourth Circuit on February 25, 2021, and filed their opening brief on April 21, 2021. Plaintiff filed her response brief on May 21, 2021, and Defendants replied on June 11, 2021. Oral argument was held on March 9, 2022. On July 22, 2022, the Fourth Circuit issued a decision to vacate the District Court’s decision and ordered the North Carolina District Court to transfer the North Carolina Action to the Southern District of New York for adjudication there in accordance with the Share Purchase Agreement’s forum selection clause.

Monroe Staffing Services, LLC & Staffing 360 Solutions, Inc. v. Whitaker

Separately, on February 26, 2020, the Company and Monroe filed an action against Whitaker in the United States District Court for the Southern District of New York (Case No. 1:20-cv-01716) (the “New York Action”.) The New York Action concerns claims for breach of contract and fraudulent inducement arising from various misrepresentations made by Whitaker to the Company and Monroe in advance of, and included in, the share purchase agreement. The Company and Monroe are seeking damages in an amount to be determined at trial but in no event less than $6,000. On April 28, 2020, Whitaker filed a motion to dismiss the New York Action on both procedural and substantive grounds. On June 11, 2020, Monroe and the Company filed their opposition to Whitaker’s motion to dismiss. On July 9, 2020 Whitaker filed reply papers in further support of the motion.

F-66

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

On October 13, 2020, the Court denied Whitaker’s motion to dismiss, in part, and granted the motion, in part. The Court rejected Whitaker’s procedural arguments but granted the motion on substantive grounds. However, the Court ordered that Monroe and the Company may seek leave to amend the complaint by letter application by December 1, 2020. Monroe and the Company filed a letter of motion for leave to amend and a proposed Amended Complaint on December 1, 2020. On January 5, 2021, Whitaker filed an opposition to the letter motion. On January 25, 2021, Monroe and the Company filed a reply in further support of the letter motion. On March 9, 2021, the Court granted Monroe and the Company’s motion for leave to amend, in part, and denied the motion, in part. The Court rejected Monroe and the Company’s claim for fraudulent inducement but granted the motion for leave to amend their breach of contract claim. Monroe and the Company filed their amended complaint on March 12, 2021.

On April 9, 2021, Whitaker renewed her motion to dismiss on procedural grounds, requesting dismissal of the action or, in the alternative, a stay of the proceeding pending adjudication on the merits of the North Carolina Action. On May 14, 2021, Monroe and the Company filed an opposition to the motion to dismiss. On June 21, 2021, Whitaker filed a reply in further support of the motion. The Court referred the case to Magistrate Judge Moses, who held oral argument on the motion on November 9, 2021. On March 8, 2022, Magistrate Judge Barbara Moses stayed the action pending a decision by the Fourth Circuit on the appeal filed by Monroe and the Company in The North Carolina Action.

In light of the Fourth Circuit’s issuance of its July 22, 2022, decision and order transferring the North Carolina Action to the Southern District of New York on August 1, 2022, the parties to the New York Action wrote to the Magistrate overseeing the matter to request a conference to address, inter alia, the resumption of discovery in light of the Fourth Circuit’s Order issued on July 22, 2022. On August 3, 2022, Magistrate Judge Moses lifted the stay previously imposed in the matter and ordered the parties to appear at a teleconference held on August 16, 2022. At the teleconference, the parties agreed that the North Carolina Action would be dismissed following its transfer to the Southern District of New York without prejudice to Whitaker’s right to assert the same causes of action, based on substantially similar allegations, as counterclaims in the New York Action and that Whitaker would have until September 30, 2022, to do so. The Court ordered the parties to submit a stipulation to this effect by August 23, 2022. Per the Court’s Order, on August 22, 2022, the parties filed a stipulation and proposed order whereby the parties agreed that Whitaker would voluntarily dismiss the North Carolina Action, and would reassert the causes of action set forth in the Proposed Amended Complaint filed in the North Carolina Action as counterclaims in the New York Action; and set forth deadlines for the filing of Whitaker’s answer and counterclaims Plaintiffs’ response to such counterclaims. The Court so-ordered that stipulation on August 23, 2022.

On September 30, 2022, Whitaker filed an answer and counterclaims, including (1) a cause of action for breach of contract, which was substantially similar to Whitaker’s breach of contract in the North Carolina Action (the “Breach of Contract Counterclaim”), and (2) a cause of action under New York and North Carolina consumer protection statutes, asserting that that Plaintiffs exhibited a pattern and practice in the purchase of businesses similar to KRI by which they allegedly, “endeavor[  ] to acquire the purchased company at a discount of the agreed-upon purchase price by making an initial down payment, then reneging on payment of deferred compensation or earnouts and fabricating a pretextual reason for nonpayment at the time the deferred compensation or earnouts become due” (the Consumer Protection Counterclaim”). For the Consumer Protection Counterclaim, Defendant seeks to recover the full amount of the Earnout Payments ($4,054)—the very same damages sought by Defendant’s Contract Counterclaim—as well as trebled damages pursuant to the North Carolina statute, and interest.

On October 12, 2022, the parties filed a joint pre-conference statement pursuant to the court’s August 24, 2022, order scheduling an initial case management conference. Pursuant to that order, on October 19, 2022, the Court held an initial case management conference. Later that day, the Court issued an initial case management order which set forth relevant deadlines, including the close of fact discovery on April 21, 2023, and the close of all discovery (including expert discovery) on July 19, 2023.

On November 11, 2022, Plaintiffs moved to dismiss the Consumer Protection Counterclaim.

Monroe and the Company intend to pursue their claims vigorously.

As of the date of this filing, we are not aware of any other material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject, other than as disclosed above.

NOTE 10 – ACQUISITION

In accordance with ASC 805, the Company accounts for acquisitions using the purchase method under which the acquisition purchase price is allocated to the assets acquired and liabilities assumed based upon their respective fair values. The Company utilizes management estimates and, in some instances, may retain the services of an independent third-party valuation firm to assist in determining the fair values of assets acquired, liabilities assumed and contingent consideration granted. Such estimates and valuations require the Company to make significant assumptions, including projections of future events and operating performance.

On April 18, 2022, the Company entered into a Stock Purchase Agreement with Headway Workforce Solutions, pursuant to which, among other things, the Company agreed to purchase all of the issued and outstanding securities of Headway in exchange for (i) a cash payment of $14, and (ii) 9,000,000 shares of our Series H Preferred Stock, with a value equal to the Closing Payment, as defined in the Stock Purchase Agreement. On May 18, 2022, the Headway Acquisition closed.

The purchase price in connection with the Headway Acquisition was $9,000, subject to adjustment as provided in the Stock Purchase Agreement. Pursuant to certain covenants in the Stock Purchase Agreement, the Company may be subject to a Contingent Payment of up to $4,450 based on the Adjusted EBITDA (such term as defined in the Stock Purchase Agreement) of Headway during the Contingent Period (such term as defined in the Stock Purchase Agreement), subject to additional potential adjustments tied to customary purchase price adjustments described in the Stock Purchase Agreement. The purpose of the acquisition was to expand the market share of the Company’s primary business by providing future economic benefit of expanding services. The Company anticipates that the acquisition will provide the Company the ability to integrate the business of Headway into the Company’s existing temporary professional staffing business in the US within the expected timeframe which would enable the Company to operate more effectively and efficiently and to create synergy hence lower costs of operations.

F-67

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The total purchase price was allocated to the identifiable assets acquired and liabilities assumed based on our preliminary estimates of their fair values on the acquisition date. The fair values assigned in the preliminary allocation of purchase price included in the table below are based on information that was available as of the date of the acquisition and such amounts are considered preliminary and are based on the information that was available as of the date of the acquisition. We were not able to complete our final purchase price allocation based on the timing of the acquisition and our need to engage third party valuation specialists to assist with the valuation of the contingent consideration as well as requiring additional time to further analyze the initial amounts recorded. The Company is in the process of finalizing its allocation and this may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain additional intangible assets, revisions of useful lives of intangible assets, establishment of potential acquisition contingencies, and the determination of any residual amount that will be allocated to goodwill. As additional information becomes available, the preliminary purchase price allocation may be revised during the remainder of the measurement period, which will not exceed 12 months from the acquisition date. Any such revisions or changes may be material.

The following table summarizes the preliminary allocation of the purchase price of the fair value of the assets acquired and liabilities assumed at the date of the acquisition:

Current assets	$10,833
Fixed assets	150
Other non-current assets	3,070
Intangible assets	5,800
Goodwill	5,974
Current liabilities	(12,931)
Other non-current liabilities	(167)
Consideration	$12,729

In connection with the acquisition of Headway, the Company recorded $5,800 in intangible assets, based on its preliminary internal calculations.

The Company recorded a total of $449 in third party expenses associated with consummating the Headway acquisition, which are included in Selling, general and administrative expenses, excluding depreciation and amortization stated on the Consolidated Statement of Operations.

The following unaudited pro forma consolidated results of operation have been prepared, as if the acquisition of Headway had occurred as of January 3, 2022 and January 1, 2021, respectively.

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenues	$66,120	$73,492	$244,609	$224,072
Net Income (Loss) from continuing operations	$1,032	$9,924	$(1,710)	$26,645

NOTE 11 – SEGMENT INFORMATION

The Company generated revenue and gross profit by segment as follows:

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Commercial Staffing - US	$25,940	$29,601	$83,350	$88,240
Professional Staffing - US	25,756	4,536	45,292	12,215
Professional Staffing - UK	14,424	13,364	46,424	46,527
Total Revenue	$66,120	$47,501	$175,066	$146,982

Commercial Staffing - US	$5,034	$5,195	$15,197	$15,422
Professional Staffing - US	4,715	1,200	8,286	3,146
Professional Staffing - UK	2,576	3,229	7,874	8,090
Total Gross Profit	$12,325	$9,624	$31,357	$26,658

F-68

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

The following table disaggregates revenues by segments:

	Three Months Ended October 1, 2022
	Commercial Staffing - US	Professional Staffing - US	Professional Staffing - UK	Total
Permanent Revenue	$128	$245	$1,013	$1,386
Temporary Revenue	25,812	25,511	13,411	64,734
Total	$25,940	$25,756	$14,424	$66,120

	Three Months Ended October 2, 2021
	Commercial Staffing - US	Professional Staffing - US	Professional Staffing - UK	Total
Permanent Revenue	$147	$328	$858	$1,333
Temporary Revenue	29,454	4,208	12,506	46,168
Total	$29,601	$4,536	$13,364	$47,501

	Nine Months Ended October 1, 2022
	Commercial Staffing - US	Professional Staffing - US	Professional Staffing - UK	Total
Permanent Revenue	$357	$894	$3,116	$4,367
Temporary Revenue	82,993	44,398	43,308	170,699
Total	$83,350	$45,292	$46,424	$175,066

	Nine Months Ended October 2, 2021
	Commercial Staffing - US	Professional Staffing - US	Professional Staffing - UK	Total
Permanent Revenue	$290	$851	$2,567	$3,708
Temporary Revenue	87,950	11,364	43,960	143,274
Total	$88,240	$12,215	$46,527	$146,982

As of October 1, 2022 and January 1, 2022, the Company has assets in the U.S. and the U.K. as follows:

	October 1, 2022	January 1, 2022
United States	$73,466	$49,652
United Kingdom	22,108	24,038
Total Assets	$95,574	$73,690

NOTE 12 – RELATED PARTY TRANSACTIONS

In addition to the Series A Preferred Stock, the following are other related party transactions:

Board and Committee Members

	Nine Months Ended October 1, 2022
	Cash Compensation	Shares Issued	Value of Shares Issued	Compensation Expense Recognized
Dimitri Villard	$75	400	$4	$4
Jeff Grout	75	400	4	4
Nick Florio	75	400	4	4
Vincent Cebula	75	400	4	2
Alicia Barker	-	400	4	4
	$300	2,000	$20	$18

	Nine Months Ended October 2, 2021
	Cash Compensation	Shares Issued	Value of Shares Issued	Compensation Expense Recognized
Dimitri Villard	63	24	1	2
Jeff Grout	63	24	1	2
Nick Florio	63	24	1	2
Vincent Cebula	17	-	1	2
Alicia Barker	-	24	-	-
	206	96	4	8

F-69

STAFFING 360 SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except share, per share and stated value per share)

(UNAUDITED)

NOTE 13 – SUPPLEMENTAL CASH FLOW INFORMATION

	Nine Months Ended
	October 1, 2022	October 2, 2021
Cash paid for:
Interest	$2,849	$3,507
Income taxes	150	396

Non-Cash Investing and Financing Activities:
Deferred purchase price of UK factoring facility	$3,456	$5,234
Redeemable Series H Preferred Stock, net	8,265	—
Debt discount	735	—
Earnout liability	4,450	—
Goodwill	5,974	—
Intangible assets	5,800	—
Warrant Modification	837	—
Dividends accrued to related parties	—	795
Deemed dividend	—	1,798
Acquisition of Right of Use Assets	—	2735
Conversion of Series E Preferred Stock – Related Party	—	6,172
Conversion of Series E-1 Preferred Stock – Related Party	—	1493
Conversion of Series G Preferred Stock – Related Party to debt	—	6,172
Conversion of Series G-1 Preferred Stock – Related Party to debt	—	1561

NOTE 14 – SUBSEQUENT EVENTS

Note Purchase Agreement with Jackson Investment Group, LLC

On October 27, 2022, the Company entered into the Third Amended and Restated Note Purchase Agreement with Jackson, which amended and restated the Amended Note Purchase Agreement, dated October 26, 2020, as amended, and issued to Jackson the Jackson Note, with a remaining outstanding principal balance of approximately $9.0 million.

Under the terms of the Third Amended and Restated Note Purchase Agreement and Jackson Note, the Company is required to pay interest on the Jackson Note at a per annum rate of 12% and in the event the Company has not repaid in cash at least 50% of the outstanding principal balance of the Jackson Note by October 27, 2023, then interest on the outstanding principal balance of the Jackson Note shall continue to accrue at 16% per annum of the outstanding principal balance of the Jackson Note until the Jackson Note is repaid in full. The Third Amended and Restated Note Purchase Agreement also extends the maturity date of the Jackson Note from October 28, 2022 to October 14, 2024.

In addition, pursuant to the terms of the Third Amended and Restated Note Purchase Agreement, until all principal interest and fees due pursuant to the Third Amended and Restated Note Purchase Agreement and the Jackson Note are paid in full by the Company and are no longer outstanding, Jackson shall have a first call over 50% of the net proceeds from all common stock equity raises the Company conducts, which shall be used to pay down any outstanding obligations due pursuant to the Note Documents. The Jackson Note continues to be secured by substantially of the Company and its subsidiaries’ assets pursuant to the Amended and Restated Security Agreement with Jackson, dated September 15, 2017, as amended, and as further amended by the Omnibus Agreement (as defined below) on October 27, 2022.

Omnibus Amendment and Reaffirmation Agreement with Jackson

On October 27, 2022, in connection with the Third Amended and Restated Note Purchase Agreement, the Company entered into an Omnibus Amendment and Reaffirmation Agreement (the “Omnibus Agreement”) with Jackson, which, among other things, amends (i) the Amended and Restated Pledge Agreement, dated as of September 15, 2017, as amended and (ii) the Amended and Restated Pledge Agreement, dated as of September 15, 2017, as amended, to reflect certain of the terms as updated and amended by the Third Amended and Restated Note Purchase Agreement.

Amendment to Warrant Agreement with Jackson

On October 27, 2022, in connection with the entry into the Third Amended and Restated Note Purchase Agreement, the Company entered into Amendment No. 4 (“Amendment No. 4”) to the Amended and Restated Warrant Agreement, dated April 25, 2018 (as amended prior to Amendment No. 4, the “Existing Warrant”), with Jackson. Pursuant to the Existing Warrant and after giving effect to the 1-for-6 reverse stock split, effectuated by the Company on June 30, 2021 and the 1-for-10 reverse stock split, effectuated by the Company on June 23, 2022, Jackson was entitled to purchase 15,093 shares of common stock at an exercise price of $60.00 per share. Pursuant to Amendment No. 4, the exercise price of the Existing Warrant was reduced to $3.06 per share and the term extended to January 26, 2028.

Amendment to Credit and Security Agreement with MidCap

On October 27, 2022, the Company entered into Amendment No. 27 and Joinder Agreement to the Credit and Security Agreement (“Amendment No. 27”) with MidCap Funding IV Trust as successor by assignment to MidCap, dated April 8, 2015, which amended the Credit and Security Agreement. Amendment No. 27, among other things, (i) increases the revolving loan commitment amount from $25 million to $32.5 million (the “Loan”), (ii) extends the commitment expiry date from October 27, 2022 to September 6, 2024, and (iii) modifies certain of the financial covenants. Pursuant to Amendment No. 27, as long as no default or event of default under the Credit and Security Agreement as amended by Amendment No. 27 exists, upon written request by the Company and with the prior written consent of the agent and lenders, the Loan may be increased by up to $10 million in minimum amounts of $5 million tranches each, for an aggregate loan commitment amount of $42.5 million.

In addition, Amendment No. 27 increases the applicable margin from 4.0% to 4.25%, with respect to the Loan (other than Letter of Credit Liabilities (as defined in the Credit and Security Agreement)), and from 3.5% to 3.75% with respect to the Letter of Credit Liabilities. Amendment No. 27 also replaces the interest rate benchmark from LIBOR to SOFR and provides that the Loan shall bear interest at the sum of a term-based SOFR rate (plus a SOFR adjustment of 0.11448%) plus the Applicable Margin, subject to certain provisions for the replacement of SOFR with an alternate benchmark in connection with SOFR no longer being provided by its administrator. Notwithstanding the foregoing, the SOFR interest rate shall not be at any time less than 1.00%.

In connection with Amendment No. 27, the Company paid to MidCap a modification fee of $135,000, after deducting certain credits and fees paid in connection with previous amendments to the Credit and Security Agreement and certain waiver agreements, and agreed to pay reasonable costs and fees of MidCap’s legal counsel in connection with Amendment No. 27. On October 27, 2022, the Company drew down approximately $8 million on the Loan to pay off in full certain outstanding existing debt of Headway and its subsidiaries with respect to White Oak, which were acquired in May 2022 pursuant to the Headway acquisition.

Amendment to Intercreditor Agreement with Jackson and MidCap

On October 27, 2022, in connection with the Third Amended and Restated Note Purchase Agreement, the Jackson Note and Amendment No. 27, the Company, Jackson and MidCap entered into the Fifth Amendment to Intercreditor Agreement (the “Fifth Amendment”), which amended the Intercreditor Agreement, dated September 15, 2017, by and between the Company, Jackson and MidCap, as amended. The Fifth Amendment, among other things, permits the increase of the credit commitments under the Credit and Security Agreement as amended by Amendment No. 27 to $32.5 million.

F-70

STAFFING 360 SOLUTIONS, INC.

315,000 Units, Each Unit Consisting of One Share of Common Stock and One Common Warrant to

Purchase One Share of Common Stock

1,569,516 Pre-Funded Units, Each Pre-Funded Unit Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock and One Common Warrant to Purchase One Share of Common Stock

1,569,516 Shares of Common Stock Underlying the Pre-Funded Warrants

1,884,516 Shares of Common Stock Underlying the Common Warrants

Placement Agent Warrants to Purchase up to 141,339 Shares of Common Stock

141,339 Shares of Common Stock Underlying the Placement Agent Warrants

Prospectus February 7, 2023

H.C. Wainwright & Co.